Form 10-K405, Exhibit 13
period 1994-12-31
CITIZENS & NORTHERN CORP
filed 1995-03-28
CIK 810958

TO OUR STOCKHOLDERS:

     Citizens & Northern Corporation continues to be a strong financial performer, even though 1994 earnings were not at the same high level as the record 1993 performance.

     Net after-tax earnings in 1994 were $7,494,000, or $1.51 per share, compared to $8,127,000, or $1.64 per share, in 1993. Most of the difference can be attributed to security losses of $219,000 in 1994, compared with security gains of $646,000 in 1993.

     C&N maintained a high return-on-assets ratio of 1.35% and a high return-on-equity ratio of 14.4% in 1994.

     Assets totaled $546.5 million at year-end 1994, compared to $560.1 million at year-end 1993. This difference can be attributed to unrealized gains or losses on available-for-sale securities, which on December 31, 1994, showed a net loss of $8,589,000 compared to $5,592,000 in gains on December 31, 1993, or a negative difference of $14,181,000.

     Total deposits for the year increased $7.6 million to a record high of $399.3 million at the end of 1994. C&N experienced very good net loan growth in 1994 of $19,305,000 to a new record of $254.2 million at year end.

     Cash dividends for 1994 amounted to a new record of 61.5 cents per share plus a stock dividend of 1 percent. In October, 1994, a 2 for 1 stock split was effected in the form of a 100% stock dividend. C&N has approximately 5 million shares outstanding with over 1,800 shareholders and a book value at the end of 1994 of $11.16 per share before the adjustment for unrealized holding losses on available-for-sale securities.

     A new 3,000-square-foot banking office was opened in August, 1994 in East Smithfield. The new facility offers two drive-up windows and five inside teller stations, as well as two offices, a conference room and off-street parking. The teller area at our Dushore office had a small face-lift and a new teller window was added. Also, additional customer parking was added at our Sayre office.

     In September, C&N became one of the first banks in Pennsylvania, as well as the country, to offer a new check processing system called "imaging". Checks are not returned to the customers, but images of the checks are printed on the customers' statements. This eliminates the handling of the checks a great number of times. This service provides the customers with a clear and concise statement of their account and an easily stored record of their checks. "Imaging" saves much staff handling time and postage costs for the bank.

     Beginning in November, the Trust Department of C&N began offering the sale of mutual funds for the convenience of our customers. We are hopeful that this new service will satisfy the needs of our banking community.

     Two of our executive officers retired in 1994 and their presence and guidance will be greatly missed. Howard W. Skinner retired as senior vice president in April after 30 years of service and Jean L. Ward retired as vice president in May after 33 years of service.

     Craig G. Litchfield was named as senior vice president in April. He has been with Citizens & Northern for 22 years and is presently in charge of all branch office operations.

     Edward H. "Ted" Owlett, Esq. retired from our Board of Directors in April and became a director emeriti. Ted has served for over 38 years on our Board and has seen the Bank grow from one office of less than $5 Million in assets to our present fifteen offices and $547 Million in assets. His devotion and guidance have provided important leadership which has made C&N an outstanding community bank.

     C&N is dedicated to the pursuit of new and better ways to serve our banking area. Our position as a local full-service community bank can only be continued if we help to maintain healthy and productive communities in which we serve. C&N is fortunate to have progressive and dedicated directors and staff to direct its progress into the future.

William K. Francis
Chairman and President


CONSOLIDATED BALANCE SHEET


(In Thousands, Except Share Data)                                            December 31,
                                                                          1994         1993
ASSETS
Cash and Due from Banks
  Noninterest-Bearing                                                $  11,572    $  12,343
  Interest-Bearing                                                         835          779
- --------------------------------------------------------------------------------------------
     Total Cash and Cash Equivalents                                    12,407       13,122
Available-for-Sale Securities                                          260,624      301,027
 Held-to-Maturity Securities (estimated fair value of
 $1,138 and $1,128 in 1994 and 1993, respectively)                       1,196        1,069
Loans, Net                                                             254,243      234,938
Bank Premises and Equipment, Net                                         6,920        5,456
Foreclosed Assets Held for Sale                                            644          323
Accrued Interest Receivable                                              3,861        3,945
Other Assets                                                             6,583          175
- --------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         $ 546,478    $ 560,055
============================================================================================
LIABILITIES
Deposits
  Noninterest-Bearing                                                $  42,855    $  41,049
  Interest-Bearing                                                     356,408      350,590
- --------------------------------------------------------------------------------------------
     Total Deposits                                                    399,263      391,639
Dividends Payable                                                          786          730
Borrowed Funds                                                          98,500      109,307
Accrued Interest and Other Liabilities                                   1,133        1,874
- --------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                      499,682      503,550
- --------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common Stock, Par Value $1.00 per Share                                  5,016        4,991
  Authorized 10,000,000; Issued 5,016,352
  and 4,966,684 in 1994 and 1993, respectively
Stock Dividend Distributable                                             1,016          820
Paid in Capital                                                         10,610        9,815
Retained Earnings                                                       39,743       36,287
- --------------------------------------------------------------------------------------------
     Total                                                              56,385       51,913
Unrealized Holding Gain (Loss) on Available-for-Sale Securities         (8,589)       5,592
Less:  Treasury Stock at Cost
  103,030 shares at December 31, 1994                                   (1,000)
  102,010 shares at December 31, 1993                                                (1,000)
- --------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                              46,796       56,505
- --------------------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                             $ 546,478    $ 560,055
============================================================================================



The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENT OF INCOME

(In Thousands, Except Per Share Data)                              Years Ended December 31,
                                                                   1994      1993      1992
INTEREST INCOME
Interest and Fees on Loans                                      $23,329   $22,732   $22,176
Interest on Balances with Depository Institutions                    63        32        17
Interest on Loans to Political Subdivisions                         315       195       265
Interest on Federal Funds Sold                                       13        77        43
Income from Available-for-Sale and
 Held-to-Maturity Securities:
  Taxable                                                        15,268    12,871    13,147
  Tax Exempt                                                      2,655     2,616     2,515
  Dividends                                                         666       599       644
- --------------------------------------------------------------------------------------------
Total Interest and Dividend Income                               42,309    39,122    38,807
- --------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits                                             15,523    14,810    15,915
Interest on Other Borrowings                                      5,282     3,586     2,809
- --------------------------------------------------------------------------------------------
Total Interest Expense                                           20,805    18,396    18,724
- --------------------------------------------------------------------------------------------
Interest Margin                                                  21,504    20,726    20,083
Provision for Possible Loan Losses                                  737       708     1,326
- --------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loan Losses         20,767    20,018    18,757
- --------------------------------------------------------------------------------------------
OTHER INCOME
Service Charges on Deposit Accounts                               1,071     1,081     1,073
Service Charges and Fees                                            286       255       218
Trust Department Income                                             582       546       476
Insurance Commissions, Fees and Premiums                            602       598       493
Other Operating Income                                              341       226       109
Trading Account Gains, Net                                           --        --        19
Realized Gains (Losses) on Available-for-Sale
 and Held-to-Maturity Securities, Net                              (219)      646       279
- --------------------------------------------------------------------------------------------
Total Other Income                                                2,663     3,352     2,667
- --------------------------------------------------------------------------------------------
OTHER EXPENSES
Salaries and Wages                                                5,004     4,764     4,465
Pensions and Other Employee Benefits                              1,620     1,662     1,511
Occupancy Expense, Net                                              692       622       618
Furniture and Equipment Expense                                     556       508       508
Other Operating Expenses                                          5,725     5,363     4,642
- --------------------------------------------------------------------------------------------
Total Other Expenses                                             13,597    12,919    11,744
- --------------------------------------------------------------------------------------------
Income Before Income Tax Provision and Cumulative
  Effect of Accounting Change                                     9,833    10,451     9,680
Income Tax Provision                                              2,339     2,557     2,390
- -------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Change              7,494     7,894     7,290
Cumulative Effect of Change in Accounting for
  Income Taxes                                                       --      (233)       --
- --------------------------------------------------------------------------------------------
NET INCOME                                                      $ 7,494   $ 8,127   $ 7,290
============================================================================================
INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                              $ 1.51    $ 1.59    $ 1.47
============================================================================================
NET INCOME PER SHARE                                             $ 1.51    $ 1.64    $ 1.47
============================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(In Thousands, Except Per Share Data)     Common                  Stock                     Unrealized
                                           Stock               Dividend  Paid In  Retained     Holding Treasury
                                          Shares  Amount  Distributable  Capital  Earnings  Gain (Loss)    Stock   Total
BALANCE, DECEMBER 31, 1991, As
 Previously Reported                       2,434  $2,434         $  511  $ 8,781   $29,902   $    --    $(1,000) $40,628
 2 for 1 Stock Split (Issued
 October 14, 1994)                         2,508   2,508             --       --    (2,508)       --         --       --
Net Income                                    --      --             --       --     7,290        --         --    7,290
Stock Dividend Issued                         25      25           (511)     486        --        --         --       --
Cash Dividends Declared, $.49 share           --      --             --       --    (2,408)       --         --   (2,408)
Stock Dividend Declared, 1%                   --      --            572       --      (572)       --         --       --
- -------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992                 4,967   4,967            572    9,267    31,704        --     (1,000)  45,510
Net Income                                    --      --             --       --     8,127        --         --    8,127
Stock Dividend Issued                         24      24           (572)     548        --        --         --       --
Cash Dividends Declared, $.55 share           --      --             --       --    (2,724)       --         --   (2,724)
Stock Dividend Declared, 1%                   --      --            820       --      (820)       --         --       --
Unrealized Holding Gain on Available-
  for-Sale Securities                         --      --             --       --        --     5,592         --    5,592
- -------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                 4,991   4,991            820    9,815    36,287     5,592     (1,000)  56,505
Net Income                                    --      --             --       --     7,494        --         --    7,494
Stock Dividend Issued                         25      25           (820)     795        --        --         --       --
Cash Dividends Declared, $.61 share           --      --             --       --    (3,022)       --         --   (3,022)
Stock Dividend Declared, 1%                   --      --          1,016       --    (1,016)       --         --       --
Unrealized Holding Loss on Available-
  for-Sale Securities                         --      --             --       --        --   (14,181)        --  (14,181)
- -------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                 5,016  $5,016         $1,016  $10,610   $39,743   $(8,589)   $(1,000) $46,796
==========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)                                                     Years Ended December 31,
                                                                  1994       1993       1992

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                     $  7,494   $  8,127   $  7,290
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Provision for Possible Loan Losses                                737        708      1,326
  Realized (Gain) Loss on Available-for-Sale and
   Held-to-Maturity Securities, Net                                 219       (646)      (279)
  Trading Account Gains, Net                                         --         --        (19)
  Gain on Sale of Premises and Equipment                             (8)        --         (6)
  Loss on the Sale of Foreclosed Assets                              16         --         --
  Proceeds from Sales of Trading Account Securities                  --         --      4,823
  Purchase of Trading Account Securities                             --         --     (4,804)
  Gain on Sale of Other Assets                                     (265)        --         --
  Provision for Depreciation                                        627        552        529
  Accretion and Amortization                                         62      1,010      1,944
  Deferred Income Tax                                               263       (392)      (566)
  Decrease (Increase) in Accrued Interest
   Receivable and Other Assets                                     (343)     2,110        673
  Increase (Decrease) in Accrued Interest Payable and
   Other Liabilities                                                378     (1,298)      (231)
- ----------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                    9,180     10,171     10,680
- ----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sales of Held-to-Maturity Securities                 --     51,632        523
  Proceeds from Maturities of Held-to-Maturity Securities           196     72,605     57,397
  Purchase of Held-to-Maturity Securities                          (320)  (120,356)   (43,870)
  Proceeds from Sales of Available-for-Sale Securities           60,391     75,819     31,886
  Proceeds from Maturities of Available-for-Sale Securities      48,972     27,065     17,585
  Purchase of Available-for-Sale Securities                     (90,732)  (182,941)   (64,095)
  Proceeds from Sale of Premises and Equipment                       29          8         32
  Proceeds from Sale of Other Assets                                266         --         --
  Net Increase in Loans                                         (20,752)   (14,152)   (27,239)
  Purchase of Premises and Equipment                             (2,113)      (575)      (925)
  Sale of Foreclosed Assets                                         373        379        282
- ----------------------------------------------------------------------------------------------
     Net Cash Used in Investing Activities                       (3,690)   (90,516)   (28,424)
- -----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase in Deposits                                        7,624     24,443     23,073
  Increase (Decrease) in Short Term Borrowings                   (5,807)    57,307    (32,500)
  Proceeds from Long Term Borrowings                             10,000         --     30,000
  Repayment of Long Term Borrowings                             (15,000)        --         --
  Dividends Declared                                             (3,022)    (2,724)    (2,408)
- -----------------------------------------------------------------------------------------------
     Net Cash Provided by (Used In) Financing Activities         (6,205)    79,026     18,165
- ----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (715)    (1,319)       421

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     13,122     14,441     14,020
- ----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                         $ 12,407   $ 13,122   $ 14,441
==============================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest Paid                                                $ 20,316   $ 18,197   $ 18,808
==============================================================================================
  Income Taxes Paid                                            $  2,405   $  2,851   $  3,007
==============================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS FOR FINANCIAL REPORTING - The consolidated financial statements include the accounts of Citizens & Northern Corporation ("Corporation"), Citizens & Northern Bank ("Bank") and Bucktail Life Insurance Company, after elimination of all significant intercompany accounts and transactions.

INVESTMENT SECURITIES - As of December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," for accounting and reporting investment securities. In accordance with SFAS No. 115, such investments are accounted for as follows:

   HELD-TO-MATURITY SECURITIES - includes debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at cost adjusted for amortization of premiums and accretion of discounts, computed using a method approximating a level-yield basis.

   AVAILABLE-FOR-SALE SECURITIES - includes debt and equity securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The Corporation reclassified securities with a book value of $141,229,000 from held-to-maturity to available-for-sale as of December 31, 1993.

Realized gains and losses on the sale of available-for-sale and held-to-maturity securities are computed on the basis of specific identification of the adjusted cost of each security.

The fair value of investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

LOANS AND LEASE FINANCE RECEIVABLES ("LOANS") - Loans are stated at face value, net of unearned discount, unamortized deferred loan fees and costs and the allowance for possible loan losses. Interest on loans is credited to operations based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, collection of interest is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed.

The Corporation recognizes nonrefundable fees and certain direct loan origination costs over the life of the related loan as an adjustment of the loan yield using the interest method. For loans made before 1988, the Corporation has recognized such fees and costs in the year received or incurred.

ALLOWANCE FOR POSSIBLE LOAN LOSSES - The allowance for possible loan losses is established through a provision for possible loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans which may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. This evaluation is performed by management quarterly.

Loans are charged against the allowance for possible loan losses when management believes that the collection of the principal is unlikely.

In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 applies to loans other than groups of smaller-balance homogenous loans (generally residential mortgage, credit card and consumer loans) that are collectively evaluated for impairment. The standard requires that impairment of such loans be measured generally based on the present value of expected future principal and interest cash flows, discounted at the loan's effective interest rate, and established as a valuation allowance related to those impaired loans. Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due. Presently, credit losses on all loans are accounted for through the allowance for possible loan losses, which is maintained at a level adequate to absorb losses inherent in the portfolio. The Corporation does not currently anticipate a material increase in the allowance as a result of implementing the new standard, which is effective January 1, 1995.

BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.

When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Depreciation expense is computed on the straight-line method.

FORECLOSED ASSETS HELD FOR SALE - Foreclosed assets held for sale consist of real estate acquired by foreclosure and is carried at the lower of fair value minus estimated cost to sell or cost. The book value of foreclosed assets held for sale at December 31, 1994 and December 31, 1993 was $644,000 and $323,000, respectively.

Foreclosed assets held for sale amounting to $711,000, $625,000 and $318,000 were acquired from the foreclosure of real estate loans during 1994, 1993 and 1992, respectively.

EMPLOYEE BENEFIT PLANS - The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. It is the Corporation's policy to fund pension costs on a current basis to the extent deductible under existing tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The Corporation has also established a nonqualified "Supplemental Executive Retirement Plan" for selected key executives.

The Corporation also has a profit-sharing plan which provides tax deferred salary savings under Section 401 (k) of the Internal Revenue Code.

POSTRETIREMENT BENEFITS - Net periodic postretirement benefits costs are based on provisions of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

INCOME TAXES - Provisions for deferred income taxes are made as a result of temporary differences in financial and income tax methods of accounting. These differences relate principally to provisions for possible loan losses, amortization of loan origination fees and costs, depreciation of bank premises and equipment and accretion of discounts on investment securities.

In 1993, the Corporation implemented Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for accounting and reporting for income taxes. The cumulative effect of the adoption of SFAS No. 109 as of January 1, 1993 resulted in an increase in net income for 1993 of $233,000 or $0.05 per share.

PER SHARE DATA - Earnings and cash dividends per share are based on the weighted average number of shares outstanding, adjusted in each reporting period to give retroactive effect to stock dividends declared in the fourth quarter of each year, payable in the first quarter of the next year. Weighted average shares used for computation of earnings per share also reflect the issuance of a 2 for 1 stock split recorded in the form of a stock dividend on October 14, 1994.

The weighted average number of shares used in the earnings and dividends per share computations were 4,962,456 for 1994, 1993 and 1992.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH FLOWS - The Corporation utilizes the net reporting of cash receipts and cash payments for certain deposit and lending activities. The Corporation considers amounts due from banks and federal funds sold to be cash equivalents. Generally, federal funds are purchased and sold for one-day periods.

TRUST ASSETS AND INCOME - Assets held by the Corporation in a fiduciary or agency capacity for its customers are not included in the financial statements since such items are not assets of the Corporation. Trust income is reported on a cash basis, which is not materially different from the accrual basis.

REPORTING FORMAT - Certain 1993 and 1992 financial information has been reclassified where necessary to conform to the 1994 financial statement presentation.

In addition, the Corporation has restated its financial statements to reflect the October 14, 1994 stock split as if it had occurred on January 1, 1992.

2.  CASH AND DUE FROM BANKS:

Banks are required to maintain reserves consisting of vault cash and deposit balances with the Federal Reserve Bank in their district. The reserves are based on deposit levels during the year and account activity and other services provided by the Federal Reserve Bank. Average daily currency, coin, and cash balances with the Federal Reserve Bank needed to cover reserves against deposits for 1994 ranged from $4,062,000 to $5,360,000. For 1993, these balances ranged from $3,710,000 to $4,994,000. Average daily cash balances with the Federal Reserve Bank required to cover services provided for the Bank ranged from $425,000 to $525,000 for 1994 and amounted to $525,000 throughout 1993. Total balances restricted at December 31, 1994 and December 31, 1993, were $1,643,000 and $2,494,000, respectively.

Deposits with one financial institution are insured up to $100,000. The Corporation maintains cash and cash equivalents with certain financial institutions in excess of the insured amount.

3. SECURITIES:

Amortized cost and the estimated fair value of securities at December 31, 1994 and 1993 are summarized as follows:

                                                                 December 31, 1994
                                                                  Gross       Gross
                                                             Unrealized  Unrealized  Estimated
(In Thousands)                                     Amortized    Holding     Holding       Fair
                                                        Cost      Gains      Losses      Value

AVAILABLE-FOR-SALE SECURITIES:
Obligations of the U.S. Treasury                    $  2,511     $   --    $  (212)   $  2,299
Obligations of Other U.S. Government Agencies         13,099          4       (345)     12,758
Obligations of States and Political Subdivisions      40,722        538     (1,621)     39,639
Other Securities                                       4,482        127        (61)      4,548
Mortgage-backed Securities                           198,953         32    (15,876)    183,109
- ----------------------------------------------------------------------------------------------
Total Debt Securities                                259,767        701    (18,115)    242,353
Marketable Equity Securities                          13,871      4,555       (155)     18,271
- ----------------------------------------------------------------------------------------------
Total                                               $273,638     $5,256   $(18,270)   $260,624
==============================================================================================
HELD-TO-MATURITY SECURITIES:
Obligations of the U.S. Treasury                    $    101     $   --   $     (4)   $     97
Mortgage-backed Securities                             1,095          4        (58)      1,041
- ----------------------------------------------------------------------------------------------
Total                                               $  1,196     $    4   $    (62)    $ 1,138
==============================================================================================


                                                                 December 31, 1993
                                                                  Gross       Gross
                                                             Unrealized  Unrealized  Estimated
(In Thousands)                                     Amortized    Holding     Holding       Fair
                                                        Cost      Gains      Losses      Value
AVAILABLE-FOR-SALE SECURITIES:
Obligations of the U.S. Treasury                    $  2,514     $   --     $   (2)   $  2,512
Obligations of States and Political Subdivisions      40,760      2,043        (50)     42,753
Other Securities                                       5,768        300         --       6,068
Mortgage-backed Securities                           231,086      1,605       (496)    232,195
- ----------------------------------------------------------------------------------------------
Total Debt Securities                                280,128      3,948       (548)    283,528
Marketable Equity Securities                          12,426      5,137        (64)     17,499
- ----------------------------------------------------------------------------------------------
Total                                               $292,554     $9,085     $ (612)   $301,027
==============================================================================================
HELD-TO-MATURITY SECURITIES,
Mortgage-backed Securities                          $  1,069     $   59     $   --    $  1,128
==============================================================================================

The amortized cost and estimated fair value of investment debt securities at December 31, 1994 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities have been estimated based on the contractual maturity.


                                                                                     Estimated
(In Thousands)                                                          Amortized         Fair
                                                                             Cost        Value
AVAILABLE-FOR-SALE SECURITIES:
Due in one year or less                                                  $ 11,525     $ 11,155
Due after one year through five years                                       8,285        8,262
Due after five years through ten years                                     66,626       62,033
Due after ten years                                                       173,331      160,903
- ----------------------------------------------------------------------------------------------
Total                                                                    $259,767     $242,353
==============================================================================================
HELD-TO-MATURITY SECURITIES:
Due after one year through five years                                    $    101     $     97
Due after five years through ten years                                         63           65
Due after ten years                                                         1,032          976
- ----------------------------------------------------------------------------------------------
Total                                                                    $  1,196     $  1,138
==============================================================================================

The following table shows the amortized cost and maturity distribution of the debt securities portfolio at December 31, 1994:


                                Maturity Distribution and Weighted Average Yield
(In Thousands)                          One -         Five -          After
                       Within           Five           Ten             Ten
                     One Year  Yield   Years  Yield   Years  Yield    Years Yield    Total Yield
AVAILABLE-FOR-SALE
SECURITIES:
Obligations of the
 U.S. Treasury       $    --     -- $ 2,511   5.11 $    --     -- $     --    -- $  2,511  5.11
Obligations of Other
 U.S. Government
 Agencies                 --     --      --     --   7,099   5.81    6,000  7.00   13,099  6.36
Obligations of States
 and Political
 Subdivisions          2,000   7.93   3,200   7.47   6,355   7.15   29,167  6.18   40,722  6.52
Other Securities          --     --   2,000   8.23      15   7.10    2,467  6.65    4,482  7.35
Mortgage-backed
 Securities            9,525   6.21     574   9.46  53,157   6.04  135,697  7.18  198,953  6.84
- -----------------------------------------------------------------------------------------------
Total                $11,525   6.51 $ 8,285   7.07 $66,626   6.12 $173,331  7.00 $259,767  6.75
===============================================================================================
HELD-TO-MATURITY
SECURITIES:
Obligations of the
 U.S. Treasury       $    --     -- $   101   6.43 $    --     -- $     --    -- $    101  6.43
Mortgage-backed
 Securities               --     --      --     --      63   8.90    1,032  7.99    1,095  8.04
- -----------------------------------------------------------------------------------------------
Total                $    --     -- $   101   6.43 $    63   8.90 $  1,032  7.99 $  1,196  7.91
===============================================================================================

There is no concentration of investments that exceeds 10 percent of stockholders' equity on any individual issuer, excluding those guaranteed by the U.S. Government or its agencies.

Investment securities carried at approximately $26,710,000 and $34,802,000 at December 31, 1994 and 1993, respectively, were pledged as collateral for public deposits, trusts and certain other deposits as provided by law.

At December 31, 1993, the Bank owned a Bear Stearns 1987-4 Residual Interest Certificate, which was considered less than investment grade by regulatory agencies. As such, the investment was included in other assets. The FDIC required the Bank to write this investment down to market value as of September 30, 1989. The write down amounted to $729,000. This security was sold on

February 10, 1994 for $265,000. The carrying value and market value at December 31, 1993 were $1.00 and $242,000, respectively. Earnings recorded during 1994, 1993 and 1992 amounted to $15,000, $194,000 and $-0-, respectively.

In 1994, gross realized gains from the sale of available-for-sale securities were $780,000, while gross realized losses amounted to $999,000.

In 1993 and 1992, proceeds from the sale of debt securities amounted to $126,641,000 and $32,409,000, respectively. The respective gross gains realized for 1993 and 1992 were $872,000 and $96,000. The respective gross losses realized for 1993 and 1992 were $457,000 and $49,000. Net realized gains on the sale of equity securities were $231,000 in 1993 and $232,000 in 1992.

4. NET LOANS AND LEASE FINANCE RECEIVABLES:

Major categories of loans and leases included in the loan portfolio are summarized as follows:

                                                                  December 31,
(In Thousands)                                                % of              % of
                                                      1994   Total      1993   Total
Real Estate - Construction                        $  2,593    1.00     2,224     .93
Real Estate - Mortgage                             193,095   74.70   176,518   73.93
Consumer                                            37,531   14.52    37,713   15.80
Agriculture                                          3,154    1.22     3,207    1.34
Commercial                                          13,625    5.27    13,046    5.46
Other                                                2,459     .95     1,782     .75
Political Subdivisions                               5,870    2.27     4,114    1.72
Lease Receivables                                      168     .07       176     .07
- ------------------------------------------------------------------------------------
Total                                              258,495  100.00   238,780  100.00
Less Unearned Discount                                 (23)              (25)
- ------------------------------------------------------------------------------------
                                                   258,472           238,755
Less Allowance for Possible Loan Losses             (4,229)           (3,817)
- ------------------------------------------------------------------------------------
Net Loans and Lease Finance Receivables           $254,243          $234,938
====================================================================================

At December 31, 1994 and 1993, net unamortized loan fees and costs of $2,032,000 and $1,972,000, respectively, have been offset against the carrying value of loans.

There is no concentration of loans to borrowers engaged in similar businesses or activities which exceeds 10% of total loans at December 31, 1994.


                                  LOAN MATURITY DISTRIBUTION

                                                     December 31, 1994
                                                Over One
                                                Year but         After
(In Thousands)                    One Year     Less than          Five
                                   or Less    Five Years         Years         Total
Real Estate - Construction        $  2,593      $     --      $     --      $  2,593
Real Estate - Mortgage              89,965        43,939        59,191       193,095
Consumer                            15,459        12,588         9,484        37,531
Agriculture                          1,367         1,648           139         3,154
Commercial                          11,576         1,862           187        13,625
Other                                1,195           128         1,136         2,459
Political Subdivisions               1,259         2,318         2,293         5,870
Lease Receivables                       36           132            --           168
- ------------------------------------------------------------------------------------
Total                             $123,450      $ 62,615      $ 72,430      $258,495
====================================================================================

Loans in the preceding table with maturities of over one year but less than five years and after five years are all fixed rate loans. All loans due on demand or at a variable rate are shown as one year or less.

Loans on which the accrual of interest has been discontinued or reduced amounted to $624,000 at December 31, 1994, and $843,000 at December 31, 1993. If these loans had been current throughout their respective terms, the interest income which would have been recorded would have approximated $69,000, $90,000 and $85,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Interest income on such loans is recorded only as received. No interest was received on these loans for the years ended December 31, 1994, 1993 or 1992.

Loans on which the original terms have been restructured totaled $207,000 and $105,000 at December 31, 1994 and December 31, 1993, respectively. None of the loans on which the original terms were changed are past due.

Loans which were more than 90 days past due and still accruing interest at December 31, 1994 and December 31, 1993 totaled $2,743,000 and $2,899,000, respectively.

Transactions in the allowance for possible loan losses were as follows:

                                                       Years Ended December 31,
(In Thousands)                                      1994          1993          1992
Balance at Beginning of Year                     $ 3,817       $ 3,356       $ 2,548
 Provision Charged to Operations                     737           708         1,326
 Loans Charged Off                                  (519)         (578)         (682)
 Recoveries                                          194           331           164
- ------------------------------------------------------------------------------------
Balance at End of Year                           $ 4,229       $ 3,817       $ 3,356
====================================================================================

The Corporation grants commercial, residential and personal loans to customers primarily in Tioga, Bradford, Sullivan and Lycoming Counties. Although the Corporation has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent on the local economic conditions within the region.

5.  BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are summarized as follows:


        (In Thousands)                                         December 31,
                                                             1994       1993
        Land                                              $   350    $   331
        Buildings and Improvements                          7,880      6,931
        Furniture and Equipment                             5,057      4,308
        ----------------------------------------------------------------------
        Total                                              13,287     11,570
        Less Accumulated Depreciation                       6,367      6,114
        --------------------------------------------------------------------
        Net                                               $ 6,920    $ 5,456
        ====================================================================

Depreciation expense included in occupancy expense and furniture and equipment expense was comprised of the following:


        (In Thousands)                             Years Ended December 31,
                                                  1994       1993       1992
        Buildings and Improvements               $ 274      $ 254      $ 241
        Furniture and Equipment                    353        298        288
        --------------------------------------------------------------------
        Total                                    $ 627      $ 552      $ 529
        ====================================================================

6.  DEPOSITS:

Included in interest-bearing deposits are certificates of deposit issued in the amounts of $100,000 or more. These certificates and their remaining maturities are as follows:


(In Thousands)                                                 December 31,
                                                             1994       1993
Three months or less                                      $ 2,521    $ 4,867
Three through six months                                    2,746      2,364
Six through twelve months                                   1,168      6,613
Over twelve months                                          1,740      2,200
- ----------------------------------------------------------------------------
Total                                                     $ 8,175    $16,044
============================================================================

The interest paid on such deposits amounted to approximately $668,000, $444,000 and $537,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

7.  BORROWED FUNDS:

Borrowed funds include the following:



(In Thousands)                                                 December 31,
                                                             1994       1993
Federal Funds Purchased (a)                              $     --   $  6,000
FlexLine (b)                                                   --     20,000
Other Borrowed Funds (c)                                   53,500     45,000
Repurchase Agreements (d)                                  45,000     38,307
- ----------------------------------------------------------------------------
Total Borrowed Funds (e)                                 $ 98,500   $109,307
============================================================================


(a) Federal Funds Purchased generally represent the overnight Federal Funds transactions with correspondent banks. The weighted average interest rate for the periods ended December 31, 1994, 1993 and 1992 was 4.31%, 3.35% and 3.62%, respectively. The maximum amount outstanding at any time was $15,000,000, $17,800,000 and $15,500,000 for those same periods.

(b) FlexLine is a line of credit with the Federal Home Loan Bank of Pittsburgh used on an overnight basis. The total amount available under the line is approximately 10% of qualifying assets or $54,000,000 at December 31, 1994. The weighted average interest rate for 1994, 1993 and 1992 was 4.31%, 3.35% and 3.62%, respectively. The maximum outstanding balance was $30,000,000 in 1994, $40,000,000 in 1993 and $32,000,000 in 1992.

(c) Other Borrowed Funds consist of separate loans with the Federal Home Loan Bank of Pittsburgh.


                                                               December 31,
     (In Thousands)                                           1994       1993

     Variable rate at 3.325%, maturity April 18, 1994        $    --    $ 5,000
     Fixed rate at 5.81%, maturity December 19, 1994              --     10,000
     Fixed rate at 6.17%, maturity April 2, 1995              10,000     10,000
     Fixed rate at 5.96%, maturity May 19, 1995                5,000      5,000
     Fixed rate at 5.86%, maturity June 12, 1995               5,000      5,000
     Fixed rate at 5.84%, maturity June 23, 1995               5,000      5,000
     Fixed rate at 5.64%, maturity June 30, 1995               5,000      5,000
     Variable rate at 5.625%, maturity July 12, 1995           3,500         --
     Variable rate at 5.6875%, maturity July 27, 1995         10,000         --
     Variable rate at 5.675%, maturity April 18, 1996         10,000         --
     ---------------------------------------------------------------------------
     Total Other Borrowed Funds                              $53,500    $45,000
     ===========================================================================

     All advances are collateralized by the Corporation's Federal Home Loan Bank stock,


     mortgage-backed securities and first-mortgage loans under a blanket floating-lien agreement.

(d) Repurchase Agreements represent the sale and agreement to repurchase specified securities at an agreed-upon price plus a negotiated rate of interest, as follows:

                                                                  December 31,
     (In Thousands)                                             1994       1993

     Fixed rate at 3.45%, maturity March 28, 1994            $    --    $18,307
     Fixed rate at 3.45%, maturity April 12, 1994                 --     20,000
     Fixed rate at 6.00%, maturity February 27, 1995          25,000         --
     Fixed rate at 6.40%, maturity March 13, 1995             20,000         --
     -------------------------------------------------------------------------------
     Total Repurchase Agreements                             $45,000    $38,307
     ===============================================================================

     The weighted average interest rate on repurchase agreements for 1994 and 1993 was 4.56% and 3.41%, respectively. The carrying value and market value of the underlying securities at December 31, 1994 was $74,524,000 and $68,195,000, respectively. The maximum outstanding borrowings were $47,474,000 in 1994. The carrying value and market value of the underlying securities at December 31, 1993 were $45,954,000 and $45,978,000, respectively. The maximum outstanding borrowings were $38,307,000 in 1993. There were no repurchase agreements in 1992.

(e) The aggregate average funds borrowed for the years ended December 31, 1994, 1993 and 1992 were $104,179,000, $76,366,000 and $52,926,000, respectively.
     The weighted average interest rate was 5.07%, 4.70% and 5.31% for those same periods.


8.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Corporation disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates. Estimated fair values have been determined by the Corporation using historical data, as generally provided in the Corporation's regulatory reports, and an estimation methodology suitable for each category of financial instruments. The method for determining the estimated fair value of the Corporation's investment securities is described in
Note 1. The Corporation's fair value estimates, methods and assumptions are set forth below for the Corporation's other financial instruments.

CASH AND DUE FROM BANKS - The carrying value for cash and due from banks approximates the fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of performing loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience. Fair value for nonperforming loans is based on recent appraisals or estimates prepared by the Corporation's lending officers.

The following table presents information on loans:

                                                   December 31, 1994
                                          Average      Average    Estimated
                                Book   Historical     Maturity     Discount  Calculated
                               Value        Yield   (Years)(1)     Rate (2)  Fair Value
Real Estate:
  Real Estate Fixed         $118,049         9.15         4.03         9.75    $114,347
  Real Estate Variable        77,067         8.17          .40         8.60      76,748
- ---------------------------------------------------------------------------------------
  Total Real Estate          195,116                                            191,095
- ---------------------------------------------------------------------------------------
Consumer:
  Consumer Fixed              25,382         8.91         1.18        10.60      25,081
  Consumer Variable            1,134         8.82          .04         9.10       1,134
  Credit Card                  9,896        14.90         3.10        14.90       9,896
  Key Loans                    1,119        18.00         5.10        18.00       1,119
- ---------------------------------------------------------------------------------------
  Total Consumer              37,531                                             37,230
- ---------------------------------------------------------------------------------------
Agricultural                   3,102        10.02         1.52         9.73       3,120
- ---------------------------------------------------------------------------------------
Commercial:
  Commercial Fixed             4,045         9.68         1.29        10.00       4,031
  Commercial Variable          9,580         9.64          .04         9.35       9,580
- ---------------------------------------------------------------------------------------
  Total Commercial            13,625                                             13,611
- ---------------------------------------------------------------------------------------
Other Loans                    2,459         7.69          .36         8.50       2,459
Political Subdivisions         5,870         6.19         4.00         6.84       5,686
Leases                           168         8.42         1.84         8.00         168
Nonperforming                    624           --           --           --         624
- ---------------------------------------------------------------------------------------
Total Loans                 $258,495                                           $253,993
=======================================================================================

                                                   December 31, 1993
                                          Average      Average    Estimated
                                Book   Historical     Maturity     Discount  Calculated
                               Value        Yield   (Years)(1)     Rate (2)  Fair Value
Real Estate:
  Real Estate Fixed         $103,051         9.29         3.99        10.25    $100,597
  Real Estate Variable        75,691         6.43          .55         8.05      75,196
- ---------------------------------------------------------------------------------------
  Total Real Estate          178,742                                            175,793
- ---------------------------------------------------------------------------------------
Consumer:
  Consumer Fixed              25,527        10.29         1.15         9.80      25,574
  Consumer Variable            1,533         6.93          .04         7.35       1,533
  Credit Card                  9,539        14.90         3.10        14.90       9,539
  Key Loans                    1,168        18.00         5.01        18.00       1,168
- ---------------------------------------------------------------------------------------
  Total Consumer              37,767                                             37,814
- ---------------------------------------------------------------------------------------
Agricultural                   3,193         8.82         1.48         7.91       3,252
- ---------------------------------------------------------------------------------------
Commercial:
  Commercial Fixed             4,334        10.01         1.51        10.00       4,325
  Commercial Variable          9,169         7.06          .04         7.00       9,169
- ---------------------------------------------------------------------------------------
  Total Commercial            13,503                                             13,494
- ---------------------------------------------------------------------------------------
Other Loans                      442         6.40          .45         6.50         442
Political Subdivisions         4,114         5.90         2.38         5.43       4,213
Leases                           176         6.00         3.13         2.00         196
Nonperforming                    843           --           --           --         843
- ---------------------------------------------------------------------------------------
Total Loans                 $238,780                                           $236,047
=======================================================================================

(1) Average maturity represents the expected cash-flow period, which in some instances is different from the stated maturity.


(2) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market and interest checking accounts is equal to the amount payable on demand at December 31, 1994. The fair value on all other deposit categories is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                                      December 31, 1994
                                                                   Book       Estimated
(In Thousands)                                                    Value      Fair Value
Noninterest-bearing Demand Deposits                            $ 42,855        $ 42,855
Interest-bearing Deposits:
   Money Market                                                  81,387          81,387
   Interest Checking                                             42,098          42,098
   Savings                                                       52,587          52,587
   Certificates of Deposit                                      102,299         102,912
   Other Time                                                    78,037          78,037
- ---------------------------------------------------------------------------------------
Total Interest-Bearing Deposits                                 356,408         357,021
- ---------------------------------------------------------------------------------------
Total Deposits                                                 $399,263        $399,876
=======================================================================================

                                                                      December 31, 1993
                                                                   Book       Estimated
(In Thousands)                                                    Value      Fair Value
Noninterest-bearing Demand Deposits                            $ 41,049        $ 41,049
Interest-bearing Deposits:
   Money Market                                                  73,080          73,080
   Interest Checking                                             41,510          41,510
   Savings                                                       52,965          52,965
   Certificates of Deposit                                      112,971         112,847
   Other Time                                                    70,064          70,774
- ---------------------------------------------------------------------------------------
Total Interest-Bearing Deposits                                 350,590         351,176
- ---------------------------------------------------------------------------------------
Total Deposits                                                 $391,639        $392,225
=======================================================================================

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

BORROWED FUNDS - Rates currently available to the Corporation for borrowed funds with similar terms and remaining maturities are used to estimate fair value of existing borrowed funds.

                                                                      December 31, 1994
                                                                              Estimated
(In Thousands)                                                 Carrying            Fair
                                                                  Value           Value
Securities Sold Under Agreement to Repurchase                  $ 45,000        $ 45,000
Other Borrowings from the Federal Home Loan Bank:
   Fixed Rate                                                    30,000          30,035
   Variable Rate                                                 23,500          23,502
- ---------------------------------------------------------------------------------------
Total Borrowed Funds                                           $ 98,500        $ 98,537
=======================================================================================

                                                                      December 31, 1993
                                                                              Estimated
(In Thousands)                                                 Carrying            Fair
                                                                  Value           Value
Securities Sold Under Agreement to Repurchase                  $ 38,307        $ 38,307
Federal Funds Purchased                                           6,000           5,967
FlexLine                                                         20,000          20,000
Other Borrowings from the Federal Home Loan Bank:
   Fixed Rate                                                    40,000          40,152
   Variable Rate                                                  5,000           5,000
- ---------------------------------------------------------------------------------------
Total Borrowed Funds                                           $109,307        $109,426
=======================================================================================

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which total $44,583,000 at December 31, 1994 and $47,625,000 at December 31, 1993 and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

9.  EMPLOYEE BENEFIT PLANS:

The Corporation has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Corporation's funding policy is consistent with the funding requirements of federal law and regulations.
Plan assets are comprised of common stock and U.S. government and corporate debt securities. Net periodic pension cost includes the following components:

(In Thousands)                                                Years Ended December 31,
                                                                  1994    1993    1992
Service cost benefits earned during the period                   $ 208   $ 201   $ 166
Interest cost on projected benefit obligation                      322     312     265
Return on assets                                                   (71)   (271)   (192)
Net amortization and deferral                                     (339)   (112)   (179)
Amortization of transition gain                                    (23)    (22)    (22)
- ---------------------------------------------------------------------------------------
Net periodic pension cost                                        $  97   $ 108   $  38
=======================================================================================

At December 31, 1994, the accumulated benefit obligation and the vested benefit obligation were $3,353,000 and $3,346,000, respectively. The funded status of the Plan and amount recognized in the Corporation's consolidated balance sheet were as follows:

(In Thousands)                                                            December 31,
                                                                        1994      1993
Plan assets at fair value                                            $ 4,882   $ 4,706
Projected benefit obligation                                          (4,236)   (4,797)
- ---------------------------------------------------------------------------------------
Excess (deficiency) of assets over projected benefit obligation          646       (91)
Unrecognized net gain being recognized over employees'
 average remaining service life                                         (365)     (388)
Deferred unexpected (gain) loss                                          (72)      598
- ---------------------------------------------------------------------------------------
Prepaid pension cost                                                 $   209   $   119
=======================================================================================

The projected benefit obligation at December 31, 1994 and 1993 was determined using an assumed discount rate of 8.25% and 7% respectively, and an assumed long-term rate of compensation increase of 5.5% for both years. The assumed long-term rate of return on plan assets was 8.0% as of December 31, 1994 and 8.5% as of December 31, 1993.

The Corporation has a profit sharing plan which incorporates the tax deferred salary savings provisions of Section 401 (k) of the Internal Revenue Code. The Corporation's matching contributions to the plan depend upon the tax deferred contributions of employees. The Corporation's basic and matching contributions for 1994, 1993 and 1992 were $328,000, $351,000 and $343,000, respectively.

The Corporation also has a nonqualified supplemental deferred compensation arrangement with its key officers. Charges to expense for officers' supplemental deferred compensation for 1994, 1993 and 1992 amounted to $83,000, $166,000 and $125,000, respectively.

10.  POSTRETIREMENT HEALTH CARE INSURANCE BENEFITS:

In addition to the Corporation's defined benefit pension plan, the Corporation sponsors a defined benefit health care plan that provides postretirement medical benefits and life insurance to employees who meet certain age and length of service requirements. Effective January 1, 1992, the plan contains cost-sharing features which causes participants to pay for all future increases in costs related to benefit coverage. The Corporation's policy is to fund the cost of the plan in amounts equal to the Corporation's share of medical benefit and life insurance premium costs.

As of January 1, 1992, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

The following table shows the plan's funded status reconciled with amounts recognized in the Corporation's balance sheet at December 31, 1994 and December 31, 1993:

(In Thousands)                                                            1994     1993
Accumulated postretirement benefit obligation:
  Retirees                                                              $ (410)  $ (426)
  Active plan participants                                                (274)    (363)
- ----------------------------------------------------------------------------------------
  Total accumulated postretirement benefit obligation                     (684)    (789)
Plan assets at fair value                                                   --       --
- ----------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess of plan assets    (684)    (789)
Unrecognized net gain                                                     (135)     (23)
Unrecognized transition obligation                                         656      693
- ----------------------------------------------------------------------------------------
Accrued postretirement benefits cost                                    $ (163)  $ (119)
========================================================================================

Net periodic postretirement benefits cost for 1994, 1993 and 1992 includes the following components:


(In Thousands)                                                    1994     1993     1992
Service cost                                                     $  17    $  18    $  30
Interest cost on accumulated postretirement benefit obligation      51       53       59
Amortization of transition obligation over 21 years                 36       37       36
- ----------------------------------------------------------------------------------------
Net periodic postretirement benefits cost                        $ 104    $ 108    $ 125
========================================================================================

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.25%.

11.  INCOME TAXES:

The following temporary differences gave rise to the net deferred tax (asset) liability at December 31, 1994 and 1993:

(In Thousands)                                                            1994       1993
Deferred Tax Liabilities:
  Bond Accretion                                                         $ 188    $   132
  Depreciation                                                             124         85
  Pension Expense                                                           70         41
   Unrealized Holding Gains on Available-for-Sale Securities                 --     2,881
- ------------------------------------------------------------------------------------------
Total                                                                      382      3,139
- ------------------------------------------------------------------------------------------
Deferred Tax Assets:
  Loan Fees and Costs                                                     (567)      (671)
  Security Write-down                                                       --       (186)
  SERP Plan                                                               (101)      (179)
  Postretirement Benefits                                                  (57)       (42)
  Loan Loss Provision                                                   (1,205)      (998)
  Unrealized Holding Losses on Available-for-Sale Securities            (4,425)        --
- ------------------------------------------------------------------------------------------
Total                                                                   (6,355)    (2,076)
- ------------------------------------------------------------------------------------------
Deferred Tax (Asset) Liability, Net                                    $(5,973)   $ 1,063
==========================================================================================

The federal income tax provision is comprised of the following components:

                                                                 Years ended December 31,
(In Thousands)                                                     1994     1993     1992
Currently Payable                                               $ 2,069  $ 2,715  $ 2,956
Deferred Provision (Benefit)                                        270     (158)    (566)
- ------------------------------------------------------------------------------------------
Total Provision                                                 $ 2,339  $ 2,557  $ 2,390
==========================================================================================

Components of the deferred income tax provision (benefit), and the tax effect of each, are as follows:

                                                                 Years Ended December 31,
(In Thousands)                                                       1994    1993    1992
Postretirement Benefits                                             $ (15)  $ (19)  $ (24)
Pension Plan                                                           29      41     (13)
SERP Plan                                                              78     (56)    (43)
Loan Fees/Costs                                                       104     (52)   (250)
Bond Accretion                                                         56      62      41
Security Write-down/Recovery                                          186      62      --
Loan Loss Provision                                                  (207)   (190)   (274)
Depreciation                                                           39      (6)     (3)
- ------------------------------------------------------------------------------------------
Total Deferred Provision (Benefit)                                  $ 270   $(158)  $(566)
==========================================================================================

The following tabulation is a reconciliation of the expected provision for federal income taxes determined by application of the statutory rates at which income is expected to be taxed and the actual income tax provision:

                                                   Years Ended December 31,
                                       1994               1993               1992
(In Thousands)                   Amount Percentage  Amount Percentage  Amount Percentage
Expected Provision              $ 3,343    34.0%   $ 3,553    34.0%   $ 3,291    34.0%
Nontaxable Bond Interest           (901)   (9.2)      (888)   (8.5)      (855)   (9.0)
Nontaxable Loan Interest           (107)   (1.1)       (66)    (.6)       (90)    (.9)
Nondeductible Interest Expense      113     1.2         95      .9         98     1.0
Dividends Received Deduction       (102)   (1.0)       (75)    (.7)       (56)    (.6)
Other, Net                           (7)    (.1)       (62)    (.6)         2      .2
- --------------------------------------------------------------------------------------
Effective Income Tax and Rates  $ 2,339    23.8%   $ 2,557    24.5%   $ 2,390    24.7%
======================================================================================

12.  RELATED PARTY TRANSACTIONS:

Loans to executive officers, directors of the Corporation and its subsidiary and any associates of the foregoing persons are as follows:

(In Thousands)
                                         Beginning                          Other   Ending
Name of Borrower                           Balance  New Loans Repayments  Changes  Balance
15 Directors, 4 Executive Officers 1994     $3,566     $1,910   $(1,349)   $   5    $4,132
15 Directors, 5 Executive Officers 1993      3,696        358      (388)    (100)    3,566
15 Directors, 5 Executive Officers 1992      2,447      2,627    (1,326)     (52)    3,696

The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility. Other changes represent transfers in and out of the related party category.

13.  OFF-BALANCE-SHEET RISK:

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet. The contract amount of these instruments express the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 1994:

                                                                    Contract Amount
        Commitments to extend credit                                    $40,169,000
        Standby letters of credit                                       $ 4,414,000

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Corporation on extension of credit is based on management's credit assessment of the counterparty.

Standby letters of credit are conditional commitments issued by the Corporation guaranteeing performance by a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

14.  REGULATORY MATTERS:

Federal regulators have adopted capital adequacy standards for all bank holding companies and banks which measure a banking company's capital to the risk profile of its assets. The regulation assigns a risk factor to each asset classification for the purpose of determining risk-based assets. Capital is then measured in relation to risk-based assets and in 1994 and 1993 bank holding companies and banks must have a total capital ratio of at least 8% of their risk-based assets. At least half of this capital, or 4%, must be Tier 1 Capital (core capital), which consists of stockholders' equity and qualifying perpetual preferred stock together with related surplus and retained earnings. The remaining portion, known as Tier 2 Capital, consists of limited life preferred stock, qualifying debt instruments and the allowance for possible loan losses.

The Corporation's total capital ratio for the years ended December 31, 1994 and 1993 was 18.36% and 17.35%, respectively. At December 31, 1994 and 1993, the core capital to risk-weighted assets was 17.11% and 16.14%, respectively. Capital ratio calculations exclude unrealized holding gains and losses on available-for-sale securities.

Restrictions imposed by Federal Reserve Regulation H limit dividend payments in any year to the current year's net income plus the retained net income of the prior two years without prior approval of the Federal Reserve Board. Accordingly, Company dividends in 1995 may not exceed $9,875,000, plus Company net income for 1995. Additionally, banking regulators limit the amount of dividends that may be paid by the Bank to the Corporation. Retained earnings against which dividends may be paid without prior approval of the banking regulators amounted to approximately $39,743,000 at December 31, 1994, subject to the minimum capital ratio requirements noted above.

Restrictions imposed by federal law prohibit the Corporation from borrowing from the Bank unless the loans are secured in specific amounts. Such secured loans to the Corporation are generally limited to 10% of the Bank's stockholders' equity or $5,161,000 at December 31, 1994.

15.  PARENT COMPANY ONLY:

The following is condensed financial information for Citizens & Northern Corporation.


CONDENSED BALANCE SHEET
(In Thousands)                                                               December 31,
                                                                           1994      1993
ASSETS
Cash                                                                    $    14   $    25
Available-for-Sale Securities                                             3,163     1,905
Subsidiary Investments
  Citizens & Northern Bank                                               42,582    53,422
  Bucktail Life Insurance Company                                         1,287     1,201
- -----------------------------------------------------------------------------------------
  Total Subsidiary Investments                                           43,869    54,623
Dividend Receivable                                                         800       800
- -----------------------------------------------------------------------------------------
TOTAL ASSETS                                                           $ 47,846  $ 57,353
=========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowed Funds and Other Liabilities                                   $    264  $    118
Dividends Payable                                                           786       730
Stockholders' Equity                                                     46,796    56,505
- -----------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 47,846  $ 57,353
=========================================================================================


CONDENSED INCOME STATEMENT

(In Thousands)                                                   Years Ended December 31,
                                                                    1994    1993    1992
Dividend from Subsidiary                                          $3,731  $4,300  $2,440
Other Dividend Income                                                 73      28      --
Available-for-Sale Securities Gains                                  107      --      --
Expenses                                                             (50)     (6)    (11)
- -----------------------------------------------------------------------------------------
Income Before Equity in Undistributed Earnings of Subsidiaries     3,861   4,322   2,429
Equity in Undistributed Earnings of Subsidiaries                   3,633   3,805   4,861
- -----------------------------------------------------------------------------------------
NET INCOME                                                        $7,494  $8,127  $7,290
=========================================================================================


CONDENSED STATEMENT OF CASH FLOWS

(In Thousands)                                                   Years Ended December 31,
                                                                  1994     1993     1992
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                     $ 7,494  $ 8,127  $ 7,290
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
      Non-cash Dividends Received                                 (686)  (1,150)      --
      Equity Securities Gains                                     (107)      --       --
      Equity in Undistributed Net Income of Subsidiaries        (3,633)  (3,805)  (4,861)
      Increase in Other Assets                                      --     (170)     (55)
      Increase in Other Liabilities                                 99       96       54
- -----------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities                  3,167    3,098    2,428
- -----------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Available-for-Sale Securities                         (503)    (408)      --
Proceeds from Sale of Available-for-Sale Securities                347       --       --
- -----------------------------------------------------------------------------------------
      Net Cash Used In Investing Activities                       (156)    (408)      --
- -----------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends Declared                                              (3,022)  (2,724)  (2,408)
- -----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (11)     (34)      20
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        25       59       39
- -----------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                         $    14  $    25  $    59
=========================================================================================

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Citizens & Northern Corporation

We have audited the accompanying consolidated balance sheets of Citizens & Northern Corporation and subsidiaries ("Corporation") as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens & Northern Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Corporation changed its methods of accounting for securities and income taxes in 1993. Also, as described in Note 10 to the financial statements, the Corporation changed its method of accounting for postretirement health care insurance benefits and life insurance benefits in 1992.


Williamsport, Pennsylvania
January 23, 1995

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

JANUARY 19, 1995

TO THE STOCKHOLDERS AND
BOARD OF DIRECTORS OF
CITIZENS & NORTHERN CORPORATION

Management of Citizens & Northern Corporation and its subsidiaries has prepared the consolidated financial statements and other information in the "Annual Report and Form 10-K" in accordance with generally accepted accounting principles and is responsible for its accuracy.

In meeting its responsibility, management relies on internal accounting and related control systems, which include selection and training of qualified personnel, establishment and communication of accounting and administrative policies and procedures, appropriate segregation of responsibilities and programs of internal audit. These systems are designed to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets and that assets are safeguarded against unauthorized use or disposition. Such assurance cannot be absolute because of inherent limitations in any internal control system.

Management also recognizes its responsibility to foster a climate in which Company affairs are conducted with the highest ethical standards. The Company's Code of Conduct, furnished to each employee and director, addresses the importance of open internal communications, potential conflicts of interest, compliance with applicable laws, including those related to financial disclosure, the confidentiality of proprietary information and other items. There is an ongoing program to assess compliance with these policies.

The Audit Committee of the Company's Board of Directors consists solely of outside directors. The Audit Committee meets periodically with management and the independent accountants to discuss audit, financial reporting and related matters. Parente, Randolph, Orlando, Carey & Associates and the Company's internal auditors have direct access to the Audit Committee.



William K. Francis                       James W. Seipler
Chairman,                                Treasurer
President & CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

1994 PERFORMANCE REVIEW

Citizens and Northern Corporation ("Corporation") and its major subsidiary, Citizens and Northern Bank ("Bank"), recorded per share earnings of $1.51 for the year ended December 31, 1994. This compares to 1993 per share earnings of $1.64.

The decline in earnings per share can be attributed to a loss from the sale of available-for-sale securities in December, 1994 that effectively decreased earnings per share by nearly $.13 net of tax.

1994 proved to be a formidable challenge for balance sheet management with the continual increase in short term interest rates by The Federal Reserve Open Market Committee.

1995 also will require extreme caution in the management of earning assets and interest-bearing liabilities as net interest margins continue to shrink.

NET INTEREST MARGIN
1994/1993

The net interest margin is the difference between total interest earned on the asset base and the interest expense paid on interest-bearing liabilities. During 1994 the Corporation earned 7.91% on average interest producing assets and paid 4.52% on all interest-bearing liabilities. This allowed a net interest margin of 3.39%.

Average outstanding investment securities increased $32,762,000 during 1994, primarily from the purchase of mortgage-backed instruments. The average investment in municipal bonds also increased $3,420,000.

Loan growth during 1994 was somewhat higher than expected with year end gross loans increasing $19,715,000. Deposit growth was lower than anticipated as total year end deposits increased $7,624,000 over year end 1993, a sharp contrast to the increase posted during 1993 of $24,443,000 over year end 1992.

For the year ended December 31, 1993 the rate of return on earning assets was 8.06% and the cost of interest-bearing liabilities was 4.36%, producing a net interest margin of 3.70%. The decline in the net interest margin between the comparable periods amounted to 31 basis points.

The pressure on the net interest margin can be attributed to rates paid on short term deposit liabilities, primarily money market and interest checking accounts that change interest rates weekly. The average rate paid on money market and interest checking accounts during 1994 was 3.84% and 3.31%, respectively. This compares to the average rates paid in 1993 of 3.12% and 2.75%. The average rate paid on certificates of deposit actually declined by 37 basis points as the older higher interest rate certificates matured during the year.

The average cost of regular savings accounts declined in 1994 by 36 basis points, reflecting the lowering of the rate paid from 3.00% to 2.50% in the fourth quarter of 1993.

The cost of individual retirement accounts decreased slightly, dropping from an average rate paid in 1993 of 6.98% to an average rate of 6.92% during 1994.

The cost of borrowed funds remained flat during the comparable periods. This was due to the maturity schedule of a large portion of the funds. However, the cost of borrowed funds began to increase dramatically during the final quarter of 1994 because of Federal Reserve rate hikes and will impact the net interest margin in 1995 as the borrowings mature. Average borrowings increased $27,813,000 during 1994.

The increase in cost of borrowed funds during the fourth quarter of 1994 led to the sale of a portion of the available-for-sale securities as the interest margin between the securities and borrowings supporting the securities became too thin. The amount of the securities sold amounted to just over twenty million dollars and realized losses on the sale amounted to nearly one million dollars.

It is highly likely that a further restructuring of the available-for-sale securities portfolio will be necessary early in 1995 if the Federal Reserve again increases short term rates. The restructuring will result in the sale of additional securities and the further reduction of short term debt.

The net interest margin may decline somewhat during the first half of 1995. However, as the cash flow from the loan base and the investment portfolio begins to reflect the higher rates, the margin should stabilize unless there are any sudden and dramatic upward shifts in interest rates.

1993/1992

The net interest margin for the year ended December 31, 1993 amounted to $20,726,000 compared to $20,083,000 for the previous year, an increase of 3.21%. The increase in the interest margin between the two periods can be attributed to the increased volume of earning assets. The rate of return on earning assets averaged 8.06%, a decline of 86 basis points compared to 1992.

Average earning assets increased $51,273,000 during 1993. This increase was made possible by increased average deposits of $24,473,000 and increased short term borrowings of $23,440,000. The acquired liabilities were used to increase average total loans by $16,620,000 and investment securities by $33,026,000. The increase in the loan portfolio was in real estate secured loans, as nearly all of the other categories of loans declined. The increase in the securities portfolio was in mortgage-backed instruments and municipal bonds.

The rate of return on the loan portfolio declined 56 basis points compared to 1992 and the rate of return on the securities portfolio declined 121 basis points.

On the other side of the balance sheet, average interest-bearing deposit liabilities increased $14,816,000, primarily in individual retirement accounts whose average outstanding balance increased $12,655,000. The balance of the increase in the deposit base was in regular savings, money market accounts and other time deposits. Interest checking accounts and certificates of deposit balances also declined.

As previously mentioned, borrowings also increased as repurchase agreements were used to acquire mortgage-backed securities. Average outstanding repurchase agreements increased $17,452,000. Other borrowings from the Federal Home Loan Bank of Pittsburgh increased $5,208,000.

The cost of funds declined 52 basis points, the result of a decrease in the regular savings rate of one percentage point and a two percent drop in the rate paid on individual retirement accounts. The reduction in rates was made effective in the fourth quarter of 1993. The average rate paid on certificates of deposit also declined 98 basis points as the longer term high rate certificates matured. The rate paid on repurchase agreements during 1993 was 3.41% and the rate of return on mortgage-backed securities which they supported ranged from 5.50% to just over 6.00%, generating earnings at a spread of 200 to 250 basis points.

The net rate of return for 1993 was 3.70%. This compares to a net rate of return during 1992 of 4.04%.

Tables I through V present the relationship between interest income, interest expense and average balance sheet categories for the comparable periods.

TABLE I -- ANALYSIS OF INTEREST INCOME AND EXPENSE


(In Thousands)                              Years Ended December 31,
                                                                  Change
                                                            Increase (Decrease)
                                    1994     1993     1992    94/93     93/92
INTEREST INCOME
Available-for-Sale Securities (2):
 Obligations of the U.S. Treasury   $   128 $    -- $    --  $   128   $    --
 Obligations of Other U.S.
  Government Agencies and
  Corporations                          617      --      --      617        --
  Mortgage Backed Securities         14,055   3,911   2,728   10,144     1,183
  Obligations of States and
  Political Subdivisions              2,655      --      --    2,655        --
 Stock                                  666      --      --      666        --
 Other Securities                       375      --      --      375        --
- -------------------------------------------------------------------------------
Total Available-for-Sale
  Securities Income                  18,496   3,911   2,728   14,585     1,183
- -------------------------------------------------------------------------------
Held-to-Maturity Securities (2):
 Obligations of the U.S. Treasury         3      55      65      (52)      (10)
 Obligations of Other U.S.
  Government Agencies and
  Corporations                           --      --       8       --        (8)
 Mortgage Backed Securities              90   8,289   8,860   (8,199)     (571)
 Obligations of States and Political
  Subdivisions                           --   2,616   2,515   (2,616)      101
 Stock                                   --     599     644     (599)      (45)
 Other Securities                        --     616   1,486     (616)     (870)
- -------------------------------------------------------------------------------
Total Held-to-Maturity Securities
 Income                                  93  12,175  13,578  (12,082)   (1,403)
- -------------------------------------------------------------------------------
Interest-bearing Due from Banks          63      32      17       31        15
Federal Funds Sold                      13      77      43      (64)       34
Loans:
  Real Estate                        15,983  15,327  14,803      656       524
  Consumer                            5,799   5,886   5,710      (87)      176
  Agricultural                          296     284     283       12         1
  Commercial                          1,219   1,186   1,334       33      (148)
  Other                                  19      34      31      (15)        3
  Political Subdivisions                315     195     265      120       (70)
  Leases                                 13      15      15       (2)       --
- -------------------------------------------------------------------------------
Total Loan Income                    23,644  22,927  22,441      717       486
- -------------------------------------------------------------------------------
Total Interest Income                42,309  39,122  38,807    3,187       315
===============================================================================
INTEREST EXPENSE
Interest-bearing Liabilities:
  Interest Checking                   1,360   1,066   1,258      294      (192)
  Money Market                        3,038   2,612   2,929      426      (317)
  Savings                             1,344   1,449   1,561     (105)     (112)
  Certificates of Deposit             4,841   5,334   6,670     (493)   (1,336)
  Individual Retirement Accounts      4,879   4,263   3,396      616       867
  Other Time Deposits                    61      85     101      (24)      (16)
  Federal Funds Purchased               498     466     475       32        (9)
  Other Borrowed Funds                4,784   3,121   2,334    1,663       787
- -------------------------------------------------------------------------------
Total Interest Expense               20,805  18,396  18,724    2,409      (328)
===============================================================================
Net Interest Income (1)             $21,504 $20,726 $20,083  $   778   $   643
===============================================================================


(1) Net interest income, if reflected on a fully tax equivalent basis, would have amounted to $22,820,000, $21,485,000 and $21,326,000 for 1994, 1993
    and 1992, respectively.

(2) As discussed in the notes to the financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 115 as of December 31, 1993, and reclassified a substantial portion of its securities from "held-to-maturity" to "available-for-sale".


TABLE II -- ANALYSIS OF AVERAGE BALANCES AND RATES


                                           Rate of          Rate of          Rate of
(In Thousands)                             Return/          Return/          Return/
                                           Cost of          Cost of          Cost of
                                            Funds            Funds            Funds
EARNING ASSETS                           1994       %     1993       %     1992       %
 Available-for-Sale Securities: (*)
  Obligations of the U.S. Treasury     $  2,512   5.10  $     --     --   $     --     --
  Obligations of Other U.S.
   Government Agencies and
   Corporations                           9,761   6.32        --     --         --     --
 Mortgage Backed Securities             219,627   6.40    59,196   6.61     39,719   6.87
 Obligations of States and
   Political Subdivisions                40,464   6.56        --     --         --     --
 Stock                                   13,010   5.12        --     --         --     --
 Other Securities                         4,011   9.35        --     --         --     --
- -----------------------------------------------------------------------------------------
  Total Available-for-Sale Securities   289,385   6.39    59,196   6.61     39,719   6.87
- -----------------------------------------------------------------------------------------
  Held-to-Maturity Securities:
   Obligations of the U.S. Treasury          50   6.00       892   6.17        801   8.11
   Obligations of Other U.S. Government
    Agencies and Corporations                --     --        --     --        100   8.30
   Mortgage Backed Securities             1,185   7.34   143,965   5.76    125,044   7.09
   Obligations of States and
    Political Subdivisions                   --     --    37,044   7.06     33,390   7.53
   Stock                                     --     --     9,745   6.15      9,573   6.73
   Other Securities                          --     --     7,016   8.78     16,205   9.17
- -----------------------------------------------------------------------------------------
  Total Held-to-Maturity Securities       1,235   7.29   198,662   6.13    185,113   7.34
- -----------------------------------------------------------------------------------------
  Interest-bearing Due from Banks         1,114   5.92     1,016   3.15        607   2.80
  Federal Funds Sold                        346   3.76     2,564   3.00      1,371   3.14
  Loans:
   Real Estate                          185,535   8.61   169,465   9.04    150,083   9.86
   Consumer                              35,073  16.53    37,528  15.68     37,958  15.04
   Agricultural                           3,028   9.78     3,020   9.40      2,850   9.93
   Commercial                            13,843   8.81    13,886   8.54     15,572   8.57
   Other                                    272   6.99       500   6.80        432   7.18
   Political Subdivisions                 5,244   6.01     3,098   6.29      4,023   6.59
   Leases                                   152   8.55       193   7.77        152   9.87
- -----------------------------------------------------------------------------------------
  Total Loans                           243,147   9.72   227,690  10.07    211,070  10.63
   Less Unearned Discount                    --               (7)              (32)
- -----------------------------------------------------------------------------------------
  Net Loans and Leases                  243,147   9.72   227,683  10.07    211,038  10.63
- -----------------------------------------------------------------------------------------
  Total Earning Assets                  535,227   7.91   489,121   8.06    437,848   8.92
  Cash                                   13,775           12,107            10,456
  Securities Valuation Reserve             (851)              --                --
  Allowance for Possible Loan Losses     (4,064)          (3,627)           (2,873)
  Other Assets                            4,372            5,686             5,931
  Bank Premises and Equipment             6,199            5,113             5,317
- -----------------------------------------------------------------------------------------
  Total Assets                         $554,658         $508,400          $456,679
=========================================================================================
  LIABILITIES
   Interest Checking                   $ 41,061   3.31  $ 38,784   2.75   $ 43,443   2.90
   Money Market                          79,050   3.84    81,277   3.12     75,021   3.90
   Savings                               53,853   2.50    50,654   2.86     46,131   3.38
   Certificates of Deposit              109,174   4.43   111,021   4.80    115,311   5.78
   Individual Retirement Accounts        70,537   6.92    61,116   6.98     48,461   7.01
   Other Time Deposits                    2,555   2.39     2,619   3.25      2,486   4.06
   Federal Funds Purchased               11,565   4.31    13,914   3.35     13,134   3.62
   Other Borrowed Funds                  92,614   5.17    62,452   5.14     39,792   5.87
- -----------------------------------------------------------------------------------------
  Total Interest-bearing Liabilities    460,409   4.52   421,837   4.36    383,779   4.88
  Demand Deposits                        39,282           35,925            26,268
  Other Liabilities                       2,877            3,945             3,757
- -----------------------------------------------------------------------------------------
  Total Liabilities                     502,568          461,707           413,804
  Stockholders' Equity                   52,629           46,693            42,875
  Securities Valuation Reserve             (539)              --                --
- -----------------------------------------------------------------------------------------
  Total Liabilities and Stockholders'
   Equity                              $554,658         $508,400          $456,679
=========================================================================================
  Interest Rate Spread                            3.39             3.70              4.04
=========================================================================================


(*) Average balances do not include unrealized gains and losses.



TABLE III -- ANALYSIS OF THE EFFECT OF VOLUME AND RATE CHANGES IN INTEREST INCOME
             AND INTEREST EXPENSE

                                              Years Ended December 31, 1994/1993
(In Thousands)
                                                   Change in Change in     Total
                                                      Volume      Rate    Change
EARNING ASSETS
Available-for-Sale Securities:
 U.S. Treasury Securities                           $    128  $     --  $    128
 Securities of Other U.S. Government Agencies
  and Corporations                                       617        --       617
 Mortgage-Backed Securities                           10,271      (127)   10,144
 Obligations of States and Political Subdivisions      2,655        --     2,655
 Stock                                                   666        --       666
 Other Securities                                        375        --       375
- ---------------------------------------------------------------------------------
Total Available-for-Sale Securities                   14,712      (127)   14,585
- ---------------------------------------------------------------------------------
Held-to-Maturity Securities:
 U.S. Treasury Securities                                (51)       (1)      (52)
 Securities of Other U.S. Government Agencies
  and Corporations                                        --        --        --
 Mortgage-Backed Securities                          (10,205)    2,006    (8,199)
 Obligations of States and Political Subdivisions     (1,308)   (1,308)   (2,616)
 Stock                                                  (299)     (300)     (599)
 Other Securities                                       (616)       --      (616)
- ---------------------------------------------------------------------------------
Total Held-to-Maturity Securities                    (12,479)      397   (12,082)
- ---------------------------------------------------------------------------------
Interest-bearing Due from Banks                            4        27        31
 Federal Funds Sold                                      (79)       15       (64)
Loans:
 Real Estate                                           1,406      (752)      654
 Consumer                                               (396)      309       (87)
 Agricultural                                              1        12        13
 Commercial                                               (4)       36        32
 Other                                                   (17)        1       (16)
 Political Subdivisions                                  129        (9)      120
 Leases                                                   --         1         1
- ---------------------------------------------------------------------------------
Total Loans                                            1,119      (402)      717
- ---------------------------------------------------------------------------------
Total Interest Income                                  3,277       (90)    3,187
- ---------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest Checking                                         66       229       295
Money Market                                             (74)      500       426
Savings                                                   88      (193)     (105)
Certificates of Deposit                                  (88)     (405)     (493)
Individual Retirement Accounts                           652       (36)      616
Other Time Deposits                                       (3)      (22)      (25)
Federal Funds Purchased                                  (87)      119        32
Other Borrowed Funds                                   1,554       109     1,663
- ---------------------------------------------------------------------------------
Total Interest Expense                                 2,108       301     2,409
- ---------------------------------------------------------------------------------
Net Interest Income                                  $ 1,169   $  (391)  $   778
=================================================================================

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the abolute dollar amounts of the change in each.


                                              Years Ended December 31, 1993/1992
(In Thousands)
                                                   Change in Change in     Total
                                                      Volume      Rate    Change
EARNING ASSETS
Available-for-Sale Securities:
 U.S. Treasury Securities                           $     --  $     --  $     --
 Securities of Other U.S. Government Agencies
  and Corporations                                        --        --        --
 Mortgage-Backed Securities                            1,291      (108)    1,183
 Obligations of States and Political Subdivisions         --        --        --
 Stock                                                    --        --        --
 Other Securites                                          --        --        --
- ---------------------------------------------------------------------------------
Total Available-for-Sale Securities                    1,291      (108)    1,183
- ---------------------------------------------------------------------------------
Held-to-Maturity Securities:
 U.S. Treasury Securities                                  8       (18)      (10)
 Securities of Other U.S. Government Agencies
  and Corporations                                        (4)       (4)       (8)
 Mortgage-Backed Securities                            1,228    (1,799)     (571)
 Obligations of States and Political Subdivisions        264      (163)      101
 Stock                                                    12       (57)      (45)
 Other Securities                                       (810)      (60)     (870)
- ---------------------------------------------------------------------------------
Total Held-to-Maturity Securities                        698    (2,101)   (1,403)
- ---------------------------------------------------------------------------------
Interest-bearing Due from Banks                           13         2        15
Federal Funds Sold                                        36        (2)       34
Loans:
 Real Estate                                           1,815    (1,291)      524
 Consumer                                                (66)      242       176
 Agricultural                                             16       (15)        1
 Commercial                                             (144)       (4)     (148)
 Other                                                     5        (2)        3
 Political Subdivisions                                  (59)      (11)      (70)
 Leases                                                    3        (3)       --
- --------------------------------------------------------------------------------
Total Loans                                            1,570    (1,084)      486
- --------------------------------------------------------------------------------
Total Interest Income                                  3,608    (3,293)      315
- --------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Interest Checking                                       (131)      (61)     (192)
Money Market                                             230      (547)     (317)
Savings                                                  142      (254)     (112)
Certificates of Deposit                                 (240)   (1,096)   (1,336)
Individual Retirement Accounts                           883       (16)      867
Other Time Deposits                                        5       (21)      (16)
Federal Funds Purchased                                   27       (36)       (9)
Other Borrowed Funds                                     743        44       787
- --------------------------------------------------------------------------------
Total Interest Expense                                 1,659    (1,987)     (328)
- ---------------------------------------------------------------------------------
Net Interest Income                                  $ 1,949  $ (1,306)  $   643
=================================================================================

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

[TABLE IV AND TABLE V ARE GRAPHS]


NONINTEREST INCOME
1994/1993

Total noninterest income in 1994 declined $689,000 or 20.55% when compared to 1993. The decline was due to recognized net gains on securities transactions in 1993 totaling $646,000 and recognized net securities losses in 1994 amounting to $219,000. The recognized net loss in 1994 was the result of the sale of available-for-sale securities amounting to $60,610,000. Gross gains totaled $780,000 and gross losses totaled $999,000.

A large portion of the loss was generated by a sale in late December of securities with an amortized cost basis of $21,867,000. The purpose of the sale was to pay down short term borrowings. The interest margin on the leveraged borrowing was narrowing, thus not generating sufficient net interest income, and the market value of the securities was beginning to erode.

The Corporation also sold the stock of several Pennsylvania banks. The sale of stock in some cases was caused by the FDIC; it does not allow banks to hold stock of Pennsylvania banks not traded on a recognized exchange. Other stocks were sold because the holdings had become too large or management felt the stock was overpriced.

The other category of noninterest income that changed significantly was other operating income. The Corporation sold a 1987-4 Residual Interest Certificate, recording a gain of $265,000. The security had been carried as an other asset at $1.00 since 1989 when it had been written down at the request of the FDIC. Earnings taken on the security and recorded as other income during 1994 amounted to $15,000 versus $194,000 in 1993.

Other nonrecurring entries posted to other income include $14,000 for the sale of fully depreciated equipment and interest totaling $10,000 received from the Internal Revenue Service on amended tax returns for the years ended December 31, 1990 and 1991. The amended returns paid refunds amounting to $56,000 for those years. The returns were amended because of incorrect depreciation taken for the years involved.

1993/1992

In 1993 total noninterest income increased $685,000 or 25.68%. Most of the increase was generated by realized gains on securities. Gains taken during 1993 and 1992 amounted to $646,000 and $279,000, respectively. The securities sold were seasoned mortgage-backed instruments that had begun to decline in market value. Other service charges and fees increased slightly by $37,000. This increase can be attributed to increased usage of bank services as no changes were made in fees schedules during 1993.

Trust department income increased $70,000. This was due to the increase in benefit plans provided to corporations and individual proprietorships by the trust department.

Insurance commission, fees and premiums increased $105,000 when comparing 1993 to 1992; however, the insurance subsidiary earned only $76,000 in 1993 compared to $163,000 in 1992. The decline in earnings was caused by higher than normal losses due to accident and health claims and life claims. Expenses of the subsidiary are included in other operating expense.

Earnings recorded on the previously mentioned 1987-4 Residual Interest Certificate during 1993 amounted to $194,000 versus $13,000 in 1992.


TABLE VI -- COMPARISON OF NONINTEREST INCOME

(In Thousands)                                     Years Ended December 31,

                                                        %                 %
                                              1994    Change    1993    Change    1992
OTHER INCOME
Service Charges on Deposit Accounts         $1,071     (.93)  $1,081      .75   $1,073
Service Charges and Fees                       286    12.16      255    16.97      218
Trust Department Income                        582     6.59      546    14.71      476
Insurance Commissions, Fees and Premiums       602      .67      598    21.30      493
Other Operating Income                         341    50.88      226   107.34      109
Trading Account Gains, Net                      --       --       --  (100.00)      19
Realized Gains (Losses) on
 Available-for-Sale
 and Held-to-Maturity Securities, Net         (219) (133.90)     646   131.54      279
- --------------------------------------------------------------------------------------
Total Other Income                          $2,663   (20.55)  $3,352    25.68   $2,667
======================================================================================

OTHER NONINTEREST EXPENSE

Other operating expense increased $678,000 or 5.25%. Salaries and wages increased 5.04% during 1994 or $240,000. The increase is the result of merit raises and new employees and is within the range that the Corporation feels is normal and necessary for its employees. Full time equivalent employees at year end 1994 and 1993 were 194 and 189, respectively.

Pensions and employee benefits declined slightly during 1994. This was due to the drop in the contribution to the Bank's profit sharing plan. The contribution was lower in 1994 because of the retirement of several employees who had been with the bank for many years. The retirement of two executive officers also caused the contribution to the supplemental employees retirement plan to be $83,000 less than 1993. Payments to retirees for accumulated sick days and gifts amounted to $63,000 and $15,000 for 1994 and 1993, respectively.

Occupancy expense during 1994 increased $70,000 or 11.25%. This was due to increased building maintenance costs, including janitors' supplies, that increased $31,000 over 1993. Depreciation also increased $20,000 over 1993. This was due to the construction of a new office in East Smithfield and the extensive renovation of other offices. The balance of the increase was caused by increases in insurance, taxes, etc.

Furniture and fixtures expense increased 9.45%. This was due to an increase in depreciation of $55,000 and the installation of a check imaging system in the fall of 1994. The capital expenditure for the system was $877,000. However, because checks no longer have to be filed or mailed back to customers the Bank should realize a savings in labor and postage costs.

Other operating costs also increased 6.75% or $362,000 over 1993. The increase in other expense was due almost entirely to credit card processing costs, FDIC insurance and Pennsylvania Shares tax. They increased $241,000, $52,000 and $44,000, respectively.

1993/1992

Salaries and wages increased $299,000. The increase was caused by merit increases of approximately 6.00%.

Employee benefits increased nearly 10% or $151,000. The major reason for the increase was pension plan expense that increased $70,000 over the previous year. The increase was caused by an increase in covered payroll. The change dramatically increased the projected benefit obligation that is used to calculate annual pension expense. Also contributing to the increase in pension costs was the decline in earnings generated by the plan assets.

Hospitalization insurance increased $18,000 over 1992. Several other items including workmen's compensation, the contribution to the profit sharing plan and the employer's share of social security tax also posted small increases.

Occupancy and furniture and fixture expenses were virtually unchanged.

Other operating expense increased $721,000 or 15.53%. This increase can be directly attributed to increases in the following expense items: credit card processing costs, FDIC insurance, Pennsylvania Shares tax and donations.

Credit card processing costs increased $273,000, FDIC insurance increased $45,000 and Pennsylvania Shares tax increased $43,000 over the previous year.

The Corporation also made two large donations during 1993. The Corporation donated a building to be utilized as a library in the village of Elkland. The carrying value of the building was $61,000. Also, a donation of appreciated stock with a book value of $36,000 was made to the Soldiers and Sailors Hospital during its fund drive.


TABLE VII -- COMPARISON OF NONINTEREST EXPENSE


(In Thousands)                                      Years Ended December 31,

                                                      %                  %
                                           1994     Change    1993     Change    1992
OTHER EXPENSE
Salaries and Wages                       $ 5,004     5.04   $ 4,764     6.70   $ 4,465
Pensions and Other Employee Benefits       1,620    (2.53)    1,662     9.99     1,511
Occupancy Expense, Net                       692    11.25       622      .65       618
Furniture and Equipment Expense              556     9.45       508       --       508
Other Operating Expense                    5,725     6.75     5,363    15.53     4,642
- --------------------------------------------------------------------------------------
Total Other Expense                      $13,597     5.25   $12,919    10.01   $11,744
======================================================================================

INCOME TAXES


The Corporation's tax provision reflected as a per share cost to shareholders amounted to $.47, $.52 and $.48, respectively for 1994, 1993, and 1992. The amount of tax payable per common share for those years was $.42, $.55 and $.60, respectively. The per share tax payable for 1994 is an estimate only as the return has not been prepared.

The difference between the amount of tax currently payable and the amount reflected on the Corporation's income statement is due to temporary differences. Generally, temporary differences occur when items of income or expense are included in taxable income at one date for tax return purposes and at a different date for financial statement purposes.

The most significant items creating timing differences are bond accretion, depreciation, loan loss expense, loan fees and expenses and employee benefit plans.

The Tax Reform Act of 1986 eliminated a portion of income that had been tax free. Interest on qualified municipal bonds and loans had previously been tax exempt. The Tax Reform Act requires a portion of interest expense paid on liabilities used to acquire these tax free investments to be disallowed as a deduction.

There are still items of income that are not fully taxable. Certain dividends received from domestic corporations enjoy a tax exclusion of 70% of the amount received.

During 1993, Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," was adopted. The standard requires deferred income taxes to be recorded at current tax rates. With the implementation of SFAS No. 109, the Corporation recognized an increase in income of $233,000. This adjustment was the result of a decline in current tax rates. This adjustment was reflected as "The Cumulative Effect of an Accounting Change" on the Corporation's income statement.

The reader should refer to Note 11 on pages 17 and 18 for a more complete understanding of income tax expense.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is a reserve created by charges to earnings to cover current and future losses which may occur in the loan portfolio.

The balance in the reserve is reviewed by management and the Board of Directors quarterly. Factors used to determine the adequacy include the following:

     1. Portfolio quality as determined by a review of an outside independent appraiser.

     2.  Regulatory examinations.

     3. A monthly review of the "Watch List" by management and The Board of Directors.

     4.  Regulatory policy statements.

     5.  Ability to recover losses and earnings coverage of losses.

PORTFOLIO QUALITY

The Corporation employs the services of an independent loan appraiser who reviews loans based on parameters supplied by The Board of Directors. The review is very comprehensive and includes the examination of loan documentation, borrower's cash flow or ability to repay based on current financial information and the collateral associated with each loan.

The report prepared by the loan appraiser isolates all loans the reviewer perceives to be problems. The loans are then categorized as loans that are improperly documented, substandard, doubtful and loss.

The loan portfolio is normally reviewed annually by the FDIC or the Pennsylvania Department of Banking. After each review, a list of charge-offs is presented to management.

The Corporation also charges off loans that it feels may be uncollectible at the end of each quarter.

TABLE VIII -- CLASSIFIED LOAN COMPARISONS

(In Thousands)

                       Brown          Brown          Brown          Brown          Brown
                  Consulting     Consulting     Consulting     Consulting     Consulting
                   Co., Inc.      Co., Inc.      Co., Inc.      Co., Inc.      Co., Inc.
                        6/94           5/93          11/92           5/92          10/91
Substandard           $9,823         $7,647         $7,338         $5,832         $4,518
Doubtful                 346            668          1,143            945          1,141
Loss                      91             40            321            102            551
- --------------------------------------------------------------------------------------------
Total                $10,260         $8,355         $8,802         $6,879         $6,210
============================================================================================
% of Net Loans          4.0%           3.6%           3.9%           3.1%           3.1%
============================================================================================

PROJECTED LOSS PREDICTIONS

The Corporation also prepares loss predictions quarterly based on charge-off history. The predictions are calculated on the ratio of charge-offs by loan type applied to the current outstanding balance. The ratios are calculated using a six year history of charge-offs.

Two predictions are prepared -- most likely and worst case scenario. The most likely prediction uses the most recent six years excluding the year with the largest charge-offs and the year with the least charge-offs. The worst case includes the year that experienced the largest charge-offs.

After the estimated charge-offs are determined the reserve balance is calculated and a determination is made as to the adequacy. The reserve is then divided into allocated and unallocated portions. A comparison is made to the Corporation's peer group quarterly.


TABLE IX -- LOAN LOSS HISTORY FOR THE PAST SIX YEARS

(In Thousands)

                           1994    1993     1992     1991     1990     1989    Average
*Net Loans              $258,472 $238,755 $225,475 $199,072 $190,544 $159,715 $221,386
Net Charge Offs              325      247      518    3,142      115      222      704
Allowance Balance          4,229    3,817    3,356    2,548    2,539    2,284    3,340
Provision for Loan
 Losses                      737      708    1,326    3,151      326      275    1,037
Earnings                   7,494    8,127    7,290    5,643    5,342    4,268    6,461
Earnings Coverage of
 Net Charge Offs          23.1 x   32.9 x   14.1 x    1.8 x   46.5 x   19.2 x    9.2 x
Allowance Coverage of
 Net Charge Offs          13.0 x  15.45 x   6.48 x    .81 x   22.1 x   10.3 x    4.7 x
Accruing Loans
 Contractually
 90 Days Past Due          2,743    2,899    2,532    3,810    2,425    1,684    2,699
Net Charge Offs as a
 % of Provision            44.1%    34.9%    39.1%    99.7%    35.3%    80.7%    67.9%
Year End Nonperforming       624      843    1,351      417      309      264      637
Allowance as a % of
 Net Loans                  1.64%   1.60%    1.49%    1.28%    1.33%    1.43%    1.49%
Peer Group (1)              1.65%   1.82%    1.60%    1.44%    1.34%    1.32%    1.50%

* Gross loans less unearned discount
(1) At September 30, 1994

MONTHLY "WATCH LIST" REVIEW

The Bank prepares a monthly "watch list" of delinquent or otherwise potential problem loans. The list is distributed to branch managers or lending officers responsible for the loans. The branch manager or lending officer must update each loan on the list. A review of the list after it is updated isolates loans which are still delinquent, possible charge-offs, bankruptcies, foreclosures, etc.

This list also reflects large problem loans that may require a separate reserve allocation or increase in the monthly charge to earnings.

REGULATORY POLICY STATEMENT

The FDIC, in conjunction with other regulatory agencies, has issued an interagency policy statement outlining the responsibility of the Board of Directors as it relates to the loan loss reserve. The statement requires that the Board of Directors maintain a reserve for possible loan losses that is at least equal to all substandard loans after a deduction of estimated collateral for those loans. The reserve must be equal to or exceed one-half of all loans classified as doubtful and loss.

The board must ensure that all loan guidelines are adhered to, that all loan documentation is in place and that all collateral liens are perfected.


TABLE X -- ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

(In Thousands)

                                             Years Ended December 31,
                                       1994    1993    1992    1991    1990
Balance at Beginning of Year         $3,817  $3,356  $2,548  $2,539  $2,284
- ---------------------------------------------------------------------------
Charge Offs
  Real Estate Loans                      --      95      32      15      33
  Installment Loans                     266     195     218     213     107
  Credit Cards and Related Plans        144     183     139     154      43
  Commercial and All Other Loans        109     105     293   2,893       9
- ---------------------------------------------------------------------------
  Total Charge Offs                     519     578     682   3,275     192
- ---------------------------------------------------------------------------
Recoveries
  Real Estate Loans                       4      --      --      15      --
 Installment  Loans                      68      84      59      72      57
  Credit Card and Related Plans          42      41      22       3       3
  Commercial and All Other Loans         80     206      83      43      17
- ---------------------------------------------------------------------------
  Total Recoveries                      194     331     164     133      77
- ---------------------------------------------------------------------------
Net Charge Offs                         325     247     518   3,142     115
Merger                                   --      --      --      --      44
Additions Charged to Operations         737     708   1,326   3,151     326
- ---------------------------------------------------------------------------
Balance at End of Year               $4,229  $3,817  $3,356  $2,548  $2,539
===========================================================================


TABLE XI -- ALLOCATION OF ALLOWANCE FOR LOAN LOSSES BY LOAN TYPE
(In Thousands)

                            1994        1993      1992      1991      1990      1989
Mortgage                   $   35      $   35    $   18    $   11    $   17    $   45
Consumer                      241         205       188       136        22       112
Commercial                    443         583       558       653        55       155
Letter of Credit
 Commitments                   86         112       115        --        --        --
All Other Commitments         300         299       351        --        --        --
- -------------------------------------------------------------------------------------
Total Allocated             1,105       1,234     1,230       800        94       312
Unallocated                 3,124       2,583     2,126     1,748     2,445     1,972
- -------------------------------------------------------------------------------------
Total Allowance            $4,229      $3,817    $3,356    $2,548    $2,539    $2,284
=====================================================================================

The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

ABILITY TO REPLENISH RESERVE THROUGH EARNINGS

The Corporation has demonstrated the ability, when necessary, to weather adverse economic conditions and occasionally higher than normal charge-offs. At year end 1994 the earnings coverage of net charge-offs was 23 times. The Corporation's peer group was just over 17 times according to information available as of September 30, 1994.


TABLE XII -- FIVE YEAR BREAKDOWN OF LOANS
(In Thousands)                                 December 31,
                   1994     %      1993     %      1992     %      1991     %      1990     %
Real Estate -
 Construction   $  2,593   1.00 $  2,224    .93 $    993    .44 $    982    .49 $  1,249    .65
Real Estate -
 Mortgage        193,095  74.70  176,518  73.93  162,597  72.10  135,897  68.25  121,914  63.91
Consumer          37,531  14.52   37,713  15.80   39,173  17.37   38,305  19.24   40,778  21.38
Agriculture        3,154   1.22    3,207   1.34    3,065   1.36    2,467   1.24    2,030   1.06
Commercial        13,625   5.27   13,046   5.46   14,578   6.47   16,366   8.22   18,756   9.83
Other              2,459    .95    1,782    .75    1,492    .66      614    .31      850    .45
Political
 Subdivisions      5,870   2.27    4,114   1.72    3,428   1.52    4,368   2.19    5,024   2.63
Lease
 Receivables         168    .07      176    .07      190    .08      129    .06      164    .09
- -----------------------------------------------------------------------------------------------
Total            258,495 100.00  238,780 100.00  225,516 100.00  199,128 100.00  190,765 100.00
Less Unearned
 Discount            (23)            (25)            (41)            (56)           (221)
- -----------------------------------------------------------------------------------------------
                 258,472         238,755         225,475         199,072         190,544
Less Allowance
 for Possible
  Loan Losses     (4,229)         (3,817)         (3,356)         (2,548)         (2,539)
- -----------------------------------------------------------------------------------------------
Net Loans and
 Lease Finance
 Receivables    $254,243        $234,938        $222,119        $196,524        $188,005
===============================================================================================

BALANCE SHEET

Average total assets of the Corporation for the year ended December 31, 1994 totaled $554,658,000. This compared to average total assets for 1993 and 1992 of $508,400,000 and $456,679,000, respectively.

The increase in average total assets during 1994 was due to an increase in average borrowed funds of $27,813,000 over 1993. Average total deposits increased $14,116,000 over 1993 and $38,391,000 over 1992, an increase of 3.7%
and 10.7%, respectively.

The increase in deposits and borrowed funds was used to fund an increase in the average investment portfolio of $32,762,000 and $65,788,000 over 1993 and 1992, respectively. The portfolio increase was primarily in mortgage-backed instruments.

The average balance in the loan portfolio also increased substantially during the last two years. During 1994 the average loan portfolio increased $15,464,000 or 6.79% over 1993 and $32,109,000 or 15.21% over 1992. The most significant increase was in real estate secured loans.

The year end balance in bank premises and equipment also increased $1,464,000 during 1994. The Bank completed an extensive renovation program at several branches and constructed a new facility at the East Smithfield, Pennsylvania location. Also, during October, 1994 the Bank installed a state of the art check processing system. The cost of the new equipment was $877,000. Checks are captured, stored and returned to customers as images. It is no longer necessary to file and return the original checks. It is expected that the system will result in savings related to labor and postage costs.

On the liability side of the balance sheet, all average deposit categories increased except certificates of deposit, money market accounts and other time deposits. Certificates began a decline in 1992. Average outstanding certificates for 1992, 1993 and 1994 were $115,311,000, $111,021,000 and
$109,174,000, respectively. The decline was caused by the lower rates paid during those years. However, as the fourth quarter of 1994 ended, rates had increased substantially and may cause balances to increase.

The decrease in average money market accounts was $2,227,000 during 1994, after an increase of $6,256,000 in 1993. Average balances in interest checking accounts declined $4,659,000 during 1993 and increased $2,277,000 in 1994. It is felt that the balances in these accounts will again begin to increase as rates begin to rise.

Regular and statement savings accounts that carry the lowest rate of interest continue to be popular with the customer base. These accounts recorded increases in average balances of $3,199,000 and $4,523,000 during 1994 and 1993, respectively.

The Bank continues to remain very competitive in the individual retirement account market, recording gains in average balances of $9,421,000 and $12,655,000, respectively for 1994 and 1993. The success in maintaining this type of account is the result of paying rates higher than the local market.

The Corporation has maintained a negative gap position for the past several years. A negative gap means that interest sensitive liabilities reprice more frequently than the offsetting interest-bearing assets. This strategy will provide increased earnings during periods of stable and declining interest rates.

During 1994 interest rates began to rise substantially as the Federal Reserve Board raised short term rates several times. This caused management and the Board of Directors to reverse its negative gap position and, in late 1994, approximately $20,000,000 in available-for-sale investments were sold and short term debt was repaid.

It is very likely that as short term debt begins to mature in the first quarter of 1995 more securities will be sold to further reduce debt.

Net losses taken on the December 1994 sale of securities amounted to $955,000. Similar losses may be recorded in the first quarter of 1995. The losses taken will have an impact on earnings in 1995 though the amount is undetermined at this time.

At the end of 1993 the Corporation implemented SFAS No. 115. SFAS No. 115 requires the Corporation to classify investment securities in three distinct categories: held-for-investment, available-for-sale and trading account securities. The classifications place restrictions on how the securities are recorded in relation to how the portfolio is managed. Held-to-maturity securities must be held until maturity and carried at amortized cost. Available-for-sale securities must be reported at the current market value on the reporting date. The offsetting increase or decrease in market value net of tax must be reported as an increase or decrease in the capital of the Corporation. Trading account securities are carried at market value with gains or losses in market value recorded on the income statement.

Upon implementation of SFAS No. 115, management and the Board of Directors decided to record all investments, except for debt securities held by the insurance subsidiary, as available-for-sale. This provides management with some flexibility in the management of the portfolio as interest rates change. As rates change on liabilities, management can use the investment portfolio as a tool to maintain a positive interest rate margin.

On December 31, 1994, the amount of unrealized losses on available-for-sale securities, net of tax, amounted to $8,589,000 which compares to a net of tax market appreciation of $5,592,000 on December 31, 1993.

The average capital of the Corporation remains very strong and averaged $52,629,000 excluding the market value depreciation on the securities portfolio. The ratio of average capital to average assets for 1994 was 9.49%. The Corporation is classified as well capitalized by the federal regulators.

Issued and outstanding shares of the Corporation doubled during 1994 with the issuance of a 2 for 1 stock split effected in the form of a stock dividend declared by the Board of Directors at its regular meeting in September. The financial information presented for all prior periods has been restated to reflect the stock split.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Liquidity is the Corporation's ability to raise funds on short notice due to unexpected deposit runoff, unusually heavy loan demand or the maintenance of required reserves. The primary source of funds is core deposits since the Corporation discourages the acceptance of large short term deposits from outside its market area.

Daily deposit swings historically have ranged from $2,000,000 to $5,000,000 and do not present a problem. When deposits decline for a short period the Corporation has the availability of several short term credit sources. The Corporation has a flexline of credit with the Federal Home Loan Bank of Pittsburgh that totaled $54,000,000 at year end 1994. Also available to the Corporation are several credit lines through correspondent bank relationships that total in excess of $20,000,000.

Interest rate sensitivity measures the repricing schedule of the Corporation's assets and liabilities. The measured repricing intervals range from overnight to the maturity of the longest mortgage in the loan or investment portfolio. The time frame monitored most closely is one year.

The Corporation uses a simulator model purchased from Sendero Inc. The model projects income and average balance sheet information on a monthly basis out to one year. The model projects information under three balance sheet strategies using flat, rising and falling interest rate scenarios.

The model also projects the increase or decrease in net interest income under the three scenarios and the hypothetical increase or decrease in the market value of the assets and liabilities and its net impact on the Corporation's capital.

As mentioned under the balance sheet discussion, interest rate increases during 1994 will impact the net interest margin of the Corporation. The net spread between interest on earning assets and interest-bearing liabilities declined significantly in 1994. The net spread for 1994 dropped from 3.70% for 1993 to 3.39% in 1994.

Interest rate increases not only have an impact on the net spread but also erode the market value of the investment portfolio. The gross unrealized loss at year end 1994 amounted to just over $13,000,000 or a net after tax amount of $8,589,000.

The Corporation began in late 1994 to reverse the situation by selling a portion of its investment portfolio and reducing its short term debt. It is anticipated that the process will continue into 1995 until the negative gap is narrowed.


TABLE XIII - RATE SENSITIVE ASSETS AND RATE SENSITIVE LIABILITIES
             As of December 31, 1994  (In Thousands)

                                   3 Mos.    >3-6     >6-12    >1-3     >3-5     >5-10   >10-20     >20     Non-
ASSETS                             or Less   Mos.     Mos.     Years    Years    Years    Years    Years  Interest   Total
Interest-Bearing Deposits        $     735 $     --  $   100  $    --  $    -- $     -- $     -- $     -- $     -- $    835
Available-for-Sale Securities:
  U.S. Treasury Securities              --       --       --       --    2,299       --       --       --       --    2,299
  U.S. Agency Securities                --       --       --       --       --    6,671    6,087       --       --   12,758
  Mortgage Backed Securities         9,229       --       --       --      576   49,379  113,755   10,170       --  183,109
  Municipals                           500       --    1,512    1,564    1,815    6,508   24,449    3,291       --   39,639
  Other Bonds                           --       --       --    1,013    1,000       15    1,622      897       --    4,547
  Stocks                                --       --       --       --       --       --       --   18,272       --   18,272
- ---------------------------------------------------------------------------------------------------------------------------------
Total Available-for-Sale Securities  9,729       --    1,512    2,577    5,690   62,573  145,913   32,630       --  260,624
- ---------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities:
  U.S. Treasury Securities              --       --       --       --      101       --       --       --       --      101
  Mortgage Backed Securities            --       --       --       --       --       63      836      196       --    1,095
- ---------------------------------------------------------------------------------------------------------------------------------
Total Held-to-Maturity Securities       --       --       --       --      101       63      836      196       --    1,196
- ---------------------------------------------------------------------------------------------------------------------------------
Loans and Lease Financing:
  Real Estate - Construction         2,593       --       --       --       --       --       --       --       --    2,593
  Real Estate - Mortgage            37,396   16,036   37,809   23,243   20,996   40,348   19,778        4       --  195,610
  Consumer                           7,798    2,608    4,357   10,133    2,401      492       66    8,991       --   36,846
  Agriculture                          716      227      417    1,117      531      104       25       --       --    3,137
  Commercial                        10,833      429      645    1,447      473      165       --       --       --   13,992
  Other                                172        2       21       28       --       --       --       --       --      223
  Political Subdivisions               836      215      304    1,204      914    1,438      986       33       --    5,930
  Leases                                 9        9       18       72       56       --       --       --       --      164
- ---------------------------------------------------------------------------------------------------------------------------------
Total Loans                         60,353   19,526   43,571   37,244   25,371   42,547   20,855    9,028       --  258,495
Less:  Unearned Discount                --       --       --       --       --       --       --       --      (23)     (23)
Allowance for Loan Losses               --       --       --       --       --       --       --       --   (4,229)  (4,229)
- ---------------------------------------------------------------------------------------------------------------------------------
Net Loans and Leases                60,353   19,526   43,571   37,244   25,371   42,547   20,855    9,028   (4,252) 254,243
- ---------------------------------------------------------------------------------------------------------------------------------
Cash and Due From Banks                 --       --       --       --       --       --       --       --   11,572   11,572
Other Assets                            --       --       --       --       --       --       --       --   18,008   18,008
- ---------------------------------------------------------------------------------------------------------------------------------
Total Assets                        70,817   19,526   45,183   39,821   31,162  105,183  167,404   41,854   25,328  546,478
- ---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY

Interest-Bearing Deposits:
  Money Market                      81,387       --       --       --       --       --       --       --       --   81,387
  NOW and SNOW                      42,098       --       --       --       --       --       --       --       --   42,098
  Christmas/Fund Clubs                  --       --      847       --       --       --       --       --       --      847
  CD's                              24,757   25,823   18,788   13,315   19,544       72       --       --       --  102,299
  Reg/Key Savings                       --       --       --       --       --       --       --   52,587       --   52,587
  Golden Passbook Savings               --       --       --       --       --       --       --    1,117       --    1,117
  IRA's                                 --       --       --       --       --       --       --   76,073       --   76,073
- ---------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Deposits    148,242   25,823   19,635   13,315   19,544       72       --  129,777       --  356,408
- ---------------------------------------------------------------------------------------------------------------------------------
Demand Deposits                         --       --       --       --       --       --       --       --   42,855   42,855
Repurchase Agreements               45,000       --       --       --       --       --       --       --       --   45,000
Borrowed Funds:
  Variable                          23,500       --       --       --       --       --       --       --       --   23,500
  Fixed                                 --   30,000       --       --       --       --       --       --       --   30,000
- ---------------------------------------------------------------------------------------------------------------------------------
Total Borrowed Funds                23,500   30,000       --       --       --       --       --       --       --   53,500
- ---------------------------------------------------------------------------------------------------------------------------------
Other Liabilities                      786       --       --       --       --       --       --       --    1,135    1,921
Stockholders' Equity                    --       --       --       --       --       --       --       --   46,794   46,794
- ---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Equity       217,528   55,823   19,635   13,315   19,544       72       --  129,777   90,784  546,478
- ---------------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Gap    $(146,711)$(36,297) $25,548  $26,506  $11,618 $105,111 $167,604 $(87,923)$(65,456)$     --
=================================================================================================================================

CAPITAL ADEQUACY

The total capital excluding the valuation reserve for the available-for-sale securities increased $4,472,000 in 1994. Dividends paid to shareholders amounted to 40% of net income.

The adjustment to capital required by SFAS No. 115 for unrealized losses on the securities portfolio in 1994 amounted to $(8,589,000). The adjustment is net of tax at a rate of 34%. The gross adjustment was ($13,014,000).

The Corporation's ratio of capital to assets based on the year end balance sheet for 1994 and 1993 amounted to 9.98% and 9.23%, respectively.

The Corporation's risk-based capital ratio, which measures the amount of risk assets to total capital, was 18.36% and 17.35%, respectively for the years ended 1994 and 1993. All capital ratios exclude the market value adjustment for available-for-sale securities.

There are no planned expenditures which would have a detrimental effect on capital ratios or the results of operations.

The following table sets forth additional capital ratios.





TABLE XIV -- CAPITAL RATIOS
(In Thousands)

                                                       December 31
                                                     1994       1993
TIER I   Total Stockholders' Equity                $ 55,385   $ 50,913
TIER II  Allowance for Possible Loan Losses (1)       4,047      3,817
- ----------------------------------------------------------------------
            Total Qualifying Capital               $ 59,432   $ 54,730
======================================================================

Risk Adjusted Assets - Balance Sheet               $279,807   $268,448
Risk Adjusted Assets - Off Balance Sheet             43,943     47,003
- ----------------------------------------------------------------------
            Total Risk Adjusted Assets             $323,750   $315,451
======================================================================
Ratios
 TIER I Capital Ratio                                17.11%     16.14%
 Minimum Required December 31, 1994                   4.00%
 Minimum Required December 31, 1993                              4.00%

 Total Capital Ratio - Actual                        18.36%     17.35%
 Minimum Required December 31, 1994                   8.00%
 Minimum Required December 31, 1993                              8.00%

(1) Allowable inclusion equals up to 1.25% of Risk Adjusted Assets


                         SUPPLEMENTARY FINANCIAL DATA

QUARTERLY SHARE DATA

   The Corporation's stock is not traded on an established stock exchange; however, stock transactions are effected through various brokers who maintain a market in the Corporation's stock or trades are made on a person to person basis. The following table sets forth the approximate high and low sales prices of the common stock during 1994, 1993 and 1992 as furnished by brokers and other sources considered by the Corporation to be reliable.

                     1994                       1993                        1992
                           Dividend                   Dividend                    Dividend
                           Declared                   Declared                    Declared
                              Per                        Per                         Per
               High   Low  Quarter        High   Low  Quarter         High   Low  Quarter
- ----------------------------------------------------------------------------------------
First
 Quarter      $16.88 $16.50 $.15         $12.00 $11.63 $.13          $10.50 $10.50 $.12
Second
 Quarter       18.31  17.50  .15          15.00  12.00  .13           10.50  10.50  .12
Third
 Quarter       18.75  18.38  .155         15.50  15.00  .15           10.63  10.50  .13
Fourth
 Quarter       20.25  19.00  .16 plus     16.25  15.00  .15 plus      11.63  11.25  .13 plus
                             1% stock                   1% stock                    1% stock

- ----------------------------------------------------------------------------------------------


COMMON STOCK AND PER SHARE DATA

                           1994           1993           1992           1991          1990
Net Income               $ 1.51         $ 1.64         $ 1.47         $ 1.14        $ 1.06
Cash Dividends
 Declared                   .61            .55            .49            .45           .44
Stock Dividend               1%             1%             1%             1%            1%
Number of Shares
 Outstanding
 (excluding shares
 held in Treasury)    4,913,322      4,864,674      4,816,508      4,768,818     4,760,610
Number of Shares
 Used for
 Computation          4,962,456      4,962,456      4,962,456      4,970,566     5,059,990
Number of Shares
 Issued               5,016,352      4,966,684      4,917,508      4,868,818     4,820,610
Number of Shares
 Authorized          10,000,000     10,000,000     10,000,000     10,000,000    10,000,000
Stockholders'
 Equity Per Share       $  9.43        $ 11.39        $  9.17        $  8.17       $  7.42
Stockholders'
 Equity Per Share (*)   $ 11.16        $ 10.26        $  9.17        $  8.17       $  7.42
Number of
 Stockholders at
 Year End                 1,901          1,819          1,809          1,775         1,729

(*) Does not include unrealized holding gains or losses on available-for-sale securities.

    Known "market makers" who handle Citizens & Northern Corporation common stock transactions are:

Hopper Soliday & Company                         Ryan, Beck & Company
1500 Walnut Street                               3 Parkway
Philadelphia, PA   19102                         Philadelphia, PA   19102
800-526-6371                                     800-342-2325

Merrill Lynch, Pierce,                           Sandler O'Neill & Partners, LP
 Fenner & Smith, Inc.                            Two World Trade Center
One West Third Street                            104th Floor
Williamsport, PA   17701                         New York, NY   10048
800-937-0769                                     800-635-6851

Anthony Misciagna & Company
6 Bird Cage Walk

Holidaysburg, PA   16648
800-343-5149


                                 FIVE YEAR SUMMARY OF OPERATIONS

 (In Thousands, Except Per Share Data)

                                             1994       1993        1992      1991       1990
INCOME STATEMENT
 Interest Income                            $ 42,309   $ 39,122   $ 38,807   $ 39,120   $ 37,054
 Interest Expense                             20,805     18,396     18,724     21,806     22,938
- ------------------------------------------------------------------------------------------------
 Interest Margin                              21,504     20,726     20,083     17,314     14,116
 Provision for Possible Loan Losses              737        708      1,326      3,151        326
- ------------------------------------------------------------------------------------------------
 Interest Margin After
  Provision for Possible Loan Losses          20,767     20,018     18,757     14,163     13,790
 Other Income                                  2,882      2,706      2,369      2,460      2,455
 Securities Gains (Losses)                      (219)       646        298      1,257         69
 Other Expenses                               13,597     12,919     11,744     10,616      9,523
- ------------------------------------------------------------------------------------------------
 Income before Income Tax Provision            9,833     10,451      9,680      7,264      6,791
 Income Tax Provision                          2,339      2,557      2,390      1,621      1,449
- ------------------------------------------------------------------------------------------------
 Income before Cumulative Effect of
  Accounting Change                            7,494      7,894      7,290      5,643      5,342
 Cumulative Effect of Change in
  Accounting for Income Taxes (Benefit)           --       (233)        --         --         --
- ------------------------------------------------------------------------------------------------
 Net Income                                 $  7,494   $  8,127   $  7,290   $  5,643   $  5,342
================================================================================================
 BALANCE SHEET AT YEAR END
 Total Securities (Amortized Cost) (1)      $261,820   $302,096   $217,811   $169,571   $200,848
 Loans (excluding Unearned Discount)         258,472    238,755    225,475    199,072    190,544
 Earning Assets                              516,898    537,813    440,474    418,899    392,564
 Total Assets                                546,478    560,055    466,119    440,895    413,351
 Total Deposits                              399,263    391,639    367,196    344,122    331,236
 Stockholders' Equity Before Adjustment
  for Unrealized Gain or Loss on
  Available-for-Sale Securities               55,385     50,913        n/a        n/a        n/a
 Stockholders' Equity                         46,796     56,505     45,510     40,628     37,565
 Primary Capital                              59,432     54,730     48,866     43,176     40,104

 AVERAGE BALANCE SHEET
 Total Securities (Amortized Cost) (1)      $291,734   $258,874   $225,439   $200,996   $184,984
 Loans (excluding Unearned Discount)         243,147    227,683    211,038    194,711    175,275
 Earning Assets                              535,227    489,121    437,848    396,259    360,155
 Total Assets                                554,658    508,400    456,679    417,147    381,469
 Total Deposits                              395,512    381,396    357,121    336,263    315,141
 Stockholders' Equity Before Adjustment
  for Unrealized Gain or Loss on
  Available-for-Sale Securities               52,629        n/a        n/a        n/a        n/a
 Stockholders' Equity                         52,090     46,693     42,875     38,722     35,441

 FINANCIAL RATIOS
 Return on Stockholders' Equity (3)            14.4%      17.4%      17.0%      14.6%      15.1%
 Return on Assets (3)                          1.35%      1.60%      1.60%      1.35%      1.40%
 Primary Capital as a %
  of Total Assets (2)                         10.88%      9.77%     10.48%      9.79%      9.70%
 Stockholders' Equity to Assets Before
  Adjustment for Unrealized Gain or Loss
  on Available-for-Sale Securities (3)         9.49%        n/a        n/a        n/a        n/a
 Stockholders' Equity to Assets (3)            9.39%      9.18%      9.39%      9.28%      9.29%
 Stockholders' Equity to Loans (3)             21.4%      20.5%      20.3%      19.9%      20.2%
 Net Income To:
  Total Interest Income                        17.7%      20.8%      18.8%      14.4%      14.4%
  Interest Margin                              34.8%      39.2%      36.3%      32.6%      37.8%
  Dividend as a % of Net Income                40.3%      33.5%      33.0%      39.3%      39.6%

 (1) Includes interest-bearing due from banks
 (2) Balance Sheet at Year End
 (3) Average Balance Sheet

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents summarized quarterly financial data for 1994 and 1993 (in thousands, except per share data):


                                                      1994 Quarter Ended
                                              Mar 31  Jun 30  Sep 30  Dec 31
    Interest Income                          $10,049 $10,353 $10,772 $11,135
    Interest Expense                           4,605   4,978   5,357   5,865
   -------------------------------------------------------------------------
    Interest Margin                            5,444   5,375   5,415   5,270
    Provision for Possible Loan Losses           184     185     184     184
   -------------------------------------------------------------------------
    Interest Margin After Provision
     for Possible Loan Losses                  5,260   5,190   5,231   5,086
    Other Income                                 857     659     651     715
    Securities Gains (Losses)                    542     153      27    (941)
    Other Expense                              3,386   3,425   3,346   3,440
   -------------------------------------------------------------------------
    Income Before Income Taxes                 3,273   2,577   2,563   1,420
    Income Tax Provision                         820     693     585     241
   -------------------------------------------------------------------------
    Net Income                               $ 2,453 $ 1,884 $ 1,978 $ 1,179
   =========================================================================
    Net Income Per Share                     $   .49 $   .38 $   .40 $   .24
   =========================================================================


                                                      1993 Quarter Ended
                                                 Mar 31 Jun 30 Sep 30 Dec 31
    Interest Income                              $9,387 $9,895 $9,979 $9,861
    Interest Expense                              4,293  4,761  4,741  4,601
   -------------------------------------------------------------------------
    Interest Margin                               5,094  5,134  5,238  5,260
    Provision for Possible Loan Losses              177    177    177    177
   -------------------------------------------------------------------------
    Interest Margin After Provision
     for Possible Loan Losses                     4,917  4,957  5,061  5,083
    Other Income                                    573    698    686    749
    Securities Gains                                261    149    294    (58)
    Other Expense                                 3,188  3,179  3,229  3,323
   -------------------------------------------------------------------------
    Income Before Income Taxes                    2,563  2,625  2,812  2,451
    Income Tax Provision                            697    594    731    535
   -------------------------------------------------------------------------
    Income before Cumulative Effect
     of Accounting Change                         1,866  2,031  2,081  1,916
    Cumulative Effect of Change in
     Accounting for Income Taxes (Benefit)           --     --     --   (233)
   -------------------------------------------------------------------------
    Net Income                                   $1,866 $2,031 $2,081 $2,149
   =========================================================================
    Net Income Per Share                         $  .38 $  .41 $  .42 $  .43
   =========================================================================

TRUST DEPARTMENT

 (All Figures in Thousands)

                         1994        1993       1992       1991       1990
 Assets              $146,178   $147,804    $132,550    $112,215   $91,631
 Earnings                 582        546         476         506       489

The composition of trust assets and liabilities for the years ending 1994, 1993 and 1992 are shown in the following table:


                                            1994         1993         1992
 INVESTMENTS
 Bonds                                  $ 66,003     $ 65,761     $ 63,055
 Stock                                    45,592       52,658       46,659
 Savings and Money Market Funds           14,682       12,479       11,843
 Mutual Funds                             17,568       14,920        9,561
 Mortgages                                   109          141          142
 Real Estate                                 977        1,048          746
 Miscellaneous                             1,247          797          544
 -------------------------------------------------------------------------
 Total                                  $146,178     $147,804     $132,550
 =========================================================================
 ACCOUNTS
 Estates                                 $ 1,455     $    349     $    344
 Trusts                                   36,343       37,869       36,918
 Guardianships                             1,316        1,807        1,856
 Pension/Profit Sharing                   60,647       59,701       50,819
 Investment Management                    46,417       48,078       42,613
 -------------------------------------------------------------------------
 Total                                  $146,178     $147,804     $132,550
 =========================================================================

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report for the year ended December 31, 1994, on Form 10-K as required to be filed with the Securities and Exchange Commission will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at its principal office at P.O. Box 58, Wellsboro, PA 16901.

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

[FIVE YEAR PERFORMANCE GRAPHS]


DESCRIPTION OF BUSINESS

     Citizens & Northern Corporation ("Corporation") is a one bank holding company, whose principal subsidiary is Citizens & Northern Bank ("Bank").

     The Bank is a Pennsylvania banking institution that was formed pursuant to the consolidation of Northern National Bank of Wellsboro and Citizens National Bank of Towanda on October 1, 1971. In May of 1972, the Bank merged with the First National Bank of Ralston and on October 1, 1977, merged with the Sullivan County National Bank. Then on January 1, 1984, the Bank merged with The Farmers National Bank of Athens. On May 1, 1990, The First National Bank of East Smithfield merged with the Bank. The Bank has held its current name since May 6, 1975, at which time the Bank changed its charter from a national bank to a Pennsylvania bank. The Bank's principal office is located in Wellsboro, Pennsylvania. On December 31, 1994, the Bank had total assets of $541,874,000, total deposits of $399,263,000 and total loans outstanding of $258,495,000.

     The Bank provides an extensive range of banking services, including checking accounts, savings accounts, certificates of deposit, money market accounts, personal, commercial and installment loans and such other type of deposits and loans that are common to a full service bank for its size and structure. The Bank also maintains a trust department that provides full fiduciary services.

     The Corporation also owns a subsidiary, Bucktail Life Insurance Company, which provides credit life and credit accident and health insurance for the Bank. The business generated by Bucktail Life Insurance Company is insignificant in relation to the total business of the Corporation.

     The main office of the Bank is located at 90-92 Main Street, Wellsboro, Pennsylvania. The Bank has a total of fifteen (15) banking offices all located in the Pennsylvania counties of Bradford, Lycoming, Sullivan and Tioga. All such properties are owned by the Bank. There are no encumbrances against any of the Bank's properties.

     As of December 31, 1994, the Bank had a total of 194 full time equivalent employees. The Bank provides a variety of employment benefits and considers its relationship with its employees to be good.

     All phases of the Bank's business are competitive. The Bank primarily competes in the market area composed of Tioga and Bradford counties, and portions of Lycoming and Sullivan counties. The Bank competes with approximately 15 commercial banks, including local commercial banks headquartered in its market area as well as other commercial banks with branches in the Bank's market area. Some of the banks that have branches in the Bank's market area are larger in overall size than the Bank. The Bank, along with other commercial banks, competes with respect to its lending activities as well as in attracting demand and savings deposits with savings banks, saving and loan associations, insurance companies, regulated small loan companies and credit unions. The Bank also competes with insurance companies, investment counseling firms, mutual funds and other business firms and individuals in corporate trust and investment management services.

     The Bank is generally competitive with all financial institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.


                         CITIZENS & NORTHERN CORPORATION
                                       AND
                            CITIZENS & NORTHERN BANK
                               BOARD OF DIRECTORS

J. Robert Bower                             John H. Macafee
Pharmacist                                  Operator,
                                             Mapoval Farms Inc.
R. Robert DeCamp
President and C.E.O.,                       Lawrence F. Mase
 Patterson Lumber Co. Inc.                  President, Mase's Inc.

R. James Dunham                             Robert J. Murphy
President, R.J.Dunham Inc.                  Retired, formerly
 Department Store                            Attorney in law firm of
                                             Davis, Murphy, Niemiec & Smith
Adelbert E. Eldridge
Retired Regional Director                   Edward H. Owlett, III
 of Susquehanna Region of                   Attorney in law firm of
 Pennsylvania Electric Co.                   Owlett, Lewis & Ginn, P.C.

William K. Francis                          F. David Pennypacker
Chairman, President, and                    C.P.A. in firm of
 Chief Executive Officer                     Pennypacker & Zeigler, P.C.

Laurence R. Kingsley                        Leonard Simpson
Owner, L. R. Kingsley                       Attorney at Law
  Lumber

                                            Howard W. Skinner


Edward L. Learn                             Retired, formerly Senior
Feed Mill Manager,                           Vice President
 Purina Mills Inc.
                                            Donald E. Treat
                                            Owner, Treat Hardware


                                DIRECTORS EMERITI

Roy W. Cummings, Sr.                        Edward H. Owlett
Chairman, Cummings                          Attorney in law firm of
 Lumber Co. Inc.                             Owlett, Lewis & Ginn, P.C.



                                 ADVISORY BOARDS

ATHENS                          LAPORTE                          TOWANDA & MONROETON

Terry W. Depew                  Randy R. Meckes                  Larry D. Sharer
R. Bruce Haner                  Kenneth F. Fry                   Wilson S. Quiggle
Wayne E. Lowery                 Marvin L. Higley                 Allen M. Alper
John H. Macafee                 Walter B. Neidig                 Adelbert E. Eldridge
Howard W. Skinner               Leonard Simpson                  Robert J. Murphy
                                                                 Jeffrey A. Smith
DUSHORE                         LIBERTY                          James Towner
                                                                 Jerome C. Violette
Wayne E. Gavitt                 Ann L. Yuscavage
Ronald A. Gutosky               Lyle R. Brion                    TROY
P. Dean Homer                   Gary Dinnison
Dennis McCarty                  Lawrence F. Mase                 Brian L. Canfield
Kerry A. Meehan                 Ray E. Wheeland                  Dennis F. Beardslee
Leslie W. Miller, Jr.                                            Roy W. Cummings, Jr.
                                RALSTON                          Roy W. Cummings, Sr.
EAST SMITHFIELD                                                  Robert M. Hess
                                Daniel P. Clark                  Gregory W. Powers
Peggy Brown                     William W. Brooks, III
Roy L. Beardslee                Willard S. Kuser                 WELLSBORO
Lawrence A. Burnett             John W. Orr
Eugene K. Harris                                                 Richard L. Wilkinson
Laurence R. Kingsley            SAYRE                            J. Robert Bower
Bennett R. Young                                                 R. Robert DeCamp
                                Stephan W. Bowen                 R. James Dunham
ELKLAND                         Sheila Henry                     John B. Kentch
                                George Howell                    Edward H. Owlett, III
Scott A. Keck                   John Steadle                     F. David Pennypacker
Eric Beard
John C. Kenyon                  TIOGA                            WYSOX
Edward L. Learn
                                Lois C. Wood                     Debra S. Kithcart
KNOXVILLE                       Joseph R. Borden, Jr.            Lucille P. Donovan
                                John E. Brackley                 Robert L. Fulmer
Mary Rose Sacks                 Donald E. Treat                  Walter E. Warburton, Jr.
Clyde E. Beard                  Jean L. Ward
Gerald Bliss                    M. Frank Ward
Karl W. Kroeck
Robert S. Lugg


CITIZENS & NORTHERN BANK OFFICERS

William K. Francis        Robert E. Bolt             Shawn M. Schreck           Rita Y. Fisk
Chairman, President &     Assistant Vice President   Assistant Vice President   Assistant Cashier
Chief Executive Officer                              & Compliance Officer
                          Stephan W. Bowen                                      Mark C. Griffis
Craig G. Litchfield       Assistant Vice President   David C. Schucker          Bankcard Plan Manager
Senior Vice President                                Assistant Vice President
                          Thomas L. Briggs                                      Karen L. Keck


Robert W. Anderson        Trust Officer              James H. Shelmire          Bookkeeping Manager
Vice President - Data                                Systems Analyst
Processing                Peggy A. Brown                                        Glenda R. Marzo
                          Assistant Vice President   Gerald W. Smith            Assistant Auditor
Brian L. Canfield                                    Trust Officer
Vice President            Phylis W. Callear                                     Patricia Marzo
                          Assistant Vice President   Jan L. Southworth          Assistant Cashier
Terry R. Depew                                       Assistant Vice President
Vice President            Daniel P. Clark                                       Sandra J. McNeal
                          Assistant Vice President   Nancy L. Tubbs             Assistant Cashier
Keith E. Ferguson                                    Assistant Vice President
Vice President            Helen W. Ferris                                       Judith L. Metcalf
                          Assistant Vice President   Lois C. Wood               Assistant Cashier
Wayne E. Gavitt                                      Assistant Vice President
Vice President            Joan L. Grenell                                       Leonard Mitchell, III
                          Assistant Vice President   Mary J. Wood               Collection Officer
Scott A. Keck                                        Trust Officer
Vice President            Nicholas Helf, Jr.                                    Janet R. Ordway
                          Trust Officer              Ann L. Yuscavage           Assistant Cashier
Matthew P. Prosseda                                  Assistant Vice President
Vice President            Elaine F. Johnston                                    Karen B. Peterson
                          Assistant Vice President   Raechelle N. Acker         Assistant Cashier
Paul M. Ritter                                       Assistant Cashier
Vice President &          Debra S. Kithcart                                     Eileen K. Ranck
Trust Officer             Assistant Vice President   Sandra G. Andrews          Bankcard Operations
                                                     Assistant Cashier          Manager
James W. Seipler          Rhonda J. Litchfield
Controller & Cashier      Trust Officer              Bonnie L. Bennett          Virginia L. Reap
                                                     Assistant Cashier          Assistant Cashier
Larry D. Sharer           Randy R. Meckes
Vice President            Assistant Vice President   Joan M. Blackwell          Joseph A. Snell
                                                     Assistant Cashier          Assistant Controller
Richard L. Wilkinson      Kim L. Miller
Vice President            Assistant Vice President   Marcella Chaykosky         Twila G. Starr
                                                     Assistant Cashier          Assistant Cashier
Kathleen M. Osgood        Jeffrey B. Osgood
Corporate Secretary       Assistant Vice President   Rick Cisco                 Charmaine H. Stempel
                          & Personnel Officer        Technical Support          Assistant Cashier
Klas G. Anderson                                     Manager                    & Security Officer
Assistant Vice President  Wilson S. Quiggle
                          Assistant Vice President   Jerome Coleman             Barbara J. Tubbs
Russell H. Bauman                                    Assistant Cashier          Assistant Cashier
Auditor                   Mary Rose Sacks
                          Assistant Vice President   Diane B. Elvidge           Eric E. Wertz
                                                     Assistant Cashier          Bankcard Credit Officer


CITIZENS & NORTHERN CORPORATION OFFICERS

William K. Francis        Craig G. Litchfield        James W. Seipler           Kathleen M. Osgood
Chairman, President &     Senior Vice President      Treasurer                  Corporate Secretary
Chief Executive Officer