Form 10-K405, Exhibit 13
period 1996-12-21
CITIZENS & NORTHERN CORP
filed 1997-03-27
CIK 810958

Exhibit 13

To Our Shareholders:

The Directors and employees of Citizens & Northern take great pride in reporting the financial results of 1996.

Mission
The challenge and mission of Citizens & Northern Corporation is to continue to increase shareholder value by providing an above average return on investment. To that end, our commitment and focus is on our long-term commitment to the customers and the communities we serve. It is our vision to increase our lead of market share in financial services by maintaining a well-trained and responsive employee base and a portfolio of competitive products and services. We are committed to managing change to serve the needs of our market and our customers. Excellent customer service and competitive products will assure continued enhancement of market share, profitability and thus increased shareholder value.

Financial Highlights
Nineteen ninety-six was a record year for C & N Corporation and its shareholders. Net after-tax Income for 1996 totaled over $9,255,000, or $1.83 per share, compared to $7,866,000 and $1.55 per share for 1995. The results represent an 18% increase in per share income. The Return-On-Average-Assets ratio was 1.53%, well above the average for banks in our peer group. A major factor contributing to the increase in Net after-tax Income for 1996 was an 18.1% increase in the Interest Margin. We saw the Interest Margin begin to widen in late 1995 as short term interest rates fell and the rates on our longer term investments and loans did not reprice as rapidly.

Dividends for 1996 increased to 69 cents per share, a 6.1% increase over 1995. Shareholders also received a 1% stock dividend for the 23rd consecutive year.

Total Assets grew to a new high of $610,192,000 for an increase of 4.1% over 1995.

Deposits increased to $430.3 million as of December 31, 1996 for a 0.2% increase over the December 31, 1995 total of $429.5. It should be noted, however, that the average deposits for 1996 of $430 million were 3.4% higher than the average deposits for 1995 of $419.7 million. Net Loans totaled $273.8 million for an increase of $14.2 million, or 5.4%, over the previous year.

It is our belief that mutual funds are competing fiercely for what could otherwise be insured bank deposits. While we offer very competitive rates on all our interest-bearing accounts (especially our Super Money Fund, Interest Checking and IRAs), the historical yields on equity mutual funds for the last two years have attracted the interest of bank depositors. As a financial service provider with a desire to build and maintain long-term customer relationships, we successfully market Fidelity and Federated mutual funds through our Trust Department. The mutual fund products are for both IRA and non-IRA investment purposes.

Stockholders' Equity before Net Unrealized Gains on Available-for-Sale Securities increased $5.8 million, or 9.6%, to $65.8 million. C & N maintains a strong capital position, well above the regulatory requirements.

New Service
One our most important resources is a very competent and responsive in-house data processing department. Competence in technology is essential to providing excellent customer service. This year we added the new Telephone Banking System (1-717-724-3000), which provides our customers with touch tone telephone access to their account information, to make transfers between accounts and to make loan payments 24 hours a day, seven days a week.

Trust Department Update
Our Trust Department continues to grow in both assets-under-management and in profitability. The total market value of Trust Assets increased in 1996 to $222.5 million, or 22.8% over the 1995 year-end total of $181.1 million. Trust Fee Income for 1996 increased by 17.3% over the previous year's results to $852 thousand.

Two of the Trust Department's many services, the employee benefit and investment management services show significant growth in asset market value and new accounts. During 1996, the Trust Department added the high quality and highly respected Frank Russell mutual funds as an investment alternative that should prove very appealing to employee benefit plans, as well as other Trust clients. The Trust Department now offers three quality mutual fund alternatives: Fidelity Funds, the Federated Funds, and the Frank Russell funds. The Bank's employee 401(k) plan converted to the Russell Funds as of January 1, 1997, showing that we perceive the Russell Funds to be excellent investment products.

Additionally, the Trust Department has designed and implemented a cutting-edge equity investment strategy, that combines the strengths of two nationally known and respected investment advisors: The Northern Trust Corporation and Merrill Lynch. The Northern Trust's FOCUS Research equity specialists provide an ongoing list of "fiduciary quality" stocks which are then analyzed by Merrill Lynch's computer software to design a personalized investment portfolio tailored to fit the needs of each Trust client. Already, the investment results are proving to be very satisfactory.

Retirements
We had five retirements during 1996. William K. Francis, Bill, retired as an employee after over 38 years with the organization, 25 of those years were as President and CEO. During Bill's tenure as President and CEO, the bank grew from approximately $72 million in assets to over $600 million. Additionally, under Bill's management as President, shareholder value increased by an average annual rate of approximately 12.5%, not including dividends. Bill continues as Chairman of the Board, and his advice and counsel is and will continue to be a valuable resource.

Phyllis Callear retired from our Athens office after 33 years with the organization. Pat Marzo retired from our Elkland office after 31 years. Mary Bustin retired from our Towanda office after 24 years. And finally, but certainly not least, Wilson Quiggle retired from his position as the Monroeton branch manager, after 13 years with Citizens & Northern Bank.

We wish each of our retirees, a happy and fulfilling new beginning. They gave much to the organization and will be missed.

New Positions
As a result of the retirements, five position changes have occurred: Craig Litchfield to President & CEO, Brian Canfield to Vice President - Branch Administration, Mark Griffis to Vice President and Branch Manager of the Troy office, Eileen Ranck to BankCard Manager and Jeff Aeppli to Assistant Vice President and Branch Manager of our Monroeton office.

The employees of Citizens & Northern are our most important resource. To improve the value and productivity of all employees, we are committed to training and education. In 1996, we created a new position and hired Sandy Parulas as our new full time Training Officer. The Training Officer is charged with the duty of providing on-going teller training, and in-house seminars for all personnel.

Commitment to the Future
As an independent community financial institution, our goal is to provide excellent financial products and services that will continue to contribute to the financial strength of the individuals, industries, businesses and communities we serve.

Citizens & Northern's dedicated, well-trained staff, its strong capital position, its strong earnings and its technological resources have combined to capture a leading market share of the banking and financial service business in the communities we serve. We believe that by foreseeing and recognizing the opportunities which arise in the ever changing financial services market, that 1997 and future years will prove rewarding for the Corporation and its shareholders.

Consolidated Balance Sheet

(In Thousands Except Per Share Data)              December 31,      December 31,
                                                      1996              1995
ASSETS
Cash & Due From Banks
     Noninterest-Bearing                             14,320            12,945
     Interest-Bearing                                   655               645
       Total Cash and Cash Equivalents               14,975            13,590
Available-for-Sale Securities                       307,853           299,591
Held-to-Maturity Securities                           1,569             1,507
     (Estimated fair value of $1,579
       and $1,547 in 1996 and 1995, respectively)
Loans, Net                                          273,821           259,603
Bank Premises and Equipment, Net                      6,609             6,791
Foreclosed Assets Held for Sale                         583               455
Accrued Interest Receivable                           4,404             4,058
Other Assets                                            378               392
TOTAL ASSETS                                        610,192           585,987
LIABILITIES
Deposits:
     Noninterest-Bearing                             47,320            41,167
     Interest-Bearing                               382,991           388,385
       Total Deposits                               430,311           429,552
Dividends Payable                                       902               843
Borrowed Funds                                      104,250            85,000
Accrued Interest and Other Liabilities                3,136             3,615
TOTAL LIABILITIES                                   538,599           519,010

STOCKHOLDERS' EQUITY
Common Stock, Par Value $ 1.00 per Share              5,117             5,067
  Authorized 10,000,000; Issued 5,117,182
  and 5,066,516 in 1996 and 1995, respectively
Stock Dividend Distributable                          1,305             1,013
Paid in Capital                                      12,539            11,575
Retained Earnings                                    47,862            43,370
   Total                                             66,823            61,025
Unrealized Losses on Available-for-Sale Securities    5,767             6,952
Less: Treasury Stock at Cost
   104,850  shares at December 31, 1996                (997)
   104,060 shares at December 31, 1995                                 (1,000)
TOTAL STOCKHOLDERS' EQUITY                           71,593            66,977
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY            610,192           585,987

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Income

(In Thousands Except Per Share Data)


                                                                                             Years Ended December 31,
                                                                                         1996          1995          1994
   INTEREST INCOME
   Interest and Fees on Loans                                                          27,574        26,118        23,329
   Interest on Balances with Depository Institutions                                       37            55            63
   Interest on Loans to Political Subdivisions                                            424           421           315
   Interest on Federal Funds Sold                                                          60            79            13
   Income from Available-for-Sale and
      Held-to-Maturity Securities:
      Taxable                                                                          15,943        15,151        15,268
      Tax Exempt                                                                        3,012         2,667         2,655
      Dividends                                                                           872           690           666
   Total Interest and Dividend Income                                                  47,922        45,181        42,309
   INTEREST EXPENSE
   Interest on Deposits                                                                17,775        18,831        15,523
   Interest on Other Borrowings                                                         5,676         5,646         5,282
   Total Interest Expense                                                              23,451        24,477        20,805
   Interest Margin                                                                     24,471        20,704        21,504

   Provision for Possible Loan Losses                                                     701           737           737
   Interest Margin After Provision for Possible Loan Losses                            23,770        19,967        20,767
   OTHER INCOME
   Service Charges on Deposit Accounts                                                  1,124         1,117         1,071
   Service Charges and Fees                                                               269           273           286
   Trust Department Income                                                                852           726           582
   Insurance Commissions, Fees and Premiums                                               555           620           602
   Other Operating Income                                                                  47            60           341
   Total Other Income before Realized Gains (Losses) on Securities, Net                 2,847         2,796         2,882
   Realized Gains (Losses) on Securities, Net                                             475         1,675          (219)
   Total Other Income                                                                   3,322         4,471         2,663
   OTHER EXPENSES
   Salaries and Wages                                                                   5,887         5,385         5,004
   Pensions and Other Employee Benefits                                                 1,709         1,618         1,620
   Occupancy Expense, Net                                                                 721           698           692
   Furniture and Equipment Expense                                                        726           675           556
   Other Operating Expense                                                              5,643         5,703         5,725
   Total Other Expenses                                                                14,686        14,079        13,597
    Income Before Income Tax Provision                                                 12,406        10,359         9,833
   Income Tax Provision                                                                 3,151         2,493         2,339
   NET INCOME                                                                           9,255         7,866         7,494
   NET INCOME PER SHARE                                                                  1.83          1.55          1.48

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Changes in Stockholders' Equity

(In Thousands Except Per Share Data)

                                                Common               Stock                     Net
                                                 Stock            Dividend   Paid In  Retained Unealized  Treasury
                                            Shares  Amount   Distributable   Capital  Earnings Gain(Loss)    Stock    Total

BALANCE DECEMBER 31, 1993                   4,991   4,991             820    9,815    36,287     5,592   (1,000)     56,505
Net Income                                                                             7,494                          7,494
Stock Dividend Issued                          25      25            (820)     795
Cash Dividends Declared $.60 Per Share                                                (3,022)                        (3,022)
Stock Dividend Declared, 1%                                         1,016             (1,016)
 Net Unrealized Loss on
  Available-for-Sale Securities                                                                (14,181)             (14,181)
BALANCE DECEMBER 31, 1994                   5,016   5,016           1,016   10,610    39,743    (8,589)  (1,000)     46,796
Net Income                                                                             7,866                          7,866
Stock Dividend Issued                          51      51          (1,016)     965
Cash Dividends Declared $.64 Per Share                                      (3,226)                      (3,226)
Stock Dividend Declared, 1%                                         1,013             (1,013)
 Net Unrealized Holding Gain on
  Available-for-Sale Securities                                                                 15,541               15,541
BALANCE DECEMBER 31, 1995                   5,067   5,067           1,013   11,575    43,370     6,952   (1,000)     66,977
Net Income                                                                             9,255                          9,255
Stock Dividend Issued                          50      50          (1,013)     963
Cash Dividends Declared $.68 Per Share                                                (3,458)                        (3,458)
Stock Dividend Declared, 1%                                         1,305             (1,305)
Sale of Treasury Stock                                                           1                            3           4
 Net Unrealized Loss on
  Available-for-Sale Securities                                                                 (1,185)              (1,185)
BALANCE DECEMBER 31, 1996                   5,117   5,117           1,305   12,539    47,862     5,767     (997)     71,593


The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Cash Flows

(In Thousands)                                                           Years Ended December 31,
                                                                         1996      1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                            9,255     7,866      7,494
  Adjustments to Reconcile Net Income to
        Net Cash Provided by Operating  Activities:
    Provision for Possible Loan Losses                                    701       737        737
    Realized (Gain)  Loss on Securities, Net                             (475)   (1,675)       219
    Gain on Sale of Premises and Equipment                                                      (8)
     Loss on the Sale of Foreclosed Assets                                 70        50         16
    Gain on Sale of Other Assets                                                              (265)
    Provision for Depreciation                                            764       735        627
    Accretion and Amortization                                            827       817         62
    Deferred Income Tax                                                  (215)     (100)       263
    Decrease (Increase) in Accrued Interest
       Receivable and Other Assets                                       (332)     1569       (343)
   (Decrease) Increase in Accrued Interest Payable and
       Other Liabilities                                                  405      (944)       378
    Net Cash Provided by Operating Activities                          11,000     9,055      9,180
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the Maturity of Held-to-Maturity Securities               138       188        196
  Purchase of Held-to-Maturity Securities                                (199)     (498)      (320)
  Proceeds from Sales of Available-for-Sale Securities                 13,002     8,284     60,391
  Proceeds from Maturities of Available-for-Sale Securities            35,468    37,256     48,972
  Purchase of Available-for-Sale Securities                           (58,881)  (60,101)   (90,732)
  Proceeds from Sale of Premises and Equipment                                                  29
  Proceeds from Sale of Other Assets                                                           266
  Net Increase in Loans                                               (15,428)   (6,525)   (20,752)
  Purchase of Premises and Equipment                                     (582)     (606)    (2,113)
  Sale of Foreclosed Assets                                               312       567        373
       Net Cash Used in Investing Activities                          (26,170)  (21,435)    (3,690)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase in Deposits                                                759    30,289      7,624
  Increase (Decrease) in Other Borrowings                               4,650   (5,000)   (19,307)
  Proceeds from Federal Home Loan Bank Borrowings                      49,600    45,000     23,500
  Repayment of Federal Home Loan Bank Borrowings                      (35,000)  (53,500)   (15,000)
  Proceeds from the Sale of Treasury Stock                                  4
  Dividends Declared                                                   (3,458)   (3,226)    (3,022)
       Net Cash Provided by (Used In) Financing Activities             16,555    13,563     (6,205)
INCREASE (DECREASE) IN CASH  AND CASH EQUIVALENTS                       1,385     1,183       (715)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           13,590    12,407     13,122
CASH AND CASH EQUIVALENTS, END OF YEAR                                 14,975    13,590     12,407
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest Paid                                                        23,474    25,621     20,316
  Income Taxes Paid                                                     3,449     2,487      2,405

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Citizens and Northern Corporation ("Corporation") and its subsidiaries, Citizens and Northern Bank ("Bank") and Bucktail Life Insurance Company. All material intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS - The Corporation is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in Northcentral Pennsylvania. It also provides other services, such as Trust activities. The Corporation is subject to competition from other financial institutions. It is also subject to regulation by certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

USE OF ESTIMATES - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management relies on appraisals of its internal certified appraiser.

Management believes that the allowance for losses on loans and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revisions of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Corporation to recognize additional losses based on their judgments of information available to them at the time of their examination.

INVESTMENT SECURITIES - In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, investment securities are accounted for as follows:

   HELD-TO-MATURITY SECURITIES - includes debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at cost adjusted for amortization of premiums and accretion of discounts, computed using a method approximating the level-yield basis.

   AVAILABLE-FOR-SALE SECURITIES - includes debt and equity securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity.

Realized gains and losses on the sale of available-for-sale securities are computed on the basis of specific identification of the adjusted cost of each security.

The fair values of the majority of the Corporation's investments are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. The carrying values of restricted equity securities approximate fair values.

LOANS AND LEASE FINANCE RECEIVABLES ("LOANS") - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual status when, in the opinion of management, collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.

When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the account and any gain or loss is credited or charged to income. Depreciation expense is computed using the straight-line method.

FORECLOSED ASSETS HELD FOR SALE - Foreclosed assets held for sale consist of real estate acquired by foreclosure and are carried at the lower of fair value minus estimated cost to sell or cost. The book value of foreclosed assets held for sale at December 31, 1996 and December 31, 1995 was $583,000 and $455,000, respectively. Foreclosed assets held for sale amounting to $510,000, $428,000 and $711,000 were acquired from the foreclosure of real estate loans during 1996, 1995 and 1994, respectively.

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

In addition the Corporation has a profit-sharing plan which provides tax deferred salary savings under section 401 (k) of the Internal Revenue Code.

The Corporation has also established a nonqualified "Supplemental Executive Retirement Plan" for selected key executives.

In 1995, the Corporation adopted a Stock Incentive Plan for selected employees. Awards may be made under the Plan in the form of qualified options ("Incentive Stock Options", as defined by the Internal Revenue Code), nonqualified options, stock appreciation rights or grants of restrictive stock. The number of shares that may be issued under the Plan shall not exceed 60,000.

POSTRETIREMENT BENEFITS - Net periodic postretirement benefits costs are based on provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".

INCOME TAXES - Provisions for deferred income taxes are made as a result of temporary differences in financial and income tax methods of accounting. These differences relate principally to provisions for possible loan losses, amortization of loan origination fees and costs, depreciation of bank premises and equipment, accretion of discounts on investment securities and accrued payroll.

PER SHARE DATA - Earnings and cash dividends per share are based on the weighted average number of shares outstanding, adjusted in each reporting period to give the retroactive effect of stock dividends declared in the fourth quarter of each year, payable in the first quarter of the next year. Weighted average shares used for computation of earnings and dividends per share also include the issuance of a 2 for 1 stock split recorded in the form of a stock dividend on October 14, 1994.

The weighted average number of shares used in the earnings and dividends per share computations was 5,062,203 for 1996, 1995 and 1994. The assumed exercise of stock options (see Note 9) does not result in material dilution.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH FLOWS - The Corporation utilizes the net reporting of cash receipts and cash payments for certain deposit and lending activities. The Corporation considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the statement of cash flows.

TRUST ASSETS AND INCOME - Assets held by the Corporation in a fiduciary or agency capacity for its customers are not included in the financial statements since such items are not assets of the Corporation. Trust income is recorded on a cash basis, which is not materially different from the accrual basis.

2. CASH AND DUE FROM BANKS

Banks are required to maintain reserves consisting of vault cash and deposit balances with the Federal Reserve Bank in their district. The reserves are based on deposit levels during the year and account activity and other services provided by the Federal Reserve Bank. Average daily currency, coin, and cash balances with the Federal Reserve Bank needed to cover reserves against deposits for 1996 ranged from $4,240,000 to $5,565,000. For 1995, these balances ranged from $4,199,000 to $4,963,000. Average daily cash balances with the Federal Reserve Bank required to cover services provided to the Bank amounted to $425,000 throughout 1996 and 1995. Total balances restricted at December 31, 1996 and December 31, 1995 were $4,757,000 and $5,405,000, respectively.

Deposits with one financial institution are insured up to $100,000. The Corporation maintains cash and cash equivalents with certain financial institutions in excess of the insured amount.

3.  SECURITIES

Amortized cost and the estimated fair value of securities at December 31, 1996 and 1995 are summarized as follows:

                                                                         December 31, 1996
                                                                        Gross           Gross         Estimated
                                                       Amortized      Unrealized     Unrealized         Fair
 (In Thousands)                                          Cost           Gains          Losses           Value
AVAILABLE-FOR-SALE SECURITES:
 Obligations of the U.S. Treasury                        2,505                           (30)           2,475
 Obligations of Other U.S. Government Agencies          36,212            169            (40)          36,341
 Obligations of States and Political Subdivisions       54,501          1,611           (169)          55,943
 Other Securities                                        4,962              7                           4,969
 Mortgage-backed Securities                            184,864          1,507         (2,888)         183,483
 Total Debt Securities                                 283,044          3,294         (3,127)         283,211
 Marketable Equity Securities                           16,072          8,671           (101)          24,642
 Total                                                 299,116         11,965         (3,228)         307,853
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury                          699              3             (3)             699
 Obligations of Other U.S. Government Agencies             100              2                             102
 Mortgage-backed Securities                                770             22            (14)             778
 Total                                                   1,569             27            (17)           1,579

                                                                           December 31, 1995
                                                                        Gross           Gross         Estimated
                                                       Amortized      Unrealized     Unrealized         Fair
 (In Thousands)                                          Cost           Gains          Losses           Value

AVAILABLE-FOR-SALE SECURITES:
 Obligations of the U.S. Treasury                        2,508                            (8)           2,500
 Obligations of Other U.S. Government Agencies          12,063            156             (5)          12,214
 Obligations of States and Political Subdivisions       41,635          1,995            (48)          43,582
 Other Securities                                       13,922            272              0           14,194
 Mortgage-backed Securities                            204,259          3,381         (1,244)         206,396
 Total Debt Securities                                 274,387          5,804         (1,305)         278,886
 Marketable Equity Securities                           14,670          6,140           (105)          20,705
 Total                                                 289,057         11,944         (1,410)         299,591
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury                          598             12                             610
 Mortgage-backed Securities                                909             18                             927
 Total                                                   1,507             30                           1,537


The amortized cost and estimated fair value of investment debt securities at December 31, 1996 follow. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities have been estimated based on the contractual maturity.


                                                        December 31, 1996
                                                                     Estimated
 (In Thousands)                                      Amortized         Fair
                                                       Cost            Value
AVAILABLE-FOR-SALE SECURITIES:
 Due in one year or less                               2,642           2,674
 Due after one year through five years                53,591          53,745
 Due after five through ten years                     31,891          32,124
 Due after ten years                                 194,920         194,668
 Total                                               283,044         283,211
 HELD-TO-MATURITY SECURITIES:
 Due in one year or less                                 599             600
 Due after one year through five years                   132             133
 Due after five through ten years                        386             404
 Due after ten years                                     452             442
 Total                                                 1,569           1,579

The following table shows the amortized cost and maturity distribution of the debt securities portfolio at December 31, 1996:

                                      Within         One-Five         Five-Ten         After Ten
                                     One Year  Yield  Years   Yield    Years    Yield    Years   Yield    Total    Yield

AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                      2,505   5.12                                         2,505   5.12
 Obligations of Other U.S.
     Government Agencies                               9,000   7.00     17,024   6.72    10,188   7.50     36,212   7.01
 Obligations of States and
     Political Subdivisions           1,015   6.74     6,042   7.14      4,525   6.69    42,919   5.86     54,501   6.09
 Other Securities                                      1,015   7.74      1,987   8.42     1,960   5.65      4,962   7.19
 Mortgage-Backed Securities           1,627   7.78    35,029   6.21      8,355   6.31   139,853   6.93    184,864   6.77
 Total                                2,642   7.38    53,591   6.43     31,891   6.71   194,920   6.71    283,044   6.66
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury       599   6.19         0               100   5.09         0               699   6.03
 Obligations of Other U.S.
     Government Agencies                                 100   7.43                                           100   7.43
 Mortgage-Backed Securities                               32   8.60        286   7.85       452   7.23        770   7.52
 Total                                  599   6.19       132   7.71        386   7.13       452   7.23      1,569   6.85

Investment securities carried at approximately $31,336,000 and $34,602,000 at December 31, 1996 and 1995, respectively, were pledged as collateral for public deposits, trusts and certain other deposits as provided by law.

In 1996, gross realized gains from the sale of available-for-sale securities were $475,000. In 1995, realized gains from the sale of available-for-sale securities amounted to $1,675,000. In 1994, gross realized gains from the sale of available-for-sale securities were $780,000, while gross realized losses amounted to $999,000.

4.  NET LOANS AND LEASE FINANCE RECEIVABLES

Major categories of loans and leases included in the loan portfolio are summarized as follows:

(In Thousands)                                                    % of                           % of
                                                  1996            Total          1995           Total
 Real Estate - Construction                       1,166           0.42%          1,284           0.49%
 Real Estate - Mortgage                         213,957          76.79%        200,066          75.72%
 Consumer                                        33,420          11.99%         36,351          13.76%
 Agricultural                                     2,603           0.93%          2,815           1.07%
 Commercial                                      15,751           5.65%         14,445           5.47%
 Other                                            5,014           1.80%          2,512           0.95%
 Political Subdivisions                           6,464           2.32%          6,546           2.48%
 Lease Receivables                                  264           0.09%            189           0.08%
 Total                                          278,639         100.00%        264,208         100.00%
 Less Unearned Discount                             (42)                           (26)
                                                278,597                        264,182
 Less Allowance for Possible Loan Losses         (4,776)                        (4,579)
 Net Loans and Lease Finance Receivables        273,821                        259,603

At December 31, 1996 and 1995, net unamortized loan fees and costs of $1,974,000 and $1,959,000, respectively, have been offset against the carrying value of loans.

There is no concentration of loans to borrowers engaged in similar businesses or activities which exceeds 10% of total loans at December 31, 1996.

The Corporation grants commercial, residential and personal loans to customers primarily in Tioga, Bradford, Sullivan and Lycoming counties. Although the Corporation has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent on the local economic conditions within the region.

                           Loan Maturity Distribution

                                                 December 31, 1996
(In Thousands)                                Over One
                                              Year but      After
                                   One Year   Less than     Five
                                   or Less    Five Years    Years       Total
 Real Estate - Construction           1,166                              1,166
 Real Estate - Mortgage              81,350      42,014     90,593     213,957
 Consumer                             9,641      20,301      3,478      33,420
 Agricultural                         1,088       1,265        250       2,603
 Commercial                          11,435       3,242      1,074      15,751
 Other                                  384          26      4,604       5,014
 Political Subdivisions               1,569       2,441      2,454       6,464
 Lease Receivables                       36         134         94         264
 Total                              106,669      69,423    102,547     278,639

Loans in the preceding table with maturities over one year but less than five years and over five years are all fixed rate loans. All loans due on demand or at a variable rate are shown as one year or less.

Loans on which the accrual of interest has been discontinued or reduced amounted to $864,000 at December 31, 1996 and $279,000 at December 31, 1995. Interest income on such loans is recorded only as received. No interest was received on these loans for the years ended December 31, 1996, 1995 or 1994.

Loans on which the original terms have been restructured totaled $188,000 and $206,000 at December 31, 1996 and 1995, respectively. None of the loans on which the original terms were changed were past due at December 31, 1996.

Loans which were more than 90 days past due and still accruing interest at December 31, 1996 and 1995 totaled $2,994,000 and $2,915,000, respectively.

Transactions in the allowance for possible loan losses were as follows:

(In Thousands)                                    Years Ended December 31,
                                            1996           1995           1994

 Balance at Beginning of Year               4,579          4,229          3,817
     Provision Charged to Operations          701            737            737
     Loans Charged Off                       (672)          (574)          (519)
     Recoveries                               168            187            194
 Balance at End of Year                     4,776          4,579          4,229

At December 31, 1996 and 1995, the Corporation had loans amounting to approximately $1,937,000 and $2,163,000, respectively, that were specifically classified as impaired. The average balance of these loans amounted to $1,548,000 and $2,076,000 for the years ended December 31, 1996 and 1995, respectively. The allowance for loan losses related to impaired loans as of December 31, 1996 and 1995 was $113,000 and $228,000. The following is a summary of cash receipts on these loans and how they were applied in 1996 and 1995.

(In Thousands)                                        1996               1995
Cash receipts applied to reduce principal balance      56                 60
Cash receipts recognized as interest income           116                 45
Total Cash Receipts                                   172                105

5.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment are summarized as follows:
                                                           December 31,
(In Thousands)                                          1996            1995

 Land                                                    422             417
 Buildings and Improvements                            8,151           7,790
 Furniture and Equipment                               4,426           4,237
 Total                                                12,999          12,444
 Less Accumulated Depreciation                         6,390           5,653
 Net                                                   6,609           6,791

Depreciation expense included in occupancy expense and furniture and equipment expense was comprised of the following:


                                                Years Ended December 31,
(In Thousands)                           1996            1995            1994

 Building and Improvements               304             298             274
 Furniture and Equipment                 460             437             353
 Total                                   764             735             627

6.  DEPOSITS

The following table reflects time certificates of deposit included in total deposits and their remaining maturities.

(In Thousands)
                                       At December 31, 1996
                                                              2001
                                                              and
                             1997    1998    1999   2000   Thereafter    Total
Certificates of Deposit     75,052  19,194   7,406  8,568     5,170     115,390


                                       At December 31, 1995
                                                              2000
                                                              and
                             1996    1997    1998   1999   Thereafter    Total
Certificates of Deposit     78,103  15,259  13,790  5,077     6,292     118,521

Included in interest-bearing deposits are jumbo certificates of deposit issued in the amount of $100,000 or more. These certificates and their remaining maturities are as follows:

(In Thousands)                         At December 31, 1996
                                                                 2001
                                                                 and
                               1997    1998   1999     2000   Thereafter  Total
Jumbo Certificates of Deposit  8,931   1,346  645       712       658     12,292

                                       At December 31, 1995
                                                                2000
                                                                 and
                                1996     1997    1998   1999  Thereafter  Total
Jumbo Certificates of Deposit  13,637    814   1,098     522     607      16,678


The interest paid on deposits of $100,000 or more amounted to $958,000, $838,000 and $668,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

7.  BORROWED FUNDS

Borrowed funds include the following:                     December 31,
(In Thousands)                                         1996            1995

Federal Funds Purchased (a)
Flexline (b)
Federal Home Loan Bank Borrowings (c)                  59,600          45,000
Other Borrowed Funds (d)                               44,650          40,000
Total Borrowed Funds (e)                              104,250          85,000


(a) Federal Funds Purchased generally represent overnight federal funds borrowings from correspondent banks. The maximum month-end amount of such borrowing in 1996, 1995 and 1994 was $8,500,000, $19,000,000 and $30,000,000,
respectively. The average amount of such borrowings was $967,000, $4,774,000 and $11,565,000 in 1996, 1995 and 1994, respectively, and the weighted average interest rates were 5.69% in 1996, 6.37% in 1995 and 4.31% in 1994.

(b) Flexline is a line of credit with the Federal Home Loan Bank of Pittsburgh used on an overnight basis. The total amount available under the line is 10% of the qualifying assets or approximately $25,569,000 at December 31, 1996. The weighted average interest rate for 1996, 1995 and 1994 was 5.69%, 6.37% , and 4.31%, respectively. The maximum outstanding balance was $6,000,000 in 1996, $32,500,000 in 1995 and $30,000,000 in 1994.

(c)  Federal Home Loan Bank of Pittsburgh Borrowings are as follows:

                                                           December 31,
(In Thousands)                                          1996            1995

 Variable rate at 5.9875%, maturity April 18, 1996                     10,000
 Fixed rate at 6.25%, maturity June 1, 1996                            10,000
 Fixed rate at 5.58%, maturity December 4, 1996                        15,000
 Fixed rate at 5.30%, maturity January 22, 1997        15,000
 Fixed rate at 5.30%, maturity February 2, 1997         9,000
 Fixed rate at 5.53%, maturity December 15, 1997       10,000          10,000
 Fixed rate at 5.28%, maturity January 22, 1998        10,000
 Variable rate at 4.92%, maturity December 11, 2001    15,000
 Fixed rate at 6.86%, maturity December 15, 2016          600
Total Federal Home Loan Bank Borrowings                59,600          45,000

All advances are collateralized by the Corporation's Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans under a blanket floating-lien agreement.

(d) Other Borrowed Funds consist of repurchase agreements representing the sale and agreement to repurchase specified securities at an agreed upon price plus a negotiated rate of interest as follows:

                                                          December 31,
(In Thousands)                                       1996            1995

 Fixed rate at 5.83%, maturity January 23, 1996                      20,000
 Fixed rate at 5.70%, maturity April 24, 1997         4,850
 Fixed rate at 5.68%, maturity June 22, 1997         10,000          10,000
 Fixed rate at 5.10%, maturity February 27, 1998      4,800
 Fixed rate at 6.00%, maturity June 15, 1998         10,000          10,000
 Fixed rate at 5.57%, maturity December 18, 2001     15,000
 Total Other Borrowed Funds                          44,650          40,000

As of December 31, 1996 and 1995 repurchase agreements in the amount of $44,650,000 and $40,000,000 were collateralized by a blanket agreement with the Federal Home Loan Bank in which the actual ownership of the securities is not transferred. The respective carrying value of the underlying securities at December 31, 1996 and December 31, 1995 was $51,964,000 and $22,622,000. Average
repurchase agreement borrowings for the years ended December 31, 1996, 1995 and 1994 amounted to $37,650,000, $48,618,000 and $38,454,000, respectively. The weighted average interest rate on repurchase agreements for 1996, 1995 and 1994 was 5.96%, 5.96% and 4.56% , respectively. During 1996, 1995 and 1994 the maximum outstanding borrowings were $44,650,000, $74,650,000 and $47,474,000, respectively.

(e) The aggregate average funds borrowed for the years ended December 31, 1996, 1995 and 1994 were $102,088,000, $92,502,000 and $104,179,000, respectively. The weighted average interest rate was 5.56%, 6.10% and 5.07% for those same periods.

8. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information for financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.

Changes in assumptions can significantly affect the estimates. Estimated fair values have been determined by the Corporation using historical data, as generally provided by the Corporation's regulatory reports, and an estimation methodology suitable for each category of financial instruments. The method for determining the estimated fair value of the Corporation's investment securities is described in Note 1. The Corporation's fair value estimates, methods and assumptions are set forth below for the Corporation's other financial instruments.

CASH AND DUE FROM BANKS - The carrying amounts for cash and due from banks reported in the consolidated balance sheet approximates these assets' fair value.

LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of performing loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates on secondary market sources adjusted to reflect differences in servicing and credit costs. For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience. Fair value on nonperforming loans is based on recent appraisals or estimates prepared by the Corporation's lending officers.

The following tables presents information on loans.

                                                             December 31, 1996
(In Thousands)                                       Average       Average      Estimated
                                        Book       Historical     Maturity      Discount     Calculated
                                        Value        Yield%      (Years)(1)     Rate% (2)    Fair Value

 Real Estate:
          Real Estate Fixed               149,015          9.16          2.87          8.25       150,804
          Real Estate Variable             65,244          8.81          1.50          9.18        65,296
          Total Real Estate               214,259                                                 216,100
 Consumer:
          Consumer Fixed                   23,168          9.16          2.00         10.00        23,167
          Consumer Variable                   869          9.24          2.00          9.50           869
          Credit Card                       8,543         14.90          3.10         14.90         8,543
          Key Loans                           840         18.00          5.01         18.00           840
          Total Consumer                   33,420                                                  33,419
 Agricultural                               2,603         10.11          2.50          9.25         2,631
 Commercial:
          Commercial Fixed                  6,881          9.97          3.00          9.25         6,940
          Commercial Variable               8,870          9.60          3.00          9.25         8,926
          Total Commercial                 15,751                                                  15,866
 Other Loans                                5,014          7.74          3.00          9.25         5,019
 Political Subdivisions                     6,464          6.51          4.00          5.50         6,587
 Leases                                       264          8.37          4.00          9.00           257
 Nonperforming                                864                                                     864
 Total Loans                              278,639                                                 280,743


                                                                                 December 31, 1995
(In Thousands)                                       Average       Average      Estimated
                                        Book       Historical     Maturity      Discount     Calculated
                                        Value        Yield%      (Years)(1)     Rate% (2)    Fair Value

 Real Estate:
          Real Estate Fixed               130,787          9.07          4.14          9.41       128,324
          Real Estate Variable             70,338          8.44          0.54          9.18        70,384
          Total Real Estate               201,125                                                 198,708
 Consumer:
          Consumer Fixed                   25,168         10.05          1.36         10.10        25,156
          Consumer Variable                 1,083          9.08          0.04          9.68         1,083
          Credit Card                       9,259         14.90          3.10         14.90         9,259
          Key Loans                           841         18.00          5.01         18.00           841
          Total Consumer                   36,351                                                  36,339
 Agricultural                               2,815         10.17          1.43         10.80         2,874
 Commercial:
          Commercial Fixed                  5,451          9.75          1.50         10.00         5,451
          Commercial Variable               8,940          9.72          0.04         10.75         8,940
          Total Commercial                 14,391                                                  14,391
 Other Loans                                2,512          7.89          0.27          9.50         2,510
 Political Subdivisions                     6,546          6.35          4.40          7.13         6,431
 Leases                                       189          8.56          2.05          9.00           153
 Nonperforming                                279                                                     279
 Total Loans                              264,208                                                 261,685

(1) Average maturity represents the expected cash flow period, which in some instances is different from the stated maturity.

(2) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market and interest checking accounts is equal to the amount payable on demand at December 31, 1996 and 1995. The fair value of all other deposit categories is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.


(In Thousands)                                       December 31, 1996
                                                  Book        Estimated
                                                  Value      Fair Value

 Noninterest-Bearing Demand Deposits               47,320        47,320
 Interest-Bearing Deposits:
     Money Market                                 100,523       100,523
     Interest Checking                             38,916        38,916
     Savings                                       46,175        46,175
     Certificates of Deposit                      115,390       118,215
     Other Time                                    81,987        80,863
 Total Interest-Bearing Deposits                  382,991       384,692
 Total Deposits                                   430,311       432,012



(In Thousands)                                       December 31, 1995
                                                  Book        Estimated
                                                  Value      Fair Value

 Noninterest-Bearing Demand Deposits               41,167        41,167
 Interest-Bearing Deposits:
     Money Market                                  95,679        95,679
     Interest Checking                             43,180        43,180
     Savings                                       46,051        46,051
     Certificates of Deposit                      118,521       119,376
     Other Time                                    84,954        84,743
 Total Interest-Bearing Deposits                  388,385       389,029
 Total Deposits                                   429,552       430,196

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

BORROWED FUNDS - Rates currently available to the Corporation for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of existing borrowed funds.

(In Thousands)                                       December 31, 1996
                                                   Book        Estimated
                                                   Value      Fair Value

Other Borrowed Funds                               44,650        44,486
Federal Home Loan Bank Borrowings
     Fixed Rate                                    44,600        43,599
     Variable Rate                                 15,000        15,000
     Total Federal Home Loan Bank Borrowings       59,600        58,599
 Total Borrowed Funds                             104,250       103,085

                                                     December 31, 1995
(In Thousands)                                     Book        Estimated
                                                   Value      Fair Value

Other Borrowed Funds                               40,000        40,000
Federal Home Loan Bank Borrowings
     Fixed Rate                                    35,000        35,013
     Variable Rate                                 10,000        10,000
     Total Federal Home Loan Bank Borrowings       45,000        45,013
 Total Borrowed Funds                              85,000        85,013


COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which totaled $49,782,000 at December 31, 1996 and $45,786,000 at December 31, 1995 and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

9. EMPLOYEE BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Corporation's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets are comprised of common stock and U S Government and corporate debt securities. Net periodic pension cost includes the following components.

                                                       Year Ended December 31,
(In Thousands)                                      1996        1995       1994

Service cost benefits earned during the period       238        174        208
Interest cost on projected benefit obligation        370        342        322
Return on assets                                    (821)      (960)       (71)
Net amortization and deferral                        330        541       (339)
Amortization of transition gain                      (23)       (23)       (23)
Net periodic pension cost                             94         74         97

At December 31, 1996, the accumulated benefit obligation and the vested benefit obligation were $3,950,000 and $3,929,000, respectively. The funded status of the Plan and amount recognized in the Corporation's consolidated balance sheet were as follows:

(In Thousands)
                                                                December 31,
                                                            1996         1995
Plan assets at fair value                                   6,701       5,854
Projected benefit obligation                               (5,418)     (5,237)
Excess (deficiency) of assets over projected
     benefit obligation                                     1,283         617
Unrecognized net gain being recognized over employees'
     average remaining service life                          (319)       (342)
Deferred unexpected (gain) loss                              (502)         90
Prepaid pension cost                                          462         365

The projected benefit obligation at December 31, 1996 and 1995 was determined using an assumed discount rate of 7.50% and 7.25%, respectively and an assumed long-term rate of annual increase in compensation of 5.5% for both years. The assumed long-term rate of return on plan assets was 8.50% as of December 31, 1996 and 1995.

The Corporation has a profit sharing plan which incorporates the tax deferred salary savings provisions of Section 401 (k) of the Internal Revenue Code. The Corporation's matching contributions to the plan depend upon the tax deferred contributions of employees. The Corporation's basic and matching contributions for 1996, 1995 and 1994 were $413,000, $365,000 and $328,000, respectively.

The Corporation also has a nonqualified supplemental deferred compensation arrangement with its key officers. Charges to expense for officers' supplemental deferred compensation for 1996, 1995 and 1994 amounted to $118,000, $75,000 and $83,000, respectively.

In 1995, the Corporation established a Stock Incentive Plan for a selected group of senior officers. In 1996 and 1995, the Corporation issued incentive stock options, exercisable at fair market value as of the date of grant. The recipients' rights to exercise these options vest ratably over a 5-year period, and each option has a contractual expiration of 10 years. The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation expense has been recognized for the Stock Incentive Plan. Had compensation cost for the Stock Incentive Plan been determined based on the fair values at the grant dates for awards consistent with the method of SFAS No. 123, the effect on the Corporation's net income and earnings per share for 1996 and 1995 would have been insignificant. For purposes of the calculations required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants issued in 1996 and 1995, respectively: dividend yield of 4.61% and 4.82%; risk free interest rates of 6.25% and 5.59%; expected option lives of 6 years and expected volatility of approximately 11% for each year.

A summary of the status of the Corporation's Stock Incentive Plan as of December 31, 1996 and 1995, and changes during the years then ended, is presented below:

Incentive Stock Options                       1996                     1995

                                             Weighted                Weighted
                                             Average                 Average
                                 Shares   Exercise Price  Shares  Exercise Price
Outstanding, beginning of year   12,100       20.00
Granted                          11,000       25.50       12,100       20.00
Exercised                          (250)      20.00
Outstanding, end of year         22,850       22.65       12,100       20.00

Options exercisable at year-end   2,170

Fair value of options granted
  during the year                  2.95                     1.93

The following table summarizes information about incentive stock options outstanding as of December 31, 1996:

                              Number                                Number
                         Outstanding                          Exerciseable
                                  at      Remaining                     at
Exercise                December 31,    Contractual           December 31,
Prices                          1996           Life                   1996
20.00                         11,850       9  Years                  2,170
25.50                         11,000       10 Years
                              22,850      9.5 Years                  2,170

10.  POSTRETIREMENT HEALTH CARE INSURANCE BENEFITS

The Corporation sponsors a defined benefit health care plan that provides postretirement medical benefits and life insurance to employees who meet certain age and length of service requirements. Effective January 1, 1992, the plan contains cost-sharing features which cause participants to pay for all further increases in costs related to benefit coverage. The Corporation's policy is to fund the cost of the plan in amounts equal to the Corporation's share of medical benefits and life insurance premium costs.

The following table shows the plan's funded status reconciled with amounts recognized in the Corporation's balance sheet at December 31, 1996 and 1995:

(In Thousands)
                                                            1996          1995
Accumulated postretirement benefit obligations
    Retirees                                                (388)        (472)
    Active plan participants                                (280)        (269)
    Total accumulated postretirement benefit obligations    (668)        (741)
Plan assets at fair value

Accumulated postretirement benefit obligation in excess
of plan assets                                              (668)        (741)
Unrecognized net gain                                       (156)         (79)
Unrecognized transition obligation                           584          620
Accrued postretirement benefits cost                        (240)        (200)

Net periodic postretirement benefit costs for 1996, 1995 and 1994 include the following components:
(In Thousands)                                        1996       1995       1994

Service cost                                           19         13         17
Interest cost on accumulated postretirement
  benefit obligation                                   47         53         51
Amortization of transition obligation over 21 years    30         30         36
Net periodic postretirement benefit cost               96         96        104

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% and 7.25%, at December 31, 1996 and 1995, respectively.

11.  INCOME TAXES

The following temporary differences gave rise to the net deferred tax liability at December 31, 1996 and 1995:

(In Thousands)

                                                          1996            1995
Deferred Tax Liabilities:
     Bond Accretion                                        212             224
     Depreciation                                          145             162
     Pension Expense                                       163             124
     Unrealized Holding Gains on Available-for-Sale
          Securities                                     2,971           3,582
Total                                                    3,491           4,092

Deferred Tax Assets:
     Loan Fees and Costs                                  (371)           (465)
     SERP Plan                                            (134)            (90)
     Postretirement Benefits                               (88)            (68)
     Loan Loss Provision                                (1,672)         (1,424)
     Accrued Payroll                                      (118)           (111)
Total                                                   (2,383)         (2,158)
Deferred Tax  Liability, Net                             1,108           1,934

The federal income tax provision is comprised of the following components:

(In Thousands)                           1996            1995            1994

Currently Payable                        3,366           2,593           2,069
Deferred Provision (Benefit)              (215)           (100)            270
Total Provision                          3,151           2,493           2,339

The following tabulation is a reconciliation of the expected provision for federal income taxes determined by application of the statutory rates at which income is expected to be taxed and the actual income tax provision.

                                    1996           1995           1994
(In Thousands)                       Amount   %     Amount   %     Amount    %

Expected Provision                   4,342   35.0   3,626   35.0   3,343   34.0
Nontaxable Bond Interest            (1,054)  (8.5)   (931)  (9.0)   (901)  (9.2)
Nontaxable Loan Interest              (148)  (1.2)   (147)  (1.4)   (107)  (1.1)
Nondeductible Interest Expense         149    1.2     143    1.4     113    1.2
Dividends Received Deduction          (156)  (1.3)   (103)  (1.0)   (102)  (1.0)
Surtax Exemption                      (138)  (1.1)    (74)  (0.7)
Other, Net                             156    1.3     (21)  (0.2)     (7)  (0.1)
Effective Income Tax and Rates       3,151   25.4   2,493   24.1   2,339   23.8

12.  RELATED PARTY TRANSACTIONS
Loans to executive officers, directors of the Corporation and its subsidiaries and any associates of the foregoing persons are as follows:

(In Thousands)
                                        Beginning   New                Other     Ending
Name of Borrower                        Balance    Loans   Repayments  Changes   Balance
15 Directors, 2 Executive Officers 1996  4,441     661        (703)     1,042     5,441

15 Directors, 3 Executive Officers 1995  4,132     2,046    (1,638)       (99)    4,441
15 Directors, 4 Executive Officers 1994  3,566     1,910    (1,349)         5     4,132

The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility. Other changes represent transfers in and out of the related party category.

13. OFF-BALANCE SHEET RISK

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments express the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 1996:
                                              Contract Amount
     Commitments to extend credit               44,676,000
     Standby letters of credit                   5,106,000

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation, for extensions of credit is based on management's credit assessment of the counterparty.

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

14.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amount and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. The Corporation's actual capital amounts and ratios are presented in the following table.

CAPITAL RATIOS
                                                      1996               1995
As of December 31, 1996
Tier I Capital                                       65,826             60,025
Tier II Supplemental Capital (1)                      3,957              3,453
Total Capital                                        69,783             63,478
Average Assets (2)                                  598,484            568,698
Risk Weighted Assets:
   Balance Sheet                                    303,417            264,373
   Off-Balance Sheet                                 13,172             11,837
      Total Risk Weighted Assets                    316,589            276,210

                                                       Minimum        Well
                                           Actual    Requirements  Capitalized
As of December 31, 1996
Total Capital to Risk Weighted Assets      22.04%         8%           10%
Tier I Capital to Risk Weighted Assets     20.79%         4%            6%
Tier I to Average Assets (2)               11.00%         4%            5%

As of December 31, 1995
Total Capital to Risk Weighted Assets      22.98%         8%           10%
Tier I Capital to Risk Weighted Assets     21.73%         4%            6%
Tier I to Average Assets (2)               10.55%         4%            5%

(1) Inclusion of the allowance for loan losses is allowed up to 1.25% of "Risk Adjusted Assets".
(2) Excludes "Unrealized gains or (losses)" on Available-for-Sale Securities.

Restrictions imposed by Federal Reserve Regulation H limit dividend payments in any year to the current year's net income plus the retained net income of the prior two years without any approval of the Federal Reserve Board. Accordingly, Company dividends in 1997 may not exceed $10,437,000, plus Company net income for 1997. Additionally, banking regulators limit the amount of dividends that may be paid by the Bank to the Corporation. Retained earnings against which dividends may be paid without prior approval of the banking regulators amounted to approximately $47,862,000 at December 31, 1996, subject to the minimum capital ratio requirements noted above.

Restrictions imposed by federal law prohibit the Corporation from borrowing from the Bank unless the loans are secured in specific amounts. Such secured loans to the Corporation are generally limited to 10% of the Bank's equity or $6,053,000 at December 31, 1996.

15. PARENT COMPANY ONLY

The following is condensed financial information for Citizens & Northern Corporation.

CONDENSED BALANCE SHEET
(In Thousands)

                                                                December 31,
                                                             1996          1995
 ASSETS
 Cash                                                         101            16
 Available-for-Sale Securities                              6,060         4,266
 Subsidiary Investments:
          Citizens & Northern Bank                         64,720        61,760
          Bucktail Life Insurance Company                   1,474         1,408
          Total Subsidiary Investments                     66,194        63,168
 Dividend Receivable                                          950           870
 TOTAL ASSETS                                              73,305        68,320
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Borrowed Funds and Other Liabilities                         810           499
 Dividends Payable                                            902           844
 Stockholders' Equity                                      71,593        66,977
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                73,305        68,320

CONDENSED INCOME STATEMENT
(In Thousands)                                         Years Ended December 31,
                                                        1996      1995    1994
 Dividend from Subsidiary                              4,183     3,505   3,731
 Other Dividend Income                                   142        96      73
 Available-for-Sale Securities Gains                     217        26     107
 Expenses                                               (118)      (37)    (50)
 Income Before Equity in Undistributed Earnings
 of Subsidiaries                                       4,424     3,590   3,861
 Equity in Undistributed Earnings of Subsidiaries      4,831     4,276   3,633
 NET INCOME                                            9,255     7,866   7,494

CONDENSED STATEMENT OF CASH FLOWS

                                                            Years Ended December 31,
(In Thousands)                                          1996         1995           1994
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                           9,255         7,866          7,494
 Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
          Noncash Dividends Received                   (578)         (219)          (686)
          Equity Securities Gains                      (217)          (26)          (107)
          Equity in Undistributed Net Income
           of Subsidiaries                           (4,831)       (4,057)        (3,633)
          Increase in Other Assets                      (80)          (70)             0
          Increase in Other Liabilities                  51            26             99
          Net Cash Provided by Operating Activities   3,600         3,520          3,167
 CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Available-for-Sale Securities             (486)         (360)          (503)
 Proceeds from Sale of Available-for-Sale Securities    425            68            347
          Net Cash Used in Investing Activities         (61)         (292)          (156)
 CASH FLOWS FROM FINANCING ACTIVITIES
Sale of Treasury Stock                                    4
 Dividends Declared                                  (3,458)       (3,226)        (3,022)
          Net Cash Used in Financing Activities      (3,454)
 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        85             2            (11)
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR            16            14             25
 CASH AND CASH EQUIVALENTS, END OF YEAR                 101            16             14

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Citizens & Northern Corporation

We have audited the accompanying consolidated balance sheets of Citizens & Northern Corporation and subsidiaries ("Corporation") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens & Northern Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Parente, Randolph, Orlando, Carey & Associates
Williamsport, Pennsylvania
February 6, 1997

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

February 6, 1997

To the Stockholders and Board of Directors of Citizens & Northern Corporation

Management of Citizens & Northern Corporation and its subsidiaries has prepared the consolidated financial statements and other information in the "Annual Report and Form 10-K" in accordance with generally accepted accounting principles and is responsible for its content and accuracy.

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


Craig G. Litchfield                 James W. Seipler
President & CEO                        Treasurer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1996 PERFORMANCE REVIEW

Citizens and Northern Corporation ("Corporation") and its major subsidiary, Citizens and Northern Bank ("Bank"), recorded per share earnings of $1.83 for the year ended December 31, 1996. This compares to 1995 and 1994 per share earnings of $1.55 and $1.48, respectively.

The record earnings achieved by the Corporation during 1996 can be attributed to the two most important components of the income statement, the interest margin and other operating expenses. The interest margin increased 18 percent or $3,767,000 million over 1995 and other operating expenses increased only 4 percent or $607,000 over 1995.

As we began 1996 there was much concern in the markets that interest rates would increase. Fortunately, the concern was unfounded. Interest rates, in fact, remained relatively stable during 1996 except for the occasional blips caused by mixed economic news. The Corporation's net interest margin increased from 2.99 percent in 1995 to 3.49 percent in 1996.

One of the large contributing factors to the small increase in 1996 other operating expenses was the decrease in FDIC insurance or the contribution to the BIF (Bank Insurance Fund). The BIF assessment for 1995 was $463,000 and for 1996 it was $2,000. The BIF fund, the 1997 assessment and its impact on 1997 earnings will be discussed at length in management's discussion of noninterest expense.

Management is optimistic for 1997. However, interest rates and competition, especially for deposits from nonbank competitors, are very real concerns of the directors and management for the coming year.

NET INTEREST MARGIN
1996/1995/1994

The primary source of operating income for the Corporation is net interest income or the net interest margin. The net interest margin is the difference between total interest income generated by interest-bearing assets and the interest expense paid on interest-bearing liabilities.

INTEREST INCOME

Interest income generated by the Corporation comes primarily from two asset sources, investments and loans. Average investments during the years ended December 31, 1996, 1995 and 1994 accounted for roughly half of the Corporation's asset base. Total average investments for those years, respectively, amounted to $305,125,000, $288,397,000 and $290,620,000. The interest and dividend income produced by investments for those years amounted to $19,827,000, $18,508,000 and $18,589,000, respectively. To put investment earnings in perspective, they accounted for between 41 and 44 percent of total interest income produced.

The investment portfolio is comprised mostly of mortgage-backed securities; for the years being presented they made up approximately 75 percent of the portfolio. Mortgage-backed securities are mortgage loans to individuals that have been packaged by various governmental agencies and sold as investment securities. The balance of the portfolio is made up of municipal bonds, stocks and other corporate bonds. The portfolio composition and its function will be discussed later in management's discussion when the balance sheet is discussed.

The overall rate of return on the investment portfolio has not changed much during the three years being compared. It has ranged from a high of 6.50 percent in 1996 to a low of 6.39 percent in 1994.

Interest and fees on loans are the single largest source of income for the Corporation. Average outstanding loans for the periods ended December 31, 1996, 1995 and 1994 amounted to $271,681,000, $259,143,000 and $243,147,000 , respectively. The income recognized during the same periods was $27,998,000, $26,539,000 and $23,644,000, respectively.

The Corporation's market area is made up of several small rural communities which surround three or four more heavily populated towns. Consequently, the loan portfolio is retail oriented, consisting mostly of real estate secured mortgages on one to four family dwellings. Total average real estate secured loans for the years ended December 31, 1996, 1995 and 1994 amounted to $210,289,000, $198,936,000 and $185,535,000, respectively, and make up approximately 75 percent of the total loan portfolio. The income generated during the same three years was $19,277,000, $18,201,000 and $15,983,000, respectively. The remaining 25 percent of the portfolio is made up of retail consumer loans, commercial loans and tax free loans to local municipalities. The composition of the loan portfolio will be discussed more thoroughly in the balance sheet portion of Management's Discussion and the discussion of the allowance for possible loan losses.

The rate of return produced by the loan portfolio was 10.31 percent, 10.24 percent and 9.72 percent, respectively, for the years ended December 31, 1996, 1995 and 1994. The returns for the major categories of loans ranged from a high of between 16.53 and 18.13 percent for consumer loans including credit cards to a low of between 6.00 and 6.45 percent on tax free municipal loans. Real estate secured loans produced a return of 9.17 percent, 9.15 percent and 8.61 percent for the years ended December 31, 1996, 1995 and 1994, respectively.

Other interest income producing assets included federal funds sold and interest-bearing deposits held with correspondent banks. The balances held and income produced were considered insignificant for discussion purposes.

INTEREST EXPENSE

The return on the Corporation's assets and equity are dependent on the spread between rates paid on earning assets and interest costs related to interest-bearing liabilities. Interest-bearing liabilities are made up of deposits and borrowed funds. The year ended December 31, 1996 saw the lowest deposit growth in recent years. Average total deposits including demand deposits increased only 3.4 percent during 1996. This compares to growth rates of 4.9 percent and 3.7 percent for 1995 and 1994, respectively. Competition for deposits came primarily from banks and from nonbank sources, such as credit unions, mutual funds and the Corporation's own Trust Department .

The Corporation uses five primary sources of interest-bearing deposits. Two of the sources are considered long term and three are short term, term meaning the length of the repricing period for the deposit.

Certificates of Deposit and Individual Retirement Accounts are considered long term instruments. Certificates of Deposit are the largest source of deposits. The maturity schedule of certificates ranges from one month to five years. Average balances carried in certificates of deposits for the years ended December 31, 1996, 1995 and 1994 were $117,596,000, $112,493,000 and
$109,174,000, respectively. The average rate paid for those deposits for the same periods , respectively, was 5.47 percent, 5.50 percent and 4.43 percent. Individual Retirement Accounts are the other source of long term funding. These accounts carry an eighteen month maturity schedule and the rate changes quarterly. The Corporation had in the past been successful in growing the balances in these accounts by paying higher than market rates. However, due to mutual fund competition, the balances carried in Individual Retirement Accounts dropped about $3,000,000 during 1996. Average balances and rates paid on Individual Retirement Accounts during the years ended December 31, 1996, 1995 and 1994 were respectively, $79,076,000 at 5.77 percent, $78,534,000 at 6.58 percent and $70,537,000 at 6.92 percent.

Short term deposits or deposits that reprice more frequently are Money Market accounts, Interest Checking accounts and Savings accounts. Money Market accounts are the second largest and a very important source of funds. The Corporation has paid higher than the market rate for these deposits and has been successful in attracting and maintaining large average balances. Average balances carried for the years ended December 31, 1996, 1995 and 1994 , respectively, were $100,618,000, $91,773,000 and $79,050,000. Rates paid for those same periods were, respectively, 4.53 percent, 4.93 percent and 3.84 percent. Interest Checking accounts allow unlimited checking activity and earn a lesser rate of interest. Average balances and rates paid on these accounts for the years ended December 31, 1996, 1995 and 1994 were, respectively, $40,558,000 at 2.46 percent, $42,118,000, at 4.02 percent and $41,061,000 at 3.31 percent. The final short term interest-bearing accounts that the Corporation carries are the Regular Savings accounts. Regular Savings come in two forms, passbook and statement, and both pay the same rate of interest. Regular Savings have traditionally been the backbone of the Corporation's core deposit base. Balances in Regular Savings accounts typically did not vary, regardless of the rate paid. This has changed somewhat in the past couple of years as average balances have begun to decline. Average balances for the years ended December 31, 1996, 1995 and 1994 were $46,751,000, $48,261,000 and $53,853,000, respectively. The rate paid for each of the three years was 2.50 percent.

The Corporation also carries noninterest-bearing Demand Deposits; average balances for the past three years, respectively, were $42,500,000, $39,313,000 and $39,282,000.

The final type of interest-bearing liability found on the Corporation balance sheet is borrowing, both short and long term. The Corporation normally uses short term borrowing for liquidity purposes, i.e., deposit fluctuations, etc. This may be in the form of overnight Federal funds borrowed from a correspondent or a repurchase agreement arranged through the Federal Home Loan Bank of Pittsburgh. Long term borrowing is used to leverage the Corporation's strong capital base to enhance earnings. Long term borrowings may be in the form of repurchase agreements or secured borrowing, also through the Federal Home Loan Bank of Pittsburgh. Short term borrowing is defined as overnight up to one year. Long term borrowing will carry a maturity of one year or more.

Average balances carried as short and long term borrowing for the years ended December 31, 1996, 1995 and 1994 amounted to $102,088,000, $92,502,000 and
$104,179,000, respectively. Average rates for the same periods respectively, were 5.56 percent, 6.09 percent and 5.07 percent.

To summarize the discussion of the interest margin it is important to note the change in the net interest spread. The spread for 1994 was 3.39 percent. However, late in 1994 interest rates began to rise and the spread began to narrow. During 1995 rates continued to rise until the fall of 1995 and the spread for that year declined to 2.99 percent. Late in 1995 as inflation worries subsided and the inflation rate stabilized at about 3 percent, the rates began to decline. Rates remained relatively stable during 1996 and produced a net spread of 3.49 percent which is reflected in the record earnings posted during 1996.

A more complete discussion of the assets and liabilities of the Corporation may be found under the discussion of the balance sheet later in Management's Discussion.

TABLE I - ANALYSIS OF INTEREST INCOME AND EXPENSE

                                                                                                               Change
(In Thousands)                                                        Years Ended December 31,           Increase (Decrease)
                                                                    1996         1995        1994        96/95       95/94

INTEREST INCOME
Available-for-Sale Securities:
   U S Treasury Securities                                             128          128         128
   Securities of Other U S  Government Agencies and                  2,124          691         617       1,433          74
   Corporations
   Mortgage-Backed Securities                                       13,113       13,665      14,055        (552)       (390)
   Obligations of States and Political Subdivisions                  3,012        2,667       2,655         345          12
   Stock                                                               872          690         666         182          24
   Other Securities                                                    472          568         375         (96)         193
      Total Available-for-Sale Securities                           19,721       18,409      18,496       1,312         (87)
Held-to-Maturity Securities:
   U S Treasury Securities                                              42           22           3          20          19
   Securities of Other U S  Government Agencies and
   Corporations                                                          4                                    4
   Mortgage-Backed Securities                                           59           77          90         (18)        (13)
   Obligations of States and Political Subdivisions
   Stock
   Other Securities
      Total Held-to-Maturity Securities                                105           99          93           6           6
Interest -bearing Due from Banks                                        37           55          63         (18)         (8)
Federal Funds Sold                                                      60           79          13         (19)         66
Loans:
   Real Estate Loans                                                19,277       18,201      15,983       1,076       2,218
   Consumer                                                          6,402        6,164       5,799         238         365
   Agricultural                                                        278          315         296         (37)         19
   Commercial/Industrial                                             1,577        1,404       1,219         173         185
   Other                                                                25           19          19           6           0
   Political Subdivisions                                              424          421         315           3         106
   Leases                                                               16           15          13           1           2
      Total Loan Income                                             27,999       26,539      23,644       1,460       2,895
      Total Interest Income                                         47,922       45,181      42,309       2,741       2,872

INTEREST-BEARING LIABILITIES
 Interest Checking                                                     998        1,695       1,360        (697)        335
 Money Market                                                        4,556        4,526       3,038          30       1,488
 Savings                                                             1,169        1,198       1,344         (29)       (146)
 Certificates of Deposit                                             6,431        6,183       4,841         248       1,342
 Individual Retirement Accounts                                      4,563        5,165       4,879        (602)        286
 Other Time Deposits                                                    58           64          61          (6)          3
 Federal Funds Purchased                                                55          304         498        (249)       (194)
 Other Borrowed Funds                                                5,621        5,342       4,784         279         558
    Total Interest Expense                                          23,451       24,477      20,805      (1,026)      3,672

Net Interest Income                                                 24,471       20,704      21,504       3,767        (800)

(1) Net interest income, if reflected on a fully tax equivalent basis, would have amounted to 25,963,000, 22,037,000, and 22,820,000 for 1996, 1995, and
1994, respectively.

TABLE II - ANALYSIS OF AVERAGE DAILY BALANCES AND RATES

                                                                          Rate of                Rate of               Rate of
(In Thousands)                                                            Return/                Return/               Return/
                                                                          Cost of                Cost of               Cost of
                                                                            funds                  funds                 funds

EARNING ASSETS                                                 12/31/96         %     12/31/95         %    12/31/94         %
Available-for-Sale Securities:
   U. S. Treasury Securities                                      2,506      5.11        2,510      5.10       2,512      5.10
   Securities of Other U.S. Government Agencies and
   Corporations                                                  30,514      6.96       10,639      6.49       9,761      6.32
   Mortgage-Backed Securities                                   197,581      6.64      208,469      6.55     219,627      6.40
   Obligations of States and Political Subdivisions              49,700      6.06       41,756      6.39      40,464      6.56
   Stock                                                         16,342      5.34       13,547      5.09      13,010      5.12
   Other Securities                                               6,905      6.84       10,148      5.60       4,011      9.35
      Total Available-for-Sale Securities                       303,548      6.50      287,069      6.41     289,385      6.39
Held-to-Maturity Securities:
   U. S. Treasury Securities                                        698      6.02          324      6.79          50      6.00
   Securities of Other U. S.  Government Agencies and
   Corporations                                                      50      8.00
   Mortgage-Backed Securities                                       829      7.12        1,004      7.67       1,185      7.34
   Obligations of States and Political Subdivisions
   Stock
   Other Securities
      Total Held-to-Maturity Securities                           1,577      6.66        1,328      7.45       1,235      7.29
Interest -bearing Due from Banks                                    455      8.13          996      5.52       1,114      5.92
Federal Funds Sold                                                1,100      5.45        1,301      6.07         346      3.76
Loans:
   Real Estate Loans                                            210,289      9.17      198,936      9.15     185,535      8.61
   Consumer                                                      35,305     18.13       36,230     17.01      35,073     16.53
   Agricultural                                                   2,750     10.11        3,051     10.32       3,028      9.78
   Commercial/Industrial                                         16,207      9.73       13,998     10.03      13,843      8.81
   Other                                                            237     10.55          238      7.98         272      6.99
   Political Subdivisions                                         6,629      6.40        6,524      6.45       5,244      6.01
   Leases                                                           201      7.96          166      4.00         152      8.55
      Total Loans                                               271,618     10.31      259,143     10.24     243,147      9.72

 Net Loans & Leases                                             271,618     10.31      259,143     10.24     243,147      9.72
      Total Earning Assets                                      578,298      8.29      549,837      8.22     535,227      7.91
Cash                                                             11,502                 11,834                13,775
Securities Valuation Reserve                                      5,924                 (2,668)                 (851)
Allowance for Possible Loan Losses                               (4,726)                (4,484)               (4,064)
Other Assets                                                      6,617                  4,737                 4,372
Bank Premises & Equipment                                         6,793                  6,774                 6,199
      Total Assets                                              604,408                566,030               554,658

INTEREST-BEARING LIABILITIES
Interest Checking                                                40,558      2.46       42,118      4.02      41,061      3.31
Money Market                                                    100,618      4.53       91,773      4.93      79,050      3.84
Savings                                                          46,751      2.50       48,261      2.48      53,853      2.50
Certificates of Deposit                                         117,596      5.47      112,493      5.50     109,174      4.43
Individual Retirement Accounts                                   79,076      5.77       78,534      6.58      70,537      6.92
Other Time Deposits                                               1,937      2.99        2,465      2.60       2,555      2.39
Federal Funds Purchased                                             967      5.69        4,774      6.37      11,565      4.31
Other Borrowed Funds                                            101,121      5.56       87,728      6.09      92,614      5.17
      Total Interest-bearing Liabilities                        488,624      4.80      468,146      5.23     460,409      4.52
Demand Deposits                                                  42,500                 39,313                39,282
Other Liabilities                                                 6,794                  4,844                 2,877
TOTAL LIABILITIES                                               537,918                512,303               502,568
Stockholders' Equity                                             62,797                 55,961                52,629
Securities Valuation Reserve                                      3,693                 (2,234)                 (539)
      Total Liabilities and Stockholders' Equity                604,408                566,030               554,658
Interest Rate Spread                                                         3.49                   2.99                  3.39

(*) Average balaces do not include unrealized gains and losses on Available-for-Sale Securities.

   TABLE III - ANALYSIS OF THE EFFECT OF VOLUME AND RATE CHANGES ON INTEREST
                          INCOME AND INTEREST EXPENSE

                                                           Years Ended
                                                      December 31, 1996/1995
(In Thousands)                                      Change in  Change in  Total
                                                     Volume      Rate     Change
EARNING ASSETS
Available-for-Sale Securities:
   U. S. Treasury Securities
   Securities of Other U.S. Government
     Agencies and Corporations                        1,380       53    1,433
   Mortgage Backed Securities                          (725)     173     (552)
   Obligations of States and Political Subdivisions     472     (127)     345
   Stock                                                148       34      182
   Other Securities                                    (312)     216      (96)
      Total Available-for-Sale Securities               963      349    1,312
Held-to-Maturity Securities:
   U. S. Treasury Securities                             20                20
   Securities of Other U.S. Government Agencies
   and Corporations                                       4                 4
   Mortgage Backed Securities                           (13)      (5)     (18)
   Obligations of States and Political Subdivisions
   Stock
   Other Securities
      Total Held-to-Maturity Securities                  11       (5)       6
Interest -bearing Due from Banks                       (139)     121      (18)
Federal Funds Sold                                      (11)      (8)     (19)
Loans:
   Real Estate Loans                                  1,041       35    1,076
   Consumer                                            (151)     389      238
   Agricultural                                         (31)      (6)     (37)
   Commercial/Industrial                                213      (40)     173
   Other                                                 (0)       6        6
   Political Subdivisions                                 7       (4)       3
   Leases                                                 1                 1
    Total Loans                                       1,080      380    1,460
Total Interest Income                                 1,904      837    2,741
INTEREST- BEARING LIABILITIES
Interest Checking                                       (61)    (636)    (697)
Money Market                                            199     (169)      30
Savings                                                 (38)       9      (29)
Certificates of Deposit                                 279      (31)     248
Individual Retirement Accounts                           36     (638)    (602)
Other Time Deposits                                     (21)      15       (6)
Federal Funds Purchased                                (220)     (29)    (249)
Other Borrowed Funds                                    650     (371)     279
Total Interest Expense                                  824   (1,850)  (1,026)

NET INTEREST INCOME                                   1,080    2,687    3,767

The change in interest due to both volume and rates has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                           Years Ended
                                                      December 31, 1995/1994
(In Thousands)                                      Change in  Change in  Total
                                                     Volume      Rate     Change
EARNING ASSETS
Available-for-Sale Securities:
   U. S. Treasury Securities
   Securities of Other U.S. Government Agencies
   and Corporations                                       57       17       74
   Mortgage Backed Securities                           (716)     326     (390)
   Obligations of States and Political Subdivisions       83      (71)      12
   Stock                                                  27       (3)      24
   Other Securities                                      522     (329)     193
      Total Available-for-Sale Securities                (27)     (60)     (87)
Held-to-Maturity Securities
   U. S. Treasury Securities                              19                19
   Securities of Other U.S. Government Agencies
   and Corporations
   Mortgage Backed Securities                            (17)       4      (13)
   Obligations of States and Political Subdivisions
   Stock
   Other Securities
      Total Held-to-Maturity Securities                    2        4        6
Interest -bearing Due from Banks                          (4)      (4)      (8)
Federal Funds Sold                                        48       18       66
Loans:
   Real Estate Loans                                   1,191    1,027    2,218
   Consumer                                              194      171      365
   Agricultural                                            2       17       19
   Commercial/Industrial                                  15      169      184
   Other                                                  (3)       3
   Political Subdivisions                                 83       23      106
   Leases                                                  2                 2
    Total Loans                                        1,484    1,410    2,894
Total Interest Income                                  1,503    1,369    2,872

INTEREST BEARING LIABILITIES
Interest Checking                                         36      299      335
Money Market                                             534      954    1,488
Savings                                                 (139)      (7)    (146)
Certificates of Deposit                                  152    1,190    1,342
Individual Retirement Accounts                           549     (263)     286
Other Time Deposits                                       (2)       5        3
Federal Funds Purchased                                 (362)     168     (194)
Other Borrowed Funds                                    (273)     831      558
Total Interest Expense                                   495    3,177    3,672

NET INTEREST INCOME                                    1,008   (1,808)    (800)

The change in interest due to both volume and rates has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME
1996/1995/1994

Noninterest income is composed of six major components: Service Charges on Deposit Accounts, Service Charges and Fees, Trust Department Income, Insurance Commissions, Fees and Premiums, Other Operating Income and Realized Net Gains or (Losses) on Securities. The percentages cited below during the discussion of the components of Noninterest Income are derived using Noninterest Income Before Gains or (Losses) on Securities, Net.

Income generated from Service Charges on Deposit Accounts is from fees assessed on some checking accounts for monthly service charges and per-check charges for checks drawn and checks deposited and for charges assessed for checking account overdrafts. Deposit Account Fees represented 55 percent and Overdraft Fees were 45 percent of the total Service Charges on Deposit Accounts. Service Charges on Deposit Accounts for the years ended December 31, 1996, 1995 and 1994 accounted for 39 percent, 40 percent and 37 percent of total Noninterest Income, respectively.

Other Service Charges and Fees are derived from debit card fees, credit card annual fees, fees for bank customer data processing services and other various fees such as check cashing fees for non customers, fees for bank money orders, cashier checks, traveler's checks, etc. Other Service Charges and Fees represented approximately 10 percent of the total Noninterest Income Before Realized Gains or (Losses) on Securities in each of the three years being presented.

Trust Department Income is the second largest source of noninterest income. For the years ended December 31, 1996, 1995 and 1994, respectively, Trust Department Income amounted to 30 percent, 26 percent and 20 percent of total noninterest income. Trust Department Income for the year ended December 31, 1996 increased 17 percent when compared to the same period in 1995. This increase can be attributed to an increase in trust accounts and trust assets. The increase in the market value of trust assets had a large impact on trust fees in 1996. Trust Department Income for the year ended December 31, 1995 increased nearly 25 percent when compared to the year ended December 31, 1994. This is the result of higher market values for trust assets in 1995 and a new fee schedule implemented January 1, 1995. Also, several large estates settled during 1995 generated additional trust fees.

Insurance Commissions, Fees and Premiums account for approximately 22 percent of total noninterest income for the years ended December 31, 1995 and December 31, 1994. For 1995 the total was $620,000 and for 1994 the total was $602,000. During 1996 this category of noninterest income totaled $555,000, down about 10 percent from 1995. The 10 percent decline between the comparable years was due to a decrease of $21,000 in accident and health premiums and a decrease of $45,000 in life insurance premiums written in 1996.

 Other Operating Income, consisting primarily of safe deposit box rental income, amounted to between 1 and 2 percent of Noninterest Income Before Realized Gains or (Losses) on Securities in 1996 and 1995. However, in the year ended December 31, 1994, the Corporation sold a 1987-4 residual interest certificate that had been carried as an Other Asset since 1989. The asset was carried in Other Assets at the request of the FDIC as it was considered less than investment-grade quality. The gain on the sale of the certificate in 1994 amounted to $265,000.

During the years ended December 31, 1996 and 1995, there was a relatively small amount of selling activity in the Available-for-Sale investment portfolio. In 1995, 11 bank or bank holding company stocks were sold, 1 owned by the Corporation and 10 owned by the Bank. The stocks were sold because they were, in management's judgment, over priced or they were not listed on a recognized securities exchange. If banks held stocks that were not listed on a recognized exchange, the FDIC required that they be sold. In fact, the predominate reason for selling stock in any of the three years was for that reason. In 1996, between the Corporation and the Bank, 6 issues of stock were sold; 2 had become over-priced, 1 was a direct cash buyout and 3 were unlisted. Also, in 1996 the Corporation sold 1 other bond that was criticized during an examination and 2 municipal bonds that were nearing their prerefunded date. In 1994, the Corporation sold 3 stocks and the Bank sold 1 stock that management felt had become over-priced. The Bank also sold 3 stocks that were not listed. Also in 1994, as interest rates began to rise, the Corporation sold a large portion of its investment in mortgage-backed securities. Several of the sold securities were funded by short term borrowings and the spread between the investments and the borrowed funds had begun to disappear. The market value of the securities had also begun to erode. Gross losses taken during the restructuring amounted to $999,000 and gains totaled $780,000.

TABLE IV - COMPARISON OF NONINTEREST INCOME


                                                         Years Ended December 31,
(In Thousands)                                             %               %
                                                  1996   Change   1995   Change    1994
Service Charges on Deposit Accounts              1,124    0.63   1,117    4.30    1,071
Service Charges and Fees                           269   (1.47)    273   (4.55)     286
Trust Department Income                            852   17.36     726   24.74      582
Insurance Commissions, Fees and Premiums           555  (10.48)    620    2.99      602
Other Operating Income                              47  (21.67)     60  (82.40)     341
Total Other Operating Income before Realized
  Securities Gains (Losses) on Securities, Net   2,847    1.82   2,796   (2.98)   2,882
Realized Gains (LOsses) on Securities, Net         475  (71.64)  1,675  (864.84)   (219)
Total Other Income                               3,322  (25.70)  4,471   67.89    2,663

OTHER NONINTEREST EXPENSE
1996/1995/1994

Other noninterest expense consists of Salaries and Wages, Pension and Other Benefit Expenses, Occupancy Expense, Furniture and Equipment Expense and Other Operating Expense.

Salaries and Wages increased $502,000 or 9.3 percent when comparing the years ended December 31, 1996 and December 31, 1995. The increase can be attributed to merit raises, an increase of two full time equivalent employees and an increase in incentive payment expense of $105,000. Merit raises and additional employees accounted for 7 percent of the increase and incentive payments accounted for just over 2 percent. The increase of 7.6 percent in wages paid during 1995 over 1994 was attributable to merit raises and an increase of full time equivalent employees from 196 at year end 1994 to 200 at year end 1995.

Pension and Other Employee Benefits increased $91,000 or 5.6 percent when comparing the years ended December 31, 1996 and December 31, 1995. The increase, although minimal, can be attributed to an increase in two expense items: $48,000 in contributions to the Corporation's 401 (k) plan due to increased employee participation and $43,000 in the Corporate contribution to the supplemental retirement plan due to changes in actuarial assumptions. When comparing the years ended December 31, 1995 and December 31, 1994 there was almost no change in the amounts of expense recorded.

Occupancy Expense varied only slightly when comparing the expense recorded in 1996 to that of 1995 and 1994. The change between the years ended December 31, 1996 and December 31, 1995 was 3.3 percent and was caused equally by an increase in depreciation and fuel used for heating. The difference in expense totals when comparing 1995 to 1994 was less than 1 percent.

Furniture and Equipment Expense increased 7.5 percent or $51,000 when comparing the year ended December 31, 1996 to the previous year. The increase was caused by higher depreciation costs and higher equipment maintenance expense. The depreciation increase can be attributed to enhancements costing just over $45,000 made to the checking account statement imaging system. Furniture and equipment expense increased $119,000 or 21.4%, when comparing 1995 to 1994. The increase can also be attributed to depreciation expense and software maintenance agreements associated with the statement imaging system that became operational in 1994. These additional expenditures have more than been offset by a reduction in personnel and postage costs.

Other Operating Expense did not increase or decrease significantly when comparing the years ended December 31, 1996, 1995 and 1994. The major components of Other Operating Expense or those that exceed 10 percent of the total are Pennsylvania Shares Tax, FDIC insurance (1994 only) and credit card processing expense.

Pennsylvania Shares Tax is based on the total capital of the Bank subsidiary and amounted to $544,000, $495,000 and $461,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The tax will normally increase annually about 1 percent of the current year's earnings after payment of the dividend. This amounts to approximately $50,000 per year, depending on earnings.

The annual expense for FDIC insurance paid on Bank deposits has declined significantly since 1994. During 1994 the Bank paid $.235 cents annually per $100.00 of its deposit base or a total of $883,000. During 1995, the Insurance Fund reached its statutory mandated level of 1.25 percent of insured deposits and the Bank received a refund of $254,000. The net insurance paid for 1995 amounted to $463,000. Beginning in 1996, institutions considered low risk were assigned an insurance rate of $500.00 per quarter; consequently the total insurance paid for 1996 was $2,000. For the first six months of 1997 the charge to earnings for FDIC insurance will approximate $ .64 cents per $100.00 of insured deposits or just over $27,000. The six month premium for the last half of 1997 will be assessed when deposit data is available. The total insurance expense for 1997 is expected to be about $55,000.

The largest Other Operating Expense category is credit card processing costs. The Corporation is a major card issuer and processor for 54 banks in northeastern Pennsylvania. The cost of card issuance and item processing for the years ended December 31, 1996, 1995 and 1994 amounted to $2,220,000, $1,928,000 and $1,760,000, respectively. The controlling factor for this expense is the number of cardholders and transaction volume. It is expected that cardholder numbers and volumes have peaked and that the expense will not show significant increases in the near future.

TABLE V- COMPARISON OF NONINTEREST EXPENSE

(In Thousands)                                                    Years Ended December 31,
                                                         %                         %
                                              1996     Change        1995        Change        1994
Salaries and Wages                           5,887       9.32        5,385         7.61       5,004
Pensions and Other Employee Benefits         1,709       5.62        1,618        (0.12)      1,620
Occupancy Expense, Net                         721       3.30          698         0.87         692
Furniture and Equipment Expense                726       7.56          675        21.40         556
Other Operating Expense                      5,643      (1.05)       5,703        (0.38)      5,725
Total Other Expense                         14,686       4.31       14,079         3.54      13,597

INCOME TAXES

The Corporation's Income Tax Provision reflected as a per share cost to stockholders, amounted to $.62, $.49 and $.46, respectively, for 1996, 1995 and 1994. The amount of income tax payable per common share for those years was $.66, $.51 and $.41, respectively. The per share tax payable for 1996 is a reasonable estimate as the return has not been prepared as of the date of this analysis.

The difference between the amount of income tax currently payable and the amount reflected in the Corporation's income statement is caused by temporary differences. Generally, temporary differences occur when an item of income or expense is included in taxable income during different accounting periods for financial statement and tax return purposes.

The most significant items creating temporary differences are accretion on bonds, depreciation, loan loss expense, loan fees and expense and employee benefit plans.

There are items included in the income statement that are not fully taxable, including dividends received from certain domestic corporations and a portion of interest received on municipal bonds and loans.

The reader should refer to Note 11 of the "Notes to the Consolidated Financial Statements" for a more complete analysis of income tax expense.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The Allowance for Possible Loan Losses is a reserve created by annual charges to earnings. The adequacy of the reserve and the budgeted charge to earnings is reviewed by management quarterly and a report made to the Corporation's Board of Directors.

The procedures used to perform the review are as follows:
1.  A review of the most current appraisal of the outside independent appraiser.
2.  Regulatory examinations.
3.  Loss projections for the current year.
4. A monthly review of the "Watch List" by management and the Board of Directors.
5.  Regulatory requirements.

PORTFOLIO QUALITY

The Corporation employs the services of an independent loan appraiser who reviews loans based on parameters supplied by the Board of Directors. The review is very comprehensive and includes the examination of loan documentation, borrower's cash flow or ability to repay based on current financial information and the collateral associated with each loan. The appraiser reviews all loans of $175,000 or more and all loans of $100,000 or more which have been previously classified.

The report prepared by the loan appraiser isolates and attempts to determine and quantify known risks in the loan portfolio. The loans are then categorized by the appraiser's perceived risk. The categories are: loans that are improperly documented (special mention), substandard, doubtful and loss. The last loan appraisal was made as of May 31, 1996 and the report was dated July 26,1996. The loan appraisal reported "Substandard" loans at $6,873,000, up 16 percent since the 1995 review, loans categorized as "Doubtful" amounted to $276,000 or a decline of 23 percent since the 1995 review and loans classified as "Loss" totaled $82,000, down 24 percent from the previous year.

REGULATORY EXAMINATIONS

The loan portfolio is normally reviewed annually by the FDIC or the Pennsylvania Department of Banking. After each review a list of charge-offs is presented to management. The examination in 1996 was conducted by the Federal Deposit Insurance Corporation as of March 27, 1996. Management also charges off loans at the end of each quarter that it feels are uncollectible.

PROJECTED LOSS PREDICTIONS

The Corporation also prepares loss predictions, quarterly, based on charge-off history and current portfolio quality. The predictions are calculated on the ratio of charge-offs by loan type applied to the current outstanding balance of that particular loan category. The ratios are calculated using a six year history of charge-offs.

Two predictions are prepared: most likely and worst case. The most likely prediction uses the most recent six year history excluding any year that experienced abnormally large charge-offs, such as 1991, and any year that had abnormally low recoveries. The worst case includes years of exceptionally high charge-offs.

After the estimated charge-offs are determined using the two methods, the reserve balance is calculated and a determination is made as to its adequacy. If it is found that the reserve will be inadequate, the budgeted charge to earnings is adjusted. The reserve is then divided into allocated and unallocated portions. A comparison is also made to the Corporation's peer group. At year end 1996, the Corporation's reserve was slightly higher than that of its peer group when comparing the latest information available.

Statement of Financial Accounting Standards (SFAS) No. 114 became effective in 1995. SFAS No. 114 requires that certain impaired loans be reflected in the Corporation's balance sheet using one of the following valuation methods: (1) the present value of expected future cash flows discounted at the loan's effective interest rate, (2) the loan's observable market price, or (3) the fair value of the collateral associated with the loan.

SFAS No. 114 does not apply to the majority of the Corporation's loans. Large groups of smaller-balance homogeneous loans may be collectively evaluated for impairment. Examples of such loans include residential mortgage, credit card and consumer installment loans.

The Corporation has implemented SFAS No. 114 by evaluating its impaired loans based on the fair value of the collateral since all of the impaired loans in 1996 are collateral dependent. Based on this analysis, the Corporation has established an allowance of $113,000, included in the allowance for possible loan losses as of December 31, 1996, related to impaired loans.

TABLE VI - SIX YEAR HISTORY OF LOAN LOSSES
(In Thousands)
                                               1996        1995        1994         1993        1992        1991         AVERAGE

 Gross Loans                                  278,639     264,182     258,472      238,755     225,475     199,072         244,099
Net Charge offs                                   504         387         326          247         518       3,142             854
Allowance for Possible Loan Losses Balance      4,776       4,579       4,229        3,817       3,356       2,548           3,884
Provision for Loan Losses Charged to
  Earnings                                        701         737         737          708       1,326       3,151           1,227
Earnings                                        9,255       7,866       7,494        8,127       7,290       5,643           7,613
Earnings Coverage of Net Charge offs             18.4 x      20.3 x      23.0 x       32.9 x      14.1 x       1.8 x           8.9 x
Allowance Coverage of Net Charge offs             9.5 x      11.8 x      13.0 x       15.5 x       6.5 x       0.8 x           4.5 x
Loans Ninety Days of More Past Due and
  Still Accruing                                2,994       2,915       2,743        2,899       2,532       3,810           2,982
Net Charge offs as a Percent of the
  Provision                                      71.9 %      52.5 %      44.2 %       34.9 %      39.1 %      99.7 %          69.6 %
Year-End Nonperforming Loans                      864         279         624          843       1,351         417             730
Allowance as a Percentage of Gross Loans.
Bank   (1)                                       1.71 %      1.73 %      1.64 %       1.60 %      1.49 %      1.28 %          1.59 %
Peer Group  (2)                                  1.50 %      1.61 %      1.65 %       1.82 %      1.60 %      1.44 %          1.60 %

 (1) At December 31, 1996
 (2) At September 30, 1996


MONTHLY "WATCH LIST" REVIEW

The Corporation prepares a monthly "Watch List" of delinquent or otherwise potential problem loans. The list is distributed to branch managers or lending officers responsible for the loans. The branch manager or lending officer must update each loan with its current status. A review of the updated list isolates loans which are still delinquent, possible charge-offs, bankruptcies, foreclosures, etc.

This list also reflects large problem loans that may require a separate reserve allocation or an increase in the monthly charge to earnings in addition to the budgeted amount. Once a loan appears on the "Watch List" it is not removed until the independent appraiser determines that circumstances surrounding the credit provide justification.

REGULATORY REQUIREMENTS

The FDIC, in conjunction with other regulatory agencies, issued an interagency policy statement outlining the responsibility of the Board of Directors as it relates to the loan loss reserve. The statement requires that the Board of Directors maintain an allowance for loan losses that is at least equal to the sum of all substandard loans after a deduction for the collateral that is associated with those loans, one-half of all loans classified as doubtful and one-hundred percent of all loans classified as loss. This calculation is made quarterly and compared to the reserve balance. At December 31, 1996 the unallocated portion of the reserve using this calculation would have been $2,335,000, compared to $3,243,000 using the historical net charge-off method.

In addition, the Board of Directors must ensure that all loan guidelines are adhered to, that all loan documentation is in place and that all collateral liens are perfected.

TABLE VII - ANALYSIS OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                                           Years Ended December 31,
(In Thousands)                                     1966            1995            1994            1993            1992

Balance at Beginning of Year                       4,579           4,229           3,817           3,356           2,548
Charge Offs
   Real Estate Loans                                 157              38                              95              32
   Installment Loans                                 240             236             266             195             218
   Credit Card and Related Plans                     201             184             144             183             139
   Commercial and Other Loans                         74             116             109             105             293
Total Charge Offs                                    672             574             519             578             682
Recoveries
   Real Estate Loans                                  22                               4
   Installment Loans                                  53              60              68              84              59
   Credit Card and Related Plans                      38              41              42              41              22
   Commercial and Other Loans                         55              86              80             206              83
Total Recoveries                                     168             187             194             331             164
Net Charge Offs                                      504             387             325             247             518
Additions Charged to Operations                      701             737             737             708           1,326
Balance at End of Year                             4,776           4,579           4,229           3,817           3,356


TABLE VIII - ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES BY TYPE

                                                                           Years Ended  December 31,
(In Thousands)                                    1996            1995            1994            1993            1992
Mortgage                                             58              38              35              35             18
Consumer                                            303             286             241             205            188
Commercial                                          630             604             443             583            558
Letters of Credit Commitments                                        54              86             112            115
Impaired Loans                                      113             228
All Other Commitments                               369             320             300             299            351
Total Allcocated                                  1,473           1,530           1,105           1,234          1,230
Unallocated                                       3,303           3,049           3,124           2,583          2,126
Total Allowance                                   4,776           4,579           4,229           3,817          3,356


The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may occur.

TABLE  IX - FIVE YEAR SUMMARY OF LOANS BY TYPE

(In Thousands)                            1996        %       1995        %       1994       %        1993       %        1992
Real Estate-Construction                  1,166      0.42     1,284      0.49     2,539     0.98      2,224     0.93        993
Real Estate-Mortgage                    213,957     76.79   200,066     75.72   193,095    74.72    176,518    73.92    162,597
Consumer                                 33,420     11.99    36,351     13.76    37,531    14.52     37,713    15.79     39,173
Agricultural                              2,603      0.93     2,815      1.07     3,154     1.22      3,207     1.36      3,065
Commercial                               15,751      5.65    14,445      5.47    13,625     5.27     13,046     5.46     14,578
Other                                     5,014      1.80     2,512      0.95     2,459     0.95      1,782     0.75      1,492
Political Subdivisions                    6,464      2.32     6,546      2.48     5,870     2.27      4,114     1.72      3,428
Lease Receivables                           264      0.09       189      0.07       168     0.07        176     0.07        190
Total                                   278,639    100.00   264,208    100.00   258,441   100.00    238,780   100.00    225,516
Less Unearned Discount                      (42)                (26)                (23)                (25)                (41)
                                        278,597             264,182             258,418             238,755             225,475
Less Allowance for Possible
   Loan Losses                           (4,776)             (4,579)             (4,229)             (3,817)             (3,356)
Net Loans and Lease
   Financing Receivables                273,821             259,603             254,189             234,938             222,119

BALANCE SHEET

Average Total Assets of the Corporation for the year ended December 31, 1996 were $604,408,000. This compares to average total assets for the years ended December 31, 1995 and December 31, 1994 of $566,030,000 and $554,658,000,
respectively.

During the years ended December 31, 1996, 1995 and 1994, the investment portfolio accounted for about half of the asset base. The investments are nearly all classified as Available-for-Sale Securities. This means that they are marked-to-market at the close of each calendar quarter. The market value adjustment is recorded net of tax in the Corporation's Capital. The Corporation uses several types of investment vehicles.

A small portion of the portfolio is made up of US Treasury Securities. These instruments normally carry a lower relative interest rate and are used as collateral for certain deposits.

U S Agency Securities are also a part of the portfolio and carry a slightly higher rate than the U S Treasuries. They are issued by several governmental agencies such as GNMA, FNMA FHLB, etc. They are also used as collateral for certain deposits.

The largest part of the portfolio is made up of mortgage-backed securities. The securities are issued by FNMA, Freddie Mac or the FHLB. The securities carry a substantially higher rate and a higher risk than the treasuries or the agencies. The risk is not one of default, but market. As interest rates rise, the investments lose market value and cause negative adjustments to capital as they are marked-to-market. They are also subject to large prepayments in a falling rate environment as consumers refinance their mortgages. During periods of large prepayments, the security is subject to higher monthly premium amortization and a much lower return, if it was purchased at a premium, as many are. The securities are used also for collateral for borrowings and for liquidity purposes since they amortize monthly.

Tax-Free Municipal Bonds make up the second largest portion of the portfolio. The municipal bonds are used for Federal tax reduction purposes because a portion of the interest received is not taxable and for that reason carry a smaller coupon rate and a longer maturity. The effect of carrying the municipals is to lower the effective tax rate by about 8.5 percent. In terms of real dollars this would amount to slightly over a $1,000,000 tax savings for 1996.

The Corporation also holds corporate bonds and stocks of Pennsylvania banks and Pennsylvania bank holding companies. The corporate bonds are purchased very selectively because they carry a higher risk of default and higher interest rates. Corporate bonds during the past three years have made up only 2 to 3 percent of the total portfolio. Stock holdings of the Corporation have averaged between $13,000,000 and $16,000,000 for the last three years. The rate of return on stocks is somewhat smaller than their bond counterparts, however, 70 percent of the dividend received is non-taxable and this raises the effective rate of return. Historically, the unrealized appreciation in the stock value has generated an acceptable investment return when added to the dividend return.

Loans have represented about 45 percent of Total Average Assets and generated 58 percent of Total Interest Income over the past three years. Approximately 75 percent of the loan portfolio is real estate secured. Loans secured by 1-4 family dwellings are the major portion of the real estate secured portfolio. Historically, loans secured by 1-4 family dwellings have had a very low default rate. Approximately 34.3 percent of loans outstanding are to commercial and business enterprises; the remaining 65.7 percent are consumer loans, including credit cards. Loan concentrations by business type are approximately as follows:
7.3 percent (390 total loans) to service businesses (e.g., hotels, motels, hospitals), 7.0 percent (330 total loans) to retail businesses, 4.5 percent (about 238 loans) to finance companies, insurance companies and real estate related businesses, 4.0 percent to agricultural businesses, primarily dairy farms and 4.0 percent to manufacturing concerns, engaged primarily in timber and lumber related businesses. The Corporation has always been and will strive to be a major provider of credit to individuals and businesses in our market area. At December 31, 1996, the Corporation had 27,963 loans outstanding.

About 1 percent of the Corporation's assets is in buildings and equipment. There are 15 Citizens and Northern offices, including its headquarters, in Tioga, Bradford, Lycoming and Sullivan counties. All of the offices are modern and attractive banking facilities. In addition, the Corporation maintains a large trust division in its corporate headquarters and a satellite trust office in Bradford County.

The liability side of the balance sheet includes a variety of deposit products used by the diverse customer base. The Corporation currently has 24,000 deposit customers in its market area.

The most popular product in terms of dollar totals is the certificate of deposit. Certificates of deposit offer a wide variety of rates and terms which range from 1 month to 60 months and depending on the term offer a higher rate of interest. Interest rates at December 31, 1996 ranged from 4.75 percent to 6.25 percent.

The next largest source of deposits for the Corporation is the money market account. The rate paid on this account is slightly higher than other interest-bearing Checking Accounts because the balance requirements are higher and the debit activity is limited to 6 per month. The rate being paid at December 31, 1996 was 4.57 percent. The rate on this account type changes weekly and is 90 percent of the 91 day Treasury bill auction rate on accounts that maintain collected balances of $5,000.00. The Corporation also provides an interest checking account that is similar to the money market account. These accounts may have unlimited debit activity, however, the rate paid is 50 percent of the 91 day Treasury bill rate on collected balances of $2,500.00 or higher. If the balance drops below $2,500.00 the rate is then 25 percent of the Treasury bill rate. This rate is also set weekly. Average balances in interest checking accounts declined slightly in 1996 as a result of the change in the rate paid as of November 1, 1995. The rate previously paid was 79 percent of the 91 day Treasury bill rate and as mentioned above it is now 50 percent of the bill rate.

The Corporation also offers the still very popular regular savings account. The account comes in two forms: passbook and statement. The account pays a rate of
2.50 percent which is very competitive for our market area. The Corporation has always considered these core deposits. The average balance for this type of account has experienced some erosion during the past three years. Average balances during 1994 amounted to nearly $54,000,000 and at year end 1996 the average had declined to $46,751,000. At this writing the current balance is just over $45,000,000. The probable cause for the decline in balances is movement to higher interest instruments and alternative investments, especially mutual funds.

Demand deposit average balances have remained stable during the past three years, averaging between $39,000,000 and $42,000,000. The Corporation offers a variety of checking account types, with one designed to attempt to meet the individual needs of anyone in our market area. The total number of checking accounts being serviced at December 31, 1996 was 18,300.

The largest remaining component of liabilities consists of borrowings. Borrowed funds may be in the form of unsecured overnight Federal Funds purchased, fixed term borrowings secured by a blanket floating-lien agreement and Repurchase agreements secured by individual securities. Fixed and floating rate term borrowing covered by the floating-lien agreement at December 31, 1996, December 31, 1995 and December 31, 1994 amounted to $59,600,000, $45,000,000 and
$53,500,000, respectively. Repurchase agreements at the end of the same periods totaled, respectively, $44,650,000, $40,000,000 and $45,000,000. There were no
Federal Funds purchased at December 31, 1996, 1995 and 1994.

The terms for fixed rate borrowings and Repurchase Agreements range from 3 months to 5 years. Also included in the borrowings is a $15,000,000, 5 year loan tied to the LIBOR rate and repriced quarterly. The Corporation has the option to repay the credit at the repricing dates.

The floating-lien agreement loans are with the Federal Home Loan Bank of Pittsburgh, a major source of funding for the Corporation. The loans secured by repurchase agreements are placed with either Solomon Brothers or Morgan Stanley.

The Capital accounts of the Corporation will be discussed later in Management's Discussion in the Capital section.

LIQUIDITY

Bank liquidity is the ability to quickly raise cash at a reasonable cost in order to serve customer needs and to operate efficiently by meeting short term obligations on a timely basis. An adequate liquidity position permits the Corporation to pay creditors, to allow for unforeseen deposit runoffs, to fund unexpected increases in loan demand and to fund loan growth without making costly balance sheet adjustments. Normally, day to day deposit decreases do not vary more than $4,000,000 to $6,000,000 and new loan advances, net of loan repayments, average less than $100,000 daily. During 1996, there were exceptional periods when deposits declined as much as $15,000,000 for several days before recovering to normal levels.

To accommodate such fluctuations in deposits and the funding needed to support loan growth, the Corporation has several cash generating resources. Beyond the regular and on-going liquidity generated by loan repayments, amortization of mortgage-backed securities, the maturing of bonds and the routine growth in deposits, the Corporation has several additional sources for meeting its liquidity needs: the sale of assets (primarily investment securities), short-term or long-term borrowing (e.g., federal funds purchased and Federal Home Loan Bank borrowings) and attracting short-term deposits (principally certificates of deposit). When deposits decline for short periods or when loan demand increases unexpectedly, the Corporation relies on several credit lines. The Corporation maintains a "Flexline" of credit and an "Open-Repo Plus" program with the Federal Home Loan Bank of Pittsburgh, and overnight borrowing agreements with several of its correspondent banks, principally Mellon Bank and the Atlantic Central Bankers Bank. The Federal Home Loan Bank borrowing is secured by the Corporation's mortgage loans and mortgage-backed securities. Additionally, the Corporation uses repurchase agreements placed with Solomon Brothers and Morgan Stanley to borrow short-term funds secured by investment assets.

INTEREST RATE RISK

Business risk that exists and arises from changes in interest rates is an inherent factor in operating a bank. Bank assets are predominantly composed of long-term bonds, term loans with amortizations over periods up to 20 years and other long-term assets. Funding for these assets comes principally from short-term deposits: demand deposits (checking accounts), money market accounts, certificates of deposit with maturities of 1 to 60 months and regular savings accounts. When short-term funding sources, whose interest rates can change frequently, are used to fund long-term assets, whose rates change much less frequently, Interest Rate Risk exists.

Two methods used to measure Interest Rate Risk are the impact on net interest income and the impact on the market value of the Bank. Quantifying interest rate risk can be achieved using several methods. Many experts and regulators agree that sophisticated Income Simulation Models provide the best way to measure and predict the effects of Interest Rate Risk. The Corporation uses such a model to calculate the Interest Rate Risk and its potential effect on net interest income and market value. The simulation model is used monthly by the Corporation. Using interest rate increases and decreases of 100, 200 and 300 basis points, the model measures and projects potential changes in net interest income and calculates the discounted present value of anticipated cash flows of the assets and liabilities to arrive at a net market value under the base most likely and "what if" scenarios. The simulation is performed using a number of different asset and liability mix scenarios that allows management to measure on a "what if" basis. The Corporation's Board of Directors has established ranges within which the Interest Rate Risk effects on income and market value may fall when interest rates are simulated to increase or decrease 200 basis points. The acceptable range for fluctuations in net interest income is minus 20 percent from the base most likely one-year scenario. The acceptable range for market value is minus 25 percent from the base most likely one-year scenario. Theoretically, a 20 percent decrease in net interest income would approximate $4,900,000. Likewise, a 25 percent decrease in the Corporation's market value would be approximately $18,000,000. The Corporation's modeling results at December 31, 1996, indicate that the level of net interest income risk due to varying interest rate movements is within internal risk tolerance guidelines.

The model used by the Corporation, Sendero, has the capability of applying the embedded options inherent in any balance sheet such as prepayments during a period of declining interest rates or runoffs of certain deposits during rising rates. The model is flexible enough to allow several rates to be applied to several different balance sheet assumptions.

Interest rate fluctuations do impact the market value of the Corporation's investments which are carried as available-for-sale securities and have to be marked to the current market value at the end of each quarter. Rising interest rates can cause significant depreciation in the portfolio. Conversely, falling interest rates can dramatically increase the value of the portfolio. Interest rate fluctuations can also affect the loan portfolio and the Corporation's deposit base. However, those assets and liabilities are considered as long term and are not for sale.

The Corporation has for the past several years maintained a negative gap position using borrowed funds to fund a large portion of its holdings of mortgage-backed securities. This position, with its inherent risk, has added significantly to the Corporation's bottom line and capital base. Realizing the risk, the Board of Directors and management monitor the risk levels very closely and frequently.

TABLE X - RATE SENSITIVE ASSETS AND RATE SENSITIVE LIABILITIES

                                                                      As of December 31, 1996
(In Thousands)                              Under       One to Five    Five to Ten     Over Ten         Non-
ASSETS                                    One Year         Years          Years          Years        Interest       Total
Interest-Bearing Deposits                         655                                                                     655
Available-for-Sale Securities:
     U.S.Treasury Securities                                    2,475                                                   2,475
     U.S.Agency Securities                                      9,045         17,090        10,206                     36,341
     Mortgage-Backed Securities                 1,655          34,708          8,263       138,857                    183,483
     Municipals                                 1,019           6,502          4,785        43,637                     55,943
     Other Bonds                                                1,015          1,986         1,968                      4,969
     Stocks                                                                                 24,642                     24,642
Total Available-for-Sale Securities             2,674          53,745         32,124       219,310                    307,853
Held-to-Maturity Securities:
     U.S.Treasury Securities                      599                            100                                      699
     U. S Agency Securities                                       100                                                     100
     Mortgage-Backed Securities                                    32            286           452                        770
Total Held-to-Maturity Securities                 599             132            386           452                      1,569
Loans and Lease Financing:
     Real Estate-Construction                   1,166                                                                   1,166
     Real Estate-Mortgage                      81,350          42,014         55,003        35,590                    213,957
     Consumer                                   9,641          20,301          1,420         2,058                     33,420
     Agricultural                               1,088           1,265             97           153                      2,603
     Commercial                                11,435           3,242            676           398                     15,751
     Other                                        384              26                        4,604                      5,014
     Political Subdivisions                     1,569           2,441          1,454         1,000                      6,464
     Leases                                        36             134                           94                        264
Total Loans                                   106,669          69,423         58,650        43,897                    278,639
Less: Unearned Discount                                                                                       (42)        (42)
      Allowance for Possible Loan
      Losses                                                                                               (4,776)     (4,776)
Net Loans and Leases                          106,669          69,423         58,650        43,897         (4,818)    273,821
Federal Funds Sold                                                                                                          0
Cash and Due From Banks                                                                                    14,320      14,320
Other Assets                                                                                               11,974      11,974
Total Assets                                  110,597         123,300         91,160       263,659         21,476     610,192

LIABILITIES AND EQUITY

Interest-Bearing Deposits:
     Money Market                             100,523                                                                 100,523
     NOW and SNOW                              38,916                                                                  38,916
     Christmas/Fund Clubs                         867                                                                     867
     CD's                                      75,052          40,338                                                 115,390
     Reg/Key Savings                                                                        46,175                     46,175
     GPS                                          698                                                                     698
     IRA's                                     80,422                                                                  80,422
Total Interest-Bearing Deposits               296,478          40,338              0        46,175                    382,991
Demand Deposits                                                                             47,320                     47,320
Repurchase Agreements                          14,850          29,800                                                  44,650
Borrowed Funds:
     Variable
     Fixed                                     34,000          25,000                          600                     59,600
Total Borrowed Funds                           34,000          25,000                          600                     59,600
Other Liabilities                                 902                                                       3,136       4,038
Stockholders' Equity                                                                                       71,593      71,593
Total Liabilities and Equity                  346,230          95,138              0        94,095         74,729     610,192
Interest Rate Sensitivity Gap                (235,633)         28,162         91,160       169,564        (53,253)

CAPITAL ADEQUACY

Under regulations published by the Federal Deposit Insurance Corporation, and other bank regulators, a bank's capital must be divided into two tiers. The first consists primarily of common stock, retained earnings, surplus and noncumulative perpetual preferred stock, if any. The second tier includes the allowance for possible loan losses (limited to 1.25 percent of risk weighted assets), cumulative preferred stock and subordinated debt.

Risk based capital guidelines published in 1990 require banks to maintain a risk based capital ratio of 8 percent, 4 percent of which must be tier 1; the remainder may be tier 2.

The primary source of capital growth for Citizens and Northern Corporation is earnings. The growth of capital attributable to earnings, net of dividends, for the years ended December 31, 1996, 1995 and 1994 was 9.7 percent, 8.4 percent and 8.8 percent, respectively. The Corporation has also increased its dividend for each of the last three years.

The total capital of the Corporation at December 31, 1996, excluding net unrealized gains or losses on Available-for-Sale Securities, amounted to $65,826,000. This compares to total capital of $60,025,000 and $55,395,000 at
December 31, 1995 and 1994, respectively.

Total capital of the Corporation at December 31, 1996, 1995, and 1994, respectively, including the adjustment to the reserve for unrealized gains and losses on available-for-sale securities, amounted to $71,593,000, $66,977,000 and $46,796,000. For financial reporting purposes SFAS No. 115 requires that investment securities held as available-for-sale be marked-to-market on the last day of each accounting quarter and the adjustment, net of taxes, included in shareholders' equity. This adjustment can have a significant impact on shareholders' equity as evidenced on December 31, 1994, when the net after tax depreciation amounted to $8,589,000. For regulatory purposes, the adjustment to capital is excluded from capital adequacy ratio calculations.

There are no planned capital expenditures which would have a detrimental effect on the capital ratios or the results of operations.

INFLATION

Inflation affects nearly every aspect of banking, primarily interest rates, which have been discussed in detail earlier under Interest Rate Risk. The effect of inflation, when it is high, is also felt with the purchase of goods, such as supplies, services and labor used to provide banking products to our customers. However, Inflation has not been a major factor in the control of other noninterest expense during the past few years. The near-term outlook for inflation appears to be good.

QUARTERLY SHARE DATA

The Corporation's stock is not traded on an established stock exchange. However, stock transactions are effected through various brokers who maintain a market in the Corporation's stock or trades are made on a person to person basis. The following table sets forth the approximate high and low sales prices of the common stock during 1996, 1995 and 1994 as furnished by brokers and other sources considered by the Corporation to be reliable.

                         1996                        1995                                 1994
                                        Dividend                        Dividend                           Dividend
                                        Declared                        Declared                           Declared
                                        per                             per                                per
                   High       Low       Quarter    High      Low        Quarter   High           Low       Quarter
----------------------------------------------------------------------------------------------------------------------

First Quarter        22.50      20.50     0.17       20.25     18.50      0.16      16.88          16.50     0.15
Second Quarter       22.75      21.00     0.17       20.25     18.75      0.16      18.31          17.50     0.15
Third Quarter        23.25      21.50     0.17       20.00     19.50      0.16      18.75          18.38     0.155
Fourth Quarter       25.50      22.50     0.18       20.50     19.75      0.17      20.25          19.00     0.16
                                          plus                            plus                     plus
                                        1 % stock                       1 % stock                1 % stock


COMMON STOCK AND PER SHARE DATA
                                                          1996          1995          1994          1993          1992
                                                            1.83                        1.48          1.61          1.44
Cash Dividends Declared                                     0.68 Net Income             0.60          0.54          0.47
Cash Dividends Declared on an Historical Basis              0.69          0.65         0.615          0.54          0.48
Stock Dividend                                         1 %           1 %           1 %           1 %           1 %
Number of Shares Outstanding(excluding
shares held in treasury)                               5,012,082     4,962,456     4,913,322     4,864,674     4,816,508

Number of Shares Used for Computation                  5,062,203     5,062,203     5,062,203     5,062,203     5,109,615
Number of Shares Issued                                5,117,182     5,066,516     5,016,352     4,966,684     4,917,508
Number of Shares Authorized                           10,000,000    10,000,000    10,000,000    10,000,000    10,000,000
Stockholders' Equity Per Share                             14.14         13.23          9.24         11.16          8.91
Stockholders' Equity Per Share (*)                         13.00         11.86         10.94         10.06          8.91
Number of stockholders at Year End                          2119         2,027         1,901         1,819         1,809

(*) Does not include unrealized holding gains or losses on available-for-sale securities.

(a) For purposes of this computation, the number of shares outstanding, excluding shares held in treasury, has been increased for the effects of the 1% stock dividend issued in January following each year-end.

Known "market makers" who handle Citizens & Northern Corporation stock transactions are:

Hopper Soliday & Company          Ryan Beck & Company     Merrill Lynch, Pierce,
PO Box 4548, Lancaster PA 17601   3 Parkway               Fenner & Smith, Inc.
1703 Oregon Pike, Lancaster PA    Philadelphia, PA 19102  One West Third Street
 17064                            800-342-2325            Williamsport, PA 17701
800-526-6371                                              800-937-0769

Sandler O'Neill & Partners    Ferris, Baker Watts
Two World Trade Center        6 Bird Cage Walk
104th Floor                   Holidaysburg, PA   16648
New York, NY  10048           800-343-5149
800-635-6851

FIVE YEAR SUMMARY OF OPERATIONS
             (In Thousands)

INCOME STATEMENT                                                       1996         1995        1994        1993         1992
Interest Income                                                        47,922       45,181      42,309      39,122       38,807
Interest Expense                                                       23,451       24,477      20,805      18,396       18,724
Interest Margin                                                        24,471       20,704      21,504      20,726       20,083
Provision for Possible Loan Losses                                        701          737         737         708        1,326
Interest Margin After Provision for Possible Loan Losses               23,770       19,967      20,767      20,018       18,757
Other Income                                                            2,847        2,796       2,882       2,706        2,369
Securities Gains (Losses)                                                 475        1,675        (219)        646          298
Other Expenses                                                         14,686       14,079      13,597      12,919       11,744
Income Before Income Tax Provision                                     12,406       10,359       9,833      10,451        9,680
Income Tax Provision                                                    3,151        2,493       2,339       2,557        2,390
Income Before Cumulative Effect of Accounting Change                    9,255        7,866       7,494       7,894        7,290
Cumulative Effect of Change in Accounting for Income Taxes                                                    (233)
(Benefit)
Net Income                                                              9,255        7,866       7,494       8,127        7,290

BALANCE SHEET AT YEAR END
Total Securities  (1)                                                 310,077      301,743     261,820     302,096      217,811
Loans (Excluding Unearned Discount)                                   278,597      264,182     258,472     238,755      225,475
Total Assets                                                          610,192      585,987     546,478     560,055      466,119
Total Deposits                                                        430,311      429,552     399,263     391,639      367,196
Stockholders' Equity Before Adjustment for Unrealized Gain or
Loss on Available-for-Sale Securities                                  65,826       60,025      55,385      50,913         n/a
Stockholders' Equity                                                   71,593       66,977      46,796      56,505       45,510

AVERAGE BALANCE SHEET
Total Securities (Amortized Cost)  (1)                                306,680      290,694     292,080     258,874      225,439
Loans (Excluding Unearned Discount)                                   271,618      259,143     243,147     227,683      211,038
Earning Assets                                                        578,298      549,837     535,227     489,121      437,848
Total Assets                                                          604,408      566,030     554,658     508,400      456,679
Total Deposits                                                        429,036      414,958     395,512     381,396      357,121
Stockholders' Equity Before Adjustment for Unrealized Gain or
Loss on
      Available-for-Sale Securities                                    62,797       55,961      52,629       n/a           n/a
Stockholders' Equity                                                   66,490       53,727      52,090      46,693       42,875

FINANCIAL RATIOS
Return on Stockholders' Equity (4)                                       14.7%        14.1%       14.2%      n/a           n/a
Return on Stockholders' Equity (3)                                       13.9%        14.5%       14.4%       17.4%        17.0%
Return on Assets (3)                                                     1.53%        1.39%       1.35%       1.60%        1.60%

Stockholders' Equity to Assets (4)                                      10.49%        9.84%       9.49%       n/a           n/a
Stockholders' Equity to Assets (3)                                      11.00%        9.58%       9.39%       9.18%        9.39%
Stockholders' Equity to Loans (3)                                        24.5%        20.9%       21.4%       20.5%        20.3%
Net Income to:
      Total Interest Income                                              19.3%        17.4%       17.7%       20.8%        18.8%
      Interest Margin                                                    37.8%        38.0%       34.8%       39.2%        36.3%
      Dividend as a % of Net Income                                      37.4%        41.0%       40.3%       33.5%        33.0%

(1) Includes Interest-Bearing Due from Banks and Fed Funds Sold
(2) Balance Sheet at Year End
(3) Average Balance Sheet, Including Valuation Reserve
(4) Average Balance Sheet, Excluding Valuation Reserve

SUMMARY OF QUARTERLY FINANCIAL DATA (Unaudited)

The following table presents summarized quarterly financial data for 1996 and 1995 (In thousands, except per share data).

                                                                      1996 Quarter Ended
                                                     Mar 31          June 30         Sept 30         Dec 31
Interest Income                                     11,725          11,999          12,094          12,104
Interest Expense                                     5,786           5,786           5,936           5,943
Interest Margin                                      5,939           6,213           6,158           6,161
Provision for Possible Loan Losses                     175             175             175             176
Interest Margin After Provision for
 Possible Loan Losses                                5,764           6,038           5,983           5,985
Other Income                                           675             696             727             749
Securities Gains (Losses)                               97             171             183              24
Other Expense                                        3,605           3,606           3,652           3,823
Income Before Income Taxes                           2,931           3,299           3,241           2,935
Income Tax Provision                                   752             812             875             712
Net Income                                           2,179           2,487           2,366           2,223
Net Income Per Share                                  0.43            0.49            0.47            0.47


                                                                      1995 Quarter Ended
                                                     Mar 31          June 30         Sept 30         Dec 31

Interest Income                                     10,734          11,116          11,675          11,656
Interest Expense                                     6,095           6,135           6,264           5,983
Interest Margin                                      4,639           4,981           5,411           5,673
Provision for Loan Losses                              184             184             184             185
Interest Margin After Provision for Possible
 Loan Losses                                         4,455           4,797           5,227           5,488
Other Income                                           718             711             693             674
Securities Gains (Losses)                              774              77             378             446
Other expense                                        3,647           3,662           3,388           3,382
Income Before Income Taxes                           2,300           1,923           2,910           3,226
Income Tax Provision                                   575             256             840             822
Net Income                                           1,725           1,667           2,070           2,404
Net Income Per Share                                  0.34            0.33            0.41            0.47

TRUST DEPARTMENT

 (In Thousands)        1996        1995         1994         1993         1992

 Assets              222,541     181,351      146,178      147,804      132,550
 Earnings                852         726          582          546          476

 The composition of trust assets and liabilities for the years ending 1996, 1995 and 1994 are shown in the following table:

                                      1996            1995            1994

 INVESTMENTS
 Bonds                               77,977          75,363          66,003
 Stock                               79,815          69,520          45,592
 Savings and Money Market Funds      28,389          12,512          14,682
 Mutual Funds                        34,173          22,207          17,568
 Mortgages                              506             115             109
 Real Estate                            852             889             977
 Miscellaneous                          829             745           1,247
 Total                              222,541         181,351         146,178
 ACCOUNTS
 Estates                                872           2,124           1,455
 Trusts                              54,458          41,297          36,343
 Guardianships                        1,716           1,437           1,316
 Pension/Profit Sharing              93,451          76,605          60,647
 Investment Management               72,044          59,888          46,417
 Total                              222,541         181,351         146,178

STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report for the year ended December 31, 1996, on Form 10-K as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at its principal office at P O Box 58, Wellsboro, PA 16901.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

DESCRIPTION OF BUSINESS

Citizens & Northern Corporation ("Corporation") is a one bank holding company whose principal subsidiary is Citizens & Northern Bank ("Bank").

The Bank is a Pennsylvania banking institution that was formed pursuant to the consolidation of Northern National Bank of Wellsboro and Citizens National Bank of Towanda on October 1, 1971. In May of 1972, the Bank merged with the First National Bank of Ralston and on October 1, 1977, merged with the Sullivan County National Bank. Then on January 1, 1984 the Bank merged with the Farmers National Bank of Athens. On May 1, 1990, The First National Bank of East Smithfield merged with the Bank. The Bank has held its current name since May 6, 1975, at which time the Bank changed its charter from a National bank to a Pennsylvania bank. The Bank's principal office is located in Wellsboro, Pennsylvania. On December 31, 1996 the Bank had total assets of $610,192,000, total deposits of $430,311,000 and total loans outstanding of $278,639,000.

The Bank provides an extensive range of banking services, including checking accounts, savings accounts, certificates of deposit, money market accounts, personal, commercial and installment loans and such types of deposits and other loans that are common to a full service bank of its size and structure. The Bank also maintains a trust division that provides full fiduciary services.

The Corporation also owns a subsidiary, Bucktail Life Insurance Company, which provides credit life and accident and health insurance on behalf of the Bank. The business generated by Bucktail Life Insurance Company is insignificant in relation to the total business of the Corporation.

The main office of the Bank is located at 90-92 Main Street, Wellsboro, Pennsylvania. The Bank has a total of fifteen (15) banking offices, all located in the Pennsylvania counties of Bradford, Lycoming, Sullivan and Tioga. All such properties are owned by the Bank. There are no encumbrances against any of the Bank's properties.

As of December 31, 1996, the Bank had a total of 202 full time equivalent employees. The Bank provides a variety of employee benefits and considers its relationship with its employees to be good.

All phases of the Bank's business are competitive. The Bank primarily competes in the market area composed of Tioga and Bradford counties and portions of Lycoming and Sullivan counties. The Bank competes with approximately 15 commercial banks, including local commercial banks headquartered in our market area as well as other commercial banks with branches in the Bank's market area. Some of the banks that have branches in the Bank's market area are larger in overall size than the Bank. The Bank, along with other commercial banks, competes with respect to its lending activities as well as in attracting demand and savings deposits with savings banks, savings and loan associations, insurance companies, regulated small loan companies and credit unions. The Bank also competes with insurance companies, investment counseling firms, mutual funds and other business firms and individuals in corporate trust and investment management services.

The Bank is generally competitive with all financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

CITIZENS & NORTHERN CORPORATION AND
CITIZENS & NORTHERN BANK BOARD OF DIRECTORS



J. Robert Bower             William K. Francis        John H. Macafee             Edward H. Owlett III
Pharmacist                  Chairman and              Operator,                   Attorney in law firm of
                            Chief Executive Officer   Mapoval Farms, Inc.         Owlett, Lewis & Ginn, P.C.
R. Robert DeCamp
President,                  Karl W. Kroeck            Lawrence F. Mase            F. David Pennypacker
Patterson Lumber Co.        Farmer                    Retired, formerly           C.P.A. in firm of
                                                      President, Mases's, Inc.    Pennypacker & Zeigler,
                                                                                  P.C.
R. James Dunham             Edward L. Learn
President, R. J. Dunham,    Owner, Learn Hardware &   Robert J. Murphy            Leonard Simpson
Inc.                        Building Supply, formerly Retired, formerly           Attorney at law
Department Store            Purina Mills, Inc.        Attorney in law firm of
                                                      Davis, Murphy, Niemiec and
Adelbert E. Eldridge                                  Smith                       Donald E. Treat
Retired Regional Director   Craig G. Litchfield                                   Owner, Treat Hardware
of Susquehanna Region of    President
Pennsylvania Electric Co.

Directors Emeriti
Laurence R. Kingsley        Edward H. Owlett          Howard W. Skinner
Owner,                      Attorney in law firm of   Retired, formerly
L. R. Kingsley Lumber       Owlett, Lewis & Ginn,     Senior Vice President
                            P.C.

ADVISORY  BOARDS

Athens                      Knoxville                 Sayre                       Troy
Terry R. Depew              Mary Rose Sacks           Stephan W. Bowen            Mark C. Griffis
R. Bruce Haner              Clyde E. Beard            Susan Hartley               Dennis F. Beardslee
Wayne E. Lowery             Gerald Bliss              George Howell               Roy W. Cummings, Jr.
John H. Macafee             Grant Gehman              Laurence Reagan             J. Robert Garrison
David Rosenbloom            Karl W. Kroeck            John Steadle                Gregory W. Powers
Howard W. Skinner
                            Laporte                   Tioga                       Wellsboro
Dushore                     Randy R. Meckes           Lois C. Wood                Richard L. Wilkinson
Wayne E. Gavitt             Kenneth F. Fry            Joseph R. Borden, Jr.       Donald Abplanalp
Ronald A. Gutosky           Marvin L. Higley          John E. Brackley            J. Robert Bower
P. Dean Homer               Walter B. Neidig          Donald E. Treat             R. Robert DeCamp
Dennis McCarty              Leonard Simpson           Jean L. Ward                R. James Dunham
Kerry A. Meehan                                                                   Edward H. Owlett III
Leslie W. Miller, Jr.       Liberty                   Towanda &                   F. David Pennypacker
                            Ann L. Yuscavage          Monroeton
East Smithfield             Lyle R. Brion             Larry D. Sharer             Wysox
Peggy Brown                 Gary Dinnison             Wilson S. Quiggle           Debra S. Kithcart
Roy L. Beardslee            Lawrence F. Mase          Jeffery E. Aeppli           Lucille P. Donovan
Laurence R. Kingsley        Ray E. Wheeland           Allen M. Alper              Robert L. Fulmer
Liston Pepper                                         Adelbert E. Eldridge        Walter E. Warburton, Jr.
Bennett R. Young            Ralston                   Robert J. Murphy
                            Daniel P. Clark           Jeffrey A. Smith
Elkland                     George E. Bittner         James Towner
Scott A. Keck               William W. Brooks III     Jerome C. Violette
Eric Beard                  Willard S. Kuser
John C. Kenyon
Edward L. Learn

CITIZENS & NORTHERN BANK OFFICERS


William K. Francis          Russell H. Bauman         Gerald W. Smith             Matthew Lundgren
Chairman and                Auditor                   Trust Officer               Assistant Trust Officer
Chief Executive Officer
                            Stephan W. Bowen          Shawn M. Schreck            Glenda A. Marzo
Craig G. Litchfield         Assistant Vice President  Assistant Vice President    Assistant Auditor
President                                             and Compliance Officer
                            Jeffery E. Aeppli                                     Sandra J. McNeal
                            Assistant Vice President                              Assistant Cashier

Robert W. Anderson          Robert E. Bolt            David C. Schucker           Judith L. Metcalf
Vice President,             Assistant Vice President  Assistant Vice President    Assistant Cashier
Data Processing
                            Peggy A. Brown            James H. Shelmire           Leonard Mitchell III
Thomas L. Briggs            Assistant Vice President  Systems Analyst             Collection Officer
Vice President and
Senior Trust Officer        Phyllis W. Callear        Jan L. Southworth           Joan F. Johnson
                            Assistant Vice President  Assistant Vice President    Assistant Cashier
Brian L. Canfield
Vice President              Daniel P. Clark           Nancy L. Tubbs              Karen L. Keck
                            Assistant Vice President  Assistant Vice President    Bookkeeping Manager
Terry R. Depew
Vice President              Helen W. Ferris           Lois C. Wood                Janet R. Ordway
                            Assistant Vice President  Assistant Vice President    Assistant Cashier
Keith E. Ferguson
Vice President              Joan L. Grenell           Mary J. Wood                Sandra A. Parulas
                            Assistant Vice President  Trust Officer               Training Officer
Wayne E. Gavitt
Vice President              Nicholas Helf, Jr.        Ann L. Yuscavage            Karen B. Peterson
                            Employee Benefit Officer  Assistant Vice President    Assistant Cashier
Mark C. Griffis
Vice President              Elaine F. Johnston        Sandra G. Andrews           Eileen K. Ranck
                            Assistant Vice President  Assistant Cashier           Bankcard Manager
Kim L. Miller
Vice President              Debra S. Kithcart         Bonnie L. Bennett           Virginia L. Reap
                            Assistant Vice President  Assistant Cashier           Assistant Cashier
Matthew P. Prosseda
Vice President              Linda L. Kriner           Joan M. Blackwell           Joseph A. Snell
                            Assistant Vice President  Assistant Cashier           Assistant Controller
James W. Seipler            and Trust Officer
Cashier & Controller                                  Marcella Chaykosky          Twila G. Starr
                            Rhonda J. Litchfield      Assistant Cashier           Assistant Cashier
Larry D. Sharer             Investment Officer
Vice President                                        Rick Cisco                  Charmaine H. Stempel
                            Randy R. Meckes           Technical Support Manager   Assistant Cashier
Richard L. Wilkinson        Assistant Vice President                              and Security Officer
Vice President                                        Jerome Coleman
                            Jeffrey B. Osgood         Assistant Cashier           Barbara J. Walters
Kathleen M. Osgood          Assistant Vice President                              Assistant Cashier
Corporate Secretary         and Personnel Officer     Diane B. Elvidge
                                                      Assistant Cashier           Eric E. Wertz
Klas G. Anderson            Wilson S. Quiggle                                     Assistant Bankcard Officer
Assistant Vice President    Assistant Vice President  Rita Y. Fisk
                                                      Assistant Cashier
                            Mary Rose Sacks
                            Assistant Vice President



CITIZENS & NORTHERN CORPORATION OFFICERS


William K. Francis   Craig G. Litchfield  James W. Seipler   Kathleen M. Osgood
Chairman and         President             Treasurer         Corporate Secretary
Chief Executive
Officer