Form 10-K405, Exhibit 13
period 1997-12-31
CITIZENS & NORTHERN CORP
filed 1998-03-27
CIK 810958

                                                                      EXHIBIT 13


TO OUR SHAREHOLDERS:

         The year 1997 was a very successful one for the shareholders of Citizens & Northern. Your company achieved record earnings due to the commitment and hard work of the directors, officers and employees.

C & N'S MISSION

         As a community-based financial services provider, C & N serves the needs and interests of four major constituencies: our SHAREHOLDERS, our CUSTOMERS, our COMMUNITIES, and our EMPLOYEES. Creating shareholder value can only be achieved through commitment to serving the needs of our customers and communities of which we are a part. Serving the needs of the customers and communities can only be reached with well-trained and competent employees, who are focused on providing the best personal service found anywhere. Management's role is to provide employees with the necessary support, coaching and strategic direction, which will empower them to take personal responsibility for fulfilling our customers' financial services needs.

1997 FINANCIAL HIGHLIGHTS

         Last year was another record year for Citizens & Northern Corporation. Net after-tax income rose by 9.2% to $10.1 million, or $1.98 per share (basic), and $1.97 (diluted) the highest in C & N's 133-year history. This translates to a Return-On-Average-Assets of 1.66% and a Return-On-Equity of 14.56%.

         A non-recurring income item contributed somewhat to the increased income for 1997. We received a payment in excess of $301,000 for a trademark, which we had been using on our Debit Cards and, other electronic delivery products. Of course, we incurred related expenses approaching $100,000 to replace marketing materials and debit cards that used the trademark. Additionally, we had an increase in net before-tax security gains over 1996 of $526,000.

         Shareholder dividends on a historical basis increased to 74 cents per share in 1997 compared to 69 cents in 1996, an increase of 7.2%. The last trade price in 1997 for Citizens & Northern Corporation stock was $33.50, which is an $8.00 increase over the last trade price in 1996 for a share value increase of over 31%. Shareholders of record for the last dividend of 1997 also received a 1% stock dividend.

         Total assets as of December 31, 1997 increased modestly to $615.3 million. Total year-end deposits were up by nearly $12 million, or 2.78%, from the previous year. Total loans rose $6.8 million, or 2.44%, over the same period. Stockholders' Equity before net unrealized gains on available-for-sale securities rose over $6.3 million, or 9.7%. A strong equity position provides your bank with opportunities to grow and to handle unexpected adverse economic situations.

         We were pleased that the annual FDIC Summary of Deposits as of June 30, 1997 indicated that our market share of deposits in each of the four counties we serve again increased. C & N continues to have the greatest market share of bank deposits in Bradford, Sullivan and Tioga counties.

NEW PRODUCTS & SERVICES

         At the beginning of 1997, we began offering Telephone Banking (1-717-724-3000). This service provides customers with 24-hour telephone access to information about their accounts, to transfer funds between accounts, and to make loan payments. Usage of this service continues to increase. We are now seeing over 3,500 Telephone Banking transactions per month.

         During 1997, we began offering our own Home Equity Line of Credit. This product has a very attractive variable rate and is unique in its ability to be tailored to each customer's needs. We believe this service will grow to be a substantial portion of our customer loan portfolio.

         Plans began in 1997 for the installation of C & N's first Automated Teller Machines. It is our intention to have nine ATMs operating throughout our market area before April 1, 1998. ATMs are expensive but necessary service delivery devices. We believe they will enable us to maintain and increase our profitable deposit base and market share.

TRUST AND FINANCIAL SERVICES

         The Trust and Financial Services Division of Citizens & Northern Bank continued its growth in assets-under-management and revenue generated. Despite the transfer of a $20 million account early in 1997, the total market value of trust assets-under-management increased 3% from $222.5 million to $229.5 million. Trust Department income increased 17.8% to over $1 million last year.

         The employee retirement benefit and investment management services products offered by our Trust Division continue to enjoy significant growth in assets-under-management and number of accounts. The highly respected Frank Russell Mutual Funds and our Trust Division's own cutting-edge equity investment strategy have both provided excellent investment returns for our Trust and Financial Services customers.

YEAR 2000 STRATEGY

         There has been and will continue to be much media attention directed at the serious concerns with problems which could occur with computers and other automated systems when we reach the year 2000.

         Since early 1997, the staff in our Management Information Systems Department has led a group of employees from all areas of the bank through the design and implementation of a complete and thorough action plan, which prepares C & N for changes we need to make for the year 2000. We are well along in the process and believe that the bank and all of its systems will be 2000 compliant by late 1998. During 1999, we will retest all our systems to assure complete compliance with the year 2000 issues. Early in January 1998, an on-site review of our year 2000 strategy by the FDIC confirmed that our actions are on schedule and appropriate.

RETIREMENT, NEW STAFF

         Last year marked the retirement of Twila starr of our Laporte Office. Twila retired after 32 years with the bank. We wish her a happy and fulfilling retirement.

         As 1998 began, we welcomed two new people to serve our Towanda area customers and prospects. James E. Parks is our new Vice President and Towanda Branch Manager and Deborah Scott has joined us as the new Bradford and Sullivan area Vice President and Trust Officer.

         Jim Parks has spent the previous 25 years with other area banking institutions. Debbie Scott has 17 years of banking and trust experience. Both are headquartered at our Towanda Office. We believe their commitment to customer needs in the Towanda and Bradford/Sullivan area will result in additional valuable banking and trust relationships.

MARKETING FOCUS

         During 1997, we developed a new marketing strategy and action plan. We will be implementing changes and actions set forth in the plans throughout 1998 and beyond. These strategies and actions will maintain and increase C&N's market share.

OUR PEOPLE. OUR FUTURE

         We are committed to maintaining a well-trained, dedicated staff. We believe that we are differentiated from our competitors by the quality of our service and the strength of the relationships our experienced people build with our customers and communities.

         Our strong capital position, our exceptional earnings and our technological resources combine to position Citizens & Northern Bank to best serve the current and future interests of our constituents.


CONSOLIDATED BALANCE SHEET

(In Thousands Except  Share Data)                                                             December 31,        December 31,
                                                                                                  1997                1996

ASSETS
Cash & Due From Banks

     Noninterest-Bearing                                                                             $  13,449           $  14,320
     Interest-Bearing                                                                                      804                 655
-----------------------------------------------------------------------------------------------------------------------------------
       Total Cash and Cash Equivalents                                                                  14,253              14,975
Available-for-Sale Securities                                                                          306,587             307,853
Held-to-Maturity Securities
     (Estimated fair value of $1,623 and $1,579 in 1997 and 1996, respectively)                          1,597               1,569
Loans, Net                                                                                             280,513             273,821
Bank Premises and Equipment, Net                                                                         6,720               6,609
Foreclosed Assets Held for Sale                                                                            230                 583
Accrued Interest Receivable                                                                              4,808               4,404
Other Assets                                                                                               645                 378
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                          $615,353            $610,192
===================================================================================================================================
LIABILITIES
Deposits:
     Noninterest-Bearing                                                                              $ 46,916           $  47,320
     Interest-Bearing                                                                                  395,340             382,991
-----------------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                                                                  442,256             430,311
Dividends Payable                                                                                        1,013                 902
Borrowings on Short-Term Line of Credit                                                                 10,000              ----
Federal Home Loan Bank Borrowings                                                                       40,661              59,600
Other Borrowed Funds                                                                                    29,800              44,650
Accrued Interest and Other Liabilities                                                                   6,088               3,136
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                                      529,818             538,599

STOCKHOLDERS' EQUITY
Common Stock, Par Value $ 1.00 per Share                                                                 5,168               5,117
  Authorized 10,000,000; Issued 5,168,354 and 5,117,182 in 1997 and 1996, respectively
Stock Dividend Distributable                                                                             1,706               1,305
Paid in Capital                                                                                         13,799              12,539
Retained Earnings                                                                                       52,519              47,862
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                                                                73,192              66,823
Net Unrealized Gain on Available-for-Sale Securities                                                    13,335               5,767
Less: Treasury Stock at Cost
   105,311  shares at December 31, 1997                                                                  (992)
   104,850 shares at December 31, 1996                                                                                       (997)
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                              85,535              71,593
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                                              $615,353            $610,192
===================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

(In Thousands Except Per Share Data)


                                                                                    Years Ended December 31,

                                                                                1997          1996         1995
   INTEREST INCOME
   Interest and Fees on Loans                                                $28,660       $27,574      $26,118
   Interest on Balances with Depository Institutions                              54            37           55
   Interest on Loans to Political Subdivisions                                   391           424          421
   Interest on Federal Funds Sold                                                334            60           79
   Income from Available-for-Sale and
      Held-to-Maturity Securities:
      Taxable                                                                 14,361        15,943       15,151
      Tax Exempt                                                               3,595         3,012        2,667
      Dividends                                                                  874           872          690
----------------------------------------------------------------------------------------------------------------
   Total Interest and Dividend Income                                         48,269        47,922       45,181
----------------------------------------------------------------------------------------------------------------
   INTEREST EXPENSE
   Interest on Deposits                                                       18,292        17,775       18,831
   Interest on Other Borrowings                                                5,020         5,676        5,646
----------------------------------------------------------------------------------------------------------------
   Total Interest Expense                                                     23,312        23,451       24,477
----------------------------------------------------------------------------------------------------------------
   Interest Margin                                                            24,957        24,471       20,704

   Provision for Possible Loan Losses                                            797           701          737
----------------------------------------------------------------------------------------------------------------
   Interest Margin After Provision for Possible Loan Losses                   24,160        23,770       19,967
----------------------------------------------------------------------------------------------------------------
   OTHER INCOME
   Service Charges on Deposit Accounts                                         1,076         1,124        1,117
   Service Charges and Fees                                                      281           269          273
   Trust Department Income                                                     1,004           852          726
   Insurance Commissions, Fees and Premiums                                      462           555          620
   Other Operating Income                                                        384            47           60
----------------------------------------------------------------------------------------------------------------
  Total Other Income before Realized Gains on Securities, Net                  3,207         2,847        2,796
   Realized Gains on Securities, Net                                           1,001           475        1,675
----------------------------------------------------------------------------------------------------------------
   Total Other Income                                                          4,208         3,322        4,471
----------------------------------------------------------------------------------------------------------------
   OTHER EXPENSES
   Salaries and Wages                                                          5,975         5,887        5,385
   Pensions and Other Employee Benefits                                        1,691         1,709        1,618
   Occupancy Expense, Net                                                        726           721          698
   Furniture and Equipment Expense                                               723           726          675
   Other Operating Expense                                                     5,980         5,643        5,703
----------------------------------------------------------------------------------------------------------------
   Total Other Expenses                                                       15,095        14,686       14,079
----------------------------------------------------------------------------------------------------------------
    Income Before Income Tax Provision                                        13,273        12,406       10,359
   Income Tax Provision                                                        3,166         3,151        2,493
----------------------------------------------------------------------------------------------------------------
   NET INCOME                                                                $10,107      $  9,255     $  7,866
================================================================================================================
   NET INCOME PER SHARE - BASIC                                                $1.98         $1.81        $1.54
================================================================================================================
   NET INCOME PER SHARE - DILUTED                                              $1.97         $1.81        $1.54
================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(In Thousands Except Per Share Data)

                                                                      Common                Stock
                                                                      Stock                Dividend       Paid In
                                                                  Shares    Amount      Distributable    Capital
BALANCE DECEMBER 31, 1994                                        5,016       $5,016         $1,016       $10,610
Net Income
Stock Dividend Issued                                               51           51         (1,016)          965
Cash Dividends Declared $.63 Per Share
Stock Dividend Declared, 1%                                                                  1,013
Net Unrealized Gain on Available -for-Sale Securities
---------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                                        5,067        5,067          1,013        11,575
Net Income
Stock Dividend Issued                                               50           50         (1,013)          963
Cash Dividends Declared $.68 Per Share
Stock Dividend Declared, 1%                                                                  1,305
Shares Issued from Treasury Related to Exercise of Stock                                                       1
Options
Net Unrealized Loss on Available -for-Sale Securities
---------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                                        5,117        5,117          1,305        12,539
Net Income
Stock Dividend Issued                                               51           51         (1,305)        1,254
Cash Dividends Declared $.73 Per Share
Stock Dividend Declared, 1%                                                                  1,706
Shares Issued from Treasury Related to Exercise of Stock                                                       6
Options
 Net Unrealized Gain on Available -for-Sale Securities
===========================================================================================================================
BALANCE DECEMBER 31, 1997                                        5,168       $5,168         $1,706       $13,799
===========================================================================================================================
                                                                                Net
                                                               Retained     Unrealized        Treasury
                                                               Earnings     Gain (Loss)         Stock          Total
BALANCE DECEMBER 31, 1994                                      $39,743       ($8,589)          ($1,000)       $46,796
Net Income                                                       7,866                                          7,866
Stock Dividend Issued
Cash Dividends Declared $.63 Per Share                          (3,226)                                        (3,226)
Stock Dividend Declared, 1%                                     (1,013)
Net Unrealized Gain on Available -for-Sale Securities                          15,541                          15,541
----------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                                       43,370          6,952           (1,000)        66,977
Net Income                                                       9,255                                          9,255
Stock Dividend Issued
Cash Dividends Declared $.68 Per Share                          (3,458)                                        (3,458)
Stock Dividend Declared, 1%                                     (1,305)
Shares Issued from Treasury Related to Exercise of Stock                                             3              4
Options
Net Unrealized Loss on Available -for-Sale Securities                          (1,185)                         (1,185)
----------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                                       47,862          5,767             (997)        71,593
Net Income                                                      10,107                                         10,107
Stock Dividend Issued
Cash Dividends Declared $.73 Per Share                          (3,744)                                        (3,744)
Stock Dividend Declared, 1%                                     (1,706)
Shares Issued from Treasury Related to Exercise of Stock                                             5             11
Options
 Net Unrealized Gain on Available -for-Sale Securities                          7,568                           7,568
======================================================================================================================
BALANCE DECEMBER 31, 1997                                      $52,519        $13,335            ($992)       $85,535
======================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

                                                                                                  Years Ended December 31,

                                                                                           1997             1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net Income                                                                            $10,107          $ 9,255        $ 7,866
  Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
    Provision for Possible Loan Losses                                                      797              701            737
    Realized Gain on Securities, Net                                                     (1,001)            (475)        (1,675)
    Loss on Sale of Foreclosed Assets, Net                                                   97               70             50
    Provision for Depreciation                                                              723              764            735
    Accretion and Amortization                                                              773              827            817
    Deferred Income Tax                                                                      10             (215)          (100)
    Decrease (Increase) in Accrued Interest
       Receivable and Other Assets                                                          163             (332)         1,569
   ( Decrease) Increase in Accrued Interest Payable and
      Other Liabilities                                                                    (848)             405           (944)
--------------------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by Operating Activities                                            10,821           11,000          9,055
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from the Maturity of Held-to-Maturity Securities                                 755              138            188
  Purchase of Held-to-Maturity Securities                                                  (781)            (199)          (498)
  Proceeds from Sales of Available-for-Sale Securities                                  134,157           13,002          8,284
  Proceeds from Maturities of Available-for-Sale Securities                              64,768           35,468         37,256
  Purchase of Available-for-Sale Securities                                            (186,798)         (58,881)       (60,101)
  Net Increase in Loans                                                                  (7,652)         (15,428)        (6,525)
  Purchase of Premises and Equipment                                                       (834)            (582)          (606)
  Sale of Foreclosed Assets                                                                 419              312            567
--------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by (Used in) Investing Activities                                4,034          (26,170)       (21,435)
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Net Increase in Deposits                                                               11,945              759         30,289
  Increase in Borrowings on short-term Line of Credit                                    10,000             ---            ---
  Increase (Decrease) in Other Borrowed Funds                                           (14,850)           4,650         (5,000)
  Proceeds from Federal Home Loan Bank Borrowings                                        15,074           49,600         45,000
  Repayment of Federal Home Loan Bank Borrowings                                        (34,013)         (35,000)       (53,500)
  Proceeds from the Sale of Treasury Stock                                                   11                4         ---
  Dividends Declared                                                                     (3,744)          (3,458)        (3,226)
--------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by (Used in) Financing Activities                              (15,577)          16,555         13,563
--------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH  AND CASH EQUIVALENTS                                          (722)           1,385          1,183
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                             14,975           13,590         12,407
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                  $14,253          $14,975        $13,590
================================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  Interest Paid                                                                         $22,380          $23,474        $25,621
================================================================================================================================
  Income Taxes Paid                                                                      $3,512           $3,449         $2,487
================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Citizens & Northern Corporation ("Corporation"), and its subsidiaries, Citizens & Northern Bank ("Bank") and Bucktail Life Insurance Company. All material intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS - The Corporation is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in Northcentral Pennsylvania. Lending activity includes commercial loans, mortgage loans, consumer installment loans, credit cards, lease financing as well as specialized instruments such as commercial letters-of-credit. Deposit services provided include various types of checking accounts, passbook and statement savings, money market accounts, interest checking accounts, individual retirement accounts and certificates of deposit.

The Corporation provides Trust Department services, including the administration of trusts and estates, retirement plans, and other employee benefit plans.

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

INVESTMENT SECURITIES - Investment securities are accounted for as FOLLOWS:

HELD-TO-MATURITY SECURITIES - includes debt securities that the Corporation has the positive intent and ability to hold to maturity. These securities are reported at cost adjusted for amortization of premiums and accretion of discounts, computed using a method approximating the level-yield basis.

AVAILABLE-FOR-SALE SECURITIES - includes debt and equity securities not classified as held-to-maturity securities. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity. Amortization of premiums and accretion of discounts on available-for-sale securities are recorded using the level yield method over the remaining contractual life of the securities, adjusted for actual prepayments.

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

FORECLOSED ASSETS HELD FOR SALE - Foreclosed assets held for sale consist of real estate acquired by foreclosure and are carried at the lower of fair value minus estimated cost to sell or cost. The book value of foreclosed assets held for sale at December 31, 1997 and December 31, 1996 was $230,000 and $583,000, respectively. Foreclosed assets held for sale amounting to $163,000, $510,000 and $428,000 were acquired from the foreclosure of real estate loans during 1997, 1996 and 1995, respectively.

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

In addition, the Corporation has a profit-sharing plan which provides tax deferred salary savings under section 401 (k) of the Internal Revenue Code.

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

INCOME TAXES - Provisions for deferred income taxes are made as a result of temporary differences in financial and income tax methods of accounting. These differences relate principally to provisions for possible loan losses, amortization of loan origination fees and costs, pension expense, depreciation of bank premises and equipment, and postretirement benefits.

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

2. PER SHARE DATA

Net income per share is based on the weighted-average number of shares of common stock outstanding. SFAS No. 128, "Earnings Per Share" requires presentation of two new amounts, basic and diluted net income per share. The adoption of SFAS No. 128 is required for all reporting periods after December 15, 1997 and requires the restatement of net income per share for all prior periods.

The number of shares used in calculating net income and cash dividends per share reflect the retroactive effect of stock dividends declared in the fourth quarter of each year presented, payable in the first quarter of the following year. The following data show the amounts used in computing net income per share and the weighted average number of shares of dilutive stock options.

                                                                                 Common             Earnings
                                                         Income                  Shares               Per
                                                        Numerator             Denominator            Share
                                                 ------------------------------------------------------------
1997

Net Income per share - basic                             $10,107,000              5,113,218            $1.98
Stock options                                                                         5,427
-------------------------------------------------------------------------------------------------------------
Net Income per share - diluted                           $10,107,000              5,118,645            $1.97
=============================================================================================================

1996
Net Income per share - basic                              $9,255,000              5,113,079            $1.81
Stock options                                                                         1,224
-------------------------------------------------------------------------------------------------------------
Net Income per share - diluted                            $9,255,000              5,114,303            $1.81
=============================================================================================================

1995
Net Income per share - basic and diluted                  $7,866,000              5,113,079            $1.54
=============================================================================================================

Net income per share, as determined under accounting principles in effect prior to SFAS No. 128, would be the same as the basic net income per share amounts reported by the Corporation for 1997, 1996 and 1995.

3. CASH AND DUE FROM BANKS

Banks are required to maintain reserves consisting of vault cash and deposit balances with the Federal Reserve Bank in their district. The reserves are based on deposit levels during the year and account activity and other services provided by the Federal Reserve Bank. Average daily currency, coin, and cash balances with the Federal Reserve Bank needed to cover reserves against deposits for 1997 ranged from $4,580,000 to $5,446,000. For 1996, these balances ranged from $4,240,000 to $5,565,000. Average daily cash balances with the Federal Reserve Bank required to cover services provided to the Bank amounted to $425,000 throughout 1997 and 1996. Total balances restricted at December 31, 1997 and December 31, 1996 were $5,827,000 and $4,757,000, respectively.

Deposits with one financial institution are insured up to $100,000. The Corporation maintains cash and cash equivalents with certain financial institutions in excess of the insured amount.

4.  SECURITIES

Amortized cost and the fair value of securities at December 31, 1997 and 1996 are summarized as follows:


                                                                                       December 31, 1997

                                                                                     Gross              Gross
                                                                Amortized         Unrealized          Unrealized              Fair
 (In Thousands)                                                    Cost              Gains               Losses              Value
AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                              $   2,520          $      18                             $    2,538
 Obligations of Other U.S. Government Agencies                    74,188                312            $   (51)             74,449
 Obligations of States and Political Subdivisions                 62,009              2,606                 (1)             64,614
 Corporate Debt Securities                                         3,851                 29               (107)              3,773
 Mortgage-backed Securities                                      127,664              1,585                (59)            129,190
-----------------------------------------------------------------------------------------------------------------------------------
 Total Debt Securities                                           270,232                                  (218)            274,564
                                                                                      4,550
 Equity Securities                                                16,149             15,875                 (1)             32,023
===================================================================================================================================
 Total                                                         $ 286,381          $  20,425            $  (219)         $  306,587
===================================================================================================================================
 HELD-TO-MATURITY SECURITIES:

 Obligations of the U.S. Treasury                              $     632                               $    (2)         $      630
 Obligations of Other U.S. Government Agencies                       350          $       8                                    358
 Mortgage-backed Securities                                          615                 28                 (8)                635
===================================================================================================================================
 Total                                                         $   1,597                 36            $   (10)         $    1,623
===================================================================================================================================



                                                                                  December 31, 1996

                                                                                Gross              Gross
                                                          Amortized          Unrealized          Unrealized               Fair
 (In Thousands)                                              Cost               Gains              Losses                Value

AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                        $    2,505                            $      (30)          $     2,475
 Obligations of Other U.S. Government Agencies               36,212         $     169                 (40)               36,341
 Obligations of States and Political Subdivisions            54,501             1,611                (169)               55,943
Corporate Debt Securities                                     4,962                 7                                     4,969
 Mortgage-backed Securities                                 184,864             1,507              (2,888)              183,483
--------------------------------------------------------------------------------------------------------------------------------
 Total Debt Securities                                      283,044             3,294              (3,127)              283,211
 Equity Securities                                           16,072             8,671                (101)               24,642
================================================================================================================================
 Total                                                   $  299,116         $  11,965          $   (3,228)          $   307,853
================================================================================================================================
 HELD-TO-MATURITY SECURITIES:

 Obligations of the U.S. Treasury                        $      699         $       3          $       (3)          $       699
 Obligations of Other U.S. Government Agencies                  100                 2                   0                   102
 Mortgage-backed Securities                                     770                22                 (14)                  778
================================================================================================================================
 Total                                                   $    1,569         $      27          $      (17)          $     1,579
================================================================================================================================

The amortized cost and fair value of investment debt securities at December 31, 1997 follow. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities have been estimated based on the contractual maturity.

                                                                         December 31, 1997

(In Thousands)                                                   Amortized                 Fair
                                                                    Cost                  Value

AVAILABLE-FOR-SALE SECURITIES:
 Due in one year or less                                        $    3,104            $     3,126
 Due after one year through five years                              15,357                 15,894
 Due after five through ten years                                   54,488                 54,874
 Due after ten years                                               197,283                200,670
==================================================================================================
 Total                                                          $  270,232            $   274,564
==================================================================================================
 HELD-TO-MATURITY SECURITIES:
 Due after one year through five years                          $      755            $       756
 Due after five through ten years                                      368                    374
 Due after ten years                                                   474                    493
==================================================================================================
 Total                                                          $    1,597             $    1,623
==================================================================================================

The following table shows the amortized cost and maturity distribution of the debt securities portfolio at December 31, 1997:

(In Thousands)

                                     Within             One-Five           Five-Ten           After Ten
                                    One Year   Yield     Years     Yield     Years    Yield      Years    Yield    Total    Yield

AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                       $ 2,520     6.01                                         $  2,520    6.01
 Obligations of Other U.S.
     Government Agencies                                                    $49,000   7.04     $ 25,188    7.40    74,188    7.16
 Obligations of States and
     Political Subdivisions           $2,104    7.45      5,728     6.80      3,971   6.48       50,206    5.79    62,009    5.98
 Corporate Debt Securities             1,000    7.75      1,019     8.25        550   8.75        1,282    5.64     3,851    7.32
 Mortgage-backed Securities                               6,090     7.47        967   8.31      120,607    7.01   127,664    7.04
==================================================================================================================================
 Total                                $3,104    7.55    $15,357     7.03    $54,488   7.04     $197,283    6.74  $270,232    6.83
==================================================================================================================================
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury                       $   632     6.86                                         $    632    6.86
 Obligations of Other U.S.
     Government Agencies                                    100     7.49    $   100   7.23     $    150    8.21       350    7.72
 Mortgage-backed Securities                                  23     8.72        268   7.69          324    7.09       615    7.41
==================================================================================================================================
 Total                                                  $   755     7.00    $   368   7.57     $    474    7.44  $  1,597    7.26
==================================================================================================================================

Investment securities carried at approximately $65,684,000 and $31,336,000 at December 31, 1997 and 1996, respectively, were pledged as collateral for public deposits, trusts and certain other deposits as provided by law.

In 1997, gross realized gains from the sale of available-for-sale securities were $2,883,000 and gross realized losses were $1,882,000. In 1996 and 1995, realized gains from the sale of available-for-sale securities amounted to $475,000 and $1,675,000, respectively.

5.  NET LOANS AND LEASE FINANCE RECEIVABLES

Major categories of loans and leases included in the loan portfolio are summarized as follows:


                                                                      At December 31,

(In Thousands)                                                        % of                                % of
                                                    1997              Total              1996             Total
 Real Estate - Construction                        $    406            0.14%            $  1,166          0.42%
 Real Estate - Mortgage                             219,952           77.05%             213,957         76.80%
 Consumer                                            33,094           11.59%              33,420         11.99%
 Agriculture                                          2,424            0.85%               2,603          0.93%
 Commercial                                          17,176            6.02%              15,751          5.65%
 Other                                                6,260            2.19%               5,014          1.80%
 Political Subdivisions                               5,895            2.07%               6,464          2.32%
 Lease Receivables                                      256            0.09%                 264          0.09%
----------------------------------------------------------------------------------------------------------------
 Total                                              285,463          100.00%             278,639        100.00%
 Less Unearned Discount                                 (37)                                 (42)
----------------------------------------------------------------------------------------------------------------
                                                    285,426                              278,597
 Less Allowance for Possible Loan Losses             (4,913)                              (4,776)
----------------------------------------------------------------------------------------------------------------
 Net Loans and Lease Finance Receivables           $280,513                             $273,821
================================================================================================================


At December 31, 1997 and 1996, net unamortized loan fees and costs of $1,932,000 and $1,974,000, respectively, have been offset against the carrying value of loans.

There is no concentration of loans to borrowers engaged in similar businesses or activities which exceeds 10% of total loans at December 31, 1997.

The Corporation grants commercial, residential and personal loans to customers primarily in Tioga, Bradford, Sullivan and Lycoming counties. Although the Corporation has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent on the local economic conditions within the region.


                                                                      Loan Maturity Distribution
                                                                           December 31, 1997

(In Thousands)                                                                Over One
                                                                              Year but              After
                                                        One Year             Less than              Five
                                                        or Less              Five Years             Years              Total
 Real Estate - Construction                              $    406                                                     $    406
 Real Estate - Mortgage                                    75,011                $56,762          $ 88,179             219,952
 Consumer                                                  11,911                 14,427             6,756              33,094
 Agriculture                                                1,073                  1,294                57               2,424
 Commercial                                                11,909                  4,400               867              17,176
 Other                                                        384                     26             5,850               6,260
 Political Subdivisions                                     1,894                  1,712             2,289               5,895
 Lease Receivables                                             30                    121               105                 256
===============================================================================================================================
 Total                                                   $102,618                $78,742          $104,103            $285,463
===============================================================================================================================

Loans in the preceding table with maturities over one year but less than five years and over five years are all fixed rate loans. All loans due on demand or at a variable rate are shown as one year or less.

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,412,000 at December 31, 1997 and $864,000 at December 31, 1996. Interest income on such loans is recorded only as received.

Loans on which the original terms have been restructured totaled $174,000 and $188,000 at December 31, 1997 and December 31, 1996, respectively. None of the loans on which the original terms were changed were past due at December 31, 1997.

Loans which were more than 90 days past due and still accruing interest at December 31, 1997 and December 31, 1996 totaled $1,986,000 and $2,994,000, respectively.

Transactions in the allowance for possible loan losses were as follows:

(In Thousands)                                                                Years Ended December 31,
                                                                          1997            1996           1995
 Balance at Beginning of Year                                           $4,776          $4,579         $4,229
     Provision Charged to Operations                                       797             701            737
     Loans Charged Off                                                    (784)           (672)          (574)
     Recoveries                                                            124             168            187
--------------------------------------------------------------------------------------------------------------
 Balance at End of Year                                                 $4,913          $4,776         $4,579
==============================================================================================================

At December 31, 1997 and 1996, the Corporation had loans amounting to approximately $1,412,000 and $1,937,000, respectively, that were specifically classified as impaired. The average balance of impaired loans amounted to $1,208,000, $1,548,000 and $2,076,000 for 1997, 1996 and 1995, respectively. The allowance for loan losses related to impaired loans amounted to approximately $274,000 at December 31, 1997 and $113,000 at December 31, 1996. The following is a summary of cash receipts on these loans and how they were applied in 1997.

(In Thousands)
                                                                            1997            1996           1995
Cash receipts applied to reduce principal balance                           $ 79            $ 56           $ 60
Cash receipts recognized as interest income                                   86             116             45
----------------------------------------------------------------------------------------------------------------
Total                                                                       $165            $172           $105
================================================================================================================

6.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment are summarized as follows:

                                                                                        December 31,

(In Thousands)                                                                    1997                 1996
 Land                                                                           $  432               $  422
 Buildings and Improvements                                                      8,472                8,151
 Furniture and Equipment                                                         4,889                4,426
------------------------------------------------------------------------------------------------------------
 Total                                                                          13,793               12,999
 Less Accumulated Depreciation                                                   7,073                6,390
------------------------------------------------------------------------------------------------------------
 Net                                                                            $6,720               $6,609
============================================================================================================

Depreciation expense included in occupancy expense and furniture and equipment expense was comprised of the following:


                                                              Years Ended December 31,

 (In Thousands)                                         1997            1996            1995
 Buildings and Improvements                             $296            $304            $298
 Furniture and Equipment                                 427             460             437
=============================================================================================
 Total                                                  $723            $764            $735
=============================================================================================


7.  DEPOSITS

The following table reflects time deposits included in total deposits and their remaining maturities.


                                                                      At December 31, 1997

(In Thousands)                            1998           1999         2000         2001       2002    Thereafter     Total
      Certificates of Deposit            $ 82,083       $16,005      $11,986      $7,556     $4,049         $34    $121,713
               Yield                        5.39%         5.77%        6.24%       5.97%      6.06%       5.57%       5.58%

   Individual Retirement Accounts          56,509        24,408                                                      80,917
               Yield                        5.90%         5.90%                                                       5.90%
----------------------------------------------------------------------------------------------------------------------------

        Total Time Deposits              $138,592       $40,413      $11,986      $7,556     $4,049         $34    $202,630
               Yield                        5.60%         5.84%        6.24%       5.97%      6.06%       5.57%       5.70%
============================================================================================================================



                              At December 31, 1996

(In Thousands)                            1997           1998         1999         2000       2001    Thereafter     Total
      Certificates of Deposit            $ 75,052       $19,194      $7,406       $8,568     $5,086         $84    $115,390
               Yield                        5.24%         5.70%        5.98%       6.45%      6.04%       5.90%       5.49%

   Individual Retirement Accounts          48,622        31,797                                                      80,419
               Yield                        6.17%         6.17%                                                       6.17%
----------------------------------------------------------------------------------------------------------------------------

        Total Time Deposits              $123,674       $50,991      $7,406       $8,568     $5,086         $84    $195,809
               Yield                        5.61%         5.84%        5.98%       6.45%      6.04%       5.90%       5.70%
============================================================================================================================


Included in interest-bearing deposits are time deposits issued in the amount of $100,000 or more. These certificates and their remaining maturities are as follows:


                                                               At December 31, 1997

(In Thousands)                              1998        1999         2000        2001        2002       Total
      Certificates of Deposit            $12,883        $1,360        $920        $781       $894     $16,838
               Yield                       5.56%         6.11%       6.47%       6.12%      6.22%       5.72%

   Individual Retirement Accounts          6,878         1,419                                          8,297
               Yield                       5.90%         5.90%                                          6.17%
--------------------------------------------------------------------------------------------------------------

        Total Time Deposits              $19,761        $2,779        $920        $781       $894     $25,135
               Yield                       5.68%         6.00%       6.47%       6.12%      6.22%       5.78%
==============================================================================================================


                                                                    At December 31, 1996

(In Thousands)                           1997          1998           1999          2000         2001       Total
      Certificates of Deposit          $ 8,931        $1,346          $645          $712         $658      $12,292
               Yield                     5.51%         5.82%          6.47%         6.65%        6.16%       5.70%

   Individual Retirement Accounts        6,724         2,041                                                 8,765
               Yield                     6.17%         6.17%                                                 6.17%
-------------------------------------------------------------------------------------------------------------------

        Total Time Deposits            $15,655        $3,387           $645          $712         $658     $21,057
               Yield                     5.79%         6.03%          6.47%         6.65%        6.16%       5.89%
===================================================================================================================

The interest paid on deposits of $100,000 or more amounted to $898,000, $958,000 and $838,000 for the years ended December 31, 1997, 1996 and 1995, respectively.



8.  BORROWED FUNDS



Borrowed funds include the following:                                             December 31,
(In Thousands)                                                               1997              1996
Federal Funds Purchased (a)                                                $ -----           $  ---
Flexline (b)                                                                10,000              ---
Federal Home Loan Bank Borrowings (c)                                       40,661           $ 59,600
Other Borrowed Funds (d)                                                    29,800             44,650
======================================================================================================
Total Borrowed Funds (e)                                                   $80,461           $104,250
======================================================================================================

(a) Federal Funds Purchased generally represent overnight federal funds borrowings from correspondent banks. The maximum month-end amount of such borrowing in 1997, 1996 and 1995 was $10,000,000, $8,500,000 and $19,000,000,
respectively. The average amount of such borrowings was $663,000, $967,000 and $4,774,000 in 1997, 1996 and 1995, respectively, and the weighted average interest rates were 4.98% in 1997, 5.69% in 1996 and 6.37% in 1995.

(b) Flexline is a line of credit with the Federal Home Loan Bank of Pittsburgh used on an overnight basis. The total amount available under the line is 10% of the qualifying assets or approximately $24,500,000 at December 31, 1997. The weighted average interest rate for 1997, 1996 and 1995 was 4.98%, 5.96% , and 6.37%, respectively. The maximum outstanding balance was $20,000,000 in 1997, $6,000,000 in 1996 and $32,500,000 in 1995.

(c) Federal Home Loan Bank of Pittsburgh borrowings are as follows:


                                                                               December 31,

(In Thousands)                                                              1997            1996
 Fixed rate at 5.30%, maturity January 22, 1997                                          $15,000
 Fixed rate at 5.30%, maturity February 2, 1997                                            9,000
 Fixed rate at 5.53%, maturity December 15, 1997                                          10,000
 Fixed rate at 5.28%, maturity January 22, 1998                          $10,000          10,000
 Fixed rate at 5.86% maturity February 5, 1998                             5,000
 Variable rate at 5.75%, maturity December 11, 2001                       15,000          15,000
 Variable rate at 5.749, maturity December 11, 2001                       10,000
 Fixed rate at 6.86% maturity December 15, 2016                              587             600
 Fixed rate at 6.83% maturity June 5, 2017                                    74
=================================================================================================
Total Federal Home Loan Bank Borrowings                                  $40,661         $59,600
=================================================================================================

All advances are collateralized by the Corporation's Federal Home Loan Bank stock, mortgage-backed securities and first mortgage loans under a blanket floating-lien agreement.

(d) Other Borrowed Funds consist of repurchase agreements representing the sale and agreement to repurchase specified securities at an agreed upon price plus a negotiated rate of interest as follows:


                                                                                                       December 31,

(In Thousands)                                                                                    1997            1996
 Fixed rate at 5.70%, maturity April 24, 1997                                                                    $ 4,850
 Fixed rate at 5.68%, maturity June 22, 1997                                                                      10,000
 Fixed rate at 5.10%, maturity February 27, 1998                                                 $ 4,800           4,800
 Fixed rate at 6.00%, maturity June 15, 1998                                                      10,000          10,000
 Fixed rate at 5.57%, maturity December 18, 2001                                                  15,000          15,000
=========================================================================================================================
Total Other Borrowed Funds                                                                       $29,800         $44,650
=========================================================================================================================


As of December 31, 1997 and 1996, the outstanding repurchase agreements were collateralized by a blanket agreement with the Federal Home Loan Bank in which the actual ownership of securities is not transferred. The respective carrying value of the underlying securities at December 31, 1997 and 1996 was $33,742,000 and $51,964,000. Average daily repurchase agreement borrowings for the years ended December 31, 1997, 1996 and 1995 amounted to $37,481,000, $37,650,000 and
$48,618,000, respectively. The weighted average interest rate on repurchase agreements for 1997, 1996 and 1995 was 5.77%, 5.96%, and 5.96% respectively. During 1997, 1996 and 1995 the maximum outstanding borrowings were $44,650,000, $44,650,000 and $74,650,000, respectively.

(e) The aggregate average funds borrowed for the years ended December 31, 1997, 1996 and 1995 were $88,549,000, $102,088,000 and $92,502,000, respectively. The weighted average interest rate was 5.63%, 5.56% and 6.10% for those same periods.

9. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Changes in assumptions can significantly affect the estimates. Estimated fair values have been determined by the Corporation using historical data, and an estimation methodology suitable for each category of financial instruments. The method for determining the estimated fair value of the Corporation's investment securities is described in Note 1. The Corporation's fair value estimates, methods and assumptions are set forth below for the Corporation's other financial instruments.

CASH AND DUE FROM BANKS - The carrying amounts for cash and due from banks reported in the consolidated balance sheet approximates these assets' fair values.

LOANS - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of performing loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates based on historical experience. For credit card loans, cash flows and maturities are estimated based on contractual interest rates and historical experience. Fair value of nonperforming loans is based on recent appraisals or estimates prepared by the Corporation's lending officers.

The following tables present information on loans.


                                                      December 31, 1997

                                                             Average
                                              Book          Historical      Discount
                                             Value            Yield         Rate(1)      Fair Value

 Real Estate:
          Real Estate Fixed                $162,745            8.87            8.50       $165,551
          Real Estate Variable               56,230            8.49            7.13         56,261
---------------------------------------------------------------------------------------------------
          Total Real Estate                 218,975                                        221,812
---------------------------------------------------------------------------------------------------
 Consumer:

          Consumer Fixed                     23,130            9.63            9.90         23,116
          Consumer Variable                     589            8.90            9.25            589
          Credit Card                         8,528           14.90           14.90          8,528
          Key Loans                             847           18.00           18.00            847
---------------------------------------------------------------------------------------------------
          Total Consumer                     33,094                                         33,080
---------------------------------------------------------------------------------------------------
 Agricultural                                 2,395           10.05            9.00          2,406
---------------------------------------------------------------------------------------------------
 Commercial

          Commercial Fixed                    9,130            9.53            9.50          9,129
          Commercial Variable                 8,046            9.55            9.50          8,045
---------------------------------------------------------------------------------------------------
          Total Commercial                   17,176                                         17,174
---------------------------------------------------------------------------------------------------
 Other Loans                                  6,260            7.89            8.50          6,273
 Political Subdivisions                       5,895            6.11            5.50          6,082
 Leases                                         256            7.72            8.00            203
 Nonperforming                                1,412                                          1,412
===================================================================================================
 Total Loans                               $285,463                                       $288,442
===================================================================================================




                                                                     December 31, 1996
                                                             Average
                                                 Book       Historical       Discount
                                                 Value        Yield          Rate(1)     Fair Value

 Real Estate:
          Real Estate Fixed                    $149,015        9.16            8.25       $150,804
          Real Estate Variable                   65,244        8.81            9.18         65,296
---------------------------------------------------------------------------------------------------
          Total Real Estate                     214,259                                    216,100
---------------------------------------------------------------------------------------------------
 Consumer:

          Consumer Fixed                         23,168        9.16           10.00         23,167
          Consumer Variable                         869        9.24            9.50            869
          Credit Card                             8,543       14.90           14.90          8,543
          Key Loans                                 840       18.00           18.00            840
---------------------------------------------------------------------------------------------------
          Total Consumer                         33,420                                     33,419
---------------------------------------------------------------------------------------------------
 Agriculture                                      2,603       10.11            9.25          2,631
---------------------------------------------------------------------------------------------------
 Commercial

          Commercial Fixed                        6,881        9.97            9.25          6,940
          Commercial Variable                     8,870        9.60            9.25          8,926
---------------------------------------------------------------------------------------------------
          Total Commercial                       15,751                                     15,866
---------------------------------------------------------------------------------------------------
 Other Loans                                      5,014        7.74            9.25          5,019
 Political Subdivisions                           6,464        6.51            5.50          6,587
 Leases                                             264        8.37            9.00            257
 Nonperforming                                      864                                        864
===================================================================================================
 Total Loans                                   $278,639                                   $280,743
===================================================================================================

(1) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market and interest checking accounts, is equal to the amount payable on demand at December 31, 1997. The fair value of all other deposit categories is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.


                                                                              December 31, 1997
(In Thousands)                                                                Book Value      Fair Value
 Noninterest-bearing Demand Deposits                                             $46,916         $46,916
 Interest-bearing Deposits:
     Money Market                                                                104,894         104,894
     Interest Checking                                                            40,880          40,880
     Savings                                                                      45,332          45,332
     Certificates of Deposit                                                     121,713         125,098
      Individual Retirement Accounts                                              80,917          79,624
     Other Time                                                                    1,604           1,604
---------------------------------------------------------------------------------------------------------
 Total Interest-bearing Deposits                                                 395,340         397,432
---------------------------------------------------------------------------------------------------------
 Total Deposits                                                                 $442,256        $444,348
=========================================================================================================




                                                                                     December 31, 1996
(In Thousands)

                                                                               Book Value        Fair Value
 Noninterest-bearing Demand Deposits                                                $  47,320         $  47,320
 Interest-bearing Deposits:
     Money Market                                                                     100,523           100,523
     Interest Checking                                                                 38,916            38,916
     Savings                                                                           46,175            46,175
     Certificates of Deposit                                                          115,390           118,215
      Individual Retirement Accounts                                                   80,419            79,295
     Other Time                                                                         1,568             1,568
----------------------------------------------------------------------------------------------------------------
 Total Interest-bearing Deposits                                                      382,991           384,692
----------------------------------------------------------------------------------------------------------------
 Total Deposits                                                                      $430,311          $432,012
================================================================================================================


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


                                                                            December 31, 1997
(In Thousands)

                                                                           Book Value    Fair Value
 Borrowings on Short-Term Line of Credit                                       $10,000       $10,000
 Securities Sold Under Agreement to Repurchase                                  29,800        29,394
 Other Borrowings from the Federal Home Loan Bank:

     Fixed Rate                                                                 15,661        15,032
     Variable Rate                                                              25,000        25,000
-----------------------------------------------------------------------------------------------------
     Total Other Borrowings                                                     40,661        40,032
=====================================================================================================
 Total Borrowed Funds                                                          $80,461       $79,426
=====================================================================================================


                                                                                December 31, 1996
(In Thousands)                                                                  Book
                                                                                Value           Fair Value
 Securities Sold Under Agreement to Repurchase                                  $44,650          $44,486
 Borrowings from the Federal Home Loan Bank:
     Fixed Rate                                                                  44,600           43,599
     Variable Rate                                                               15,000           15,000
---------------------------------------------------------------------------------------------------------
     Total Other Borrowings                                                      59,600           58,599
=========================================================================================================
 Total Borrowed Funds                                                          $104,250         $103,085
=========================================================================================================



COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - There is no material difference between the notional amount and the fair value of off-balance sheet items which totaled $51,270,000 at December 31, 1997 and $49,782,000 at December 31, 1996 and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

10. EMPLOYEE BENEFIT PLANS

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


                                                                                     Year Ended December 31,

(In Thousands)                                                                   1997           1996          1995

Service cost benefits earned during the period                              $     234         $  238       $   174
Interest cost on projected benefit obligation                                     400            370           342
Return on assets                                                              (1,222)          (821)         (960)
Net amortization and deferral                                                     672            330           541
Amortization of transition gain                                                  (23)           (23)          (23)
-------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                   $     61          $  94        $   74
===================================================================================================================

At December 31, 1997, the accumulated benefit obligation and the vested benefit obligation were $4,340,000 and $4,308,000, respectively. The funded status of the Plan and amount recognized in the Corporation's consolidated balance sheet were as follows:


(In Thousands)                                                                                 December 31,

                                                                                               1997            1996

Plan assets at fair value                                                                  $  7,628        $  6,701
Projected benefit obligation                                                                (6,059)         (5,418)
--------------------------------------------------------------------------------------------------------------------
Excess of assets over projected benefit obligation                                            1,569           1,283
Unrecognized net gain being recognized over employees'
     average remaining service life                                                           (297)           (319)
Deferred unexpected (gain)                                                                    (800)           (502)
--------------------------------------------------------------------------------------------------------------------
Prepaid pension cost                                                                       $    472        $    462
====================================================================================================================


The projected benefit obligation at December 31, 1997 and 1996 was determined using an assumed discount rate of 7.0% and 7.5%, respectively, and an assumed long-term rate of compensation of 5.0% for 1997 and 5.5% for 1996. The assumed long-term rate of return on plan assets was 8.50% as of December 31, 1997 and 1996.

The Corporation has a profit sharing plan which incorporates the tax deferred salary savings provisions of Section 401 (k) of the Internal Revenue Code. The Corporation's matching contributions to the plan depend upon the tax deferred contributions of employees. The Corporation's basic and matching contributions for 1997, 1996 and 1995 were $436,000, $413,000 and $365,000, respectively.

The Corporation also has a nonqualified supplemental deferred compensation arrangement with its key officers. Charges to expense for officers' supplemental deferred compensation for 1997, 1996 and 1995 amounted to $35,000, $118,000 and $75,000, respectively.

In 1995, the Corporation established a Stock Incentive Plan for a selected group of senior officers. In 1997, 1996 and 1995, the Corporation issued incentive stock options, exercisable at fair market value as of the date of grant. The recipients' rights to exercise these options vest ratably over a 5-year period, and each option has a contractual expiration of 10 years. The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation expense has been recognized for the Stock Incentive Plan. Had compensation cost for the Stock Incentive Plan been determined based on the fair values at the grant dates for awards consistent with the method of SFAS No. 123, the effect on the Corporation's net income and earnings per share for 1997, 1996 and 1995 would have been insignificant. For purposes of the calculations required by SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.


                                   1997               1996             1995
Volatility                          19%               11%              11%
Expected option lives             6 Years           6 Years          6 Years
Risk-free interest rate            5.78%             6.25%            5.59%
Dividend Yield                     4.05%             4.61%            4.82%


A summary of the status of the Corporation's Stock Incentive Plan as of December 31, 1997, 1996 and 1995, and changes during the years then ended, is presented below:


Incentive Stock Options                                        1997                          1996                        1995

                                                             Weighted                      Weighted                    Weighted
                                                             Average                       Average                     Average
                                             Shares       Exercise Price     Shares     Exercise Price     Shares   Exercise Price
Outstanding, beginning of year               22,850         $22.65           12,100        $ 20.00
Granted                                      15,000          33.25           11,000          25.50         12,100       $20.00
Exercised                                     (590)          20.00             (250)         20.00
Forfeited                                     (700)          20.00
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year                     36,560         $27.09           22,850         $22.65         12,100       $20.00
===================================================================================================================================

Options exercisable at year-end               5,920                           2,170

Fair value of options granted
  during the year                             $5.88                           $2.95                        $1.93



The following table summarizes information about incentive stock options outstanding as of December 31, 1997:


                         Number                                       Number
                      Outstanding                                   Exercisable
                           at                Remaining                  at
    Exercise          December 31,          Contractual            December 31,
     Prices               1997             Life In Years               1997
--------------------------------------------------------------------------------------

     $20.00              10,560                  8                     3,720
     $25.50              11,000                  9                     2,200
     $33.25              15,000                 10
                 ---------------------------------------------------------------------
                         36,560                 9.12                   5,920
                 =====================================================================


11.  POSTRETIREMENT HEALTH CARE INSURANCE BENEFITS

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

The following table shows the plan's funded status reconciled with amounts recognized in the Corporation's balance sheet at December 31, 1997 and 1996:

(In Thousands)


                                                                                      1997        1996

Accumulated postretirement benefit obligations

    Retirees                                                                        $(437)      $(388)
    Active plan participants                                                         (278)       (280)
-------------------------------------------------------------------------------------------------------
    Total accumulated postretirement benefit obligations                             (715)       (668)
Plan assets at fair value                                                              --          --
-------------------------------------------------------------------------------------------------------

Accumulated postretirement benefit obligation in excess of plan assets               (715)       (668)
Unrecognized net gain                                                                (113)       (156)
Unrecognized transition obligation                                                    547         584
-------------------------------------------------------------------------------------------------------
Accrued postretirement benefits cost                                                $(281)      $(240)
=======================================================================================================


Net periodic postretirement costs for 1997, 1996, and 1995 include the following components:



(In Thousands)                                                                           1997           1996         1995
Service cost                                                                              $19           $19           $13
Interest cost on accumulated postretirement benefit obligation                             48            47            53
Amortization of transition obligation over 21 years                                        29            30            30
--------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                                                  $96           $96           $96
==========================================================================================================================

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1997 and 1996.

12.  INCOME TAXES

The following temporary differences gave rise to the net deferred tax liability at December 31, 1997 and 1996:

 (In Thousands)


                                                                                     1997            1996
Deferred Tax Liabilities:
     Bond Accretion                                                               $    14          $  212
     Depreciation                                                                     124             145
     Pension Expense                                                                  166             163
     Unrealized Holding Gains on Available-for Sale Securities                      6,870           2,971
----------------------------------------------------------------------------------------------------------
Total                                                                               7,174           3,491
----------------------------------------------------------------------------------------------------------

Deferred Tax Assets:

     Loan Fees and Costs                                                             (281)           (371)
     SERP Plan                                                                        (55)           (134)
     Postretirement Benefits                                                         (101)            (88)
     Loan Loss Provision                                                           (1,720)         (1,672)
     Accrued Payroll                                                                -----            (118)
----------------------------------------------------------------------------------------------------------
Total                                                                              (2,157)         (2,383)
----------------------------------------------------------------------------------------------------------
Deferred Tax  Liability, Net                                                       $5,017          $1,108
=========================================================================================================================


The federal income tax provision is comprised of the following components:


(In Thousands)                                                                     1997            1996           1995
Currently Payable                                                                $3,156          $3,366          $2,593
Deferred Provision (Benefit)                                                         10            (215)           (100)
------------------------------------------------------------------------------------------------------------------------
Total Provision                                                                  $3,166          $3,151          $2,493
========================================================================================================================


The following tabulation is a reconciliation of the expected provision for federal income taxes determined by application of the statutory rates at which income is expected to be taxed and the actual income tax provision.



                                                                 Years Ended December 31,
                                        1997                         1996                       1995
(In Thousands)                          Amount             %        Amount             %        Amount             %

Expected Provision                      $4,646          35.0        $4,342          35.0        $3,626          35.0
Nontaxable Bond Interest                (1,249)         (9.4)       (1,054)         (8.5)         (931)         (9.0)
Nontaxable Loan Interest                  (137)         (1.0)         (148)         (1.2)         (147)         (1.4)
Nondeductible Interest Expense             167           1.3           149           1.2           143           1.4
Dividends Received Deduction              (161)         (1.2)         (156)         (1.3)         (103)         (1.0)
Surtax                                    (112)         (0.8)         (138)         (1.1)          (74)         (0.7)
Exemption
Other, Net                                  12          ----           156           1.3           (21)         (0.2)
---------------------------------------------------------------------------------------------------------------------
Effective Income Tax and Rates          $3,166          23.9        $3,151          25.4        $2,493          24.1
=====================================================================================================================



13.  RELATED PARTY TRANSACTIONS

Loans to executive officers, directors of the Corporation and its subsidiary and any associates of the foregoing persons are as follows:

(In Thousands)



                                              Beginning        New                            Other            Ending
 Name of Borrower                             Balance          Loans        Repayments       Changes          Balance
15 Directors, 2 Executive Officers 1997       $ 5,441          $  736        $(2,096)        $ 1,497         $ 5,578
15 Directors, 2 Executive Officers 1996         4,441             661           (703)          1,042           5,441
15 Directors, 3 Executive Officers 1995         4,132           2,046         (1,638)            (99)          4,441


The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility. Other changes represent transfers in and out of the related party category.

14. OFF-BALANCE SHEET RISK

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

Financial instruments whose contract amounts represent credit risk at December 31, 1997:


                                                           Contract Amount
     Commitments to extend credit                            $46,258,000
     Standby letters of credit                               $ 5,012,000


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

15.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amount and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital ( as defined in the regulations) to risk-weighted assets ( as defined), and of Tier I capital (as defined), to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

To be categorized as well capitalized, a bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. The Corporation's actual capital amounts and ratios are presented in the following table.


                                                                     At December 31,

                                                                 1997                1996
Tier I Capital                                               $ 72,200             $ 65,826
Tier II Supplemental Capital (1)                                4,150                3,957
-------------------------------------------------------------------------------------------
Total Capital                                                $ 76,350             $ 69,783
===========================================================================================
Average Assets (2)                                           $588,071             $598,484
Risk Weighted Assets:
   Balance Sheet                                             $318,655             $303,417
   Off-Balance Sheet                                           13,384               13,172
-------------------------------------------------------------------------------------------
      Total Risk Weighted Assets                             $332,039             $316,589
===========================================================================================


                                                                            Minimum                  Well
                                                          Actual          Requirements           Capitalized
---------------------------------------------------------------------------------------------------------------
As of December 31, 1997
Total Capital to Risk Weighted Assets                     22.99%           > =  8%                 > = 10%
Tier I Capital to Risk Weighted Assets                    21.74%           > =  4%                 > =  6%
Tier I to Average Assets (2)                              12.28%           > =  4%                 > =  5%

As of December 31, 1996

Total Capital to Risk Weighted Assets                     22.04%           > =  8%                 > = 10%
Tier I Capital to Risk Weighted Assets                    20.79%           > =  4%                 > =  6%
Tier I to Average Assets (2)                              11.00%           > =  4%                 > =  5%


(1) Inclusion of the allowance for possible loan losses is allowed up to 1.25% of "Risk Adjusted Assets".

(2) Excludes Unrealized gains or (losses) on Available-for-Sale Securities.

Restrictions imposed by Federal Reserve Regulation H limit dividend payments in any year to the current year's net income plus the retained net income of the prior two years without any approval of the Federal Reserve Board. Accordingly, Company dividends in 1998 may not exceed $12,160,000, plus Company net income for 1998. Additionally, banking regulators limit the amount of dividends that may be paid by the Bank to the Corporation. Retained earnings against which dividends may be paid without prior approval of the banking regulators amounted to approximately $56,298,000 at December 31, 1997, subject to the minimum capital ratio requirements noted above.

Restrictions imposed by federal law prohibit the Corporation from borrowing from the Bank unless the loans are secured in specific amounts. Such secured loans to the Corporation are generally limited to 10% of the Bank's stockholder's equity (excluding unrealized gains on available-for-sale-securities) or $6,633,000 at December 31, 1997.

16. PARENT COMPANY ONLY

The following is condensed financial information for Citizens & Northern Corporation.

CONDENSED BALANCE SHEET

(In Thousands)


                                                                                                 December 31,

                                                                                           1997                1996
 ASSETS
 Cash                                                                                  $      3           $     101
 Available-for-Sale Securities                                                            9,101               6,060
 Subsidiary Investments
      Citizens & Northern Bank                                                           76,405              64,720
      Bucktail Life Insurance Company                                                     1,616               1,474
--------------------------------------------------------------------------------------------------------------------
      Total Subsidiary Investments                                                       78,021              66,194
 Dividends Receivable                                                                     1,100                 950
--------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                                          $ 88,225           $  73,305
====================================================================================================================
 LIABILITIES AND STOCKHOLDERS' EQUITY

 Borrowed Funds and Other Liabilities                                                  $  1,677           $     810
 Dividend Payable                                                                         1,013                 902
 Stockholders' Equity                                                                    85,535              71,593
--------------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 88,225           $  73,305
====================================================================================================================



                                                                             Years Ended December 31,

 CONDENSED INCOME STATEMENT
 (In Thousands)

                                                                          1997            1996        1995
 Dividend from Subsidiary                                             $  3,980          $4,183      $3,505
 Other Dividend Income                                                     186             142          96
 Available-for-Sale Securities Gains                                        74             217          26
 Expenses                                                                 (77)           (118)        (37)
-----------------------------------------------------------------------------------------------------------
 Income Before Equity in Undistributed Earnings of Subsidiaries          4,163           4,424       3,590
 Equity in Undistributed Earnings of Subsidiaries                        5,944           4,831       4,276
===========================================================================================================
 NET INCOME                                                            $10,107          $9,255      $7,866
===========================================================================================================



                                                                                Years Ended December 31,

 CONDENSED STATEMENT OF CASH FLOWS
 (In Thousands)                                                         1997            1996           1995

 CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                            $10,107          $9,255         $7,866
 Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:

      Noncash Dividends Received                                         ----             (578)          (219)
      Equity Securities Gains                                              (74)           (217)           (26)
      Equity in Undistributed Net Income of Subsidiaries                (5,944)         (4,831)        (4,276)
      Increase in Other Assets                                            (150)            (80)           (70)
      Increase in Other Liabilities                                        111              51             26
--------------------------------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities                          4,050           3,600          3,301
--------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES

 Purchase of Available-for-Sale Securities                                (602)           (486)          (141)
 Proceeds from Sale of Available-for-Sale Securities                       187             425             68
--------------------------------------------------------------------------------------------------------------
      Net Cash Used in Investing Activities                               (415)            (61)           (73)
--------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES

Sale of Treasury Stock                                                      11               4           ----
 Dividends Declared                                                     (3,744)         (3,458)        (3,226)
--------------------------------------------------------------------------------------------------------------
      Net Cash Used in Financing Activities                             (3,733)         (3,454)        (3,226)
--------------------------------------------------------------------------------------------------------------
 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (98)             85              2
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              101              16             14
--------------------------------------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS, END OF YEAR                                $     3          $  101         $   16
==============================================================================================================

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Citizens & Northern Corporation

We have audited the accompanying consolidated balance sheets of Citizens & Northern Corporation and subsidiaries ("Corporation") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens & Northern Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing net income per share.

PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES
WILLIAMSPORT, PENNSYLVANIA
FEBRUARY 3, 1998

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

February 3, 1998

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

Craig G. Litchfield                James W. Seipler
President & CEO                      Treasurer

-------------------------------------------------------------------------------
CAUTIONARY STATEMENT

THIS REPORT CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" INCLUDING STATEMENTS CONCERNING PLANS, OBJECTIVES, FUTURE EVENTS OR PERFORMANCE AND ASSUMPTIONS AND OTHER STATEMENTS WHICH ARE OTHER THAN STATEMENTS OF HISTORICAL FACT. CITIZENS & NORTHERN CORPORATION AND ITS SUBSIDIARIES WISHES TO CAUTION READERS THAT THE FOLLOWING IMPORTANT FACTORS, AMONG OTHERS, MAY HAVE AFFECTED AND COULD IN THE FUTURE AFFECT THE CORPORATION'S ACTUAL RESULTS AND COULD CAUSE THE CORPORATION'S ACTUAL RESULTS FOR SUBSEQUENT PERIODS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENT MADE BY OR ON BEHALF OF THE CORPORATION HEREIN:
THE EFFECT OF CHANGES IN LAWS AND REGULATIONS, INCLUDING FEDERAL AND STATE BANKING LAWS AND REGULATIONS, WITH WHICH THE CORPORATION MUST COMPLY, AND THE ASSOCIATED COST OF COMPLIANCE WITH SUCH LAWS AND REGULATIONS EITHER CURRENTLY OR IN THE FUTURE AS APPLICABLE; THE EFFECT OF CHANGES IN ACCOUNTING POLICIES AND PRACTICES, AS MAY BE ADOPTED BY THE REGULATORY AGENCIES AS WELL AS THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR OF CHANGES IN THE CORPORATION'S ORGANIZATION, COMPENSATION AND BENEFIT PLANS; THE EFFECT ON THE CORPORATION'S COMPETITIVE POSITION WITHIN ITS MARKET AREA OF THE INCREASING CONSOLIDATION WITHIN THE BANKING AND FINANCIAL SERVICES INDUSTRIES, INCLUDING THE INCREASED COMPETITION FROM THE LARGER REGIONAL BANKING ORGANIZATIONS AS WELL AS NONBANK PROVIDERS OF VARIOUS FINANCIAL SERVICES; THE EFFECT OF CHANGES IN INTEREST RATES; AND THE EFFECT OF CHANGES IN THE BUSINESS CYCLE AND DOWNTURNS IN THE LOCAL, REGIONAL OR NATIONAL ECONOMIES.
-------------------------------------------------------------------------------

GLOSSARY OF FREQUENTLY USED TERMS

 AVAILABLE-FOR-SALE SECURITIES - DEBT AND EQUITY SECURITIES THAT ARE REPORTED AT FAIR VALUE, WITH UNREALIZED GAINS AND LOSSES EXCLUDED FROM EARNINGS AND REPORTED, NET OF DEFERRED TAXES, AS A SEPARATE COMPONENT OF STOCKHOLDERS' EQUITY.

 ALLOWANCE FOR POSSIBLE LOAN LOSSES - A RESERVE CREATED BY A PERIODIC CHARGE TO EARNINGS TO PREVENT AN UNEXPECTED IMPACT ON EARNINGS OR CAPITAL OF THE CORPORATION IN THE EVENT OF LOAN DEFAULT. THIS AMOUNT REPRESENTS AN ESTIMATE OF THE POTENTIAL CREDIT LOSS INHERENT IN THE LOAN PORTFOLIO AS OF A POINT IN TIME.

 AMORTIZATION - THE SYSTEMATIC CHARGE TO EARNINGS TO REDUCE THE PREMIUM PAID FOR AN INVESTMENT SECURITY.

  CAPITAL  RATIOS AND COMPONENTS:

   1. CAPITAL RATIOS

       A. LEVERAGE RATIO - THE RATIO OF TOTAL EQUITY TO TOTAL LIABILITIES.
       B. RETURN ON EQUITY - NET INCOME DIVIDED BY EQUITY.
       C. RISK-BASED CAPITAL RATIO - RATIO OF EQUITY TO RISK  WEIGHTED ASSETS.

   2. COMPONENTS OF CAPITAL

       A. CAPITAL STOCK - INVESTOR OWNERSHIP OF COMMON STOCK IN THE CORPORATION STATED AS PAR

VALUE.

       B. PAID-IN-CAPITAL - VALUE OF COMMON STOCK IN EXCESS OF THE PAR VALUE.

       C. RETAINED EARNINGS - ACCUMULATED EARNINGS LESS DIVIDENDS PAID TO COMMON SHAREHOLDERS.

       D. STOCK DIVIDEND DISTRIBUTABLE - NON-CASH DIVIDEND PAYABLE IN COMMON STOCK OF THE CORPORATION.

       E. TIER I CAPITAL OR EQUITY - SUM OF COMMON STOCK, PAID-IN-CAPITAL AND RETAINED EARNINGS.

       F. TIER II CAPITAL - SUM OF SUBORDINATED DEBT, PREFERRED STOCK, CONVERTIBLE DEBT SECURITIES AND A CALCULATED PORTION OF THE RESERVE FOR LOAN LOSSES

       G. TOTAL CAPITAL - SUM OF TIER I AND TIER II CAPITAL

    CORE DEPOSITS - A SUBJECTIVE DOLLAR VALUE OF DEPOSITS THAT MANAGEMENT FEELS WILL BE UNAFFECTED BY INTEREST RATES.

    DEMAND DEPOSIT - A NONINTEREST-BEARING DEPOSIT WITH NO STATED MATURITY AND REQUIRES NO NOTICE OF WITHDRAWAL.

    EARNING ASSETS - INTEREST-BEARING ASSETS OWNED BY THE CORPORATION CONSISTING PREDOMINANTLY OF INVESTMENTS AND LOANS.

    HELD-TO-MATURITY SECURITIES - SECURITIES PURCHASED WITH THE INTENT AND ABILITY TO BE HELD TO MATURITY; CARRIED ON THE BOOKS AT COST.

    INTEREST-BEARING LIABILITIES - ALL INTEREST-BEARING DEPOSITS AND BORROWINGS OF THE CORPORATION.

    INTEREST RATE RISK - THE RISK THAT CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT THE VALUE OF THE CORPORATION OR ITS FUTURE EARNINGS.

    MORTGAGE-BACKED SECURITIES - A POOL OF MORTGAGES SOLD ON THE SECONDARY MARKET. THE INTEREST RATE PAID IS THE WEIGHTED AVERAGE COUPON RATE OF THE UNDERLYING MORTGAGES.

   MVPE- MARKET VALUE OF PORTFOLIO EQUITY - THE MARKET VALUE OF ASSETS LESS THE MARKET VALUE OF LIABILITIES. THE MARKET VALUE OF ASSETS AND

    AND LIABILITIES IS THE PRESENT VALUE OF ALL FUTURE CASH FLOWS AT CURRENT MARKET RATES. THIS AMOUNT DOES NOT INCLUDE ASSETS AND LIABILITIES THAT ARE NOT

    FINANCIAL INSTRUMENTS, SUCH AS PREMISES AND EQUIPMENT, ACCRUED INTEREST RECEIVABLE OR PAYABLE, DEFERRED TAXES, ETC.

    NIM - NET INTEREST MARGIN - TOTAL INTEREST INCOME LESS TOTAL INTEREST
EXPENSE.

    NONPERFORMING LOANS - IMPAIRED LOANS CLASSIFIED AS NONACCRUAL DUE TO NONPERFORMANCE OF CREDITORS.

    OTHER REAL ESTATE - REAL ESTATE ACQUIRED THROUGH A DEED IN LIEU OF FORECLOSURE OR FORECLOSURE PROCEEDINGS AGAINST A CREDITOR.

    RISK ADJUSTED ASSETS - THE SUM OF THE CORPORATION'S ASSETS DEEMED TO BE AT RISK. CALCULATION OF RISK ASSETS IS PERFORMED USING PERCENTAGES SUPPLIED BY THE REGULATORS.

    SENDERO MODEL - A PC BASED SIMULATION MODEL PURCHASED FROM THE SENDERO CORPORATION WHICH SIMULATES INTEREST INCOME AND MARKET VALUE BEHAVIOR UNDER VARIOUS INTEREST RATE SCENARIOS USING A VARIETY OF ASSET AND LIABILITY MIXES.

    WATCH LIST - A LIST OF LOANS IN THE PORTFOLIO THAT HAVE BEEN ISOLATED FOR A VARIETY OF REASONS: DELINQUENCY, COLLATERAL, CASH FLOW, DOCUMENTATION, ETC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1997 PERFORMANCE REVIEW

Citizens and Northern Corporation ("Corporation") and its major subsidiary, Citizens and Northern Bank ("Bank"), recorded basic per share earnings of $1.98, $1.81 and $1.54, respectively, for the years ended December 31, 1997, 1996. Diluted earnings per share amounted to $1.97, $1.81 and $1.54 for the years ended December 31, 1997, 1996 and 1995, respectively. Return on the Corporation's equity, excluding the net unrealized gain or loss on available-for-sale securities, for the years ended 1997, 1996 and 1995 amounted to 14.56 percent, 14.74 percent and 14.06 percent, respectively.

Operating income, including the net interest margin and other operating income, except for realized securities gains , finished the year slightly higher than 1996 and 1995. The net interest margin excluding the provision for possible loan losses increased 2.0 percent when compared to 1996 and was 20.5 percent ahead of 1995. Other operating income excluding realized gains on the sales of available-for-sale securities increased 12.6 percent and 14.7 percent when compared to 1996 and 1995, respectively.

It should be noted that during the fourth quarter of 1997 the provision for possible loan losses was increased approximately $73,000, in comparison to the first three quarters. The increase was caused by higher than normal credit card losses in the last quarter of 1997 and the desire of the Board of Directors to maintain a reserve for possible loan losses that approximates 1.71 percent of the loan portfolio. The Corporation's reserve for possible loan losses, as a percentage of total gross loans, exceeds that of its peer group by about 20 basis points (.2 percent).

Realized gains on the portfolio of available-for-sale securities contributed before tax profits of $1,001,000 in 1997. This compares to $475,000 and $1,675,000 in 1996 and 1995, respectively. The portfolio of available-for-sale securities was extensively restructured during 1997 as older, seasoned mortgage-backed securities were sold and replaced with higher yielding investments that should improve future earnings. Several of the investments were sold at a considerable loss which was offset by the sale of equity investments that had accumulated substantial appreciation.

Another key to the Corporation's success in 1997 was the control of other operating expense. Other operating expense increased 2.78 percent over 1996 and
7.21 percent over 1995. Going forward into 1998 the control of other operating expense will play a major role in the profitability of the Corporation.

The Corporation's Board of Directors and management team feel very confident going forward, and with good reason: your Corporation has in place an excellent earning asset base, a sound deposit base and a well trained staff to take the Corporation into the next century.

OUTLOOK FOR 1998

Given the same rate environment for 1998 as we experienced during 1997, earnings will probably mirror those of 1997. However, if rates suddenly change substantially in either direction (300 basis points), earnings could be pushed somewhat lower. If, however rates change by 50 to 100 basis points in 1998 earnings would not be materially affected.

Other Corporation endeavors for 1998 will include the installation of several Automated Teller Machines, enhancement of the marketing department by hiring a full time marketing person, and the development of a transfer pricing system that will provide management with a tool for more detailed department, branch and product profitability analysis. The Corporation will also begin to test Year 2000 changes that will be implemented, tentatively, by January 1, 1999.

The prime focus of the Corporation in 1998 will be to remain a strong independent community bank serving the people, the businesses and the communities of its market area.

NET INTEREST MARGIN
1997/1996/1995

The primary source of operating income for the Corporation is the net interest margin. The net interest margin is the difference between total interest income generated by interest-bearing assets and the interest expense paid on interest-bearing liabilities.

INTEREST INCOME

Interest income generated by the Corporation comes primarily from two asset sources, investments and loans. The investment portfolio has traditionally comprised about half of the base of earning assets. Nearly all of the Corporation's investments are classified as available-for-sale, excluding approximately $1,600,000 held by the Corporation's insurance subsidiary, Bucktail Life Insurance Company.

The investment portfolio is funded primarily by deposits and borrowed funds.

Approximately 42 percent of the available-for-sale securities portfolio consists of mortgage-backed securities offered by the Federal National Mortgage Association, Federal Home Loan Bank and the Government National Mortgage Association. The balance of the portfolio is made up of federal agency, municipal and corporate bonds, Federal Agency bonds, U. S. Treasury securities and equity investments of other banks and bank holding companies primarily in Pennsylvania.

The rate of return on the investment portfolio has remained relatively constant during 1997, 1996 and 1995 at 6.51 percent, 6.50 percent and 6.39 percent, respectively. The portfolio is primarily a long term investment vehicle and does not have a great deal of turnover with the exception of mortgage-backed securities that provide a monthly flow of payments. The portfolio is, however, monitored continuously for long-term profit maximization, especially during periods of interest rate volatility, and at such time the Corporation may sell selected securities from the available-for-sale category.

The portion of the investment portfolio that is funded by borrowed funds declined in 1997 as the spread between the interest rates on borrowed funds and the return on investments narrowed. Average borrowed funds for the years ended December 31, 1997, 1996 and 1995 amounted to $89,211,000, $102,088,000 and
$92,502,000, respectively.

Equity investments, consisting of Federal Home Bank Stock and other equity investments in bank and bank holding companies, make up approximately 6 percent of available-for -sale securities. The return on the equity investments is slightly lower than the balance of the portfolio so to balance the rate of return on the equity investments with the remainder of the available-for-sale securities, management will periodically sell certain equity investments to recognize accumulated appreciation.

The loan portfolio makes up most of the balance of the earning asset base and is the largest contributor to total interest income. The Corporation's market area is made up of several small rural communities which surround three or four more heavily populated towns. Consequently, the loan portfolio is retail oriented, consisting mostly of real estate secured mortgages on one to four family dwellings. Total average real estate secured mortgage loans to customers in our market area made up 79 percent, 77 percent and 77 percent of the loan portfolio for 1997, 1996 and 1995, respectively. Respectively, they contributed 70 percent, 69 percent and 68 percent of the total interest income derived from the loan portfolio. The balance of the loan portfolio includes consumer installment loans and commercial loans. The Corporation also has an extensive credit card operation which provides credit cards to the Corporation's customer base and 56 other agent banks in Pennsylvania. The return on the Corporation's total loan portfolio for the years ended December 31, 1997, 1996 and 1995 amounted to 10.28 percent, 10.31 percent and 10.24 percent, respectively.

Other interest income producing assets included federal funds sold and interest-bearing deposits held with correspondent banks. The balances held and income produced were considered insignificant for discussion purposes.

INTEREST EXPENSE

The liability side of the balance sheet is made up of stockholders' equity, interest-bearing liabilities and noninterest-bearing demand deposits and other liabilities. The return on the Corporation's assets and equity are dependent on the spread between rates paid on earning assets and the rate of interest paid on interest-bearing liabilities. Interest-bearing liabilities are made up of deposits and borrowed funds. The years ended December 31, 1997 and 1996 saw increased competition for deposit products. Average total deposits, including demand deposits, increased only 1.4 percent during 1997. This compares to growth rates of 3.4 percent and 4.9 percent for 1996 and 1995, respectively. Competition for deposits came from banks and nonbank sources, including credit unions and mutual funds.

The Corporation has five primary sources of interest-bearing deposits. Two of the sources are considered long term and three are short term, based on the length of the repricing period for the deposit.

Certificates of Deposit and Individual Retirement Accounts are considered long term instruments. Certificates of Deposit are the largest single source of deposits. The maturity schedule of certificates ranges from one month to five years. Average balances carried in certificates of deposit for the years ended December 31, 1997, 1996 and 1995 were $119,226,000, $117,596,000 and
$112,493,000, respectively. The average rate paid for those deposits for the same periods , respectively, was 5.49 percent, 5.47 percent and 5.50 percent. Individual Retirement Accounts are the other source of long term funding. These accounts carry an eighteen month maturity schedule and the rate changes quarterly. The Corporation had in the past been successful in growing the balances in these accounts by paying higher than market rates. However, due to mutual fund competition, the balances carried in Individual Retirement Accounts have remained flat for 1997 and 1996 after an increase of $8,000,000 between 1994 and 1995. Average balances and rates paid on Individual Retirement Accounts during the years ended December 31, 1997, 1996 and 1995 were, respectively, $78,662,000 at 5.99 percent, $79,076,000 at 5.77 percent and $78,534,000 at 6.58 percent.

Short term deposits (deposits that reprice more frequently) are Money Market accounts, Interest Checking accounts and Savings accounts. Money Market accounts are the Corporation's second largest source of deposits. The Corporation has paid higher than the market rate for these deposits and has been successful in attracting and maintaining large average balances. Average balances carried for the years ended December 31, 1997, 1996 and 1995 , respectively, were $107,287,000, $100,618,000 and $91,773,000. Average rates paid for those same periods were, respectively, 4.55 percent, 4.53 percent and 4.93 percent. Interest Checking accounts allow unlimited checking activity but earn a lesser rate of interest. Average balances and rates paid on these accounts for the years ended December 31, 1997, 1996 and 1995 were, respectively, $38,334,000 at
2.47 percent, $40,558,000 at 2.46 percent and $42,118,000 at 4.02 percent.
Finally, the last short term interest-bearing accounts carried by the Corporation are the Regular Savings accounts. Regular Savings come in two forms, passbook and statement, and both pay the same rate of interest. Regular Savings have traditionally been the backbone of the Corporation's core deposit base. Balances in Regular Savings accounts typically have not varied, regardless of the rate paid. This has changed somewhat in the past couple of years as average balances have begun to decline. Average balances for the years ended December 31, 1997, 1996 and 1995 were $46,338,000, $46,751,000 and $48,261,000, respectively. The rate paid for each of the three years was approximately 2.50 percent.

The Corporation also carries noninterest-bearing Demand Deposits; average balances for the past three years, respectively, were $42,780,000, $42,500,000 and $39,313,000.

The final type of interest-bearing liability found on the Corporation balance sheet is borrowing, both short and long term. The Corporation normally uses short term borrowing for liquidity purposes, i.e., deposit fluctuations, etc. This may be in the form of overnight Federal Funds borrowed from a correspondent bank or a repurchase agreement arranged through the Federal Home Loan Bank of Pittsburgh or a broker. Long term borrowing is used to leverage the Corporation's strong capital base to enhance earnings. Long term borrowings may be in the form of repurchase agreements or secured borrowing, also through the Federal Home Loan Bank of Pittsburgh or a broker. Short term borrowing is defined as overnight up to one year. Long term borrowing carries a maturity of one year or more.

Average balances carried as short and long term borrowing for the years ended December 31, 1997, 1996 and 1995 amounted to $89,211,000, $102,088,000 and
$92,502,000, respectively. Average rates for the same periods, respectively, were 5.63 percent, 5.56 percent and 6.09 percent. The decline in average borrowed funds is the result of a flat yield curve during 1997.

To summarize the discussion of the interest margin it is important to note the change in the net interest spread. The spread for 1995 was 2.99 percent, reflecting a rise in interest rates beginning in late 1994. During 1995 rates continued to rise until the fall of that year. Late in 1995, as inflation worries subsided and the inflation rate stabilized at about 3 percent, the rates began to decline. Rates remained relatively stable during 1996 and 1997 and produced a net spread of 3.49 percent in 1996 and 3.50 percent for 1997. The interest rate concern for 1998 appears to be a decline in rates. A decline in rates of 2 or 3 percent may cause a substantial portion of the loan portfolio to be rewritten at lower lower rates. This would create a stream of payments that would have to be invested at lower rates. Theoretically, this would be offset by a decline in rates paid on deposit products, therefore the impact on the net spread would be minimal, however, due to competitive pressures it may not be possible to fully reprice the entire deposit base. The Corporation is negatively gapped, which means the liabilities of the Corporation would reprice much quicker than the earning assets. This should cause the net interest margin to widen. Table X attempts to quantify the change in the net interest margin at different levels of rising and falling interest rates, however, as previously stated the table does not account for rate competition and consumer options related to deposit products.

 A more complete discussion of the assets and liabilities of the Corporation may be found under the discussion of the balance sheet later in Management's Discussion.

 TABLE I - ANALYSIS OF INTEREST INCOME AND EXPENSE

                                                                                                                Change
(In Thousands)                                                              Years Ended December 31,     Increase  (Decrease)
                                                                        1997        1996       1995       97/96       96/95
INTEREST INCOME Available-for-Sale Securities:
   U S Treasury Securities                                           $   139     $   128    $   128    $     11     $  ---
   Securities of Other U S  Government Agencies and Corporations       3,002       2,124        691         878       1,433
   Mortgage-backed Securities                                         11,060      13,113     13,665      (2,053)       (552)
   Obligations of States and Political Subdivisions                    3,595       3,012      2,667         583         345
   Stock                                                                 874         872        690           2         182
   Other Securities                                                       52         472        568        (420)        (96)
----------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                             18,722      19,721     18,409        (999)      1,312
----------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities:
   U S Treasury Securities                                                34          42         22          (8)         20
   Securities of Other U S Government Agencies and Corporations           22           4        ---          18           4
   Mortgage-backed Securities                                             52          59         77          (7)        (18)
----------------------------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                                  108         105         99           3           6
----------------------------------------------------------------------------------------------------------------------------
Interest-bearing Due from Banks                                           54          37         55          17         (18)
Federal Funds Sold                                                       334          60         79         274         (19)
Loans:
   Real Estate Loans                                                  20,218      19,277     18,201         941       1,076
   Consumer                                                            6,484       6,402      6,164          82         238
   Agricultural                                                          272         278        315          (6)        (37)
   Commercial/Industrial                                               1,606       1,577      1,404          29         173
   Other                                                                  62          25         19          37           6
    Political Subdivisions                                               391         424        421         (33)          3
   Leases                                                                 18          16         15           2           1
----------------------------------------------------------------------------------------------------------------------------
    Total Loan Income                                                 29,051      27,999     26,539       1,052       1,460
----------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                 48,269      47,922     45,181         347       2,741
============================================================================================================================
INTEREST-BEARING LIABILITIES
 Interest Checking                                                       945         998      1,695         (53)       (697)
 Money Market                                                          4,879       4,556      4,526         323          30
 Savings                                                               1,150       1,169      1,198         (19)        (29)
Certificates of Deposit                                                6,549       6,431      6,183         118         248
Individual Retirement Accounts                                         4,713       4,563      5,165         150        (602)
 Other Time Deposits                                                      56          58         64          (2)         (6)
 Federal Funds Purchased                                                  33          55        304         (22)       (249)
Other Borrowed Funds                                                   4,987       5,621      5,342        (634)        279
----------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                23,312      23,451     24,477        (139)     (1,026)
============================================================================================================================
Net Interest Income (1)                                              $24,957     $24,471    $20,704      $  486    $  3,767
============================================================================================================================

(1) Net interest income, if reflected on a fully tax equivalent basis, would have amounted to $26,773,000, $25,963,000, and $22,037,000 for 1997, 1996, and
1995, respectively.

TABLE II - ANALYSIS OF AVERAGE DAILY BALANCES AND  RATES

                                                                         Rate of                 Rate of              Rate of
(In Thousands)                                                           Return/                 Return/              Return/
                                                                         Cost of                 Cost of              Cost of
                                                                         funds                   funds                funds

EARNING ASSETS                                                      12/31/97      %        12/31/96    %        12/31/95     %
Available-for-Sale Securities:
   U. S. Treasury Securities                                       $   2,514       5.53    $   2,506    5.11   $   2,510    5.10
   Securities of Other U.S. Government Agencies and Corporations      41,968       7.15       30,514    6.96      10,639    6.49
   Mortgage-backed Securities                                        163,942       6.75      197,581    6.64     208,469    6.55
   Obligations of States and Political Subdivisions                   59,554       6.04       49,700    6.06      41,756    6.39
   Stock                                                              15,039       5.81       16,342    5.34      13,547    5.09
   Other Securities                                                    4,536       1.15        6,905    6.84      10,148    5.60
---------------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                            287,553       6.51      303,548    6.50     287,069    6.41
---------------------------------------------------------------------------------------------------------------------------------
 Held-to-Maturity Securities:
   U. S. Treasury Securities                                             601       5.66          698    6.02         324    6.79
   Securities of Other U. S. Government Agencies and Corporations        297       7.41           50    8.00        ---     ---
   Mortgage-backed Securities                                            689       7.55          829    7.12       1,004    7.67
      Total Held-to-Maturity Securities                                1,587       6.81        1,577    6.66       1,328    7.45
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing Due from Banks                                          795       6.79          455    8.13         996    5.52
Federal Funds Sold                                                     6,132       5.45        1,100    5.45       1,301    6.07
Loans:
   Real Estate Loans                                                 223,510       9.05      210,289    9.17     198,936    9.15
   Consumer                                                           32,293      20.08       35,305   18.13      36,230   17.01
   Agricultural                                                        2,689      10.12        2,750   10.11       3,051   10.32
   Commercial/Industrial                                              16,743       9.59       16,207    9.73      13,998   10.03
   Other                                                                 754       8.22          237   10.55         238    7.98
   Political Subdivisions                                              6,355       6.15        6,629    6.40       6,524    6.45
   Leases                                                                236       7.63          201    7.96         166    9.04
---------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                                      282,580      10.28      271,618   10.31     259,143   10.24
---------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                             578,647       8.34      578,298    8.29     549,837    8.22
Cash                                                                  12,228                  11,502              11,834
Securities Valuation Reserve                                           9,907                   5,924              (2,668)
Allowance for Possible Loan Losses                                    (4,844)                 (4,726)             (4,484)
Other Assets                                                           5,745                   6,617               4,737
Bank Premises & Equipment                                              6,594                   6,793               6,774
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                         608,277                 604,408             566,030
=================================================================================================================================
INTEREST-BEARING LIABILITIES
Interest Checking                                                     38,334       2.47       40,558    2.46      42,118    4.02
Money Market                                                         107,287       4.55      100,618    4.53      91,773    4.93
Savings                                                               46,338       2.48       46,751    2.50      48,261    2.48
Certificates of Deposit                                              119,226       5.49      117,596    5.47     112,493    5.50
Individual Retirement Accounts                                        78,662       5.99       79,076    5.77      78,534    6.58
Other Time Deposits                                                    2,223       2.52        1,937    2.99       2,465    2.60
Federal Funds Purchased                                                  663       4.98          967    5.69       4,774    6.37
Other Borrowed Funds                                                  88,548       5.63      101,121    5.56      87,728    6.09
---------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities                                   481,281       4.84      488,624    4.80     468,146    5.23
Demand Deposits                                                       42,780                  42,500              39,313
 Other Liabilities                                                     8,211                   6,794               4,844
---------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES                                                  532,272                 537,918             512,303
Stockholders' Equity                                                  69,440                  62,797              55,961
---------------------------------------------------------------------------------------------------------------------------------
Securities Valuation Reserve                                           6,565                   3,693              (2,234)
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders'
   Equity                                                           $608,277                $604,408            $566,030
=================================================================================================================================
Interest Rate Spread                                                               3.50                 3.49                2.99
=================================================================================================================================

(*) Average balances do not include unrealized gains and losses on Available-for-Sale Securities.

TABLE III - ANALYSIS OF THE EFFECT OF VOLUME AND RATE CHANGES ON INTEREST INCOME AND INTEREST EXPENSE

                                                                                     Years Ended December 31, 1997/1996

(In Thousands)                                                              Change in         Change In              Total
                                                                             Volume              Rate               Change
EARNING ASSETS Available-for-Sale Securities:
   U. S. Treasury Securities                                                  $ ---               $    11             $    11
   Securities of Other U.S. Government Agencies and Corporations                  818                  60                 878
   Mortgage-backed Securities                                                  (2,273)                220              (2,053)
   Obligations of States and Political Subdivisions                               595                 (12)                583
   Stock                                                                          (17)                 19                   2
   Other Securities                                                              (123)               (297)               (420)
------------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities:                                     (1,000)                  1                (999)
------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities:

   U. S. Treasury Securities                                                       (6)                 (2)                 (8)
   Securities of Other U.S. Government Agencies and Corporations                   18                                      18
   Mortgage-backed Securities                                                     (11)                  4                  (7)
      Total Held-to-Maturity Securities                                             1                   2                   3
------------------------------------------------------------------------------------------------------------------------------
Interest -bearing Due from Banks                                                   22                  (5)                 17
Federal Funds Sold                                                                274                  (0)                274
Loans:

   Real Estate Loans                                                            1,192                (251)                941
   Consumer                                                                      (319)                401                  82
   Agricultural                                                                    (6)                  0                  (6)
   Commercial/Industrial                                                           51                 (22)                 29
   Other                                                                           41                  (4)                 37
   Political Subdivisions                                                         (17)                (16)                (33)
   Leases                                                                           3                  (1)                  2
------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                                                   945                 107               1,052
------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                             242                 105                 347
------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest Checking                                                                 (55)                  2                 (53)
Money Market                                                                      302                  21                 323
Savings                                                                           (10)                 (9)                (19)
Certificates of Deposit                                                            89                  29                 118
Individual Retirement Accounts                                                    (25)                175                 150
Other Time Deposits                                                                 8                 (10)                 (2)
Federal Funds Purchased                                                           (17)                 (5)                (22)
Other Borrowed Funds                                                             (709)                 75                (634)
------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                           (417)                278                (139)
------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                             $ 659              $ (173)              $ 486
==============================================================================================================================

The change in interest due to both volume and rates has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                                                           Years Ended December 31, 1996/1995

(In Thousands)                                                                       Change in        Change in           Total
                                                                                      Volume              Rate            Change
EARNING ASSETS Available-for-Sale Securities:
   U. S. Treasury Securities                                                          $   ----         $    ----        $  ---
   Securities of Other U.S. Government Agencies and Corporations                         1,380                53          1,433
   Mortgage Backed Securities                                                             (725)              173           (552)
   Obligations of States and Political Subdivisions                                        472              (127)           345
   Stock                                                                                   148                34            182
   Other Securities                                                                       (312)              216            (96)
----------------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                                                  963               349          1,312
----------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
   U. S. Treasury Securities                                                                20               ---             20
   Securities of Other U.S. Government Agencies and Corporations                             4               ---              4
   Mortgage Backed Securities                                                              (13)               (5)           (18)
----------------------------------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                                                     11                (5)             6
----------------------------------------------------------------------------------------------------------------------------------
Interest -bearing Due from Banks                                                          (139)              121            (18)
Federal Funds Sold                                                                         (11)               (8)           (19)
Loans:

   Real Estate Loans                                                                     1,041                35          1,076
   Consumer                                                                               (151)              389            238
   Agricultural                                                                            (31)               (6)           (37)
   Commercial/Industrial                                                                   213               (40)           173
   Other                                                                                   ---                 6              6
   Political Subdivisions                                                                    7                (4)             3
   Leases                                                                                    1               ----             1
----------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                                                          1,080               380          1,460
----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                                    1,905               836          2,741
----------------------------------------------------------------------------------------------------------------------------------

INTEREST BEARING LIABILITIES

Interest Checking                                                                          (61)             (636)          (697)
Money Market                                                                               199              (169)            30
Savings                                                                                    (38)                9            (29)
Certificates of Deposit                                                                    279               (31)           248
Individual Retirement Accounts                                                              36              (638)          (602)
Other Time Deposits                                                                        (21)               15             (6)
Federal Funds Purchased                                                                   (220)              (29)          (249)
Other Borrowed Funds                                                                       650              (371)           279
----------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                                     825            (1,851)        (1,026)
----------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                                     $1,080            $2,687         $3,767
==================================================================================================================================


The change in interest due to both volume and rates has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

1997/1996/1995

Noninterest income is composed of six major components: Service Charges on Deposit Accounts, Service Charges and Fees, Trust Department Income, Insurance Commissions, Fees and Premiums, Other Operating Income and Realized Net Gains or (Losses) on Securities. The percentages cited below during the discussion of the components of Noninterest Income are derived using Noninterest Income Before Gains or (Losses) on Securities, Net. On an overall basis, Noninterest Income increased $360,000, or 12.6 percent, in 1997 compared to 1996. The increase in noninterest income for 1997 includes a gain of $301,000 from the sale of a copyrighted logo. Excluding this gain, other noninterest income would have increased 2 percent over the year ended December 31, 1996 and 4 percent over the year ended December 31, 1995.

Income generated from Service Charges on Deposit Accounts is from fees assessed on checking accounts for monthly service charges, per-check charges for checks drawn and checks deposited and for charges assessed for checking account overdrafts. Deposit Account Fees represented 55 percent and Overdraft Fees were 45 percent of the total Service Charges on Deposit Accounts for the years ended December 31, 1997 and 1996, respectively. Service Charges on Deposit Accounts for the years ended December 31, 1997, 1996 and 1995 accounted for 34 percent, 39 percent and 40 percent of total Noninterest Income, respectively. Excluding the sale of the copyright, Service Charges on Deposit Accounts would have contributed 37 percent of other noninterest income for 1997.

Other Service Charges and Fees are derived from debit card fees, credit card annual fees, fees for bank customer data processing services and other various fees such as check cashing fees for noncustomers, fees for bank money orders, cashier checks, traveler's checks, etc. Annually, Other Service Charges and Fees contributed approximately 10 percent of the total Noninterest Income in each of the three years being presented.

Trust Department Income is the second largest source of noninterest income. For the years ended December 31, 1997, 1996 and 1995, respectively, Trust Department Income amounted to 35 percent, 30 percent and 26 percent of total noninterest income. The contribution percentage calculated for 1997 excludes the sale of the previously mentioned copyright. Trust Department Income has increased approximately 18 percent when comparing the years ended December 31, 1997 and 1996 and 17 percent when comparing 1996 to 1995. The increase can be attributed to an increase in trust accounts and trust assets. Assets under management for the years ended December 31, 1997, 1996 and 1995, respectively, were $229,500,000, $222,541,000 and $181,351,000. The increase in the market value of trust assets had a large impact on trust fees during 1997 and 1996.

Insurance Commissions, Fees and Premiums generated by the Corporation's subsidiary, Bucktail Life Insurance Company, accounted for 16 percent, 19 percent and 22 percent of Noninterest Income for the years ended December 31, 1997,1996 and 1995, respectively. Insurance Commissions, Fees and Premiums have been declining due to the availability of less expensive term policies for loan repayment protection from other insurance companies. The contribution percentage to Other Noninterest Income was calculated excluding the sale of the copyright.

Realized Gains and Losses on available-for-sale securities for the year ended December 31, 1997 amounted to $1,001,000. During 1997, $109,016,000 in mortgage-backed available-for-sale securities were sold at a loss of $1,773,000. Securities with a weighted average return of 6.59 percent were sold and the proceeds were invested in securities with an average expected rate of return of
7.24 percent. The purpose of the restructuring was to increase annual income and increase the market value of portfolio equity. The realized loss on the restructuring transaction is expected to be recovered through enhanced earnings in 2.3 years. These losses were more than offset by gains from the sales of bank stocks in the amount of $2,774,000 in 1997.

During 1996 and 1995, realized gains amounted to $475,000, and $1,675,000, respectively, primarily from the sale of equity investments.

TABLE IV - COMPARISON OF NONINTEREST  INCOME


                                                                                Years Ended December 31,

                                                                            %                              %
(In Thousands)                                               1997          Change          1996          Change        1995
Service Charges on Deposit Accounts                        $1,076           (4.27)       $1,124           0.63       $1,117
Service Charges and Fees                                      281            4.46           269          (1.47)         273
Trust Department Income                                     1,004           17.84           852          17.36          726
Insurance Commissions, Fees and Premiums                      462          (16.76)          555         (10.48)         620
Other Operating Income                                        384          717.02            47         (21.67)          60
----------------------------------------------------------------------------------------------------------------------------
Total Other Operating Income before Realized
   Gains on Securities, Net                                 3,207           12.64         2,847           1.82        2,796
Realized Gains on Securities, Net                           1,001          110.74           475         (71.64)       1,675
----------------------------------------------------------------------------------------------------------------------------
Total Other Income                                         $4,208           26.67        $3,322         (25.70)      $4,471
============================================================================================================================


OTHER NONINTEREST EXPENSE

1997/1996/1995

Other noninterest expense consists of Salaries and Wages, Pension and Other Employee Benefit Expenses, Occupancy Expense, Furniture and Equipment Expense and Other Operating Expense. Total Other Expense for the year ended December 31, 1997 increased 2.78 percent when compared to the year ended December 31, 1996 and 7.22 percent when compared to the year ended December 31, 1995.

Salaries and Wages for the year ended December 31, 1997 increased $88,000 and $590,000, respectively, when compared to the years ended December 31, 1996 and 1995. Several retirements, including the retirement of the Corporation's former President, had the effect of limiting the increase in 1997, as certain positions were not replaced. When comparing the years ended December 31, 1996 and December 31, 1995, the increase can be attributed to merit raises, an increase of two full time equivalent employees and an increase in incentive payment expense of $105,000.

Pension and Other Employee Benefits for the year ended December 31, 1997 declined 1.05 percent when compared to the year ended December 31, 1996. The decrease can be attributed to a decrease of $53,000 in group health care costs, a decrease of $33,000 in pension expense and a decrease of $83,000 in the contribution to the Supplemental Employees Retirement Plan. The decrease in health care costs is attributed to lower rates in 1997. The decrease in the pension contribution can be attributed to the performance of the plan and its fully funded status. Contributions to the Supplemental Employees Retirement Plan were smaller due to the retirement of the Corporation's President. When comparing the years ended December 31, 1996 and December 31, 1995, the increase, although minimal, can be attributed to an increase in two expense items: $48,000 in contributions to the Corporation's 401
(k) plan due to increased employee participation and $43,000 in the Corporate contribution to the Supplemental Employees Retirement Plan due to changes in actuarial assumptions.

Occupancy Expense varied only slightly when comparing the expense recorded in 1997 to that of 1996 and 1995. The change between the years ended December 31, 1997 and December 31, 1996 was an increase of .69 percent. The increase between the years ended December 31, 1996 and 1995 was also minimal, at 3.30 percent. Occupancy costs for 1998 may increase slightly with the installation of ATMs.

Furniture and Equipment Expense decreased $3,000 when comparing the years ended December 31, 1997 and 1996. There was a 7.5 percent or $51,000 increase when comparing the year ended December 31, 1996 to the previous year. The increase was caused by higher depreciation costs and higher equipment maintenance expense. The depreciation increase can be attributed to enhancements costing just over $45,000 made to the checking account statement imaging system. The installation of the previously mentioned ATMs will increase equipment maintenance costs in 1998; however, it should be insignificant. Capital expenditures on equipment for 1998 are estimated to be in the range of $1,000,000, including ATMs, enhancements to the mainframe computer, replacement of older PCs, and the installation of a gas generator to protect the integrity of the Corporation's information systems in the event of a fire or other natural disaster.

Other Operating Expense increased 5.97 percent when comparing the years ended December 31, 1997 and 1996. The largest contributor to those increased costs was the Corporation's credit card operation. Those costs increased $239,000. It should be noted that a portion of those increased costs resulted from the sale of the Corporation's copyrighted debit card logo. Due to the sale of the logo, a new advertising campaign had to be developed and new supplies, including cards, had to be purchased. Those costs amounted to approximately $100,000. (Credit card income, included in interest and fees on loans, also increased $250,000.) The Corporation also posted net losses of $97,000 on the sale of real estate acquired through defaulted real estate loans, compared to a loss of $70,000 during 1996. Other Operating Expense did not increase or decrease significantly when comparing the years ended December 31, 1996 and 1995. The major components of Other Operating Expense, or those that exceed 10 percent of the total, are Pennsylvania Shares Tax and credit card processing costs.

TABLE V- COMPARISON OF NONINTEREST EXPENSE


                                                                                Years Ended December 31,
(In Thousands)                                                                %                       %
                                                                  1997      Change         1996    Change        1995
Salaries and Wages                                            $  5,975       1.49      $  5,887     9.32     $  5,385
Pensions and Other Employee Benefits                             1,691      (1.05)        1,709     5.62        1,618
Occupancy Expense, Net                                             726       0.69           721     3.30          698
Furniture and Equipment Expense                                    723      (0.41)          726     7.56          675
Other Operating Expense                                          5,980       5.97         5,643    (1.05)       5,703
----------------------------------------------------------------------------------------------------------------------
Total Other Expense                                            $15,095       2.78       $14,686     4.31      $14,079
======================================================================================================================


INCOME TAXES

The Corporation's Income Tax Provision reflected as a per share cost to stockholders, amounted to $.62, $.62 and $.49, respectively, for 1997, 1996 and 1995. The amount of income tax payable per common share for those years was $.62, $.66 and $.51, respectively. The per share tax payable for 1997 is a reasonable estimate as the return has not been prepared as of the date of this analysis.

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

The reader should refer to Note 12 of the "Notes to the Consolidated Financial Statements" for a more complete analysis of income tax expense.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

Credit risk is the risk to earnings or capital arising from an obligor's failure to meet the terms of a contract with the Corporation. Management's responsibility for maintaining an adequate allowance for loan losses is clearly identified by the banking regulatory agencies in the Interagency Policy Statement on the Allowance for Loan and Lease Losses ( the Interagency Policy) and in generally accepted accounting principles (GAAP). The Interagency Policy states; "Federally insured depository institutions must maintain an Allowance for Loan Losses at a level that is adequate to absorb estimated credit losses associated with the loan and lease portfolio, including all binding commitments to lend."

The assessment of the allowance balance is performed by management and reviewed by the Board of Directors quarterly. The Board of Directors also reviews the Corporation's "Watch List" monthly. The "Watch List" is a collection of loans that have a history of delinquency, collateral deficiency, cash flow problems, etc. Total "Watch List" loans at December 31, 1997 were approximately $10,625,000, All of the watch list loans have the potential of becoming significant credit risks; however, a substantial portion of the loans are current as to principal and interest. After reviewing charge-offs posted in December 1997, the Board of Directors decided to increase the monthly charge to earnings for December by $70,000. The increase was necessitated by an increase in credit card charge-offs and the Board's desire to maintain a balance in the allowance, as a percentage of total loans, that slightlt exceeds that of its peer group.

The quarterly assessment is performed by a loan quality committee which consists of the President, Treasurer, Executive vice-presidents in charge of loans and branch administration and in a review capacity, the Corporation's internal auditor. The committee reviews all of the risk elements in the loan portfolio; namely, the "Watch List", past due reports, nonperforming loans, Other Real Estate and historical information related to charge-offs and recoveries by loan categories.

In the event that a loan becomes 90 to 120 days or more past due, the loan is reviewed by the loan quality committee and if necessary is classified as an impaired or nonperforming loan. At the time the loan is classified as impaired, all accrued interest is written off against earnings or the allowance for loan losses, whichever is applicable. The collateral value is compared to the carrying value and any deficiency become a specific allocation of the Reserve for Possible Loan Losses as required by SFAS No. 114 ", Accounting by a Creditor for Impairment of a Loan". Specific allocations for impaired loans at December 31, 1997 and 1996 amounted to $274,000 and $113,000, respectively.

The balance of the Reserve for Possible Loan Losses is then allocated across the balance of the portfolio. Two methods of allocation are used: the first, an historic method using the history of charge-offs and recoveries during the previous five years, calculates the ratio of average losses by type to the average outstanding balance by type. The ratio is then applied to the current outstanding balance of the various loan categories to determine the portion of the reserve to be allocated. This allocation method was changed as it was applied in 1997. It was felt that the 1997 charge-offs were not representative of the prior period averages. Therefore, the allocation applied to mortgage, consumer and credit card loans was increased substantially. The second method, called the "Regulatory Method" extracts loans by a quality rating system. The committee categorizes all "Watch List" loans as "Substandard", "Doubtful", or "Loss". Using regulatory guidelines of 15 percent of substandard, 50 percent of doubtful and 100 percent of loss, the reserve is then allocated under regulatory guidelines.

The following regulatory allocation was performed at December 31, 1997.


(In Thousands)                                                        Total           Regulatory
                                                                    Classified        Allocation
Substandard Loans @ 15 percent                                     $  7,262               $1,089
Doubtful Loans @ 50 percent                                           1,859                  930
Loss Loans @100 Percent                                                  93                   93
Impaired Loans, Collateral Value                                      1,412                  274
-------------------------------------------------------------------------------------------------
Total Allocation                                                    $10,626                2,386
Unallocated Portion                                                                        2,588
=================================================================================================
Total Reserve Balance                                                                     $4,974
=================================================================================================


The Corporation also engages a consulting firm to perform an independent credit review. Their review is performed annually on loans of $175,000 and higher. The most recent review was at the close of business June 13, 1997 and the consultants' report lists substandard loans at $7,878,483, doubtful loans at $357,809 and loss loans at $3,205. The reserve allocation based upon these classifications would amount to $1,363,882 as of June 13, 1997.

The Corporation was examined by the Pennsylvania Department of Banking during March and April of 1997 as of December 31, 1996. The Corporation charges off loans that are recommended by the examiners unless there are underlying circumstances that management feels will make the debt collectible. The Corporation also has a policy of charging off loans, based on management's analysis and The Board of Directors' approval, at the end of each quarter.

Tables VI, VII, and VIII present an analysis of the loan portfolio, the allowance for loan losses and the allocation of the allowance.

Table VI - Six Year History of Loan Losses
(In Thousands)


                                            1997         1996          1995        1994         1993         1992        Average
 Net Loans  *                            $ 285,426    $ 278,639    $ 264,182    $ 258,472    $ 238,755    $ 225,475    $ 258,492
Net Charge-offs                                660          504          387          326          247          518          440
Allowance for Possible Loan Losses
   Balance                                   4,913        4,776        4,579        4,229        3,817        3,356        4,278
Provision for Loan Losses Charged to           797          701          737          737          708        1,326          834
Earnings
Earnings                                    10,107        9,255        7,866        7,494        8,127        7,290        8,357
Earnings Coverage of Net Charge-offs          15.3 x       18.4 x       20.3 x       23.0 x       32.9 x       14.1 x         19 x
Allowance Coverage of Net Charge-offs          7.4 x        9.5 x       11.8 x       13.0 x       15.5 x        6.5 x        9.7 x
Loans Ninety Days or More Past Due and

    Still Accruing                           1,986        2,994        2,915        2,743        2,899        2,532        2,678
Net Charge-offs as a Percent of the           82.8 %       71.9 %       52.5 %       44.2 %       34.9 %       39.1 %       52.8 %
Provision

Year-End Nonperforming Loans                 1,412          864          279          624          843        1,351          896
Allowance as a Percentage of Gross
   Loans:*
Citizens & Northern Corp.   (1)               1.72 %       1.71 %       1.73 %       1.64 %       1.60 %       1.49 %       1.65 %
Peer Group  (2)                               1.43 %       1.50 %       1.61 %       1.65 %       1.82 %       1.60 %       1.60 %

* Gross Loans less Unearned Discount
 (1) At December 31, 1997
 (2) At September 30, 1997

TABLE VII - ANALYSIS OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES


                                                                         Years Ended December 31,

                                                    1997            1996            1995            1994            1993
----------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Year                          $4,776          $4,579          $4,229          $3,817         $3,356

Charge-offs

   Real Estate Loans                                     246             157              38           ----              95
   Installment Loans                                     230             240             236             266            195
   Credit Card and Related Plans                         305             201             184             144            183
   Commercial and Other Loans                              3              74             116             109            105
----------------------------------------------------------------------------------------------------------------------------
Total Charge-offs                                        784             672             574             519            578
----------------------------------------------------------------------------------------------------------------------------

Recoveries
   Real Estate Loans                                      21              22                               4
   Installment Loans                                      64              53              60              68             84
   Credit Card and Related Plans                          30              38              41              42             41
   Commercial and Other Loans                              9              55              86              80            206
----------------------------------------------------------------------------------------------------------------------------
Total Recoveries                                         124             168             187             194            331
----------------------------------------------------------------------------------------------------------------------------
Net Charge-offs                                          660             504             387             325            247
Additions Charged to Operations                          797             701             737             737            708
----------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                $4,913          $4,776          $4,579          $4,229         $3,817
============================================================================================================================


TABLE VIII - ALLOCATION OF THE ALLOWANCE FOR  POSSIBLE LOAN LOSSES BY TYPE


                                                                           Years Ended December 31,

(In Thousands)                                       1997            1996            1995            1994            1993
Mortgage                                              $  350          $   58          $   38          $   35         $   35
Consumer                                                 375             303             286             241            205
Commercial                                               625             630             604             443            583
Impaired Loans                                           274             113             228
All Other Commitments                                    142             369             374             386            411
----------------------------------------------------------------------------------------------------------------------------
Total Allocated                                        1,766           1,473           1,530           1,105          1,234
Unallocated                                            3,147           3,303           3,049           3,124          2,583
----------------------------------------------------------------------------------------------------------------------------
Total Allowance                                       $4,913          $4,776          $4,579          $4,229         $3,817
============================================================================================================================

The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may occur.

TABLE  IX - FIVE YEAR SUMMARY OF LOANS BY TYPE

                                     1997       %       1996       %        1995       %       1994       %       1993       %
(In Thousands)
Real Estate-Construction          $      406     0.14 $   1,166     0.42  $   1,284    0.49  $   2,539     0.98 $   2,224     0.93
Real Estate-Mortgage                 219,952    77.05   213,957    76.79    200,066   75.72    193,095    74.72   176,518    73.92
Consumer                              33,094    11.59    33,420    11.99     36,351   13.76     37,531    14.52    37,713    15.79
Agricultural                           2,424     0.85     2,603     0.93      2,815    1.07      3,154     1.22     3,207     1.36
Commercial                            17,176     6.02    15,751     5.65     14,445    5.47     13,625     5.27    13,046     5.46
Other                                  6,260     2.19     5,014     1.80      2,512    0.95      2,459     0.95     1,782     0.75
Political Subdivisions                 5,895     2.07     6,464     2.32      6,546    2.48      5,870     2.27     4,114     1.72
Lease Receivables                        256     0.09       264     0.09        189    0.07        168     0.07       176     0.07
-----------------------------------------------------------------------------------------------------------------------------------
Total                                285,463   100.00   278,639   100.00    264,208  100.00    258,441   100.00   238,780   100.00
Less Unearned Discount                   (37)               (42)                (26)               (23)               (25)
-----------------------------------------------------------------------------------------------------------------------------------
                                     285,426            278,597             264,182            258,418            238,755
Less Allowance for Possible
   Loan Losses                        (4,913)            (4,776)             (4,579)            (4,229)            (3,817)
-----------------------------------------------------------------------------------------------------------------------------------
Net Loans and Lease
   Financing Receivables            $280,513           $273,821            $259,603           $254,189           $234,938
===================================================================================================================================

BALANCE SHEET

Average Total Assets of the Corporation for the year ended December 31, 1997 were $608,277,000. This compares to average total assets for the years ended December 31, 1996 and December 31, 1995 of $604,408,000 and $566,030,000,
respectively.

Assets of the Corporation consist of earning and nonearning assets. Earning assets include investments, loans and certain interest-bearing deposits held at the Federal Home Loan Bank of Pittsburgh and other correspondent banks.

The average balance of the investment portfolio during 1997 amounted to $289,140,000 or 50 percent of total earning assets. This compares to average investment portfolio balances in 1996 and 1995 of $305,125,000 and $288,397,000, respectively. The investment portfolio amounted to 52.8 percent of earning assets in 1996 and 52.5 percent in 1995. Investments are purchased when the Corporation has deposits in excess of its loan demand, or when leverage opportunities exist and funds are borrowed. Investing borrowed funds allows the Corporation to leverage its strong capital position. Normally the leveraged borrowing will produce a spread of about 150 basis points (1.5 percent).

The investment portfolio consists of U. S. Treasury securities, U. S. agency securities, municipal bonds, other bonds and equity securities. U. S. Treasury notes normally make up about 1 percent of the total portfolio and traditionally carry a lower after tax return than the other investments and are used as collateral for U. S. Government and state deposits. U. S. agency investments during 1997, 1996 and 1995 averaged 14.6 percent, 10.0 percent and 3.7 percent of the portfolio, respectively. Included in the portfolio of U. S. agency investments are instruments issued by the Federal National Mortgage Association, the Federal Home Loan Bank, and the Federal Home Loan Mortgage Corporation. The Corporation also holds a large portion of state and municipal bonds in the portfolio. The municipal bonds carry a lower rate of interest; however, a large portion of the interest is tax exempt, which effectively increases the rate of return. A portion of the interest paid on deposits used to purchase these bonds, however, is nondeductible. During 1997, 1996 and 1995 average balances carried in municipal bonds made up 20.6 percent, 16.3 percent and 14.5 percent of the investment portfolio, respectively. Mortgage-backed securities make up the largest part of the portfolio averaging 56.9 percent, 65.0 percent and 72.6 percent for the years ended 1997, 1996, 1995, respectively. Mortgage-backed investments are issued by the Federal National Mortgage Association, the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation. The investments represent a share of a pool of mortgages or a bond secured by a pool of mortgages. The rate of return on the pool depends on the weighted average coupon or mortgage rate of the individual mortgages in the pool and whether the pool was purchased at a discount or premium. The pools are used for liquidity purposes as they provide a monthly cash flow of $2,000,000 to $3,000,000. The pools carry a risk of accelerated prepayment during periods of falling interest rates. The funds then must be reinvested at somewhat lower rates, and if the securities were purchased at a premium, they are subject to larger monthly amortization charges, effectively lowering the rate of return. The balance of the investment portfolio consists of Federal Home Loan Bank of Pittsburgh stock and stocks in other banks and bank holding companies primarily in Pennsylvania, and other bonds of highly rated corporations.

The available-for-sale investment portfolio must be reported at market value, so at the end of each quarterly reporting period the entire portfolio is repriced to the current market value. The difference between cost and market value represents unrealized gain or loss and is recorded, net of tax as an increase or decrease in capital of the Corporation. The net adjustment to capital as of December 31, 1997, 1996 and 1995 was $13,335,000, $5,767,000 and $6,952,000,
respectively.

Average total loans for the years ended December 31, 1997, 1996 and 1995 amounted to $282,580,000, $271,618,000 and $259,143,000, respectively. As a percentage of average earning assets for those years they were 48.8 percent,
47.0 percent and 47.1 percent, respectively.

Historically, real estate secured loans have made up 70 to 80 percent of the dollars in the loan portfolio, including a significant amount of mortgages secured by 1-4 family dwellings which have had a very low default rate. The mortgage portfolio carries with it the same risk of prepayment as the mortgage-backed investments in a falling interest rate environment. Approximately 32.8 percent of the amount of loans outstanding are to commercial and other business enterprises; the remaining amount, 67.2 percent are consumer loans including credit cards. The dollar amount of loans by business type at December 31, 1997 are as follows: agriculture-related, 3.9 percent (403 loans) of total commercial loans; to retail trade, 5.9 percent (322 loans); real estate brokers and insurance companies, 4.4 percent (256 loans); the service industry, consisting of hotels, motels, restaurants, doctors, dentists, etc., 7.2 percent (383 loans); forestry, mining and construction, 2.0 percent (190 loans); manufacturing, e.g., saw mills, hardwood veneer, and logging, 4.4 percent (162 loans). The balance of the portfolio consists of loans to municipalities, transportation related businesses, wholesale businesses, etc. and they make up
4.8 percent of the portfolio (572 loans). The consumer portion of the portfolio amounts to approximately 10,331 loans to individuals for home mortgages and other personal expenditures such as home furnishings and automobiles.

The structure and nature of the loan portfolio is not expected to change significantly in the coming years and loan growth for 1998 will probably be in the 2 to 4 percent range as there is increasing competition from mortgage brokers outside of our market area. The Corporation did introduce a new home equity line of credit during 1997 that has enjoyed a certain amount of success because of the price, ease and speed with which it is set up.

Approximately 4.9 percent of the Corporation's average assets for 1997 were invested in land, buildings, furniture and fixtures and noninterest-bearing cash. The Corporation has 15 banking offices in Tioga, Bradford, Sullivan and Lycoming counties. All of the offices are modern banking facilities. The Corporation has purchased several ATMs and has several more on order. The ATMs will be placed at strategic locations within the Corporation's market area. The expenditure for the ATMs is expected to be between $400,000 and $500,000.

Additional capital expenditures in 1998 are estimated to be approximately $500,000.

The liability side of the balance sheet is made up of three basic components: deposits, borrowed funds and capital.

The deposit base is primarily interest-bearing and has remained relatively stable and unchanged during the past three years. Interest-bearing deposit categories include Interest Checking accounts, Money Market accounts, Regular Savings (passbook and statement), Certificates of Deposit, Individual Retirement Accounts and other time deposits(Christmas clubs, Vacation clubs and Golden Passbook accounts).

Certificates of Deposit provide the major portion of the deposit base for the Corporation. Average balances, respectively, for the years ended December 31, 1997, 1996 and 1995 amounted to $119,226,000, $117,956,000 and $112,493,000, representing 27 percent of the deposit base in each of the three years. Competition is also very stiff for Certificates of Deposit. At December 31, 1997 the Corporation had approximately 9,700 accounts.

The Corporation's Super Money Fund (Money Market) accounts provide the second largest source of deposits, averaging between 22 and 25 percent of the deposit base during the past 3 years and numbering 3,252 accounts at December 31, 1997. The accounts are required to carry a higher minimum balance and are paid a higher rate of interest than Interest Checking and Savings accounts. The interest rate is determined utilizing the 91-day treasury bill rate as an indicator. Monthly activity is restricted by regulation. The Corporation has been successful in recent years in attracting Super Money Fund accounts by paying a slightly higher rate than other institutions in our market area.

Interest Checking accounts have carried average balances of $38,000,000 to $42,000,000 during the past three years, amounting to 8 to 10 percent of the deposit base and numbering 2,453 accounts at December 31, 1997. This type of account allows unlimited transaction activity and earns a rate of interest slightly higher than Regular Savings, provided the balance is $2,500 or higher; when the balance falls below $2,500 the rate paid is less than Regular Savings. The average balance has dropped off about 2 percent since 1995 as the rate was lowered on November 1, 1995 from 79 percent of the treasury indicator to 50 percent of the same indicator. The indicator used to price this account is the 91-day treasury bill auction rate.

The Corporation also offers the still very popular Regular Savings account. The account comes in two forms: passbook and statement. The account pays a rate of
2.50 percent which is very competitive for our market area. The average balance for this type of account has experienced some erosion during the past three years. Average balances during 1995 amounted to approximately $48,261,000 and in 1996 the average declined to $46,751,000. For the year ended December 31, 1997 the average balance was $46,338,000. The probable cause for the decline in balances is movement to higher rate instruments and alternative investments, especially mutual funds. At December 31, 1997, the Corporation had 18,324 Regular Savings and Statement Savings accounts.

Demand deposit average balances have remained stable during the past three years, averaging between $39,000,000 and $43,000,000. The Corporation offers a variety of checking account types to meet the needs of our market area. The total number of checking accounts being serviced at December 31, 1997 was approximately 20,800.

Individual Retirement Accounts during the past three years have carried average balances in the $78,000,000 to $79,000,000 range and make up just over 18 percent of the deposit base for 1997. The corporation has aggressively marketed Individual Retirement Accounts by paying a higher than market rate. During the past three years increased competition from mutual funds and the Corporation's Trust department have slowed deposit growth. The number of accounts was 3,980 at December 31, 1997.

The balance of the deposit base is made up of Christmas Club, Vacation Club and Golden Passbook accounts. Balances in those accounts have averaged approximately $2,000,000 during the past three years.

The remaining component of interest-bearing liabilities is borrowed funds. Borrowed funds may be in the form of unsecured overnight Federal Funds purchased, fixed term borrowings secured by a blanket floating-lien agreement and repurchase agreements secured by individual securities. Fixed and floating rate term borrowings covered by the floating-lien agreement for the years ended December 31, 1997, 1996 and 1995 averaged $51,068,000, $59,600,000 and
$45,000,000, respectively. Repurchase agreements for the same periods totaled, respectively, $37,480,000, $45,000,000 and $40,000,000. Average balances for
Federal Funds Purchased for each of the three years, respectively, amounted to $663,000, $967,000, and $4,774,000.

The terms for fixed rate borrowings and Repurchase Agreements range from 3 months to 5 years. Also included in the borrowings are two loans totaling $25,000,000 with rates tied to LIBOR. The loans have a five-year maturity and the interest rate changes quarterly. The Corporation has the option to repay the credit at the repricing date if the interest rate increases.

The floating-lien agreement loans are with the Federal Home Loan Bank of Pittsburgh, a major source of funding for the Corporation. The loans secured by repurchase agreements are placed with either the Federal Home Loan Bank of Pittsburgh, Solomon Brothers or Morgan Stanley.

The Capital accounts of the Corporation will be discussed later in Management's Discussion in the Capital section.

LIQUIDITY

Bank liquidity is the ability to quickly raise cash at a reasonable cost in order to serve customer needs and to operate efficiently by meeting short-term obligations on a timely basis. An adequate liquidity position permits the Corporation to pay creditors, to allow for unforeseen deposit runoffs, to fund unexpected increases in loan demand and to fund loan growth without making costly balance sheet adjustments. Normally, day to day deposit decreases do not vary more than $4,000,000 to $6,000,000 and new loan advances, net of loan repayments, average less than $100,000 daily. During 1997 and 1996, occasionally there were periods when deposits declined as much as $15,000,000 for several days before recovering to normal levels.

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

 MARKET RISK

The Corporation's two major categories of market risk, interest rate and equity securities risk, are discussed in the following sections.

INTEREST RATE RISK

Business risk that exists and arises from changes in interest rates is an inherent factor in operating a bank. The Corporation's assets are predominantly composed of long-term bonds, term loans with amortizations over periods up to 20 years and other long-term assets. Funding for these assets comes principally from short-term deposits: demand deposits (checking accounts), money market accounts, certificates of deposit with maturities of 1 to 60 months and regular savings accounts. When short-term funding sources, with interest rates that can change frequently, are used to fund long-term assets, with rates that change much less frequently, there is an inherent interest rate and market value risk.

Interest rate fluctuations impact the book values of the Corporation's investments which are carried as available-for-sale securities and marked to the current market values at the end of each quarter. Rising interest rates can cause significant depreciation in the portfolio. Conversely, falling interest rates can dramatically increase the value of the portfolio. Interest rate fluctuations can also affect the loan portfolio and the Corporation's deposit base. However, those assets and liabilities are considered as long term and not available for sale and therefore, market value fluctuations are not recorded.

Two methods used to measure Interest Rate Risk are the impact on net interest income and the impact on the market value of the Corporation's portfolio equity. Quantifying interest rate risk can be achieved using several methods. Many experts and regulators agree that sophisticated Income Simulation Models provide the best way to measure and predict the effects of Interest Rate Risk. The Corporation uses such a model to calculate the Interest Rate Risk and its potential effect on net interest income and market value of portfolio equity. The simulation model is used monthly by the Corporation. Using interest rate increases and decreases of 100, 200 and 300 basis points, the model measures and projects potential changes in net interest income and calculates the discounted present value of anticipated cash flows of the assets and liabilities to arrive at a net market value under the base "most likely" and "what if" scenarios. The simulation is performed using a number of different asset and liability mix scenarios that allows management to measure on a "what if" basis. The Corporation's Board of Directors has established ranges within which the Interest Rate Risk effects on income and market value may fall when interest rates are simulated to increase or decrease 200 basis points. The acceptable range for fluctuations in net interest income is minus 20 percent from the base most likely one-year scenario. The acceptable range for market value is minus 25 percent from the base most likely one-year scenario.

The model used by the Corporation, Sendero, has the capability of applying the embedded options inherent in any balance sheet such as prepayments during a period of declining interest rates or runoffs of certain deposits during rising rates. The model is flexible enough to allow several rates to be applied to several different balance sheet assumptions.

Table X was prepared using the Sendero model described above. The estimated change in the net interest margin was calculated based on the difference between the Corporation's estimated interest margin for 1998 based on current interest rates as of December 31, 1997 of $22,951,000, and the hypothetical interest margin that would result from the changes in interest rates presented. The market value of portfolio equity represents the difference between incoming and outgoing cash flows, discounted to present value, from assets, liabilities and off-balance sheet contracts. The results presented in Table X indicate that the Corporation was operating within its internal tolerable interest rate risk guidelines as of December 31, 1997; however, if interest rates were to rise 300 basis points, management would be required to take action to restructure its assets and liabilities.

The model utilized to create Table X makes estimates, at each level of interest rate change, regarding cash flows from principal repayments on loans and mortgage-backed securities and call activity on other investment securities. Actual results could vary significantly from these estimates which could result in significant differences in the calculations of projected changes in net interest margin and market value of portfolio equity. Also, the model does not make estimates related to changes in the composition of the deposit portfolio that could occur due to rate competition and the table does not necessarily reflect changes that management would make to realign the portfolio as a result of changes in interest rates.

TABLE X - THE EFFECT OF HYPOTHETICAL CHANGES IN INTEREST RATES

                                 Period Ending December 31, 1998                              At December 31, 1997
(In Thousands)                                Estimated            Estimated                     Estimated           Estimated
         Change in          Estimated          Change in           Change in     Estimated       Change in            Change in
      Interest Rates          NIM (1)            NIM (1)            NIM (1)       MVPE (2)        MVPE (2)            MVPE (2)
      (Basis Points)              $                 $                  %              $                 $                  %
           + 300               $21,710             $(1,241)              -5.41      $61,086         $(26,614)             -30.35
           + 200                22,090                (861)              -3.75       65,935          (21,765)             -24.82
           + 100                22,338                (613)              -2.67       70,498          (17,202)             -19.61
           Flat                 22,951                                               87,700
           - 100                24,292               1,341                5.84       87,702                2                0.00
           - 200                25,503               2,552               11.12       97,431            9,732               11.10
           - 300                26,712               3,761               16.39      108,287           20,587               23.47

(1) Net Interest Margin
(2) Market Value of Portfolio Equity

EQUITY SECURITIES RISK

The Corporation's equity securities portfolio consists of restricted stock, primarily of the Federal Home Loan Bank of Pittsburgh ("FHLB"), and investments in stocks of other banks and bank holding companies, mainly based in Pennsylvania.

FHLB stock can only be sold back to the FHLB or to another member institution at par value. Accordingly, the Corporation's investment in FHLB stock is carried at cost, which equals par value, and is evaluated for impairment. Factors that might cause FHLB stock to become impaired (decline in value on an other than temporary basis) are primarily regulatory in nature and are related to potential problems in the residential lending market; for example, the FHLB may be required to make dividend or other payments to the Financing Corporation, the Resolution Funding Corporation, or other entities, in amounts that could exceed the FHLB's total equity.

Investments in bank stocks are subject to the risk that factors affecting the banking industry generally, including competition from non-bank entities, credit risk, interest rate risk and other factors, could result in a decline in market prices. Also, losses could occur in individual stocks held by the Corporation because of specific circumstances related to each bank. Further, because of the concentration of its holdings in Pennsylvania banks, these investments could decline in value if there were a downturn in the state's economy.

The Corporation's management monitors its risk associated with its equity securities holdings by reviewing its holdings on a detailed, individual security basis, at least monthly, considering all of the factors described above.

       Equity securities held as of December 31, 1997, 1996, and 1995 are as follows:

(In Thousands)


                                                                                         Hypothetical       Hypothetical
                                                                                             10 %                20 %
                                                                                          Decline in          Decline in
                    At December 31, 1997                   Cost         Fair Value       Market Value        Market Value
----------------------------------------------------------------------------------------------------------------------------
Banks & Bank Holding Companies                              $12,035         $27,909            ($2,791)            ($5,582)
Federal Home Loan Bank and Other Restricted Stocks            4,114           4,114               (411)               (822)
----------------------------------------------------------------------------------------------------------------------------
Total                                                       $16,149         $32,023            ($3,202)            ($6,404)
============================================================================================================================



                                                                                        Hypothetical       Hypothetical
                                                                                             10 %                20 %
                                                                                          Decline in          Decline in
                    At December 31, 1996                    Cost         Fair Value       Market Value        Market Value
---------------------------------------------------------------------------------------------------------------------------
Banks & Bank Holding Companies                             $12,122         $20,692            ($2,069)            ($4,138)
Federal Home Loan Bank and Other Restricted Stocks           3,950           3,950               (395)               (790)
---------------------------------------------------------------------------------------------------------------------------
Total                                                      $16,072         $24,642            ($2,464)            ($4,928)
===========================================================================================================================


                                                                                        Hypothetical        Hypothetical
                                                                                             10 %                 20 %
                                                                                          Decline in           Decline in
                    At December 31, 1995                     Cost         Fair Value     Market Value         Market Value
----------------------------------------------------------------------------------------------------------------------------
Banks & Bank Holding Companies                             $11,329         $17,364            ($1,736)             ($3,473)
Federal Home Loan Bank and Other Restricted Stocks           3,341           3,341               (334)                (668)
----------------------------------------------------------------------------------------------------------------------------
Total                                                      $14,670         $20,705            ($2,071)             ($4,141)
============================================================================================================================

CAPITAL ADEQUACY

Under regulations published by the Federal Deposit Insurance Corporation and other bank regulators, a bank's capital must be divided into two tiers. The first tier consists primarily of common stock, retained earnings, surplus and noncumulative perpetual preferred stock, if any. The second tier includes the allowance for possible loan losses (limited to 1.25 percent of risk-weighted assets), cumulative preferred stock and subordinated debt.

Risk-based capital guidelines published in 1990 require banks to maintain a risk-based capital ratio of 8 percent, 4 percent of which must be tier I; the remainder may be tier II. The total (tier I and tier II) risk-based capital ratios as December 31, 1997 and 1996 were 22.99 percent and 22.04 percent , respectively.

The primary source of capital growth for Citizens and Northern Corporation is earnings. The growth of capital, excluding unrealized gains on available-for-sale securities, attributable to earnings, (net of dividends), for the years ended December 31, 1997, 1996 and 1995 was 9.7 percent, 9.7 percent and 8.4 percent, respectively.

The total capital of the Corporation at December 31, 1997, excluding net unrealized gains on Available-for-Sale Securities, amounted to $72,200,000. This compares to total capital of $65,826,000 and $60,025,000 at December 31, 1996 and 1995, respectively.

Total capital of the Corporation at December 31, 1997, 1996, and 1995, respectively, including the adjustment for unrealized gains and losses on Available-for-Sale Securities, amounted to $85,535,000, $71,593,000 and $66,977,000. The adjustment is caused by the required implementation of Statement of Financial Accounting Standards (SFAS) No. 115. This pronouncement requires that investment securities held as available-for-sale be marked-to-market on the last day of each accounting quarter and the adjustment, net of taxes, be included in shareholders' equity.

The leverage ratio (capital divided by total liabilities), excluding the adjustment for unrealized gains and losses on available-for-sale securities, at December 31, 1997 and 1996 was 13.6 percent and 12.2 percent , respectively. The capital to deposits ratio at the same dates was 16.3 percent and 15.3 percent, respectively.

There are no planned capital expenditures which would have a detrimental effect on the capital ratios or the results of operations.

YEAR 2000 COMPLIANCE

The "Year 2000" problem is a computer problem that began when computers became available to store and process information. The problem occurs as a result of the date format used in most older software and older computers. The year has often been stored as a two digit number, e.g. 1997 as 97. When the date rolls forward to 2000, most computers will look at the date as 1900. This could have a major impact on interest calculations, expiration dates, etc.

Citizens & Northern Corporation began working on the problem in 1996 and is well on the way toward compliance. The Corporation has a Year 2000 Committee and a policy statement that was adopted by the Board of Directors. The Year 2000 Committee reports its progress to the Board on a quarterly basis.

Work on the Year 2000 problem is well in excess of 50 percent complete with testing of main frame programs scheduled to begin in June 1998. The Corporation's vice-president in charge of the commercial lending function is currently developing a strategy to make our business customers aware of the problem.

Putting a price tag on the Year 2000 problem for your Corporation cannot be determined as we have a full-time, dedicated programming staff and none of the work is being done by consultants. The work has been integrated into the daily workload of the staff since 1996 so the cost is being spread over a three-year period. It is estimated, however, that it will cost about $50,000 to replace personal computers and personal computer software, most of which has already been done. Letters have been sent to all vendors who supply products and services to the Corporation and nearly all have responded positively. Nationwide, the estimated cost of fixing the problem has been put at $250,000 per billion dollars of assets. This will not be the case for your Corporation.

In summary, your Corporation will be Year 2000 compliant by January 1, 1999.

INFLATION

Inflation affects nearly every aspect of banking, primarily interest rates, which have been discussed in detail earlier under Interest Rate Risk. The effect of inflation, when it is high, is also felt with the purchase of goods, such as supplies, services and labor used to provide banking products to our customers. Growth in the U. S. is at a 2 to 2 1/2 percent level which is considered to be noninflationary by the Fed and because of this the Fed did not tighten monetary policy at its December 97 meeting. The yield curve at this time is very flat, with the difference in spread between 2-year and 10-year maturities at approximately 5 basis points (.005 percent).

The Asian crisis still looms and could impact our economy. Locally, several of the manufacturing facilities and some of the lumber producers sell to the Asian markets and as the dollar becomes stronger our products become more expensive. This coupled with a weaker Asian economy could slow growth locally.

NEW FINANCIAL ACCOUNTING STANDARD - REPORTING COMPREHENSIVE INCOME

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement, but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Corporation will result in additional disclosures in the Corporation's financial statements.

QUARTERLY SHARE DATA

The Corporation's stock is not traded on an established stock exchange. However, stock transactions are effected through various brokers who maintain a market in the Corporation's stock or trades are made on a person to person basis. The following table sets forth the approximate high and low sales prices of the common stock during 1997, 1996 and 1995 as furnished by brokers and other sources considered by the Corporation to be reliable.


                         1997                                1996                             1995
                                           Dividend                           Dividend                         Dividend
                                           Declared                           Declared                         Declared
                                           per                                  per                               per
                    High       Low         Quarter     High       Low         Quarter    High         Low       Quarter
-----------------------------------------------------------------------------------------------------------------------
First Quarter       $26.50     $24.00      $0.18       $22.50     $20.50      $0.17      $20.25      $18.50      $0.16
Second Quarter        29.25      27.25       0.18        22.75      21.00       0.17       20.25      18.75       0.16
Third Quarter         32.25      29.50       0.18        23.25      21.50       0.17       20.00      19.50       0.16
Fourth Quarter        33.50      30.75       0.20        25.50      22.50       0.18       20.25      19.75       0.17
                                              plus                               plus                               plus
                                           1 % stock                          1 % stock                          1 % stock




COMMON STOCK AND PER SHARE DATA                                     1997           1996          1995           1994          1993
-------------------------------                                     ----           ----          ----           ----          ----
Net Income - Basic                                                 $1.98          $1.81         $1.54          $1.47         $1,59
Net Income - Diluted                                               $1.97          $1.81         $1.54          $1.47         $1.59
Cash Dividends Declared                                            $0.73          $0.68         $0.63          $0.59         $0.53
Cash Dividends Declared on an Historical Basis                     $0.74          $0.69         $0.65         $0.615         $0.56
Stock Dividend                                                       1 %            1 %           1 %            1 %           1 %
Number of Shares Outstanding(excluding shares held in
  treasury)                                                    5,063,043      5,012,332     4,962,456      4,913,322     4,864,674
Weighted Average Number of Shares Outstanding - Basic          5,113,218      5,113,079     5,113,079      5,113,079     5,113,079
Weighted Average Number of Shares Outstanding - Diluted        5,118,645      5,114,303     5,113,079      5,113,079     5,113,079
Number of Shares Issued                                        5,168,354      5,117,182     5,066,516      5,016,352     4,966,684
Number of Shares Authorized                                   10,000,000     10,000,000    10,000,000     10,000,000    10,000,000
Stockholders' Equity Per Share (a)                                 16.73          14.00         13.10           9.15         11.05
Stockholders' Equity Per Share (*) (a)                             14.12          12.87         11.74          10.83          9.96
Number of stockholders at Year End                                 2,182          2,119         2,027          1,901         1,819


(*) Does not include unrealized holding gains or losses on available-for-sale securities.
(a) For purposes of this computation, the number of shares outstanding, excluding shares held in treasury, has been increased for the effects of the 1% stock dividend issued in January following each year-end.

Known "market makers" who handle Citizens & Northern Corporation stock transactions are:


F. J. MORRISSEY & CO., INC.               HOPPER SOLIDAY & COMPANY                 RYAN, BECK & COMPANY
1700 Market Street, Suite 1420            1703 Oregon Pike                         3 Parkway
Philadelphia, PA   19103-3913             Lancaster, PA   17601-6401               Philadelphia, PA   19102
(215) 563-8500                            (800) 526-6371                           (800) 342-2325

FERRIS, BAKER WATTS, INC.                 MERRILL LYNCH, PIERCE,                   SANDLER O'NEILL & PARTNERS, LP
6 Bird Cage Walk                          FENNER & SMITH, INC.                     Two World Trade Center, 104th Floor
Holidaysburg, PA   16648                  One West Third Street                    New York, NY   10048
(800) 343-5149                            Williamsport, PA   17701                 (800) 635-6851
                                          (800) 937-0769

INVESTOR INFORMATION                                                               INDEPENDENT AUDITORS

ANNUAL MEETING OF                         General shareholder inquiries            PARENTE, RANDOLPH, ORLANDO
SHAREHOLDERS                              should be sent to:                       CAREY & ASSOCIATES

                                                                                   400 Market Street

The Annual Meeting of Shareholders        CITIZENS & NORTHERN                      Williamsport, PA   17701
will be held in Wellsboro, PA, at         CORPORATION
2:00 p.m., Tuesday, April 21, 1998.       90-92 Main Street, P.O. Box 58
                                          Wellsboro, PA   16901

                                          STOCK TRANSFER AGENT
                                          Citizens & Northern Bank
                                          90-92 Main Street, P.O. Box 58
                                          Wellsboro, PA   16901
                                          (800) 487-8784

FIVE YEAR SUMMARY OF OPERATIONS


      (IN THOUSANDS)

NICOME STATEMENT                                                 1997          1996            1995           1994           1993
Interest Income                                                 $48,269       $47,922        $45,181        $42,309        $39,122
Interest Expense                                                 23,312        23,451         24,477         20,805         18,396
-----------------------------------------------------------------------------------------------------------------------------------
Interest Margin                                                  24,957        24,471         20,704         21,504         20,726
Provision for Possible Loan Losses                                  797           701            737            737            708
-----------------------------------------------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loan Losses         24,160        23,770         19,967         20,767         20,018
Other Income                                                      3,207         2,847          2,796          2,882          2,706
Securities Gains (Losses)                                         1,001           475          1,675           (219)           646
Other Expenses                                                   15,095        14,686         14,079         13,597         12,919
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Provision                               13,273        12,406         10,359          9,833         10,451
Income Tax Provision                                              3,166         3,151          2,493          2,339          2,557
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Change             10,107         9,255          7,866          7,494          7,894
Cumulative Effect of Change in Accounting for Income
  Taxes (Benefit)                                                                                                             (233)
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                      $10,107        $9,255         $7,866         $7,494         $8,127
===================================================================================================================================


BALANCE SHEET AT YEAR END
Total Securities  (1)                                          $308,988      $310,077       $301,743       $261,820       $302,096
Loans (Excluding Unearned Discount)                             285,426       278,597        264,182        258,472        238,755
Total Assets                                                    615,353       610,192        585,987        546,478        560,055
Total Deposits                                                  442,256       430,311        429,552        399,263        391,639
Stockholders' Equity Before Adjustment for Unrealized
      Gain or Loss on Available-for-Sale Securities              72,200        65,826         60,025         55,385         50,913
Stockholders' Equity                                             85,535        71,593         66,977         46,796         56,505

 AVERAGE BALANCE SHEET
Total Securities (Amortized Cost)  (1)                         $296,067      $306,680       $290,694       $292,080       $258,874
Loans (Excluding Unearned Discount)                             282,580       271,618        259,143        243,147        227,683
Earning Assets                                                  578,647       578,298        549,837        535,227        489,121
Total Assets                                                    608,277       604,408        566,030        554,658        508,400
Total Assets Excluding Market Value Adjustment for
      Unrealized Gain or
        Loss on Available-for-Sale Securities                   598,370       598,813        568,700        555,475          N/A
Total Deposits                                                  435,190       429,036        414,958        395,512        381,396
Stockholders' Equity Before Adjustment for Unrealized
      Gain or Loss on
      Available-for-Sale Securities                              69,440        62,797         55,961         52,629          N/A
Stockholders' Equity                                             76,005        66,490         53,727         52,090         46,693

FINANCIAL RATIOS
Return on Stockholders' Equity (3)                               14.56%        14.74%         14.06%         14.24%          N/A
Return on Stockholders' Equity (2)                               13.30%        13.92%         14.51%         14.40%          17.4%
Return on Assets (2)                                              1.66%         1.53%          1.39%          1.35%          1.60%

Stockholders' Equity to Assets (3)                               11.60%        10.49%          9.84%          9.49%          N/A
Stockholders' Equity to Assets (2)                               12.50%        11.00%          9.58%          9.39%          9.18%
Stockholders' Equity to Loans (2)                                26.90%        24.48%         20.91%         21.42%         20.50%
Net Income to:
      Total Interest Income                                      20.94%        19.31%         17.41%         17.70%         20.80%
      Interest Margin                                            40.50%        37.82%         37.99%         34.80%         39.20%
      Dividend as a % of Net Income                              37.04%        37.36%         41.01%         40.30%         33.50%


(1)  Includes Interest-bearing Due from Banks and Federal Funds Sold
(2) Average Balance Sheet, Including Valuation Reserve
(3) Average Balance Sheet, Excluding Valuation Reserve

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly financial data for 1997 and 1996 (In Thousands, Except Per Share Data).


                                                                                      1997 Quarter Ended
                                                                      Mar. 31,        June 30,        Sept. 30,        Dec. 31,
Interest Income                                                       $11,859         $11,945          $12,146         $12,319
Interest Expense                                                        5,737           5,846            5,886           5,843
-------------------------------------------------------------------------------------------------------------------------------
Interest Margin                                                         6,122           6,099            6,260           6,476
Provision for  Possible Loan Losses                                       181             181              181             254
-------------------------------------------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loan Losses                5,941           5,918            6,079           6,222
Other Income                                                              739           1,038              744             686
Securities Gains                                                          787              20               62             132
Other Expense                                                           3,803           3,749            3,722           3,821
-------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                              3,664           3,227            3,163           3,219
Income Tax Provision                                                      901             743              724             798
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             $2,763          $2,484           $2,439          $2,421
===============================================================================================================================
Net Income Per Share - Basic                                            $0.54           $0.49            $0.48           $0.47
===============================================================================================================================
Net Income Per Share - Diluted                                          $0.54           $0.48            $0.48           $0.47
===============================================================================================================================





                                                                                     1996 Quarter Ended
                                                                  Mar 31          June 30         Sept 30         Dec 31
Interest Income                                                       $11,725         $11,999         $12,094         $12,104
Interest Expense                                                        5,786           5,786           5,936           5,943
------------------------------------------------------------------------------------------------------------------------------
Interest Margin                                                         5,939           6,213           6,158           6,161
Provision for Possible  Loan Losses                                       175             175             175             176
------------------------------------------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loan Losses                5,764           6,038           5,983           5,985
Other Income                                                              675             696             727             749
Securities Gains                                                           97             171             183              24
Other Expense                                                           3,605           3,606           3,652           3,823
------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                              2,931           3,299           3,241           2,935
Income Tax Provision                                                      752             812             875             712
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             $2,179          $2,487          $2,366          $2,223
==============================================================================================================================
Net Income Per Share - Basic                                            $0.43           $0.49           $0.46           $0.43
==============================================================================================================================
Net Income Per Share - Diluted                                          $0.43           $0.49           $0.46           $0.43
==============================================================================================================================

TRUST DEPARTMENT


(In Thousands)                                  1997          1996            1995             1994            1993
 Assets                                      $230,149       $222,541        $181,351        $146,178        $147,804
 Earnings                                      $1,004         $  852          $  726          $  582         $   476



 The composition of trust assets and liabilities for the years ending 1997, 1996 and 1995 are shown in the following table:


(In Thousands)                                                  1997                 1996             1995

 INVESTMENTS
 Bonds                                                       $ 70,413             $ 77,977         $ 75,363
 Stock                                                         77,356               79,815           69,520
 Savings and Money Market Funds                                14,835               28,389           12,512
 Mutual Funds                                                  65,331               34,173           22,207
 Mortgages                                                        425                  506              115
 Real Estate                                                    1,156                  852              889
 Miscellaneous                                                    633                  829              745
============================================================================================================
 Total                                                       $230,149             $222,541         $181,351
============================================================================================================
 ACCOUNTS
 Estates                                                        3,537                  872            2,124
 Trusts                                                        62,280               54,458           41,297
 Guardianships                                                  1,893                1,716            1,437
 Pension/Profit Sharing                                        86,506               93,451           76,605
 Investment Management                                         75,933               72,044           59,888
============================================================================================================
 Total                                                       $230,149             $222,541         $181,351
============================================================================================================


STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report for the year ended December 31, 1997, on Form 10-K as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at P O Box 58, Wellsboro, PA 16901.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

DESCRIPTION OF BUSINESS

Citizens & Northern Corporation ("Corporation") is a one bank holding company whose principal subsidiary is Citizens & Northern Bank ("Bank").

The Bank is a Pennsylvania banking institution that was formed pursuant to the consolidation of Northern National Bank of Wellsboro and Citizens National Bank of Towanda on October 1, 1971. In May of 1972, the Bank merged with the First National Bank of Ralston and on October 1, 1977, merged with the Sullivan County National Bank. Then on January 1, 1984 the Bank merged with the Farmers National Bank of Athens. On May 1, 1990, The First National Bank of East Smithfield merged with the Bank. The Bank has held its current name since May 6, 1975, at which time the Bank changed its charter from a National bank to a Pennsylvania bank. The Bank's principal office is located in Wellsboro, Pennsylvania. On December 31, 1997 the Bank had total assets of $615,353,000, total deposits of $442,256,000 and total loans outstanding of $285,463,000.

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

As of December 31, 1997, the Bank had a total of 202 full-time equivalent employees. The Bank provides a variety of employee benefits and considers its relationship with its employees to be good.

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

CITIZENS & NORTHERN CORPORATION
AND
CITIZENS & NORTHERN BANK


BOARD OF DIRECTORS

J. Robert Bower                    Karl W. Kroeck                        Robert J. Murphy                 DIRECTORS EMERITI
Pharmacist                         Farmer                                Retired, formerly Attorney
                                                                          in law firm of Davis, Murphy,   Laurence R. Kingsley
R. Robert DeCamp                   Edward L. Learn                        Niemiec & Smith                 Retired, formerly owner
President,                         Owner, Learn Hardware &                                                 of L. R. Kingsley Lumber
Patterson Lumber Co., Inc.          Building Supply                      Edward H. Owlett, III
                                                                         Attorney in law firm of          Howard W. Skinner
R. James Dunham                    Craig G. Litchfield                    Owlett, Lewis & Ginn, P.C.      Retired, formerly
President,                         President and Chief Executive                                           Senior Vice President
R. J. Dunham, Inc.                  Officer                              F. David Pennypacker
 Department Store                                                        CPA in firm of
                                   John H. Macafee                        Pennypacker & Zeigler, P.C.
Adelbert E. Eldridge               Operator, Mapoval Farms, Inc.
Retired Regional Director of                                             Leonard Simpson
 Susquehanna Region of             Lawrence F. Mase                      Attorney at Law
 Pennsylvania Electric Co.         Retired, formerly
                                    President of Mase's Inc.             Donald E. Treat
William K. Francis                                                       Self-employed, former owner
Chairman of the Board                                                     of Treat Hardware

ADVISORY BOARDS


ATHENS & SAYRE                 ELKLAND                          RALSTON                               TROY
Terry R. Depew                 Scott A. Keck                    Daniel P. Clark                       Mark C. Griffis
Stephan W. Bowen               Eric L. Beard                    George E. Bittner                     Dennis F. Beardslee
R. Bruce Haner                 John C. Kenyon                   William W. Brooks, III                Roy W. Cummings, Jr.
Susan E. Hartley               Edward L. Learn                  Willard S. Kuser                      J. Robert Garrison
George D. Howell                                                                                      Gregory W. Powers
Wayne E. Lowery                KNOXVILLE                        TIOGA


John H. Macafee                   Mary Rose Sacks                  Lois C. Wood                          WELLSBORO
Laurance A. Reagan, Jr.           Clyde E. Beard                   Joseph R. Borden, Jr.                 Richard L. Wilkinson
David Rosenbloom                  Gerald L. Bliss                  John E. Brackley                      Donald R. Abplanalp
Howard W. Skinner                 Grant Gehman                     Leisa L. LaVancher                    J. Robert Bower
                                  Karl W. Kroeck                   Donald E. Treat                       R. Robert DeCamp

DUSHORE                                                            Jean L. Ward                          R. James Dunham
Wayne E. Gavitt                   LAPORTE                                                                Edward H. Owlett, III
Ronald A. Gutosky                 Randy R. Meckes                  TOWANDA & MONROETON                   F. David Pennypacker
P. Dean Homer                     Kenneth F. Fry                   James E. Parks
Dennis K. McCarty                 Marvin L. Higley                 Jeffery E. Aeppli                     WYSOX
Kerry A. Meehan                   Walter B. Neidig                 Allen M. Alper                        Debra S. Kithcart
Leslie W. Miller, Jr.             Leonard Simpson                  James A. Bowen                        Lucille P. Donovan
                                                                   Adelbert E. Eldridge                  Robert L. Fulmer

EAST SMITHFIELD                   LIBERTY                          Robert J. Murphy                      Walter E. Warburton, Jr.
Peggy A. Brown                    Ann L. Yuscavage                 Jeffrey A. Smith
Roy L. Beardslee                  Lyle R. Brion                    James E. Towner
Laurence R. Kingsley              Gary Dinnison                    Deborah J. Weisbrod
Liston D. Pepper                  Lawrence F. Mase
Bennett R. Young                  Ray E. Wheeland


CITIZENS & NORTHERN
BANK OFFICERS

William K. Francis         Kim L. Miller                   Rhonda J. Litchfield            Linda M. Etzel
Chairman of the            Vice President                  Trust Investment Officer        Assistant Cashier
Board

Craig G. Litchfield        James E. Parks                  Jeffrey B. Osgood               Kathy L. Griffis
President and              Vice President                  Assistant Vice President        Assistant Cashier
Chief Executive                                             and Personnel Officer
Officer
                           Deborah E. Scott                                                Roberta C. Heck
Robert W. Anderson         Vice President and              Mary Rose Sacks                 Assistant Cashier
Executive Vice              Trust Officer                  Assistant Vice President
 President - MIS                                                                           William Holmes
                           Richard L. Wilkinson            Shawn M. Schreck                Assistant Cashier
Thomas L. Briggs           Vice President                  Assistant Vice President
Executive Vice                                              and Compliance Officer         Joan F. Johnson
President                                                                                  Assistant Cashier
 and Senior Trust          Ann L. Yuscavage
Officer                    Vice President                  David S. Schucker
Brian L. Canfield                                          Assistant Vice President        Karen L. Keck
Executive Vice             Kathleen M. Osgood                                              Bookkeeping Manager
President                  Corporate Secretary
 and Branch System                                         James H. Shelmire
 Administrator                                             Senior Systems Analyst          Matthew Lundgren
                           Jeffery E. Aeppli                                               Assistant Trust Officer
Matthew P. Prosseda        Assistant Vice President        Gerald W. Smith
Executive Vice                                             Trust Officer                   Glenda R. Marzo
President                                                                                  Assistant Auditor
 and Commercial Loan       Klas G. Anderson
 Coordinator               Assistant Vice President        Joseph A. Snell
                                                           Assistant Controller            Sandra J. McNeal
James W. Seipler           Robert E. Bolt                                                  Assistant Cashier
Executive Vice             Assistant Vice President        Jan L. Southworth
President                                                  Assistant Vice President
 and Treasurer                                                                             Leonard Mitchell, III
                           Stephan W. Bowen                                                Assistant Cashier
Russell H. Bauman          Assistant Vice President        Nancy L. Tubbs
Vice President &                                           Assistant Vice President        Janet R. Ordway
Auditor                                                                                    Assistant Cashier
                           Peggy A. Brown
Terry R. Depew             Assistant Vice President        Lois C. Wood
Vice President                                             Assistant Vice President        Sandra A. Parulas
                           Rick J. Cisco                                                   Training Officer
Keith E. Ferguson          Senior Systems Analyst          Mary J. Wood
Vice President                                             Trust Officer                   Karen B. Peterson
                           Daniel P. Clark                                                 Assistant Cashier
Wayne E. Gavitt            Assistant Vice President        Sandra G. Andrews
Vice President                                             Assistant Cashier               Eileen K. Ranck
                           Helen W. Ferris                                                 Bankcard Manager
Mark C. Griffis            Assistant Vice President        Bonnie L. Bennett
Vice President                                             Assistant Cashier               Virginia L. Reap
                           Rita Y. Fisk                                                    Assistant Cashier
Nicholas Helf, Jr.         Assistant Vice President        Joan M. Blackwell
Employee Benefit                                           Assistant Cashier               Twila G. Starr
Officer                                                                                    Assistant Cashier
                           Joan L. Grenell
Scott A. Keck              Assistant Vice President        Marcella Chaykosky
Vice President                                             Assistant Cashier               Charmaine H. Stempel
                           Harold F. Hoose, III                                            Assistant Cashier and
Linda L. Kriner            Assistant Vice President        Jerome Coleman                   Security Officer
Vice President and                                         Assistant Cashier
 Trust Officer             Elaine F. Johnston                                              Barbara J. Walters
                           Assistant Vice President        Raechelle Curry                 Assistant Cashier
Randy R. Meckes                                            Assistant Cashier
Vice President             Debra S. Kithcart                                               Eric E. Wertz
                           Assistant Vice President        Diane B. Elvidge                Assistant Bankcard
                                                           Assistant Cashier                Manager

CITIZENS & NORTHERN
CORPORATION OFFICERS

William K. Francis         Craig G. Litchfield             James W. Seipler                Kathleen M. Osgood
Chairman of the            President and Chief             Treasurer                       Corporate Secretary
Board                      Executive Officer