Form 10-K, Exhibit 13
period 1998-12-31
CITIZENS & NORTHERN CORP
filed 1999-03-26
CIK 810958

                                                                      Exhibit 13

                  1998 ANNUAL REPORT CEO LETTER TO SHAREHOLDERS



TO OUR SHAREHOLDERS

Citizens & Northern through its commitment to customers and local communities achieved another year of exceptional earnings and strong growth in an ever-increasing competitive environment. The devotion and loyalty of our employees and directors continue to generate customer satisfaction and shareholder value. We believe our vision for Citizens & Northern, which follows, focuses our attention on changes and processes that shall promote long-term growth and profitability.

OUR VISION

Citizens & Northern Bank strives to be the premier bank in the communities we are privileged to serve. Our top priority is the customer. We will achieve our vision by focusing on their needs, and providing financial products and services with personal attention that best satisfies those needs. Citizens & Northern Bank means quality, value and security to our customers, communities, employees and shareholders.

1998 FINANCIAL HIGHLIGHTS

As has been reported to you throughout the year, 1998's financial results were exceptional. Net Income increased compared to 1997 by nearly 9.6% to over $11 million, the highest ever. This increased basic earnings per share to $2.15 for the year, versus $1.96 for 1997. Return on shareholder equity was over 14.8% for the year. During the year income was affected by a significant gain realized from the sale of shares of stock that were acquired in 1919 due to a defaulted loan. The net gain after-tax from the sale of that stock was approximately $ 1.2 million.

Over the one-year period from December 31st, 1997 through December 31st, 1998, Assets grew 5%, or nearly $31 million. Deposits grew nearly 7.8%, or approximately $34 million. Loans increased $5.7 million, or about 2% for the year.

Dividends paid to shareholders for the 1998-year increased nearly 11%. The last trade price for a share of our stock in 1998 was $35.50, about a 6% increase in share value as compared to the last trade in 1997.

For a more detailed narrative description of our financial performance, please read the MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS found later in this annual report.

TRUST AND FINANCIAL SERVICES

The assets under management in the Trust and Financial Services Department increased by over 23% during 1998. Department gross income increased over 28% from the previous year. Excellent sales and business development, plus good investment returns are responsible for the growth. The department is continuing to emphasize its strengths in estate and retirement planning, employee benefit retirement accounts, investment management, and trusts. The department is also responsible for the bank-wide marketing and sales of mutual funds. We invite every shareholder to contact our Trust and Financial Services Department for a free consultation to discuss your personal financial or trust needs. Call 1-800-4 TRUST-4.

EXCITING CHANGES: PAST AND FUTURE

NEW MANSFIELD OFFICE

On October 1st, we opened a new full-service office in Mansfield, Pennsylvania. This is our 16th office. The office positions us to offer Citizens & Northern's relationship, community banking to the people of Mansfield, Covington and Blossburg. The challenge of growing and developing a new presence in the Mansfield market is exciting and worthy of our talented staff.


FIRST ATMS

Citizens & Northern Bank's installed its first ATMs in 1998. Twelve (12) strategically placed ATMs can be found throughout our market area. The new ATM network and C&Now Telephone Banking system that was installed in 1997 now provides our customers with access to their accounts 7-days-a-week and 24 hours a day.

NEW PRODUCTS AND SERVICES

SECONDARY MARKET MORTGAGES
During 1998 we began offering our customers access to secondary market mortgages. This new product produces fee revenue and keeps us competitive with the low rate providers, while still enabling us to provide our own mortgage products. We have found that by providing access to secondary market financing, we are able to develop relationships with and cross-sell other financial services to customers, who may have gone elsewhere.

MONEY MANAGEMENT SWEEP CREDIT AND REPO SWEEP CASH MANAGEMENT SERVICE
In the third quarter, we expanded our Money Management Sweep Account to include a Repo Sweep of customers' excess funds to a non-FDIC insured investment deposit. Now we offer our commercial customers a complete, automated cash management service. The service will automatically sweep funds to and from a revolving line of credit, when the customer is borrowing for working capital purposes; and to and from the Repo Sweep account when the customer has investable excess funds. The service reduces borrowing costs and increases investment returns automatically.

C&NOW VISA(C) CHECK CARD
Within the first half of 1999, we plan to begin offering our own C&NOW VISA(C) CHECK CARD. The card will provide our customers with access to their checking account funds anywhere that the Visa(C) Credit Card is accepted, including ATMs, point-of-sale terminals and credit card merchants.

C&NOW INTERNET BANKING
During the second quarter of 1999, we will be installing a fully interactive and transactional Internet world-wide-web site. This new service, when coupled with our branch system, ATM network and telephone banking system, will provide our existing and new customers with greater control of and access to their financial resources than ever before.

With the C&NOW INTERNET BANKING system consumers can access account balances, transaction histories, account statements, (information can be downloaded into Quicken, MSMoney or PC spreadsheet formats), and digital images of checks. They can pay bills, transfer funds between C&N accounts, apply for loans and credit cards, open accounts and purchase CDs, order checks, buy US Savings Bonds, use financial calculators, maintain a discount brokerage account and access online life, auto, and home insurance quotes. Business customers will have access to the same features available to consumers and they will have cash management features such as access to a Direct Deposit Payroll feature, Automated Clearing House (ACH) debit and credit origination, electronic funds transfer payments of federal tax obligations and much more. We hope to have the system fully operational by no later than the middle of 1999.

MARKETING

Two significant changes have occurred in your corporation's marketing program. First, in March, we established our first ever full-time marketing position. We believe that it is absolutely essential to maintain a marketing focus on everything we do. The new marketing coordinator, Michelle "Shelley" Karas, is responsible for leading the development and implementation of the bank's marketing strategy. That strategy includes the second significant change in our approach to marketing: the implementation of an organization-wide sales culture through training and emphasis on identifying and satisfying our customers needs.

C&N's management staff, also, received training in business development and officer calling. The calling program is focused on attracting new customers to Citizens & Northern Bank, retaining existing customers and increasing products and services used by both.


TECHNOLOGY

In addition to meeting the challenges presented by the Year 2000, our Management Information Systems Department has installed and connected all of our offices with a new state-of-the art digital communications network. The digital network will enable us to simultaneously transmit online main frame data, provide Internet and email access bank-wide, network PC's and ATMs, and permit voice communications between offices, as well. Strategically, this new communications network will improve our ability to better serve the customers needs with the newest technologies.

Y2K

Much is being said about the computer-based Year 2000 problems. Unfortunately, many pundits in the media are distorting and over-dramatizing the potential problems. We have taken all necessary steps to assure that C&N's customers will not experience any changes in our service delivery. Beginning in 1996, Citizens & Northern Bank began development and implementation of a plan to correct and address any software or system that would be affected when the Year 2000 arrives. The Board of Directors and management of Citizens & Northern Bank have committed all necessary resources to assure that our customer services will not be disrupted. We firmly believe that our Y2K initiative is comprehensive and complete. For a more detailed narrative about our Y2K program, please read the MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS section found later in this annual report.

RETIREMENTS

At the end of June, Gerald Smith retired from his position as Trust Officer in our Towanda office. Jerry served us well in that capacity for over 12 years.

At the end of 1998, two long time employees from our Dushore office retired:
Wayne Gavitt, with over 25 years of service, and Beverly Kann, with over 27 years of service. As the Sullivan County Regional Manager and the Dushore branch manager Wayne made significant contributions to our loan and deposit growth in that market. Replacing Wayne as the Dushore branch manager is Helen Ferris. Helen has over 17 years experience in banking and is committed to providing C&N's superior customer service. Beverly Kann was a loan clerk and IRA specialist.

We wish Jerry, Wayne and Beverly long and fulfilling retirements.


CONCLUSION

Citizens & Northern will continue to be the premier financial service provider in its market. With our excellent employees and management and the support, business development and oversight provided by our Board of Directors and Advisory boards, your corporation shall continue to out perform its peers.

CONSOLIDATED BALANCE SHEET

(In Thousands Except  Share Data)

                                                                                            December 31,      December 31,
                                                                                                 1998              1997
ASSETS
Cash & Due From Banks
     Noninterest-Bearing                                                                      $  15,428         $  13,449
     Interest-Bearing                                                                               700               804
--------------------------------------------------------------------------------------------------------------------------
       Total Cash and Cash Equivalents                                                           16,128            14,253
Available-for-Sale Securities                                                                   329,275           306,587
Held-to-Maturity Securities
     (Estimated fair value of $1,931 and $1,623 in 1998 and 1997, respectively)                   1,908             1,597
Loans, Net                                                                                      286,183           280,513
Bank Premises and Equipment, Net                                                                  7,416             6,720
Foreclosed Assets Held for Sale                                                                     652               230
Accrued Interest Receivable                                                                       4,109             4,808
Other Assets                                                                                        627               645
--------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                  $ 646,298         $ 615,353
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
     Noninterest-Bearing                                                                      $  57,871         $  46,916
     Interest-Bearing                                                                           418,647           395,340
--------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                                                           476,518           442,256
Dividends Payable                                                                                 1,123             1,013
Short-Term Borrowings                                                                            12,080            15,000
Long-Term Borrowings                                                                             60,044            65,461
Accrued Interest and Other Liabilities                                                            5,966             6,088
--------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                               555,731           529,818

STOCKHOLDERS' EQUITY
Common Stock, Par Value $ 1.00 per Share                                                          5,220             5,168
  Authorized 10,000,000; Issued 5,220,038 and 5,168,354 in 1998 and 1997, respectively
Stock Dividend Distributable                                                                      1,931             1,706
Paid in Capital                                                                                  15,468            13,799
Retained Earnings                                                                                57,477            52,519
--------------------------------------------------------------------------------------------------------------------------
   Total                                                                                         80,096            73,192
Accumulated Other Comprehensive Income                                                           11,922            13,335
Less: Treasury Stock at Cost
   118,010  shares at December 31, 1998                                                          (1,451)
   105,311 shares at December 31, 1997                                                                               (992)
--------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                       90,567            85,535
--------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                                      $ 646,298         $ 615,353
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

(In Thousands Except Per Share Data)

                                                                    Years Ended December 31,
                                                                  1998        1997       1996
 INTEREST INCOME
 Interest and Fees on Loans                                     $28,788     $28,660     $27,574
 Interest on Balances with Depository Institutions                   37          54          37
 Interest on Loans to Political Subdivisions                        380         391         424
 Interest on Federal Funds Sold                                     229         334          60
 Income from Available-for-Sale and
    Held-to-Maturity Securities:
    Taxable                                                      14,062      14,361      15,943
    Tax Exempt                                                    3,982       3,595       3,012
    Dividends                                                       950         874         872
-----------------------------------------------------------------------------------------------
 Total Interest and Dividend Income                              48,428      48,269      47,922
-----------------------------------------------------------------------------------------------
 INTEREST EXPENSE
 Interest on Deposits                                            18,252      18,292      17,775
 Interest on Short-Term Borrowings                                  824         755       2,992
 Interest on Long-Term  Borrowings                                3,617       4,265       2,684
-----------------------------------------------------------------------------------------------
 Total Interest Expense                                          22,693      23,312      23,451
-----------------------------------------------------------------------------------------------
 Interest Margin                                                 25,735      24,957      24,471

 Provision for Possible Loan Losses                                 763         797         701
-----------------------------------------------------------------------------------------------
 Interest Margin After Provision for Possible Loan Losses        24,972      24,160      23,770
-----------------------------------------------------------------------------------------------
 OTHER INCOME
 Service Charges on Deposit Accounts                              1,039       1,076       1,124
 Service Charges and Fees                                           288         281         269
 Trust Department Income                                          1,288       1,004         852
 Insurance Commissions, Fees and Premiums                           405         462         555
 Other Operating Income                                              94         384          47
-----------------------------------------------------------------------------------------------
Total Other Income before Realized Gains on Securities, Net       3,114       3,207       2,847
 Realized Gains on Securities, Net                                3,001       1,001         475
-----------------------------------------------------------------------------------------------
 Total Other Income                                               6,115       4,208       3,322
-----------------------------------------------------------------------------------------------
 OTHER EXPENSES
 Salaries and Wages                                               6,621       5,975       5,887
 Pensions and Other Employee Benefits                             1,760       1,691       1,709
 Occupancy Expense, Net                                             827         726         721
 Furniture and Equipment Expense                                    792         723         726
 Expenses Related to Credit Card Operations                       2,732       2,395       2,173
 Pennsylvania Shares Tax                                            656         596         544
 Other Operating Expense                                          3,095       2,989       2,926
-----------------------------------------------------------------------------------------------
 Total Other Expenses                                            16,483      15,095      14,686
-----------------------------------------------------------------------------------------------
 Income Before Income Tax Provision                              14,604      13,273      12,406
 Income Tax Provision                                             3,527       3,166       3,151
-----------------------------------------------------------------------------------------------
 NET INCOME                                                     $11,077     $10,107     $ 9,255
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
 NET INCOME PER SHARE - BASIC                                   $  2.15     $  1.96     $  1.79
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
 NET INCOME PER SHARE - DILUTED                                 $  2.14     $  1.96     $  1.79
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Changes in Stockholders' Equity
 (In Thousands Except Per Share Data)

                                                                                                     Accumulated
                                                  Common           Stock                             Other
                                                   Stock          Dividend     Paid In  Retained  Comprehensive Treasury
                                             Shares    Amount   Distributable  Capital   Earnings    Income      Stock       Total
                                             ------    ------   -------------  -------   --------    ------      -----       -----
BALANCE DECEMBER 31, 1995                    5,067    $  5,067    $  1,013    $ 11,575   $ 43,370   $  6,952   ($ 1,000)   $ 66,977
                                                                                                                           --------
Comprehensive Income:
  Net Income                                                                                9,255                             9,255
  Unrealized Loss on Securities, Net of
  Reclassification Adjustment and Tax Effects                                                         (1,185)                (1,185)
                                                                                                                           --------
Total Comprehensive Income                                                                                                    8,070
                                                                                                                           --------
Stock Dividend Issued                           50          50      (1,013)        963
Cash Dividends Declared $.67 Per Share                                                     (3,458)                           (3,458)
Stock Dividend Declared, 1%                                          1,305                 (1,305)
Shares Issued from Treasury Related to
   Exercise of Stock Options                                                         1                                3           4
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                    5,117       5,117       1,305      12,539     47,862      5,767       (997)     71,593
                                                                                                                           --------
Comprehensive Income:
  Net Income                                                                               10,107                            10,107
  Unrealized Gain on Securities, Net of
  Reclassification Adjustment and Tax Effects                                                          7,568                  7,568
                                                                                                                           --------
Total Comprehensive Income                                                                                                   17,675
                                                                                                                           --------
Stock Dividend Issued                           51          51      (1,305)      1,254
Cash Dividends Declared $.72 Per Share                                                     (3,744)                           (3,744)
Stock Dividend Declared, 1%                                          1,706                 (1,706)
Shares Issued from Treasury Related to
   Exercise of Stock Options                                                         6                                5          11
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1997                    5,168       5,168       1,706      13,799     52,519     13,335       (992)     85,535
                                                                                                                           --------
Comprehensive Income:
  Net Income                                                                               11,077                            11,077
  Unrealized Loss on Securities, Net of
  Reclassification Adjustment and Tax Effects                                                         (1,413)                (1,413)
                                                                                                                           --------
Total Comprehensive Income                                                                                                    9,664
                                                                                                                           --------
Stock Dividend Issued                           52          52      (1,706)      1,654
Cash Dividends Declared $.81 Per Share                                                     (4,188)                           (4,188)
Stock Dividend Declared, 1%                                          1,931                 (1,931)
Shares Issued from Treasury Related to
   Exercise of Stock Options                                                        15                                9          24
Shares Purchased for Treasury                                                                                      (468)       (468)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1998                    5,220    $  5,220    $  1,931    $ 15,468   $ 57,477   $ 11,922   ($ 1,451)   $ 90,567
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)


                                                                                             Years Ended December 31,
                                                                                          1998         1997        1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                                          $  11,077    $  10,107    $  9,255
  Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
    Provision for Possible Loan Losses                                                      763          797         701
    Realized Gain on Securities, Net                                                     (3,001)      (1,001)       (475)
    Loss (Gain) on Sale of Foreclosed Assets, Net                                           (26)          97          70
    Provision for Depreciation                                                              806          723         764
    Accretion and Amortization                                                             (455)         773         827
    Deferred Income Tax                                                                      63           10        (215)
    Decrease (Increase) in Accrued Interest
       Receivable and Other Assets                                                          717          163        (332)
    (Decrease) Increase in Accrued Interest Payable and
      Other Liabilities                                                                     653         (848)        405
------------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by Operating Activities                                            10,597       10,821      11,000
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the Maturity of Held-to-Maturity Securities                                 178          755         138
  Purchase of Held-to-Maturity Securities                                                  (498)        (781)       (199)
  Proceeds from Sales of Available-for-Sale Securities                                   83,888      134,157      13,002
  Proceeds from Maturities of Available-for-Sale Securities                             127,670       64,768      35,468
  Purchase of Available-for-Sale Securities                                            (232,922)    (186,798)    (58,881)
  Net Increase in Loans                                                                  (7,231)      (7,652)    (15,428)
  Purchase of Premises and Equipment                                                     (1,502)        (834)       (582)
  Sale of Foreclosed Assets                                                                 402          419         312
------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by (Used in) Investing Activities                              (30,015)       4,034     (26,170)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase in Deposits                                                               34,262       11,945         759
  Net Repayment of  Short-Term Borrowings                                                (2,920)     (13,850)    (16,150)
  Proceeds from Long-Term Borrowings                                                     34,400       10,074      45,400
  Repayments of Long-Term Borrowings                                                    (39,817)     (20,013)    (10,000)
  Proceeds from the Sale of Treasury Stock                                                   24           11           4
  Purchase of Treasury Stock                                                               (468)        --          --
  Dividends Declared                                                                     (4,188)      (3,744)     (3,458)
------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by (Used In) Financing Activities                               21,293      (15,577)     16,555
------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH  AND CASH EQUIVALENTS                                         1,875         (722)      1,385
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                             14,253       14,975      13,590
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                $  16,128    $  14,253    $ 14,975
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest Paid                                                                       $  22,615    $  22,380    $ 23,474
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
  Income Taxes Paid                                                                   $   3,172    $   3,512    $  3,449
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Citizens and Northern Corporation ("Corporation"), and its subsidiaries, Citizens & Northern Bank ("Bank") and Bucktail Life Insurance Company. All material intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS - The Corporation is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in Northcentral Pennsylvania. Lending activity includes commercial loans, mortgage loans, consumer installment loans, credit cards, lease financing as well as specialized instruments such as commercial letters-of-credit. Deposit services provided include various types of checking accounts, passbook and statement savings, money market accounts, interest checking accounts, individual retirement accounts and certificates of deposit. The Corporation also offers non-insured reposweep accounts and originates secondary market consumer mortgages.

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

AVAILABLE-FOR-SALE SECURITIES - includes debt securities not classified as held-to-maturity and both restricted and unrestricted equity securities. Such securities except for restricted equity securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity. The restricted equity securities consist primarily of Federal Home Loan Bank stock, which are carried at cost and evaluated for impairment. Amortization of premiums and accretion of discounts on available-for-sale securities are recorded using the level yield method over the remaining contractual life of the securities, adjusted for actual prepayments.

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

BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Repair and maintenance expenditures, which extend the useful life of an asset, are capitalized and other repair expenditures are expensed as incurred.

When premises or equipment are retired or sold the remaining cost and accumulated depreciation are removed from the account and any gain or loss is credited or charged to income. Depreciation expense is computed using the straight-line method.

FORECLOSED ASSETS HELD FOR SALE - Foreclosed assets held for sale consist of real estate acquired by foreclosure and are carried at the lower of fair value minus estimated cost to sell or cost. The book value of foreclosed assets held for sale at December 31, 1998 and December 31, 1997 was $652,000 and $230,000, respectively. Foreclosed assets held for sale amounting to $798,000, $163,000 and $510,000 were acquired from the foreclosure of real estate loans during 1998, 1997 and 1996, respectively.

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

RECLASSIFICATION - Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

2. COMPREHENSIVE INCOME

Effective January 1, 1998, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income." Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or stockholders' equity. As required by SFAS No. 130, the consolidated financial statements for 1997 and 1996 have been reclassified to reflect application of this pronouncement.

The components of other comprehensive income and the related tax effects are as follows:

                                           Years Ended December 31,
(In Thousands)
                                          1998        1997       1996
Unrealized holding gains (losses) on
     available-for-sale securities      $   860    $ 12,468    $(1,321)
Less: Reclassification adjustment for
     gains realized in income            (3,001)     (1,001)      (475)
-----------------------------------------------------------------------
Net unrealized gains (losses)            (2,141)     11,467     (1,796)
Tax effect                                  728      (3,899)       611
-----------------------------------------------------------------------
Net-of-tax amount                       $(1,413)   $  7,568    $(1,185)
-----------------------------------------------------------------------
-----------------------------------------------------------------------

3. PER SHARE DATA

Net income per share is based on the weighted-average number of shares of common stock outstanding. The number of shares used in calculating net income and cash dividends per share reflect the retroactive effect of stock dividends declared in the fourth quarter of each year presented, payable in the first quarter of the following year. The following data show the amounts used in computing net income per share and the weighted average number of shares of dilutive stock options. The dilutive effect of stock options is computed as the weighted-average common shares available from the exercise of all dilutive stock options, less the number of shares that could be repurchased with the proceeds of stock option exercises based on the average share price of the Corporation's common stock during the period.

                                                 Weighted-
                                                  Average     Earnings
                                       Net        Common        Per
                                     Income       Shares       Share
                                  -----------------------------------
             1998
Earnings per share - basic         $11,077,000   5,158,102   $   2.15
                                                             --------
                                                             --------
Dilutive effect of stock options                     9,805
----------------------------------------------------------
Earnings per share - diluted       $11,077,000   5,167,907   $   2.14
---------------------------------------------------------------------
---------------------------------------------------------------------

             1997
Earnings per share - basic         $10,107,000   5,164,238   $   1.96
                                                             --------
                                                             --------
Dilutive effect of stock options                     4,850
----------------------------------------------------------
Earnings per share - diluted       $10,107,000   5,169,088   $   1.96
---------------------------------------------------------------------
---------------------------------------------------------------------

             1996
Earnings per share - basic         $ 9,255,000   5,164,099   $   1.79
                                                             --------
                                                             --------
Dilutive effect of stock options                     1,086
----------------------------------------------------------
Earnings per share - diluted       $ 9,255,000   5,165,185   $   1.79
---------------------------------------------------------------------
---------------------------------------------------------------------

4. CASH AND DUE FROM BANKS

Banks are required to maintain reserves consisting of vault cash and deposit balances with the Federal Reserve Bank in their district. The reserves are based on deposit levels during the year and account activity and other services provided by the Federal Reserve Bank. Average daily currency, coin, and cash balances with the Federal Reserve Bank needed to cover reserves against deposits for 1998 ranged from $4,467,000 to $5,679,000. For 1997, these balances ranged from $4,580,000 to $5,446,000. Average daily cash balances with the Federal Reserve Bank required to cover services provided to the Bank amounted to $425,000 throughout 1998 and 1997. Total balances restricted at December 31, 1998 and December 31, 1997 were $5,744,000 and $5,827,000, respectively.

Deposits with one financial institution are insured up to $100,000. The Corporation maintains cash and cash equivalents with certain financial institutions in excess of the insured amount.

5.  SECURITIES

Amortized cost and the fair value of securities at December 31, 1998, 1997 and 1996 are summarized as follows:

                                                                          December 31, 1998
(In Thousands)                                                              Gross         Gross
                                                                       Unrealized    Unrealized
                                                         Amortized       Holding        Holding           Fair
                                                              Cost         Gains         Losses           Value
AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                        $  2,512        $    44        $  --           $  2,556
 Obligations of Other U.S. Government Agencies             61,998            237           (394)          61,841
 Obligations of States and Political Subdivisions          78,434          3,167           (178)          81,423
 Other Securities                                          16,713             92           (338)          16,467
 Mortgage-backed Securities                               130,189          1,043           (186)         131,046
----------------------------------------------------------------------------------------------------------------
 Total Debt Securities                                    289,846          4,583         (1,096)         293,333
 Marketable Equity Securities                              21,365         14,788           (211)          35,942
----------------------------------------------------------------------------------------------------------------
 Total                                                   $311,211        $19,371        $(1,307)        $329,275
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury                        $    630        $     4        $  --           $    634
 Obligations of Other U.S. Government Agencies                849              4             (1)             852
 Mortgage-backed Securities                                   429             19             (3)             445
----------------------------------------------------------------------------------------------------------------
 Total                                                   $  1,908        $    27        $    (4)        $  1,931
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


                                                                          December 31, 1997
(In Thousands)                                                             Gross          Gross
                                                                      Unrealized     Unrealized
                                                        Amortized        Holding         Holding         Fair
                                                             Cost          Gains          Losses         Value
AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                        $  2,520        $    18        $  --           $  2,538
 Obligations of Other U.S. Government Agencies             74,188            312            (51)          74,449
 Obligations of States and Political Subdivisions          62,009          2,606             (1)          64,614
 Other Securities                                           3,851             29           (107)           3,773
 Mortgage-backed Securities                               127,664          1,585            (59)         129,190
----------------------------------------------------------------------------------------------------------------
 Total Debt Securities                                    270,232          4,550           (218)         274,564
 Marketable Equity Securities                              16,149         15,875             (1)          32,023
----------------------------------------------------------------------------------------------------------------
 Total                                                   $286,381        $20,425        $  (219)        $306,587
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury                        $    632        $  --          $    (2)        $    630
 Obligations of Other U.S. Government Agencies                350              8        $   --               358
 Mortgage-backed Securities                                   615             28             (8)             635
----------------------------------------------------------------------------------------------------------------
 Total                                                   $  1,597        $    36        $   (10)        $  1,623
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

                                                                          December 31, 1996
 (In Thousands)                                                            Gross           Gross
                                                                      Unrealized      Unrealized
                                                        Amortized        Holding         Holding         Fair
                                                             Cost          Gains          Losses         Value
AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                        $  2,505        $  --          $   (30)        $  2,475
 Obligations of Other U.S. Government Agencies             36,212            169            (40)          36,341
 Obligations of States and Political Subdivisions          54,501          1,611           (169)          55,943
 Other Securities                                           4,962              7              0            4,969
 Mortgage-backed Securities                               184,864          1,507         (2,888)         183,483
----------------------------------------------------------------------------------------------------------------
 Total Debt Securities                                    283,044          3,294         (3,127)         283,211
 Marketable Equity Securities                              16,072          8,671           (101)          24,642
----------------------------------------------------------------------------------------------------------------
 Total                                                   $299,116        $11,965        $(3,228)        $307,853
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury                        $    699        $     3        $    (3)        $    699
 Obligations of Other U.S. Government Agencies                100              2            102
 Mortgage-backed Securities                                   770             22            (14)             778
----------------------------------------------------------------------------------------------------------------
 Total                                                   $  1,569        $    27        $   (17)        $  1,579
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

The amortized cost and fair value of investment debt securities at December 31, 1998 follow. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities have been estimated based on the contractual maturity.

                                                          December 31, 1998
 (In Thousands)                                       Amortized           Fair
                                                         Cost             Value
AVAILABLE-FOR-SALE SECURITIES:
 Due in one year or less                              $  3,203          $  3,271
 Due after one year through five years                  18,270            18,883
 Due after five through ten years                       12,150            12,696
 Due after ten years                                   256,223           258,483
--------------------------------------------------------------------------------
 Total                                                $289,846          $293,333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Due in one year or less                              $    100          $    100
 Due after one year through five years                     993             1,002
 Due after five through ten years                          544               561
 Due after ten years                                       271               268
--------------------------------------------------------------------------------
 Total                                                $  1,908          $  1,931
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following table shows the amortized cost and maturity distribution of the debt securities portfolio at December 31, 1998:

                                     Within           One - Five         Five - Ten         After Ten
 (In Thousands)                     One Year   Yield    Years    Yield     Years     Yield     Years     Yield     Total     Yield
AVAILABLE-FOR-SALE SECURITIES:
 Obligations of the U.S. Treasury                       $2,512    6.01                        $  2,512    6.01
 Obligations of Other U.S.
     Government Agencies                                                    $4,982    6.66     $57,016    6.82      61,998    6.81
 Obligations of States and
     Political Subdivisions          $3,203    6.10      9,178    6.37       5,899    6.25      60,154    5.51      78,434    5.69
 Other Securities                                        1,018    8.25         550    8.75      15,145    6.69      16,713    6.85
 Mortgage-Backed Securities                              5,562    7.48         719    8.01     123,908    6.45     130,189    6.50
----------------------------------------------------------------------------------------------------------------------------------
 Total                               $3,203    6.10    $18,270    6.76    $ 12,150    6.64    $256,223    6.32    $289,846    6.36
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
 HELD-TO-MATURITY SECURITIES:
 Obligations of the U.S. Treasury    $  100    5.00    $   530    7.14                                            $    630    6.80
 Obligations of Other U.S.
     Government Agencies                                   449    6.31    $    250    6.52    $    150    7.05         849    6.50
 Mortgage-Backed Securities                                 14    8.71         294    7.29         121    7.31         429    7.34
----------------------------------------------------------------------------------------------------------------------------------
 Total                               $  100    5.00    $   993    6.79    $    544    6.94    $    271    7.17    $  1,908    6.79
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Investment securities carried at approximately $57,424,000 and $31,942,000 at December 31, 1998 and 1997, respectively, were pledged as collateral for public deposits, trusts and certain other deposits as provided by law.

In 1998, gross realized gains from the sale of available-for-sale securities were $3,422,000 and gross realized losses were $421,000. Gross realized gains from the sale of available-for-sale securities in 1997 were $2,883,000, while gross realized losses for that year were $1,882,000. In 1996, realized gains from the sale of available-for-sale securities amounted to $475,000.

6.  NET LOANS AND LEASE FINANCE RECEIVABLES

Major categories of loans and leases included in the loan portfolio are summarized as follows:


                                                               At December 31,
(In Thousands)                                                      % of                             % of
                                                1998                Total         1997               Total

Real Estate - Construction                   $   1,004              0.35%       $    406             0.14%
Real Estate - Mortgage                         224,849             77.26%        219,952            77.05%
Consumer                                        30,924             10.63%         33,094            11.59%
Agricultural                                     1,930              0.66%          2,424             0.85%
Commercial                                      17,630              6.06%         17,176             6.02%
Other                                            7,028              2.41%          6,260             2.19%
Political Subdivisions                           7,449              2.56%          5,895             2.07%
Lease Receivables                                  218              0.07%            256             0.09%
----------------------------------------------------------------------------------------------------------
Total                                          291,032            100.00%        285,463           100.00%
Less Unearned Discount                             (29)                              (37)
----------------------------------------------------------------------------------------------------------
                                               291,003                           285,426
Less Allowance for Possible Loan Losses         (4,820)                           (4,913)
----------------------------------------------------------------------------------------------------------
Net Loans and Lease Finance Receivables      $ 286,183                          $280,513
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


At December 31, 1998 and 1997, net unamortized loan fees and costs of $1,875,000 and $1,932,000, respectively, have been offset against the carrying value of loans.

There is no concentration of loans to borrowers engaged in similar businesses or activities that exceeds 10% of total loans at December 31, 1998.

The Corporation grants commercial, residential and personal loans to customers primarily in Tioga, Bradford, Sullivan and Lycoming counties. Although the Corporation has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent on the local economic conditions within the region.

                           Loan Maturity Distribution

                                                    December 31, 1998
(In Thousands)                                  Over One
                                                 Year but         After
                                  One Year      Less than         Five
                                  Or Less       Five Years        Years          Total
Real Estate - Construction        $ 1,004        $  --          $   --          $  1,004
Real Estate - Mortgage             67,307         60,717          96,825         224,849
Consumer                           10,943         11,783           8,198          30,924
Agricultural                          926            820             184           1,930
Commercial                          3,397          5,403           8,830          17,630
Other                                 345            221           6,462           7,028
Political Subdivisions              1,076          2,151           4,222           7,449
Lease Receivables                      20             82             116             218
----------------------------------------------------------------------------------------
Total                             $85,018        $81,177        $124,837        $291,032
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Loans in the preceding table with maturities over one year but less than five years and over five years are all fixed rate loans. All loans due on demand or at a variable rate are shown as one year or less.

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,135,000 at December 31, 1998 and $1,412,000 at December 31, 1997. Interest
income on such loans is recorded only as received.

Loans on which the original terms have been restructured totaled $156,000 and $174,000 at December 31, 1998 and December 31, 1997, respectively. None of the loans on which the original terms were changed were past due at December 31, 1998.

Loans which were more than 90 days past due and still accruing interest at December 31, 1998 and December 31, 1997 totaled $1,628,000 and $1,986,000, respectively.

Transactions in the allowance for possible loan losses were as follows:

(In Thousands)                                     Years Ended December 31,
                                             1998            1997            1996
Balance at Beginning of Year               $ 4,913         $ 4,776         $ 4,579
    Provision Charged to Operations            763             797             701
    Loans Charged Off                         (966)           (784)           (672)
    Recoveries                                 110             124             168
-----------------------------------------------------------------------------------
Balance at End of Year                     $ 4,820         $ 4,913         $ 4,776
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

Information related to impaired loans as of December 31, 1998 and 1997 is as follows:

(In Thousands)                                 1998                 1997
Balance of impaired loans                    $1,135               $1,412
                                       ----------------------------------
                                       ----------------------------------
Balance of impaired loans
     for which there is a
     related, specific allowance
     for loan losses                         $1,065                 $974
                                       ----------------------------------
                                       ----------------------------------
Specific allowance for loan
     losses related to impaired
     Loans                                     $290                 $274
                                       ----------------------------------
                                       ----------------------------------

The average balance of impaired loans amounted to $1,397,000, $1,208,000 and $1,548,000 for 1998, 1997 and 1996, respectively.

The following is a summary of cash receipts on impaired loans and how they were applied.


(In Thousands)                                           1998        1997        1996
Cash receipts applied to reduce principal balance        $154        $ 79        $ 56
Cash receipts recognized as interest income                67          86         116
-------------------------------------------------------------------------------------
Total cash receipts                                      $221        $165        $172
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

7.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment are summarized as follows:

                                           December 31,
 (In Thousands)                        1998           1997
Land                                 $   497        $   432
Buildings and Improvements             9,300          8,472
Furniture and Equipment                5,430          4,889
------------------------------------------------------------
Total                                 15,227         13,793
Less Accumulated Depreciation          7,811          7,073
------------------------------------------------------------
Net                                  $ 7,416        $ 6,720
------------------------------------------------------------
------------------------------------------------------------

Depreciation expense included in occupancy expense and furniture and equipment expense was comprised of the following:

                                    Years Ended December 31,
(In Thousands)                    1998         1997       1996
Buildings and Improvements        $340        $296        $304
Furniture and Equipment            466         427         460
--------------------------------------------------------------
Total                             $806        $723        $764
--------------------------------------------------------------
--------------------------------------------------------------

8.  DEPOSITS

The following table reflects time deposits included in total deposits and their remaining maturities.


                                                              December, 31, 1998
(In Thousands)                            1999         2000           2001          2002          2003        Thereafter    Total
Certificates of Deposit                 $80,445       $33,422       $12,240        $6,369        $4,983           $16      $137,475
    Yield                                 5.17%         5.76%         5.82%         5.88%         5.67%         4.90%         5.42%
Individual Retirement Accounts           51,000        25,977          --            --            --            --          76,977
    Yield                                 5.00%         5.00%          --            --            --            --           5.00%
------------------------------------------------------------------------------------------------------------------------------------
                Total time deposits    $131,445       $59,399       $12,240        $6,369        $4,983           $16      $214,452
                       Yield              5.10%         5.43%         5.82%         5.88%         5.67%         4.90%         5.27%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                                                 December 31, 1997
                                          1998          1999          2000          2001          2002         Thereafter    Total
Certificates of Deposit                 $82,083       $16,005       $11,986        $7,556        $4,049           $34      $121,713
    Yield                                 5.39%         5.77%         6.24%         5.97%         6.06%         5.57%         5.58%
 Individual Retirement Accounts          56,509        24,408          --            --            --            --          80,917
    Yield                                 5.90%         5.90%          --            --            --            --           5.90%
------------------------------------------------------------------------------------------------------------------------------------
                 Total time deposits   $138,592       $40,413       $11,986        $7,556        $4,049           $34      $202,630
                        Yield             5.60%         5.85%         6.24%         5.97%         6.06%         5.57%         5.71%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Included in interest-bearing deposits are time deposits issued in the amount of $100,000 or more. These certificates and their remaining maturities are as follows:

                                                                At December 31, 1998
(In Thousands)                           1999            2000            2001           2002           2003        Total
Certificates of Deposit                $13,141         $11,390          $1,228         $1,066           $852      $27,677
    Yield                                5.32%           5.70%           5.96%          6.13%          5.75%        5.55%
Individual Retirement Accounts           5,634           3,902            --             --             --          9,536
    Yield                                5.00%           5.00%            --             --             --          5.00%
-------------------------------------------------------------------------------------------------------------------------
                     Total             $18,775         $15,292          $1,228         $1,066           $852      $37,213
                     Yield               5.22%           5.52%           5.96%          6.13%          5.75%        5.41%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


                                                                      At December 31, 1997
                                         1998            1999             2000          2001           2002        Total
Certificates of Deposit                $12,883          $1,360            $920           $781           $894      $16,838
    Yield                                5.56%           6.11%           6.47%          6.12%          6.22%        5.72%
Individual Retirement Accounts           6,878           1,419            --             --             --          8,297
    Yield                                5.90%           5.90%            --             --             --          5.90%
-------------------------------------------------------------------------------------------------------------------------
                     Total             $19,761          $2,779            $920           $781           $894      $25,135
                     Yield               5.68%           6.00%           6.47%          6.12%          6.22%        5.78%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

The interest paid on deposits of $100,000 or more amounted to $1,047,000, $898,000 and $958,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

9.  BORROWED FUNDS

SHORT-TERM BORROWINGS

Short-term borrowings include the following:

(In Thousands)                                At December 31,
                                            1998         1997
Federal Funds Purchased (a)               $  --       $  --
Flexline (b)                                 --        10,000
Federal Home Loan Bank Borrowings (c)      10,000       5,000
Repurchase Agreements (d)                   2,080        --
-------------------------------------------------------------
     Total Short-Term Borrowings          $12,080     $15,000
-------------------------------------------------------------
-------------------------------------------------------------


(a) Federal Funds Purchased generally represent overnight federal funds borrowings from correspondent banks. The maximum month-end amount of such borrowing in 1998, 1997 and 1996 was $2,000,000, $10,000,000 and $8,500,000,
respectively. The average amount of such borrowings was $2,801,000, $663,000 and $967,000 in 1998, 1997 and 1996, respectively, and the weighted average interest rates were 4.75% in 1998, 4.98% in 1997 and 5.96% in 1996.

(b) Flexline is a line of credit with the Federal Home Loan Bank of Pittsburgh used overnight. The line was discontinued on December 31, 1998. The weighted average interest rate for 1998, 1997 and 1996 was 4.75%, 4.98% and 5.96%, respectively. The maximum outstanding balance was $16,500,000 in 1998, $20,000,000 in 1997 and $6,000,000 in 1996.



(c) Federal Home Loan Bank loans included in Short-Term Borrowings are as follows:


(In Thousands)                                        1998        1997
Fixed rate at 5.86%, matured February 5, 1998       $  --       $5,000
Variable rate Open Repo Plus maturing overnight      10,000       --
----------------------------------------------------------------------
                                                    $10,000     $5,000
----------------------------------------------------------------------
----------------------------------------------------------------------

Collateral for Federal Home Loan Bank loans is described below under long-term borrowings.

d) Repurchase agreements included in Short-Term Borrowings amounted to $2,080,000 as of December 31, 1998. These repurchase agreements mature overnight, and are collateralized by securities with a carrying value of $4,988,000 at December 31, 1998.

LONG-TERM BORROWINGS

Long-term borrowings are as follows:

(In Thousands)                               At December 31,
                                            1998        1997
Federal Home Loan Bank Borrowings (e)     $35,644     $35,661
Repurchase Agreements (f)                  24,400      29,800
-------------------------------------------------------------
     Total Long-Term Borrowings           $60,044     $65,461
-------------------------------------------------------------
-------------------------------------------------------------

(e) Federal Home Loan Bank Loans included in Long-Term Borrowings are as follows:

(In Thousands)                                           At December 31,
                                                        1998       1997
Fixed rate at 5.28%, matured January 22, 1998         $  --       $10,000
Variable rate at 4.74%, maturing October 26, 2000       5,000        --
Variable rate at 5.75%, scheduled to mature              --          --
   December 11, 2001, but repaid in 1998                 --        15,000
Variable rate at 5.60%, maturing July 11, 2002         10,000      10,000
Variable rate at 5.19%, maturing July 22, 2003         10,000        --
Variable rate at 4.32%, maturing October 20, 2003      10,000        --
Fixed rate at 6.86%, maturing December 30, 2016           571         587
Fixed rate at 6.83%, maturing June 5, 2017                 73          74
-------------------------------------------------------------------------
   Total Federal Home Loan Bank borrowings            $35,644     $35,661
-------------------------------------------------------------------------
-------------------------------------------------------------------------

All Federal Home Loan Bank loans are collateralized by Federal Home Loan Bank Stock, mortgage-backed securities and first mortgage loans with a book value totaling $285,490,000 at December 31, 1998.

(f) Repurchase Agreements included in Long-Term Borrowings are as follows:

(In Thousands)                                                         At December 31,
                                                                      1998        1997
Salomon Brothers fixed rate at 5.10%, matured February 27, 1998     $  --        $4,800
Salomon Brothers fixed rate at 6.00%, matured June 15, 1998            --        10,000
Morgan Stanley fixed rate at 5.68%, maturing January 30, 2000         9,400        --
Morgan Stanley fixed rate at 5.57%, maturing December 18, 2001       15,000      15,000
---------------------------------------------------------------------------------------
   Total Repurchase Agreements                                      $24,400     $29,800
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

Securities sold under repurchase agreements were delivered to the broker-dealers who arrange the transactions. The broker-dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Corporation substantially identical securities at the maturities of the agreements.

The respective carrying value of the underlying securities at December 31, 1998 and 1997 was $25,967,000 and $33,742,000. Average daily repurchase agreement borrowings for the years ended December 31, 1998, 1997, and 1996 amounted to $28,967,000, $37,481,000 and $37,650,000, respectively. The weighted average interest rate on repurchase agreements for 1998, 1997 and 1996 was 5.40%, 5.77% and 5.96% , respectively. During 1998, 1997 and 1996 the maximum outstanding borrowings were $39,200,000, $44,650,000 and $44,650,000.


10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                             December 31, 1998
(In Thousands)                                             Book           Current        Discount        Fair
                                                           Value           Yield         Rate (1)        Value
Real Estate:
    Real Estate Fixed                                    $176,206           8.58           7.69         $179,542
    Real Estate Variable                                   48,539           8.01           7.18           48,558
----------------------------------------------------------------------------------------------------------------
    Total Real Estate                                     224,745           8.46                         228,100
----------------------------------------------------------------------------------------------------------------
Consumer:
    Consumer Fixed                                         21,853           9.14           8.77           21,930
    Consumer  Variable                                        548           8.50           8.27              548
    Credit Cards                                            7,863          14.90          14.90            7,863
    Key Loans                                                 660          18.00          18.00              660
----------------------------------------------------------------------------------------------------------------
    Total Consumer                                         30,924                                         31,001
----------------------------------------------------------------------------------------------------------------
Agriculture                                                 1,903          10.00           8.75            1,928
----------------------------------------------------------------------------------------------------------------
Commercial:
    Commercial Fixed                                       10,106           9.06           8.75           10,150
    Commercial Variable                                     7,524           8.59           8.75            7,505
----------------------------------------------------------------------------------------------------------------
    Total Commercial                                       17,630                                         17,655
----------------------------------------------------------------------------------------------------------------
Other Loans                                                 7,028           7.81           7.75            7,047
Political Subdivisions                                      7,449           6.05           5.00            7,616
Leases                                                        218           7.93           8.00              207
Nonperforming                                               1,135                                          1,135
----------------------------------------------------------------------------------------------------------------
Total Loans                                              $291,032                                       $294,689
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

                                                                           December 31, 1997
                                                           Book           Current       Discount         Fair
                                                           Value           Yield         Rate(1)         Value
Real Estate:
    Real Estate Fixed                                    $162,745           8.87           8.50         $165,551
    Real Estate Variable                                   56,230           8.49           7.13           56,261
----------------------------------------------------------------------------------------------------------------
         Total Real Estate                                218,975                                        221,812
----------------------------------------------------------------------------------------------------------------
Consumer:
    Consumer Fixed                                         23,130           9.63           9.90           23,116
    Consumer Variable                                         589           8.90           9.25              589
    Credit Card                                             8,528          14.90          14.90            8,528
    Key Loans                                                 847          18.00          18.00              847
----------------------------------------------------------------------------------------------------------------
         Total Consumer                                    33,094                                         33,080
----------------------------------------------------------------------------------------------------------------
Agriculture                                                 2,395          10.05           9.00            2,406
----------------------------------------------------------------------------------------------------------------
Commercial:
    Commercial Fixed                                        9,130           9.53           9.50            9,129
    Commercial Variable                                     8,046           9.55           9.50            8,045
----------------------------------------------------------------------------------------------------------------
      Total Commercial                                     17,176                                         17,174
----------------------------------------------------------------------------------------------------------------
Other Loans                                                 6,260           7.89           8.50            6,273
Political Subdivisions                                      5,895           6.11           5.50            6,082
Leases                                                        256           7.72           8.00              203
Nonperforming                                               1,412                                          1,412
----------------------------------------------------------------------------------------------------------------
Total Loans                                              $285,463                                       $288,442
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market and interest checking accounts, is equal to the amount payable on demand at December 31, 1998 and 1997. The fair value of all other deposit categories is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                           December 31, 1998
                                           Book         Market
(In Thousands)                             Value        Value
Noninterest-bearing Demand Deposits      $ 57,871      $ 57,871
Interest-bearing Deposits:
    Money Market                          121,082       121,082
    Interest Checking                      36,751        36,751
    Savings                                45,301        45,301
    Certificates of Deposit               137,475       142,673
    Other Time                             78,038        78,040
---------------------------------------------------------------
Total Interest-bearing Deposits           418,647       423,847
---------------------------------------------------------------
Total Deposits                           $476,518      $481,718
---------------------------------------------------------------
---------------------------------------------------------------

                                            December 31, 1997
(In Thousands)                             Book          Fair
                                           Value         Value
Noninterest-bearing Demand Deposits      $ 46,916      $ 46,916
Interest-bearing Deposits:
    Money Market                          104,894       104,894
    Interest Checking                      40,880        40,880
    Savings                                45,332        45,332
    Certificates of Deposit               121,713       125,098
     Individual Retirement Accounts        80,917        79,624
    Other Time                              1,604         1,604
---------------------------------------------------------------
Total Interest-bearing Deposits           395,340       397,432
---------------------------------------------------------------
Total Deposits                           $442,256      $444,348
---------------------------------------------------------------
---------------------------------------------------------------

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

                                            December 31, 1998
(In Thousands)                             Book          Fair
                                           Value         Value
Borrowings
     Short -Term                         $ 12,080      $ 12,071
     Long -Term                            60,044        59,999
---------------------------------------------------------------
          Total Borrowings               $ 72,124      $ 72,070
---------------------------------------------------------------
---------------------------------------------------------------

                                            December 31, 1997
                                           Book          Fair
                                           Value         Value
Borrowings
    Short -Term                          $ 15,000      $ 14,807
    Long -Term                             65,461        64,619
---------------------------------------------------------------
         Total Borrowings                $ 80,461      $ 79,426
---------------------------------------------------------------
---------------------------------------------------------------

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - There is no material difference between the notional amount and the fair value of off-balance sheet items which totaled $54,010,000 at December 31, 1998 and $51,270,000 at December 31, 1997 and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

11. EMPLOYEE AND POSTRETIREMENT BENEFIT PLANS

DEFINED BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment.

Also the Corporation sponsors a defined benefit health care plan that provides postretirement medical benefits and life insurance to employees who meet certain age and length of service requirements. This plan contains a cost-sharing feature, which causes participants to pay for all future increases in costs related to benefit coverage. Accordingly, actuarial assumptions related to health care cost trend rates do not affect the liability balance at December 31, 1998 and will not affect the Corporation's future expenses.

The following tables show the funded status and components of net periodic benefit cost from these defined benefit plans:

(In Thousands)
                                                                             Postretirement
                                                   Pension Benefits             Benefits
CHANGE IN BENEFIT                                 1998          1997        1998         1997
OBLIGATION:
Benefit obligation at beginning of year         $ 6,059       $ 5,418       $ 715       $ 668
Service cost                                        267           234          25          19
Interest cost                                       424           400          42          48
Plan participants' contributions                   --            --            54          31
Actuarial loss                                      384           249        --            35
Benefits paid                                      (264)         (242)       (104)        (86)
---------------------------------------------------------------------------------------------
Benefit obligation at end of year               $ 6,870       $ 6,059       $ 732       $ 715
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at
   Beginning of year                            $ 7,628       $ 6,701       $--         $--
Actual return on plan assets                      1,014         1,099        --          --
Employer contribution                              --              70          50          55
Plan participants' contributions                   --            --            54          31
Benefits paid                                      (264)         (242)       (104)        (86)
---------------------------------------------------------------------------------------------
Fair value of plan assets at end of year        $ 8,378       $ 7,628       $--         $--
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Funded status                                   $ 1,508       $ 1,569       $(732)      $(715)
Unrecognized net actuarial (gain) loss             (790)         (800)       (111)       (113)
Unrecognized transition obligation (asset)         (274)         (297)        511         547
---------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                  $   444       $   472       $(332)      $(281)
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

                                                          Postretirement
                                   Pension Benefits         Benefits
(In Thousands)                      1998       1997       1998      1997
WEIGHTED- AVERAGE
ASSUMPTIONS
AS OF DECEMBER 31:
Discount rate                       6.75%      7.00%      6.75%     7.00%
Expected return on plan assets      8.50%      8.50%      N/A       N/A
Rate of compensation increase       5.00%      5.00%      N/A       N/A


                                                          Pension Benefits              Postretirement Benefits
(In Thousands)
                                                    1998       1997        1996        1998       1997       1996
COMPONENTS OF NET
PERIODIC BENEFIT COST:
Service  cost                                      $ 267       $ 234       $ 238       $  25       $ 19        19
Interest cost                                        424         400         370          42         48        47
Expected return on plan assets                      (640)       (550)       (491)       --          --        --
Amortization of transition (asset) obligation        (23)        (23)        (23)         36         36        36
Recognized net actuarial (gain) loss                --          --          --            (2)        (7)       (7)
-----------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                          $  28       $  61       $  94       $ 101       $ 96        95
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


PROFIT SHARING AND DEFERRED COMPENSATION PLANS

The Corporation has a profit sharing plan that incorporates the deferred salary savings provisions of Section 401 (k) of the Internal Revenue Code. The Corporation's matching contributions to the plan depend upon the tax deferred contributions of employees. The Corporation's basic and matching contributions for 1998, 1997 and 1996 were $477,000, $436,000 and $413,000, respectively.

The Corporation also has a nonqualified supplemental deferred compensation arrangement with its key officers. Charges to expense for officers' supplemental deferred compensation for 1998, 1997 and 1996 amounted to $42,000, $35,000 and $118,000, respectively.

STOCK OPTION PLANS

The Corporation established a Stock Incentive Plan for a selected group of senior officers. Approximately 60,000 shares of common stock may be issued under the Stock Incentive Plan. The recipients' rights to exercise these options vest ratably over a 5-year period and each option has a contractual expiration of 10 years. Also, the Corporation established an Independent Directors Stock Option Plan which allows the issuance of approximately 25,000 shares of common stock to non-employee directors. The recipients' rights to exercise these options expire 10 years from the date of grant. The exercise prices of all stock options awarded under the plans are equal to fair market value as of the date of the grant


The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for stock options. Accordingly, no compensation expense has been recognized for the stock options. Had compensation cost for the stock options been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the effect on the Corporations' net income and earnings per share for 1998, 1997 and 1996 would have been adjusted to the pro forma amounts indicated below.

(Net Income in Thousands)
                                   1998            1997            1996
Net income
  As reported                    $11,077         $10,107          $9,255
  Pro forma                      $11,048         $10,096          $9,250

Earnings per share-basic
  As reported                      $2.15           $1.96           $1.79
  Pro forma                        $2.14           $1.95           $1.79

For purposes of the calculations of SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

                               1998        1997        1996
Volatility                      18%         19%         11%
Expected option lives        6 Years     6 Years     6 Years
Risk-free interest rate       5.05%       5.78%       6.25%
Dividend yield                3.78%       4.05%       4.61%


A summary of the status of the Corporation's stock option plans as of December 31, 1998, 1997, and 1996, and changes during the years then ended, is presented below:

                                              1998                     1997                    1996

                                                   Weighted                 Weighted                  Weighted
                                                   Average                  Average                   Average
                                                   Exercise                 Exercise                  Exercise
                                      Shares        Price       Shares       Price        Shares       Price
                                    --------------------------------------------------------------------------
Outstanding, beginning of year        36,560       $27.09       22,850       $22.65       12,100       $20.00
Granted                               17,700        36.38       15,000        33.25       11,000        25.50
Exercised                               (810)       20.95         (590)       20.00         (250)       20.00
Forfeited                               --           --           (700)       20.00         --           --
                                    --------------------------------------------------------------------------
Outstanding, end of year              53,450       $30.26       36,560       $27.09       22,850       $22.65
                                    --------------------------------------------------------------------------
                                    --------------------------------------------------------------------------
Options exercisable at year-end       12,590       $25.02        5,920       $22.04        2,170       $20.00
Fair value of options granted
during the year                                     $5.85                     $5.88                     $2.95



The following table summarizes information about stock options outstanding as of December 31, 1998:

                              Number                               Number
                            Outstanding                          Exercisable
                                At             Remaining             At
                           December 31,       Contractual       December 31,
                               1998          Life in Years          1998
Exercise
Prices
$20.00                          9,890              7                5,330
$25.50                         10,860              8                4,260
$33.25                         15,000              9                3,000
$36.38                         17,700             10                  --
                        -----------------------------------------------------
                               53,450                              12,590
                        -----------------------------------------------------
                        -----------------------------------------------------

12.  INCOME TAXES
The following temporary differences gave rise to the net deferred tax liability at December 31, 1998 and 1997:

 (In Thousands)
                                                                       1998          1997
Deferred Tax Liabilities:
     Bond Accretion                                                     $23           $14
     Depreciation                                                       148           124
     Pension Expense                                                    153           166
     Unrealized Holding Gains on Available-for Sale Securities        6,142         6,870
-----------------------------------------------------------------------------------------
Total                                                                 6,466         7,174
-----------------------------------------------------------------------------------------

Deferred Tax Assets:
     Loan Fees and Costs                                               (199)         (281)
     SERP Plan                                                          (92)          (55)
     Postretirement  and Sick Benefits                                 (129)         (101)
     Allowance for Loan Losses                                       (1,687)       (1,720)
     Write down of Other Real Estate Owned                               (7)         --
-----------------------------------------------------------------------------------------
Total                                                                (2,114)       (2,157)
-----------------------------------------------------------------------------------------
Deferred Tax  Liability, Net                                         $4,352        $5,017
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

The federal income tax provision is comprised of the following components:

(In Thousands)                     1998        1997         1996
Currently Payable                 $3,464      $3,156       $3,366
Deferred Provision (Benefit)          63          10         (215)
------------------------------------------------------------------
Total Provision                   $3,527      $3,166       $3,151
------------------------------------------------------------------
------------------------------------------------------------------

The following tabulation is a reconciliation of the expected provision for federal income taxes determined by application of the statutory rates at which income is expected to be taxed and the actual income tax provision.



                                                         Years Ended December 31,
                                       1998                    1997                     1996
(In Thousands)                        Amount        %         Amount         %         Amount         %
Expected Provision                   $5,111       35.0        $4,646       35.0        $4,342       35.0
Nontaxable Bond Interest             (1,375)      (9.4)       (1,249)      (9.4)       (1,054)      (8.5)
Nontaxable Loan Interest               (133)      (0.9)         (137)      (1.0)         (148)      (1.2)
Nondeductible Interest Expense          192        1.3           167        1.3           149        1.2
Dividends Received Deduction           (165)      (1.1)         (161)      (1.2)         (156)      (1.3)
Surtax                                 (108)      (0.7)         (112)      (0.8)         (138)      (1.1)
Exemption
Other, Net                                5       --              12       --             156        1.3
---------------------------------------------------------------------------------------------------------
Effective Income Tax and Rates       $3,527       24.2        $3,166       23.9        $3,151       25.4
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

13.  RELATED PARTY TRANSACTIONS

Loans to executive officers, directors of the Corporation and its subsidiary and any associates of the foregoing persons are as follows:

(In Thousands)
                                             Beginning     New                      Other        Ending
 Name of Borrower                            Balance      Loans     Repayments      Changes      Balance
15 Directors, 5 Executive Officers 1998      $5,578      $1,487      $(1,647)        $(709)      $4,709
15 Directors, 2 Executive Officers 1997       5,441         736       (2,096)        1,497        5,578
15 Directors, 2 Executive Officers 1996       4,441         661         (703)        1,042        5,441

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

Financial instruments whose contract amounts represent credit risk at December 31, 1998 and 1997 are as follows:

      (In Thousands)                1998         1997
Commitments to extend credit      $48,610      $46,258
Standby letters of credit          $5,400       $5,012

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


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets ( as defined), and of Tier I capital (as defined), to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

To be categorized as well capitalized, a bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. The Corporation's actual capital amounts and ratios are presented in the following table.

                                          At December 31,
(In Thousands)                          1998          1997
Tier I Capital                        $ 78,645      $ 72,200
Tier II Supplemental Capital (1)        11,096        11,390
------------------------------------------------------------
Total Capital                         $ 89,741      $ 83,590
------------------------------------------------------------
------------------------------------------------------------
Average Assets (2)                    $614,598      $595,215
Risk Weighted Assets:
   Balance Sheet                      $333,783      $313,008
   Off-Balance Sheet                    29,054        26,769
------------------------------------------------------------
      Total Risk Weighted Assets      $362,837      $339,777
------------------------------------------------------------
------------------------------------------------------------


                                                                     Minimum                           Well
                                                  Actual           Requirements                      Capitalized
--------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998
Total Capital to Risk Weighted Assets             24.73%     greater than or equal to 8%     greater than or equal to 10%
Tier I Capital to Risk Weighted Assets            21.68%     greater than or equal to 4%     greater than or equal to  6%
Tier I to Average Assets (2)                      12.80%     greater than or equal to 4%     greater than or equal to  5%

As of December 31, 1997
Total Capital to Risk Weighted Assets             24.60%     greater than or equal to 8%      greater than or equal to 10%
Tier I Capital to Risk Weighted Assets            21.25%     greater than or equal to 4%      greater than or equal to  6%
Tier I to Average Assets (2)                      12.13%     greater than or equal to 4%      greater than or equal to  5%

(1) Inclusion of the allowance for possible loan losses is allowed up to 1.25% of "Risk Adjusted Assets" and 45 percent of the unrealized gain on unrestricted equity securities is allowed. (2) Includes 45 percent of the unrealized gain or loss on equity securities. Otherwise, unrealized gains or (losses) on available-for-sale securities are excluded.

Restrictions imposed by Federal Reserve Regulation H limit dividend payments in any year to the current year's net income plus the retained net income of the prior two years without approval of the Federal Reserve Board. Accordingly, Company dividends in 1999 may not exceed $13,252,000, plus Company net income for 1999. Additionally, banking regulators limit the amount of dividends that may be paid by the Bank to the Corporation. Retained earnings against which dividends may be paid without prior approval of the banking regulators amounted to approximately $61,974,000 at December 31, 1998, subject to the minimum capital ratio requirements noted above.

Restrictions imposed by federal law prohibit the Corporation from borrowing from the Bank unless the loans are secured in specific amounts. Such secured loans to the Corporation are generally limited to 10% of the Bank's stockholder's equity (excluding unrealized gains on available-for-sale-securities) or $7,200,000 at December 31, 1998.

16. PARENT COMPANY ONLY

The following is condensed financial information for Citizens & Northern Corporation.

CONDENSED BALANCE SHEET

                                                              December 31,
 (In Thousands)
                                                            1998          1997
ASSETS
Cash                                                      $    89        $     3
Available-for-Sale Securities                               9,270          9,101
Subsidiary Investments
         Citizens & Northern Bank                          81,000         76,405
         Bucktail Life Insurance Company                    1,796          1,616
--------------------------------------------------------------------------------
         Total Subsidiary Investments                      82,796         78,021
Dividend Receivable                                         1,300          1,100
--------------------------------------------------------------------------------
TOTAL ASSETS                                              $93,455        $88,225
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Other Liabilities                                         $ 1,765        $ 1,677
Dividends Payable                                           1,123          1,013
Stockholders' Equity                                       90,567         85,535
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $93,455        $88,225
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 CONDENSED INCOME STATEMENT

 (In Thousands)                                                            Years Ended December 31,
                                                                       1998          1997           1996
Dividends from Subsidiary                                           $  5,500       $  3,980       $ 4,183
Other Dividend Income                                                    218            186           142
Available-for-Sale Securities Gains                                      822             74           217
Expenses                                                                (356)           (77)         (118)
---------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Earnings of Subsidiaries         6,184          4,163         4,424
Equity in Undistributed Earnings of Subsidiaries                       4,893          5,944         4,831
---------------------------------------------------------------------------------------------------------
NET INCOME                                                          $ 11,077       $ 10,107       $ 9,255
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS

                                                                          Years Ended December 31,
 (In Thousands)                                                      1998          1997          1996
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                       $ 11,077       $ 10,107       $ 9,255
 Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
          Noncash Dividends Received                                  --             --            (578)
          Equity Securities Gains                                     (822)           (74)         (217)
          Equity in Undistributed Net Income of Subsidiaries        (4,893)        (5,944)       (4,831)
          Increase in Other Assets                                    (200)          (150)          (80)
          Increase in Other Liabilities                                372            111            51
-------------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                  5,534          4,050         3,600
-------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Available-for-Sale Securities                          (2,257)          (602)         (486)
 Proceeds from Sale of Available-for-Sale Securities                 1,441            187           425
-------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                       (816)          (415)          (61)
-------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
Sale of Treasury Stock                                                  24             11             4
Purchase of Treasury Stock                                            (468)          --            --
Dividends Declared                                                  (4,188)        (3,744)       (3,458)
-------------------------------------------------------------------------------------------------------
          Net Cash Used in Financing Activities                     (4,632)        (3,733)       (3,454)
-------------------------------------------------------------------------------------------------------
 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       86            (98)           85
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            3            101            16
-------------------------------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS, END OF YEAR                           $     89       $      3       $   101
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Citizens & Northern Corporation

We have audited the accompanying consolidated balance sheets of Citizens & Northern Corporation and subsidiaries ("Corporation") as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens & Northern Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES
WILLIAMSPORT, PENNSYLVANIA
FEBRUARY 5, 1999

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

February 3, 1999

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



Craig G. Litchfield                James W. Seipler
President & CEO                      Treasurer

--------------------------------------------------------------------------------
CAUTIONARY STATEMENT

THIS REPORT CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" INCLUDING STATEMENTS CONCERNING PLANS, OBJECTIVES, FUTURE EVENTS OR PERFORMANCE AND ASSUMPTIONS AND OTHER STATEMENTS WHICH ARE OTHER THAN STATEMENTS OF HISTORICAL FACT. CITIZENS & NORTHERN CORPORATION AND ITS SUBSIDIARIES WISHES TO CAUTION READERS THAT THE FOLLOWING IMPORTANT FACTORS, AMONG OTHERS, MAY HAVE AFFECTED AND COULD IN THE FUTURE AFFECT THE CORPORATION'S ACTUAL RESULTS AND COULD CAUSE THE CORPORATION'S ACTUAL RESULTS FOR SUBSEQUENT PERIODS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENT MADE BY OR ON BEHALF OF THE CORPORATION HEREIN:
THE EFFECT OF CHANGES IN LAWS AND REGULATIONS, INCLUDING FEDERAL AND STATE BANKING LAWS AND REGULATIONS, WITH WHICH THE CORPORATION MUST COMPLY, AND THE ASSOCIATED COST OF COMPLIANCE WITH SUCH LAWS AND REGULATIONS EITHER CURRENTLY OR IN THE FUTURE AS APPLICABLE; THE EFFECT OF CHANGES IN ACCOUNTING POLICIES AND PRACTICES, AS MAY BE ADOPTED BY THE REGULATORY AGENCIES AS WELL AS THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR OF CHANGES IN THE CORPORATION'S ORGANIZATION, COMPENSATION AND BENEFIT PLANS; THE EFFECT ON THE CORPORATION'S COMPETITIVE POSITION WITHIN ITS MARKET AREA OF THE INCREASING CONSOLIDATION WITHIN THE BANKING AND FINANCIAL SERVICES INDUSTRIES, INCLUDING THE INCREASED COMPETITION FROM THE LARGER REGIONAL BANKING ORGANIZATIONS AS WELL AS NONBANK PROVIDERS OF VARIOUS FINANCIAL SERVICES; THE EFFECT OF CHANGES IN INTEREST RATES; AND THE EFFECT OF CHANGES IN THE BUSINESS CYCLE AND DOWNTURNS IN THE LOCAL, REGIONAL OR NATIONAL ECONOMIES.
--------------------------------------------------------------------------------

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
           E. TIER I CAPITAL OR EQUITY - SUM OF COMMON STOCK, PAID-IN-CAPITAL AND RETAINED EARNINGS.
           F. TIER II CAPITAL - SUM OF SUBORDINATED DEBT, PREFERRED STOCK, CONVERTIBLE DEBT SECURITIES, A CALCULATED PORTION OF THE
              ALLOWANCE FOR LOAN LOSSES AND 45 PERCENT OF UNREALIZED GAINS ON UNRESTRICTED EQUITY SECURITIES.
           G. TOTAL CAPITAL  -  SUM OF TIER I AND TIER II CAPITAL


 COMPREHENSIVE INCOME - THE CHANGE IN EQUITY DURING A PERIOD FROM TRANSACTIONS AND OTHER EVENTS AND CIRCUMSTANCES FROM NONOWNER SOURCES. IT INCLUDES ALL CHANGES IN EQUITY DURING A PERIOD EXCEPT THOSE RESULTING FROM INVESTMENTS BY OWNERS AND DISTRIBUTIONS TO OWNERS. FOR THE CORPORATION IT MEANS NET INCOME AND UNREALIZED GAINS AND LOSSES ON AVAILABLE-FOR-SALE SECURITIES.

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

MVPE- MARKET VALUE OF PORTFOLIO EQUITY - THE MARKET VALUE OF ASSETS LESS THE MARKET VALUE OF LIABILITIES. THE MARKET VALUE OF ASSETS AND LIABILITIES ARE THE PRESENT VALUE OF ALL FUTURE CASH FLOWS AT CURRENT MARKET RATES. THIS AMOUNT DOES NOT INCLUDE ASSETS AND LIABILITIES THAT ARE NOT FINANCIAL INSTRUMENTS, SUCH AS PREMISES AND EQUIPMENT, ACCRUED INTEREST RECEIVABLE OR PAYABLE, DEFERRED TAXES, ETC.

NIM - NET INTEREST MARGIN - TOTAL INTEREST INCOME LESS TOTAL INTEREST EXPENSE.

NONPERFORMING LOANS - IMPAIRED LOANS CLASSIFIED AS NONACCRUAL DUE TO NONPERFORMANCE OF CREDITORS.

OTHER REAL ESTATE - REAL ESTATE ACQUIRED THROUGH A DEED IN LIEU OF FORECLOSURE OR FORECLOSURE PROCEEDINGS AGAINST A DEBTOR.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1998 PERFORMANCE REVIEW

Citizens and Northern Corporation ("Corporation") and its major subsidiary, Citizens and Northern Bank ("Bank"), recorded basic per share earnings of $2.15, $1.96 and $1.79, respectively, for the years ended December 31, 1998, 1997 and 1996. Diluted earnings per share amounted to $2.14, $1.96 and $1.79 for the years ended December 31, 1998, 1997 and 1996, respectively. Return on the Corporation's equity, excluding the net unrealized gain or loss on available-for-sale securities, for the years ended 1998, 1997 and 1996 amounted to 14.81 percent, 14.56 percent and 14.74 percent, respectively.

Net income for the years ended 1998, 1997 and 1996 amounted to $11,077,00, $10,107,000 and $9,255,000, respectively. Securities gains included in net income for the same periods respectively, amounted to $3,001,000, $1,001,000 and $475,000. During 1998 the Corporation recorded an unusual security gain. Stock that had been acquired as the result of a defaulted loan in 1919 and carried on the Corporation books at $1.00 was sold for an approximate gain of $1,766,000. Net income exclusive of securities gains net of tax for the years ended December 31, 1998, 1997 and 1996 amounted to $9,097,000, $9,446,000 and $8,941,000, respectively. The slightly lower income recorded during 1998 when compared to 1997 reflects the additional cost of a new branch which opened during 1998 and the installation of 12 automated teller machines.

1998 was a busy and exciting year for your Corporation. A new branch in Mansfield Pennsylvania was added, 12 automated teller machines were placed at strategic market locations in the branch network, a marketing department was established, telephone banking was introduced and a cash management "Repo Sweep" account was added. Also during 1998 year 2000 program changes and testing were being finalized.

OUTLOOK FOR 1999

The Corporation's Board of Directors and management team feel very confident going forward, and with good reason: your Corporation has in place an excellent earning asset base, capable personnel, a well established and managed branch network, an increasingly large deposit base and a package of services designed to accommodate an increasingly sophisticated customer base.

Given the same rate environment for 1999 as we experienced during 1998, operating earnings will probably mirror those of 1998. However, if rates suddenly change substantially in either direction (300 basis points), earnings could be pushed somewhat lower. It should also be noted that earnings derived from investment security gains are expected to be lower in 1999 when compared to 1998.

Other Corporation endeavors for 1999 will include the implementation of a transactional internet banking application, a Visa check card and the development of a transfer pricing system that will provide management with a tool for more detailed department, branch and product profitability analysis. Additionally, management is currently considering the opening of a full service office in Lycoming County. At the top of the list for 1999 will be the completion of the year 2000 project.

The prime focus of the Corporation in 1999 will be to remain a strong independent community bank serving the people, the businesses and the communities of its market area.

NET INTEREST MARGIN
1998/1997/1996

The primary source of operating income for the Corporation is the net interest margin. The net interest margin is the difference between total interest income generated by interest-bearing assets and the interest expense paid on interest-bearing liabilities.

INTEREST INCOME

Interest income generated by the Corporation comes primarily from two earning asset sources: investments and loans. The investment portfolio has traditionally comprised about half of the base of earning assets. Nearly all of the Corporation's investments are classified as available-for-sale, excluding approximately $1,762,000 held by the Corporation's insurance subsidiary, Bucktail Life Insurance Company. The investment portfolio is funded primarily by deposits and borrowed funds.

The average balance of the available-for-sale investment portfolio during 1998, 1997 and 1996 amounted to $294,121,000, $287,553,000 and $303,548,000, respectively. The portfolio consists of U. S. Treasury securities, U. S. Agency securities, municipal bonds, pools of mortgage-backed instruments and equity investments of banks and bank holding companies located primarily in Pennsylvania.

The rate of return on the investment portfolio has remained relatively constant during 1998, 1997 and 1996 at 6.42 percent, 6.51 percent and 6.50 percent, respectively. The portfolio is primarily a long-term investment vehicle and does not have a great deal of turnover with the exception of mortgage-backed securities that provide a monthly flow of payments. The portfolio is, however, monitored continuously for long-term profit maximization, especially during periods of interest rate volatility, and at such times the Corporation may sell selected securities from the available-for-sale category.

During 1998 declining interest rates caused the mix of portfolio assets to change. The lower interest rates increased the amount of monthly payments received on mortgage-backed instruments as consumers exercised their option to refinance mortgages. Also in 1998 government agencies refinanced debt held by the Corporation amounting to about $74,000,000. The increased cash flow of debt refinancing was reinvested in U. S. Agency issues; primarily Federal National Mortgage Association and Federal Home Loan Bank zero coupon bonds. The slightly higher return on U. S. Agency bonds is reflected in the increase in average balances carried in U. S. agency securities and a decrease in average balances carried in mortgage-backed pools during 1998. Average balances carried in mortgage-backed pools during 1998 amounted to $121,466,000. Average balances respectively, for the years ended 1997 and 1996 were $163,942,000 and $197,581,000. The average balance of U. S. Agencies for the respective three-year periods was $68,512,000, $41,968,000 and $30,914,000.

Also during 1998 municipal bonds, because of their nontaxable income and the Corporation's tax position, provided respectable yields. The average balance of municipal securities in 1998 increased to $68,942,000; this compares to $59,554,000 for 1997 and $49,700,000 for 1996. Also during 1998 several of the higher yielding municipal bonds were called, again due to lower rates.

Additional equity securities purchased during 1998 increased the average balances carried to $18,725,000. Average balances carried during 1997 and 1996 were $15,039,000 and $16,342,000, respectively. Nine equity investments were sold for a before tax profit of $1,581,000. This profit is exclusive of the gain on the stock that was carried as a result of a defaulted loan mentioned earlier. The equity portfolio is monitored continuously for stocks that management feels are fully valued. It is the practice of the Corporation to sell certain stocks each year and realize gains, which comprise a substantial portion of the overall yield of equity investments. Traditionally equity securities average an annual return of between 2 to 4 percent. Approximately 21 percent of the portfolio consists of Federal Home Loan Bank stock which carries a substantially higher return than the rest of the portfolio. During the last 3 years the Federal Home Loan Bank stock has carried an annual return of about 6.60 percent. Membership in The Federal Home Loan Bank requires stock ownership and the amount of stock varies according to the amount of outstanding loans made to the Corporation.

The average balance of other securities increased by nearly $10,000,000 when compared to the years ended 1997 and 1996 as a portion of the prepayments on mortgage-backed securities was invested in a collateralized mortgage obligation.

The portion of the investment portfolio that is funded by borrowed funds declined in 1998 and 1997 as the spread between the interest rates on borrowed funds and the return on investments remained very narrow during both years. Average borrowed funds for the years ended December 31, 1998, 1997 and 1996 amounted to $78,841,000, $89,211,000 and $102,088,000, respectively.

The loan portfolio makes up the balance of the earning asset base and is the largest contributor to total interest income. The Corporation's market area consists of several small rural communities, which surround three or four more heavily populated towns. Consequently, the loan portfolio is retail oriented, consisting mostly of real estate secured mortgages on one to four family dwellings. Total average real estate secured mortgage loans to customers in our market area made up 80 percent, 79 percent and 77 percent of the loan portfolio for 1998, 1997 and 1996, respectively. Respectively, they contributed 70 percent, 70 percent and 69 percent of the total interest income derived from the loan portfolio. The balance of the loan portfolio includes consumer installment loans and commercial loans. The Corporation also has an extensive credit card operation, which provides credit cards to the Corporation's customer base and 56 other agent banks in Pennsylvania. The return on the Corporation's total loan portfolio for the years ended December 31, 1998, 1997 and 1996 amounted to 10.22 percent, 10.28 percent and 10.31 percent, respectively.

Other interest income producing assets included federal funds sold and interest-bearing deposits held with correspondent banks. The balances held and income produced were considered insignificant for discussion purposes.

INTEREST EXPENSE

The liability and equity side of the balance sheet is made up of stockholders' equity, interest-bearing liabilities and noninterest-bearing demand deposits and other liabilities. The return on the Corporation's assets and equity are dependent on the spread between rates paid on earning assets and the rate of interest paid on interest-bearing liabilities. Interest-bearing liabilities are made up of deposits and borrowed funds. Average total deposits, including demand deposits, increased 3.2 percent during 1998. This compares to growth rates of
1.4 percent and 3.4 percent for 1997 and 1996, respectively. Competition for deposits has become increasingly intense as new products and new competitors come on the scene. Competition for deposits comes primarily from banks and nonbank sources, including credit unions, mutual funds and brokerage houses.

The Corporation has five primary sources of interest-bearing deposits. Two of the sources are considered long term and three are short term, based on the length of the repricing period for the deposit.

Certificates of Deposit and Individual Retirement Accounts are considered long term instruments. Certificates of Deposit are the largest single source of deposits. The maturity schedule of certificates ranges from one month to five years. Average balances carried in certificates of deposit for the years ended December 31, 1998, 1997 and 1996 were $126,902,000, $119,226,000 and
$117,596,000, respectively. The average rate paid for those deposits for the same periods, respectively, was 5.50 percent, 5.49 percent and 5.47 percent. During the third quarter of 1998 the Corporation successfully attracted local school district deposits, and as a result of the effort, average Certificate of Deposit balances increased 6.4 percent over 1997. At year-end 1998 total Certificates of Deposit amounted to approximately $137,475,000. Individual Retirement Accounts are the other source of long term funding. These accounts carry an eighteen-month maturity schedule and the rate changes quarterly. The Corporation had in the past been successful in growing the balances in these accounts by paying higher than market rates. However, due to mutual fund competition and competition from the Corporation's Trust Department for the balances carried in Individual Retirement Accounts we have witnessed a small decline during the past three years. Average balances and rates paid on Individual Retirement Accounts during the years ended December 31, 1998, 1997 and 1996 were, respectively, $76,557,000 at 5.42 percent, $78,662,000 at 5.99 percent and $79,076,000 at 5.77 percent.

Short term deposits (deposits that reprice more frequently) consist of Money Market accounts, Interest Checking accounts and Savings accounts. Money Market accounts are the Corporation's second largest source of deposits. The Corporation has paid higher than the market rate for these deposits and has been successful in attracting and maintaining large average balances. Average balances carried for the years ended December 31, 1998, 1997 and 1996, respectively, were $115,143,000, $107,287,000 and $100,618,000. Average rates paid for those same periods were, respectively, 4.42 percent, 4.55 percent and
4.53 percent. During 1998 the Corporation introduced a new Municipal Money Market Account that carried a rate tied to the over-night Federal Funds rate. The rate is tiered according to the balances carried. The account has been popular with local school districts and other municipal depositors. It allows the municipalities to maintain funds locally as opposed to sending the funds out of the market area. The Interest Checking accounts allow normal checking activity but earn a lesser rate of interest. Average balances and rates paid on these accounts for the years ended December 31, 1998, 1997 and 1996 were, respectively, $36,556,000 at 2.33 percent, $38,334,000 at 2.46 percent and $40,558,000 at 2.46 percent. Finally, the last short term interest-bearing accounts carried by the Corporation are the Regular Savings accounts. Regular Savings come in two forms, passbook and statement, and both pay the same rate of interest. Regular Savings have traditionally been the backbone of the Corporation's core deposit base. Average balances for the years ended December 31, 1998, 1997 and 1996 were $45,207,000, $46,338,000 and $46,751,000, respectively. The rate paid for each of the three years was approximately 2.50 percent.

During the fourth quarter of 1998 the Corporation introduced a new type of account called the "RepoSweep". Although linked to deposit activity, "RepoSweep" balances are classified as Short-term Borrowings on the Corporation's balance sheet. The accounts are monitored each day and excess funds above a predetermined level are swept to an interest-bearing account. The rate paid is indexed to the 91-day Treasury Bill rate. Though the FDIC does not insure the accounts, they are secured by investment securities pledged specifically for them and held at a correspondent bank. Balances in the accounts have ranged from $1.5 million to $3 million on a daily basis.

The Corporation also carries noninterest-bearing Demand Deposits; average balances for the past three years, respectively, were $46,336,000, $42,780,000 and $42,500,000. The increase in average balances during 1998 is due to an increase in the number of municipal accounts, a new branch and other factors.

The final type of interest-bearing liability found on the Corporation balance sheet is borrowed funds, both short and long-term. The Corporation normally uses short term borrowing for liquidity purposes, i.e., deposit fluctuations, etc. This may be in the form of overnight Federal Funds borrowed from a correspondent bank or a repurchase agreement arranged through the Federal Home Loan Bank of Pittsburgh or a broker. Long-term borrowing is used to leverage the Corporation's strong capital base to enhance earnings. Long-term borrowings may be in the form of repurchase agreements or secured borrowing, also through the Federal Home Loan Bank of Pittsburgh or a broker. Short-term borrowing is defined as having an original maturity of overnight to one year.
Long-term borrowed funds have a maturity of one year or more.

Average balances carried as short and long-term borrowing for the years ended December 31, 1998, 1997 and 1996 amounted to $78,841,000, $89,211,000 and
$102,088,000, respectively. Average rates for the same periods, respectively, were 5.63 percent, 5.63 percent and 5.56 percent. Because of declining interest rates in 1998 the Corporation repaid borrowings amounting to $15,000,000 and refinanced an additional $15,000,000. The remaining $15,000,000 was refinanced at a more favorable rate resulting in a savings of 50 basis points.

To summarize the discussion of the interest margin it is important to note the change in the net interest spread. The spread for 1995 was 2.99 percent, reflecting a rise in interest rates beginning in late 1994. During 1995 rates continued to rise until the fall of that year. Late in 1995, as inflation worries subsided and the inflation rate stabilized at about 3 percent, the rates began to decline. Rates remained relatively stable during 1998, 1997 and 1996 and produced a net spread of 3.54 percent in 1998, 3.50 percent for 1997 and
3.49 percent during 1996. The concern for 1999 appears to be the Asian and South American economies. Those economies will not have a direct impact on the earnings of your Corporation unless interest rates are affected. At this writing it appears that interest rates will remain stable during 1999 and produce operating earnings comparable to 1998.

 TABLE I - ANALYSIS OF INTEREST INCOME AND EXPENSE


                                                                                                                    Change
(In Thousands)                                                             Years Ended December 31,           Increase (Decrease)
                                                                        1998        1997         1996         98/97         97/96
INTEREST INCOME Available-for-Sale Securities:
   U S Treasury Securities                                            $   151      $   139      $   128      $    12       $    11
   Securities of Other U S  Government Agencies and Corporations        4,842        3,002        2,124        1,840           878
   Mortgage Backed Securities                                           7,992       11,060       13,113       (3,068)       (2,053)
   Obligations of States and Political Subdivisions                     3,982        3,595        3,012          387           583
   Stock                                                                  950          874          872           76             2
   Other Securities                                                       961           52          472          909          (420)
------------------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                              18,878       18,722       19,721          156          (999)
------------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities:
   U S Treasury Securities                                                 37           34           42            3            (8)
   Securities of Other U S  Government Agencies and Corporations           41           22            4           19            18
   Mortgage Backed Securities                                              38           52           59          (14)           (7)
------------------------------------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                                   116          108          105            8             3
------------------------------------------------------------------------------------------------------------------------------------
Interest -bearing Due from Banks                                           37           54           37          (17)           17
Federal Funds Sold                                                        229          334           60         (105)          274
Loans:
   Real Estate Loans                                                   20,371       20,218       19,277          153           941
   Consumer                                                             6,498        6,484        6,402           14            82
   Agricultural                                                           223          272          278          (49)           (6)
   Commercial/Industrial                                                1,621        1,606        1,577           15            29
   Other                                                                   55           62           25           (7)           37
    Political Subdivisions                                                380          391          424          (11)          (33)
   Leases                                                                  20           18           16            2             2
------------------------------------------------------------------------------------------------------------------------------------
    Total Loan Income                                                  29,168       29,051       27,999          117         1,052
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                 $48,428      $48,269      $47,922      $   159       $   347
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
 Interest Checking                                                    $   853      $   945      $   998      $   (92)      $   (53)
 Money Market                                                           5,093        4,879        4,556          214           323
 Savings                                                                1,121        1,150        1,169          (29)          (19)
Certificates of Deposit                                                 6,984        6,549        6,431          435           118
Individual Retirement Accounts                                          4,152        4,713        4,563         (561)          150
 Other Time Deposits                                                       49           56           58           (7)           (2)
 Federal Funds Purchased                                                  133           33           55          100           (22)
Other Borrowed Funds                                                    4,308        4,987        5,621         (679)         (634)
------------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                $22,693      $23,312      $23,451      $  (619)      $  (139)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                   $25,735      $24,957      $24,471      $   778       $   486
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Net interest income, if reflected on a fully tax equivalent basis, would have amounted to $27,621,000, $26,773,000, and $25,963,000 for 1998, 1997, and
1996, respectively.

(2) Fees on loans are included with interest on loans and amounted to $710,000, $612,000 and $701,000 for the years ended 1998, 1997 and 1996, respectively.

TABLE II - ANALYSIS OF AVERAGE DAILY BALANCES AND RATES

                                                                                 Rate of                    Rate of
(In Thousands)                                                                   Return/                    Return/
                                                                                 Cost of                    Cost of
                                                                                 Funds                      funds
EARNING ASSETS                                                      12/31/98                   12/31/97        %          12/31/96
Available-for-Sale Securities(*) :
   U. S. Treasury Securities                                        $   2,516      6.00       $   2,514        5.53      $   2,506
   Securities of Other U.S. Government Agencies and Corporations       68,512      7.07          41,968        7.15         30,514
   Mortgage Backed Securities                                         121,466      6.58         163,942        6.75        197,581
   Obligations of States and Political Subdivisions                    68,942      5.78          59,554        6.04         49,700
   Stock                                                               18,725      5.07          15,039        5.81         16,342
   Other Securities                                                    13,960      6.88           4,536        1.15          6,905
----------------------------------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                             294,121      6.42         287,553        6.51        303,548
----------------------------------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities:
   U. S. Treasury Securities                                              626      5.91             601        5.66            698
   Securities of Other U. S.  Government Agencies and Corporations        629      6.52             297        7.41             50
   Mortgage Backed Securities                                             507      7.50             689        7.55            829
----------------------------------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                                 1,762      6.58           1,587        6.81          1,577
----------------------------------------------------------------------------------------------------------------------------------
Interest -bearing Due from Banks                                          671      5.66             795        6.79            455
Federal Funds Sold                                                      4,139      5.53           6,132        5.45          1,100
Loans(**) :
   Real Estate Loans                                                  227,845      8.94         223,510        9.05        210,289
   Consumer                                                            30,366     21.40          32,293       20.08         35,305
   Agricultural                                                         2,219     10.05           2,689       10.12          2,750
   Commercial/Industrial                                               17,698      9.16          16,743        9.59         16,207
   Other                                                                  707      7.78             754        8.22            237
   Political Subdivisions                                               6,227      6.10           6,355        6.15          6,629
   Leases                                                                 214      9.35             236        7.63            201
----------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                                       285,276     10.22         282,580       10.28        271,618
----------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                              585,969      8.26         578,647        8.34        578,298

Cash                                                                   12,694                                12,228         11,502
Securities Valuation Reserve                                           19,939                                 9,907          5,924
Allowance for Possible Loan Losses                                     (4,822)                               (4,844)        (4,726)
Other Assets                                                            5,337                                 5,745          6,617
Bank Premises & Equipment                                               6,985                                 6,594          6,793
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                          626,102                               608,277        604,408
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
Interest Checking                                                      36,556      2.33          38,334        2.47         40,558
Money Market                                                          115,143      4.42         107,287        4.55        100,618
Savings                                                                45,207      2.48          46,338        2.48         46,751
Certificates of Deposit                                               126,902      5.50         119,226        5.49        117,596
Individual Retirement Accounts                                         76,557      5.42          78,662        5.99         79,076
Other Time Deposits                                                     1,900      2.58           2,223        2.52          1,937
Federal Funds Purchased                                                 2,801      4.75             663        4.98            967
Other Borrowed Funds                                                   76,040      5.67          88,548        5.63        101,121
----------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities                                    481,106      4.72         481,281        4.84        488,624
Demand Deposits                                                        46,336                    42,780                     42,500
 Other Liabilities                                                     10,663                     8,211                      6,794
----------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES                                                   538,105                   532,272                    537,918
Stockholders' Equity                                                   74,810                    69,440                     62,797
----------------------------------------------------------------------------------------------------------------------------------
Securities Valuation Reserve                                           13,187                     6,565                      3,693
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders'
   Equity                                                           $ 626,102                $  608,277                  $ 604,408
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Spread                                                               3.54                        3.50
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(*) Average balances do not include unrealized gains and losses on Available-for-Sale Securities.

(**) Nonaccrual loans have been included with loans for the purpose of analyzing net interest earnings.

TABLE III - ANALYSIS OF THE EFFECT OF VOLUME AND RATE CHANGES ON INTEREST INCOME AND INTEREST EXPENSE

                                                                     Years Ended December 31, 1998/1997
(In Thousands)                                                       Change in    Change in     Total
                                                                       Volume        Rate       Change
EARNING ASSETS
Available-for-Sale Securities:
   U. S. Treasury Securities                                          $  --         $  12       $    12
   Securities of Other U.S. Government Agencies and Corporations        1,876         (36)        1,840
   Mortgage Backed Securities                                          (2,801)       (267)       (3,068)
   Obligations of States and Political Subdivisions                       533        (146)          387
   Stock                                                                  158         (82)           76
   Other Securities                                                       267         642           909
-------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                                  33         123           156
-------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities:
   U. S. Treasury Securities                                                1           2             3
   Securities of Other U.S. Government Agencies and Corporations           19          19
   Mortgage Backed Securities                                             (14)        (14)
-------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                                     6           2             8
-------------------------------------------------------------------------------------------------------
Interest -bearing Due from Banks                                           (9)         (8)          (17)
Federal Funds Sold                                                       (110)          5          (105)
Loans:
   Real Estate Loans                                                      382        (229)          153
   Consumer                                                              (137)        151            14
   Agricultural                                                           (47)         (2)          (49)
   Commercial/Industrial                                                   72         (57)           15
   Other                                                                   (4)         (3)           (7)
   Political Subdivisions                                                  (8)         (3)          (11)
   Leases                                                                  (1)          3             2
-------------------------------------------------------------------------------------------------------
    Total Loans                                                           257        (140)          117
-------------------------------------------------------------------------------------------------------
Total Interest Income                                                     177         (18)          159
-------------------------------------------------------------------------------------------------------

INTEREST BEARING LIABILITIES
Interest Checking                                                         (43)        (49)          (92)
Money Market                                                              342        (128)          214
Savings                                                                   (28)         (1)          (29)
Certificates of Deposit                                                   422          13           435
Individual Retirement Accounts                                           (123)       (438)         (561)
Other Time Deposits                                                        (8)          1            (7)
Federal Funds Purchased                                                   101          (1)          100
Other Borrowed Funds                                                     (709)         30          (679)
-------------------------------------------------------------------------------------------------------
Total Interest Expense                                                    (46)       (573)         (619)
-------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                   $   223       $ 555       $   778
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

                                                                      Years Ended December 31, 1997/1996
(In Thousands)                                                        Change in    Change in    Total
                                                                       Volume        Rate       Change
EARNING ASSETS
Available-for-Sale Securities:
   U. S. Treasury Securities                                          $  --         $  11       $    11
   Securities of Other U.S. Government Agencies and Corporations          818          60           878
   Mortgage Backed Securities                                          (2,273)        220        (2,053)
   Obligations of States and Political Subdivisions                       595         (12)          583
   Stock                                                                  (17)         19             2
   Other Securities                                                      (123)       (297)         (420)
--------------------------------------------------------------------------------------------------------
      Total Available-for-Sale Securities                              (1,000)          1          (999)
--------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
   U. S. Treasury Securities                                               (6)         (2)           (8)
   Securities of Other U.S. Government Agencies and Corporations           18          18
   Mortgage Backed Securities                                             (11)          4            (7)
--------------------------------------------------------------------------------------------------------
      Total Held-to-Maturity Securities                                     1           2             3
--------------------------------------------------------------------------------------------------------
Interest -bearing Due from Banks                                           22          (5)           17
Federal Funds Sold                                                        274         274
Loans:
   Real Estate Loans                                                    1,192        (251)          941
   Consumer                                                              (319)        401            82
   Agricultural                                                            (6)         (6)
   Commercial/Industrial                                                   51         (22)           29
   Other                                                                   41          (4)           37
   Political Subdivisions                                                 (17)        (16)          (33)
   Leases                                                                   3          (1)            2
--------------------------------------------------------------------------------------------------------
    Total Loans                                                           945         107         1,052
--------------------------------------------------------------------------------------------------------
Total Interest Income                                                     242         105           347
--------------------------------------------------------------------------------------------------------

INTEREST BEARING LIABILITIES
Interest Checking                                                         (55)          2           (53)
Money Market                                                              302          21           323
Savings                                                                   (10)         (9)          (19)
Certificates of Deposit                                                    89          29           118
Individual Retirement Accounts                                            (25)        175           150
Other Time Deposits                                                         8         (10)           (2)
Federal Funds Purchased                                                   (17)         (5)          (22)
Other Borrowed Funds                                                     (709)         75          (634)
--------------------------------------------------------------------------------------------------------
Total Interest Expense                                                   (417)        278          (139)
--------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                   $   659       $(173)      $   486
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

The change in interest due to both volume and rates has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME
1998/1997/1996

Noninterest income is composed of six major components: Service Charges on Deposit Accounts, Service Charges and Fees, Trust Department Income, Insurance Commissions, Fees and Premiums, Other Operating Income and Realized Net Gains on Available-for-Sale Securities. The percentages cited below in the discussion of the components of Noninterest Income are derived using Noninterest Income Before Gains on Securities, Net. Overall, Noninterest Income decreased $93,000, or 2.9 percent, in 1998 compared to 1997; however, noninterest income for 1997 includes a gain of $301,000 from the sale of a copyrighted logo. Exclusive of this gain, other noninterest income would have increased 7.2 percent during 1998 when compared to 1997. A comparison of noninterest income between the years ended 1997 and 1996 reflects an increase of 12.6 percent, primarily from the gain described above.

Income generated from Service Charges on Deposit Accounts is from fees assessed on checking accounts for monthly service charges, per-check charges for checks drawn and checks deposited and for charges assessed for checking account overdrafts. For each of the three years presented service charges amounted to 55 percent of the total and the remainder were overdraft fees. Service Charges on Deposit Accounts for the years ended December 31, 1998, 1997 and 1996 accounted for 33 percent, 34 percent and 39 percent of total Noninterest Income, respectively. Excluding the sale of the copyright, Service Charges on Deposit Accounts would have contributed 37 percent of other noninterest income for 1997. Recorded Service Charges have declined slightly during 1998 and 1997 due in part to the elimination of service charges on accounts using direct deposit that began during 1997.

Other Service Charges and Fees are derived from debit card fees, credit card annual fees, fees for bank customer data processing services and a variety of other services such as check cashing for noncustomers, bank money orders, cashier checks, traveler's checks, etc. Annually, Other Service Charges and Fees contributed approximately 9 percent of the total Noninterest Income in each of the three years presented.

Trust Department Income has become the largest source of noninterest income. For the years ended December 31, 1998, 1997 and 1996, respectively, Trust Department Income amounted to 41 percent, 35 percent (excluding the gain from sale of the logo) and 30 percent of total noninterest income. Trust Department Income has increased approximately 28 percent when comparing the years ended December 31, 1998 and 1997 and 18 percent when comparing 1997 to 1996. The increase can be attributed to an increase in the number of trust accounts and the amount of trust assets. Assets under management as of December 31, 1998, 1997 and 1996, respectively, were $283,076,000, $230,149,000 and $222,541,000. The increase in trust assets can be attributed to the highly qualified and technical staff employed by the Trust Department and their sales efforts.

Insurance Commissions, Fees and Premiums generated by the Corporation's subsidiary, Bucktail Life Insurance Company, accounted for 13 percent, 16 percent and 19 percent of Noninterest Income for the years ended December 31, 1998,1997 and 1996, respectively. Insurance Commissions, Fees and Premiums have been declining due to the availability of less expensive term policies for loan repayment protection from other insurance companies. The contribution percentage to Other Noninterest Income was calculated excluding the sale of the copyright.

Net realized gains on available-for-sale securities in 1998 amounted to $3,001,000, including a gain of $1,766,000 on the sale of stock carried at $1.00 previously mentioned. Gross gains realized on the sale or early call of investments amounted to $3,422,000 and gross losses realized amounted to $421,000. Net realized gains on available-for-sale securities for the year ended December 31, 1997 amounted to $1,001,000. During 1997, $109,016,000 in mortgage-backed available-for-sale securities were sold at a loss of $1,773,000. Securities with a weighted average return of 6.59 percent were sold and the proceeds were invested in securities with an average expected rate of return of
7.24 percent. The purpose of the restructuring was to increase annual income and increase the market value of portfolio equity. The realized loss on the restructuring transaction is expected to be recovered through enhanced earnings in 2.3 years. These losses were more than offset by gains from the sales of bank stocks in the amount of $2,774,000 in 1997. Realized gains during 1996 were relatively small at $475,000. During recent years it has been the practice of the Corporation's management and Board of Directors to sell certain equity investments that it feels are overpriced and use the realized gains to increase the return on the equity investment portion of the portfolio to a level consistent with the remainder of the portfolio.

TABLE IV - COMPARISON OF NONINTEREST INCOME

                                                                 Years Ended December 31,
                                                                %                        %
(In Thousands)                                     1998       Change        1997       Change        1996
Service Charges on Deposit Accounts               $1,039       (3.44)      $1,076       (4.27)      $1,124
Service Charges and Fees                             288        2.49          281        4.46          269
Trust Department Income                            1,288       28.29        1,004       17.84          852
Insurance Commissions, Fees and Premiums             405      (12.34)         462      (16.76)         555
Other Operating Income                                94      (75.52)         384      717.02           47
----------------------------------------------------------------------------------------------------------
Total Other Operating Income before Realized
  Securities Gains, Net                            3,114       (2.90)       3,207       12.64        2,847
Realized Gains  on Securities, Net                 3,001      199.80        1,001      110.74          475
Total Other Income                                $6,115       45.32       $4,208       26.67       $3,322
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

OTHER NONINTEREST EXPENSE
1998/1997/1996

Other Noninterest Expense is made up of Salaries and Wages, Pension and Other Employee Benefit Expenses, Occupancy Expense, Furniture and Equipment Expense, Expenses Related to Credit Card Operations, Pennsylvania Shares Tax and Other Operating Expense. Other Noninterest Expense for the year ended December 31, 1998 increased 9.2 percent when compared to the year ended December 31, 1997 and
2.8 percent when comparing 1997 to the year 1996.

Salaries and Wages for the year ended December 31, 1998 when compared to 1997 increased $646,000. The increase is attributable to the addition of a marketing department and the additional staff of a new branch. Merit raises of about 4.5 percent also contributed to the increase. A comparison of salary expense for the years ended December 31, 1997 and 1996 reflects an increase of $88,000 or 1.49 percent. The relatively small increase was the result of several retirements, including the retirement of the Corporation's former President.

Pension and Other Employee Benefits for the year ended December 31, 1998 increased about 4 percent when compared to 1997. The increase can be attributed to the expense of funding the Corporation's 401 (k) Plan due to an increase in employee contributions that were matched by the Corporation. The Corporation matches dollar for dollar employee contributions up to 3 percent of an employee's salary, and $.50 per dollar of contribution up to 5 percent of salary. Also, during 1998 the Corporation recorded a higher sick pay accrual. A comparison of benefit expense for 1997 and 1996 reflects a decline of 1.05 percent in 1997. The decrease can be attributed to a decrease of $53,000 in group health care costs, a decrease of $33,000 in pension expense and a decrease of $83,000 in the contribution to the Supplemental Employees Retirement Plan. The decrease in health care costs is attributed to lower rates in 1997. The decrease in the pension contribution can be attributed to the performance of the plan and its fully funded status. Contributions to the Supplemental Employees Retirement Plan were smaller due to the retirement of the Corporation's President.

Occupancy Expense increased 13.9 percent during 1998 when compared to 1997 and varied only slightly when comparing the expense recorded in 1997 to that of 1996. The increase that occurred in 1998 can be attributed in part to the expenses associated with the opening of the new office. Also, the janitors in two of the larger offices were replaced with cleaning services which had the effect of lowering salaries and wages and increasing occupancy expense. The increase between the years ended December 31, 1997 and 1996 was minimal, less than 1 percent.

A comparison of Furniture and Equipment Expense for the years 1998 and 1997 reflects an increase of 9.5 percent. A substantial portion of the increase is related to the installation of several automated teller machines with the associated depreciation and maintenance costs. Also contributing to the increase was the depreciation and maintenance of several new pieces of data processing equipment, including several new and replacement personal computers. Expenses related to Furniture and Fixtures were about the same when comparing the years 1997 and 1996.

Expenses Related to Credit Card Operations continue to increase. Those expenses increased 14.1 percent during 1998 when compared to 1997. The increase is directly related to interchange transaction fees (those are fees paid to networks of which we are not a member) paid to process the growing number of credit card transactions. The same holds true for the increase of 10.2 percent during 1997 when compared to 1996. It should be noted that a portion of those increased costs in 1997 resulted from the sale of the Corporation's copyrighted debit card logo. Due to the sale of the logo, a new advertising campaign had to be developed and new supplies, including cards, had to be purchased. Those costs amounted to approximately $100,000. (Credit card income, included in interest and fees on loans, also increased $243,000 during 1998 and $250,000 in 1997 when compared to the previous years.) The Corporation is a major credit card processor for more than 50 banks in Pennsylvania.

Pennsylvania Shares Tax is also a substantial Noninterest Expense amounting to $656,000, $596,000 and $544,000 for the years ended December 31, 1998, 1997 and
1996, respectively. The tax is based on the Bank's capital excluding U. S. Treasury and qualifying U. S. Government agency securities, at a rate of 1.25 percent.

Other Operating Expense, whose major components are supplies, directors' fees, advertising, examination charges and legal fees, increased 3.6 percent in 1998 over 1997 and increased 2.2 percent in 1997 when compared to 1996. The increase is spread across many expense categories and is not considered significant by the Corporation.


TABLE V- COMPARISON OF NONINTEREST EXPENSE

                                                               Years Ended December 31,
(In Thousands)                                                 %                      %
                                                 1998        Change       1997      Change        1996
Salaries and Wages                              $ 6,621      10.81      $ 5,975       1.49       $ 5,887
Pensions and Other Employee Benefits              1,760       4.08        1,691      (1.05)        1,709
Occupancy Expense, Net                              827      13.91          726       0.69           721
Furniture and Equipment Expense                     792       9.54          723      (0.41)          726
Expenses Related to Credit Card Operations        2,732      14.07        2,395      10.22         2,173
Pennsylvania Shares Tax                             656      10.07          596       9.56           544
Other Operating Expense                           3,095       3.55        2,989       2.15         2,926
--------------------------------------------------------------------------------------------------------
Total Other Expense                             $16,483       9.20      $15,095       2.78       $14,686
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

INCOME TAXES

The Corporation's Income Tax Provision reflected as a per share cost to stockholders amounted to $.68, $.61 and $.61, respectively, for 1998, 1997 and 1996. The amount of income tax payable per common share for those years was $.67, $.61 and $.65, respectively. The per share tax payable for 1998 is a reasonable estimate as the return has not been prepared as of the date of this analysis.

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

ALLOWANCE FOR POSSIBLE LOAN LOSSES

Credit risk is the risk to earnings or capital arising from an obligor's failure to meet the terms of a contract with the Corporation. Management's responsibility for maintaining an adequate allowance for loan losses is clearly identified by the banking regulatory agencies in the Interagency Policy Statement on the Allowance for Loan and Lease Losses (The Interagency Policy) and in generally accepted accounting principles (GAAP). The Interagency Policy states: "Federally insured depository institutions must maintain an Allowance for Loan Losses at a level that is adequate to absorb estimated credit losses associated with the loan and lease portfolio, including all binding commitments to lend."

The assessment of the allowance balance is performed by management and reviewed by The Board of Directors quarterly. The Board of Directors also reviews the Corporation's "Watch List" monthly. The "Watch List" is a collection of loans that have a history of delinquency, collateral deficiency, cash flow problems, etc. Total "Watch List" loans at December 31, 1998 were approximately $12,150,000. All of the watch list loans have the potential of becoming significant credit risks; however, a substantial portion of the loans are current as to principal and interest.

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

In the event that a loan becomes 90 to 120 days or more past due, the loan is reviewed by the loan quality committee and if necessary is classified as an impaired or nonperforming loan. At the time the loan is classified as impaired, all accrued interest is written off against earnings or the allowance for loan losses, whichever is applicable. The collateral value is compared to the carrying value and any deficiency becomes a specific allocation of the Allowance for Possible Loan Losses as required by SFAS No. 114, " Accounting by a Creditor for Impairment of a Loan". Specific allocations for impaired loans at December 31, 1998 and 1997 amounted to $290,000 and $274,000, respectively.

The balance of the Allowance for Possible Loan Losses is then allocated across the balance of the portfolio. Two methods of allocation are used: the first, an historic method using the history of charge-offs and recoveries during the previous five years, calculates the ratio of average losses by type to the average outstanding balance by type. The ratio is then applied to the current outstanding balance of the various loan categories to determine the portion of the reserve to be allocated. The second method, called the "Regulatory Method", extracts loans by a quality rating system. The committee categorizes all "Watch List" loans as "Substandard", "Doubtful", or "Loss". Using regulatory guidelines of 15 percent of substandard, 50 percent of doubtful and 100 percent of loss, the allowance is then allocated under regulatory guidelines.


The following regulatory allocation was performed using loan data as of October 31, 1998.

(In Thousands)                          Total     Regulatory
                                     Classified   Allocation
Substandard Loans @ 15 percent        $ 8,236      $1,234
Doubtful Loans @ 50 percent             1,456         728
Loss Loans @100 Percent                    51          51
Impaired Loans, Collateral Value        1,135         290
-----------------------------------------------------------
Total Allocation                      $10,878       2,303
Unallocated Portion                                 2,517
-----------------------------------------------------------
Total Allowance Balance                           $ 4,820
-----------------------------------------------------------
-----------------------------------------------------------

The Corporation also engages a consulting firm to perform an independent credit review. Their review is performed annually on loans of $175,000 and higher. The most recent review was at the close of business May 15, 1998. The consultants' report lists substandard loans at $7,959,000, doubtful loans at $1,060,000 and loss loans at $13,000. The allowance allocation based upon these classifications would amount to $2,737,000 as of May 15, 1998.

The Corporation was examined by the Federal Deposit Insurance Corporation as of March 31, 1998. The Corporation charges off loans that are recommended by the examiners unless there are underlying circumstances that management feel will make the debt collectible. The Corporation also has a policy of charging off loans, based on management's analysis and The Board of Directors' approval, at the end of each quarter.

Tables VI, VII, and VIII present an analysis of the loan portfolio, the allowance for loan losses and the allocation of the allowance.

TABLE VI - SIX YEAR HISTORY OF LOAN LOSSES

(In Thousands)                                     1998       1997       1996       1995       1994       1993      AVERAGE
 Net Loans *                                     $291,003   $285,426   $278,639   $264,182   $258,472   $238,755    $269,413
Net Charge offs                                       856        660        504        387        326        247         497
Allowance for Possible Loan Losses Balance          4,820      4,913      4,776      4,579      4,229      3,817       4,522
Provision for Loan Losses Charged to Earnings         763        797        701        737        737        708         740
Earnings                                           11,077     10,107      9,255      7,866      7,494      8,127       8,988
Earnings Coverage of Net Charge offs                 12.9 x     15.3 x     18.4 X     20.3 x     23.0 x     32.9 x      18.1 X
Allowance Coverage of Net Charge offs                 5.6 x      7.4 x      9.5 X     11.8 x     13.0 x     15.5 x       9.1 X
Loans Ninety Days or More Past Due and
    Still Accruing                                  1,628      1,986      2,994      2,915      2,743      2,899       2,528
Net Charge offs as a Percent of the Provision       112.2%      82.8%      71.9%      52.5%      44.2%      34.9%       67.2%
Year-End Nonperforming Loans                        1,135      1,412        864        279        624        843         860
Allowance as a Percentage of Gross Loans: *
Citizens & Northern Corporation (1)                  1.66%      1.72%      1.71%      1.73%      1.64%      1.60%       1.68%
Peer Group (2)                                       1.53%      1.43%      1.50%      1.61%      1.65%      1.82%       1.59%


* Gross Loans less Unearned Discount

(1) At December 31,
(2) At September 30,

TABLE VII - ANALYSIS OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                      Years Ended December 31,
(In Thousands)                          1998        1997        1996        1995        1994
Balance at Beginning of Year           $4,913      $4,776      $4,579      $4,229      $3,817

Charge-offs
   Real Estate Loans                      257         246         157          38        --
   Installment Loans                      144         230         240         236         266
   Credit Cards and Related Plans         264         305         201         184         144
   Commercial and Other Loans             301           3          74         116         109
---------------------------------------------------------------------------------------------
Total Charge-offs                         966         784         672         574         519
---------------------------------------------------------------------------------------------

Recoveries
   Real Estate Loans                       12          21          22        --             4
   Installment Loans                       43          64          53          60          68
   Credit Card and Related Plans           40          30          38          41          42
   Commercial and Other Loans              15           9          55          86          80
---------------------------------------------------------------------------------------------
Total Recoveries                          110         124         168         187         194
---------------------------------------------------------------------------------------------
Net Charge-offs                           856         660         504         387         325
Additions Charged to Operations           763         797         701         737         737
---------------------------------------------------------------------------------------------
Balance at End of Year                 $4,820      $4,913      $4,776      $4,579      $4,229
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

TABLE VIII - ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES BY TYPE

                                                      Years Ended December 31,
(In Thousands)                          1998         1997       1996        1995        1994
Mortgage                               $   97      $  350      $   58      $   38      $   35
Consumer                                  702         375         303         286         241
Commercial                                650         625         630         604         443
Letters of Credit Commitments               6         201        --            54          86
Impaired Loans                            290         274         113         228        --
All Other Commitments                     196         142         369         320         300
---------------------------------------------------------------------------------------------
Total Allocated                         1,941       1,766       1,473       1,530       1,105
Unallocated                             2,879       3,147       3,303       3,049       3,124
---------------------------------------------------------------------------------------------
Total Allowance                        $4,820      $4,913      $4,776      $4,579      $4,229
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

The above allocation is based on estimates and subjective judgments and is not necessarily indicative of the specific amounts or loan categories in which losses may occur.

TABLE  IX - FIVE YEAR SUMMARY OF LOANS BY TYPE

                                                                            Years Ended December 31,

                                              1998             %        1997            %        1996               %
(In Thousands)
Real Estate-Construction                   $   1,004          0.35   $     406          0.14   $   1,166          0.42
Real Estate-Mortgage                         224,849         77.26     219,952         77.05     213,957         76.79
Consumer                                      30,924         10.63      33,094         11.59      33,420         11.99
Agricultural                                   1,930          0.66       2,424          0.85       2,603          0.93
Commercial                                    17,630          6.06      17,176          6.02      15,751          5.65
Other                                          7,028          2.41       6,260          2.19       5,014          1.80
Political Subdivisions                         7,449          2.56       5,895          2.07       6,464          2.32
Lease Receivables                                218          0.07         256          0.09         264          0.09
----------------------------------------------------------------------------------------------------------------------
Total                                        291,032        100.00     285,463        100.00     278,639        100.00
Less Unearned Discount                           (29)                      (37)                      (42)
----------------------------------------------------------------------------------------------------------------------
                                             291,003                   285,426                   278,597
Less Allowance for Possible Loan Losses       (4,820)                   (4,913)                   (4,776)
----------------------------------------------------------------------------------------------------------------------
Net Loans and Lease Financing Receivables  $ 286,183                 $ 280,513               $   273,821
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

                                                      Years Ended December 31,

(In Thousands)                                 1995            %       1994            %
Real Estate-Construction                   $   1,284          0.49  $   2,539          0.98
Real Estate-Mortgage                         200,066         75.72    193,095         74.72
Consumer                                      36,351         13.76     37,531         14.52
Agricultural                                   2,815          1.07      3,154          1.22
Commercial                                    14,445          5.47     13,625          5.27
Other                                          2,512          0.95      2,459          0.95
Political Subdivisions                         6,546          2.48      5,870          2.27
Lease Receivables                                189          0.07        168          0.07
-------------------------------------------------------------------------------------------
Total                                        264,208        100.00    258,441        100.00
Less Unearned Discount                           (26)                     (23)
-------------------------------------------------------------------------------------------
                                             264,182                  258,418
Less Allowance for Possible Loan Losses       (4,579)                  (4,229)
-------------------------------------------------------------------------------------------
Net Loans and Lease Financing Receivables  $ 259,603              $   254,189
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

BALANCE SHEET

Average Total Assets of the Corporation for the year ended December 31, 1998 were $626,102,000. This compares to average total assets for the years ended December 31, 1997 and December 31, 1996 of $608,277,000 and $604,408,000,
respectively.

Assets of the Corporation consist of earning and nonearning assets. Earning assets include investments, loans and certain interest-bearing deposits held at the Federal Home Loan Bank of Pittsburgh and other correspondent banks.

The average balance of the investment portfolio during 1998 amounted to $295,883,000, or 50 percent of average earning assets. This compares to average investment portfolio balances in 1997 and 1996 of $289,140,000 and $305,125,000, respectively. The investment portfolio amounted to 50.0 percent of earning assets in 1997 and 52.8 percent in 1996. Investments are purchased when the Corporation has deposits in excess of its loan demand, or when leverage opportunities exist and funds are borrowed. Investing borrowed funds allows the Corporation to leverage its strong capital position. Normally the leveraged borrowing will produce a spread of about 150 basis points (1.5 percent). During the last two years interest rate spreads have narrowed to ranges that do not allow leveraging, therefore, the portfolio balances have remained fairly constant.

The investment portfolio consists of U. S. Treasury securities, U. S. agency securities, municipal bonds, other bonds and equity securities. U. S. Treasury issues normally make up a small percentage of the total portfolio and traditionally carry a lower after tax return than the other investments. The issues that are carried are required as collateral for U. S. Government and state deposits.

 U. S. agency investments during 1998, 1997 and 1996 averaged 23.4 percent, 14.6 percent and 10.0 percent of the portfolio, respectively. The prepayments or calls of entire issues that were refinanced at lower rates plagued the portfolio of U. S. agency issues. Included in the portfolio of U. S. agency investments are instruments issued by the Federal National Mortgage Association, the Federal Home Loan Bank, and the Federal Home Loan Mortgage Corporation. The increase in agencies during 1998 was necessitated by the increased prepayments of mortgage-backed investments. Falling interest rates that spurred mortgage holders to refinance at lower rates caused the increase in prepayments. The prepayments were invested primarily in zero-coupon agency issues.

 The Corporation also holds a large portion of state and municipal bonds in the portfolio. The municipal bonds carry a lower rate of interest; however, a large portion of the interest is tax exempt, which effectively increases the rate of return. A portion of the interest paid on deposits used to purchase these bonds, however, is nondeductible. Tax-exempt interest income from municipal bonds and loans totaled $4,362,000 in 1998, $3,986,000 in 1997 and $3,436,000 in 1996
while the amount of nondeductible interest during each of the last three years was $549,000 in 1998, $477,000 in 1997 and $426,000 in 1996. During 1998, 1997
and 1996 average balances carried in municipal bonds made up 23.3 percent, 20.6 percent and 16.3 percent of the investment portfolio, respectively. Average balances carried during 1998 increased slightly because of attractive rates and the tax position of the Corporation.


Mortgage-backed securities make up the largest part of the portfolio averaging
41.2 percent, 56.9 percent and 65.0 percent for 1998, 1997, 1996, respectively. The decline in balances during 1998 and 1997 clearly underscores the prepayment risk associated with the investments. Mortgage-backed investments are issued by the Federal National Mortgage Association, the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation. The investments represent a share of a pool of mortgages or a bond secured by a pool of mortgages. The rate of return on the pool depends on the weighted average coupon or mortgage rate of the individual mortgages in the pool and whether the pool was purchased at a discount or premium. The pools are used for liquidity purposes as they normally provide a monthly cash flow of $2,000,000 to $3,000,000; however, at times during 1998 and 1997 monthly payments amounted to $4,000,000. In 1998 and 1997, the funds were reinvested at current, lower rates and since many securities were purchased at a premium, they are subject to accelerated monthly amortization charges, effectively lowering the rate of return. The balance of the investment portfolio consists of Federal Home Loan Bank of Pittsburgh stock and stocks in other banks and bank holding companies primarily in Pennsylvania, and other bonds of highly rated corporations.

The available-for-sale investment portfolio must be reported at market value, so at the end of each quarterly reporting period the entire portfolio is repriced to the current market value. The difference between cost and market value represents unrealized gain or loss and is recorded, net of tax as an increase or decrease in capital of the Corporation. The net adjustment to capital as of December 31, 1998, 1997 and 1996 was $11,922,000, $13,335,000 and $5,767,000,
respectively.

Average total loans for the years ended December 31, 1998, 1997 and 1996 amounted to $285,276,000, $282,580,000 and $271,618,000, respectively. As a percentage of average earning assets for those years they were 48.7 percent,
48.8 percent and 47.0 percent, respectively.

Historically, real estate secured loans have made up 70 to 80 percent of the dollars in the loan portfolio. The mortgages are primarily 1-4 family dwellings and commercial loans secured by real estate. The commercial side of the portfolio is weighted heavily in forest and wood product loans because of the abundance of hard woods natural to our geographic area. The mortgage portfolio carries with it the same risk of prepayment as the mortgage-backed investments in a falling interest rate environment. During 1998 the average rate of return did decline slightly because of rewrites and increased competition from nonbank sources and the large number of other banks in our market area all competing for the same customers.

The structure and nature of the loan portfolio is not expected to change significantly in the coming years and loan growth for 1999 will probably be minimal because of the increased competition. The Corporation did introduce a new home equity line of credit during 1997 that has enjoyed a certain amount of success because of the price, ease and speed with which it is set up.

Approximately 4.0 percent of the Corporation's average assets for 1998 were invested in land, buildings, furniture and fixtures, noninterest-bearing cash and other assets. The Corporation has 16 banking offices in Tioga, Bradford, Sullivan and Lycoming counties. All of the offices are modern banking facilities. The Corporation has also installed 12 automated teller machines throughout its market area.

The liability side of the balance sheet is made up of three basic components: deposits, borrowed funds and capital.

The deposit base is primarily interest-bearing and has exhibited some growth during 1998, particularly Certificates of Deposit and Money Market accounts. Interest-bearing deposit categories include Interest Checking accounts, Money Market accounts, Regular Savings (passbook and statement), Certificates of Deposit, Individual Retirement Accounts and other time deposits (Christmas clubs, Vacation clubs).

Certificates of Deposit provide the major portion of the deposit base for the Corporation. Average balances, respectively, for the years ended December 31, 1998, 1997 and 1996 amounted to $126,902,000, $119,226,000 and $117,956,000, making up nearly a third of the deposit base in each of the three years. At December 31, 1998 the Corporation had approximately 10,000 accounts with a weighted average interest rate of 5.39 percent.

The Corporation's Super Money Fund (Money Market) accounts provide the second largest source of deposits, providing about 25 percent of deposit funds and numbered 3,412 accounts at December 31, 1998. The accounts are required to carry a higher minimum balance and are paid a higher rate of interest than Interest Checking and Savings accounts. The interest rate is determined utilizing the 91-day treasury bill rate as an index. Monthly activity is restricted by regulation. The Corporation has been successful in recent years in attracting Super Money Fund accounts by paying a slightly higher rate than other institutions in our market area. During 1998 a new Money Market Municipal account was introduced. The account is paid a rate approximating the overnight Federal Funds rate and is available to all municipal customers. The account has been very popular and has had the effect of keeping municipal funds in the market area. The rate paid is tiered depending on the balance.

Interest Checking accounts make up approximately 9 percent of the deposit base and numbered about 2,300 accounts at December 31, 1998. This type of account allows unlimited transaction activity and earns a rate of interest slightly higher than Regular Savings, provided the balance is $2,500 or higher; when the balance falls below $2,500 the rate paid is less than Regular Savings. The average balance has declined since 1995 as the rate was lowered on November 1,1995 from 79 percent of the treasury indicator to 50 percent of the same indicator. The indicator used to price this account is the 91-day treasury bill auction rate.

The Corporation also offers the still very popular Regular Savings account. The account comes in two forms: passbook and statement. The account pays a rate of
2.50 percent, which is very competitive for our market area. The average balance for this type of account has experienced some erosion during the past three years, however average balances stabilized at about $45,000,000 during 1998. It is expected that average balances will decline modestly in 1999 as funds are moved to higher rate instruments and alternative investments, especially mutual funds. At December 31, 1998, the Corporation had approximately 19,000 Regular Savings and Statement Savings accounts.

Demand deposit average balances have remained stable during the past three years, averaging about 10 percent of the deposit base. The Corporation offers a variety of checking account types to meet the needs of our market area. The total number of checking accounts being serviced at December 31, 1998 was approximately 21,700.

Individual Retirement Accounts are the third largest source of deposit funds for the Corporation and during the past three years have made up about 19 to 20 percent of the deposit base. The Corporation has aggressively marketed Individual Retirement Accounts by paying a higher than market rate. During the past three years increased competition from mutual funds and the Corporation's Trust department have slowed deposit growth. The number of accounts was about 3,800 at December 31, 1998.

The remaining component of interest-bearing liabilities is borrowed funds. Borrowed funds may be in the form of unsecured overnight Federal Funds purchased, fixed term borrowings secured by a blanket floating-lien agreement and repurchase agreements secured by individual securities. The borrowings are classified as either short-term or long-term depending on the original maturity. Borrowings with an original maturity of one year or less are classified short-term. Borrowings whose original maturity exceeds one year are classified long-term. Borrowed funds have been reduced from an average of $102,088,000 during 1996 to an average balance during 1998 of $78,841,000. The reduction was necessary because of narrowing interest margins. During the fourth quarter of 1998 $30,000,000 in borrowings with The Federal Home Loan Bank were paid or refinanced prior to maturity. The terms for fixed rate borrowings and Repurchase Agreements range from 3 months to 5 years. The floating-lien agreement loans are with the Federal Home Loan Bank of Pittsburgh, a major source of funding for the Corporation. The loans secured by repurchase agreements are placed with either the Federal Home Loan Bank of Pittsburgh, Solomon Brothers or Morgan Stanley.

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

To accommodate fluctuations in deposits and the funding needed to support loan growth, the Corporation has several cash generating resources. Beyond the regular and on-going liquidity generated by loan repayments, amortization of mortgage-backed securities, the maturing of bonds and the routine growth in deposits, the Corporation has several additional sources for meeting its liquidity needs: the sale of assets (primarily investment securities), short-term or long-term borrowing (e.g., federal funds purchased and Federal Home Loan Bank borrowings) and attracting short-term deposits (principally certificates of deposit). When deposits decline for short periods or when loan demand increases unexpectedly, the Corporation relies on several credit lines. The Corporation maintains an "Open-Repo Plus" program with the Federal Home Loan Bank of Pittsburgh, and overnight borrowing agreements with several of its correspondent banks, principally Mellon Bank and the Atlantic Central Bankers Bank. The Federal Home Loan Bank borrowing is secured by the Corporation's mortgage loans and mortgage-backed securities. Additionally, the Corporation uses repurchase agreements placed with Solomon Brothers and Morgan Stanley to borrow short-term funds secured by investment assets.

During the fourth quarter of 1998 the Corporation introduced a new interest-bearing noninsured account called the "Repo Sweep" secured by investments deposited with a correspondent bank. The account is paid a rate that is tiered and indexed to the Federal Funds rate. The account looks at checking account balances during daily processing and transfers balances above a predetermined level to the "Repo Sweep" account and during processing for the next business day the balances are transferred back. The Corporation also has a similar product available to business customers with credit lines. Credit lines are accessed or paid down automatically depending on predetermined deposit balances.

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

Interest rate fluctuations impact the market values of the Corporation's investments, which are carried as available-for-sale securities and marked to the current market values at the end of each quarter. Rising interest rates can cause significant depreciation in the portfolio. Conversely, falling interest rates can dramatically increase the value of the portfolio. Interest rate fluctuations can also affect the loan portfolio and the Corporation's deposit base. However, those assets and liabilities are considered long-term and not available for sale, therefore, market value fluctuations are not recorded.

Two important measurements of Interest Rate Risk are the impact on net interest income and the impact on the market value of the Corporation's portfolio equity. Quantifying interest rate risk can be achieved using several methods. Many experts and regulators agree that sophisticated income simulation models provide the best way to measure and predict the effects of Interest Rate Risk. The Corporation uses such a model to calculate the Interest Rate Risk and its potential effect on net interest income and market value of portfolio equity. The simulation model is used monthly by the Corporation. Applying interest rate increases and decreases of 100, 200 and 300 basis points to earning assets and interest-bearing liabilities the model measures and projects potential changes in net interest income and calculates the discounted present value of anticipated cash flows of the assets and liabilities to arrive at a net market value under the base "most likely" and "what if" scenarios. The simulation is performed using a number of different asset and liability mix scenarios that allows management to measure on a "what if" basis. The Corporation's Board of Directors has established parameters within which the Interest Rate Risk effects on income and market value may fall when interest rates are simulated to increase or decrease 200 basis points. The acceptable range for fluctuations in net interest income is minus 20 percent from the base most likely one-year scenario. The acceptable range for market value variance is minus 25 percent from the base most likely one-year scenario.

The model used by the Corporation, Sendero, has the capability of applying the embedded options inherent in any balance sheet such as prepayments during a period of declining interest rates or runoffs of certain deposits during rising rates. The model is flexible enough to allow several rates to be applied to several different balance sheet assumptions.

Table X was prepared using the Sendero model described above. The estimated change in the net interest margin was calculated based on the difference between the Corporation's estimated interest margin for 1999 amounting to $24,018,000 based on current interest rates as of December 31, 1998, and the hypothetical interest margin that would result from an increase or decrease in interest rates of 200 basis points. The market value of portfolio equity represents the difference between incoming and outgoing cash flows, discounted to present value, from assets, liabilities and off-balance sheet contracts. The results presented in Table X indicate that the Corporation was operating within its internal tolerable interest rate risk guidelines as of December 31, 1998. In 1998, updated prepayment tables were used which resulted in a greater negative impact on net interest income in the rising rate scenario and a less favorable impact on net interest income in the declining rate scenario

The model utilized to create Table X makes estimates, at each level of interest rate change, regarding cash flows from principal repayments on loans and mortgage-backed securities and call activity on other investment securities. Actual results could vary significantly from these estimates which could result in significant differences in the calculations of projected changes in net interest margin and market value of portfolio equity. Also, the model does not make estimates related to changes in the composition of the deposit portfolio that could occur due to rate competition and the table does not necessarily reflect changes that management would make to realign the portfolio as a result of changes in interest rates.



TABLE X - THE EFFECT OF HYPOTHETICAL CHANGES IN INTEREST RATES


                                                                    Period Ending December 31, 1999
December 31, 1998  Data                                        Plus 200 Basis Points   Minus 200 Basis Points
(In Thousands)                                    Most Likely
                                                    Forecast                    %                        %
 Interest Income:                                    Amount        Amount     Change      Amount      Change

     Investments                                    $ 18,753     $ 20,317      8.34      $ 18,520      (1.24)
     Interest Bearing Due from Banks                     395          279    (29.37)          114     (71.14)
     Loans                                            26,822       27,311      1.82        23,483     (12.45)
     Federal Funds Sold                                   54           44    (18.52)           19     (64.81)
-------------------------------------------------------------------------------------------------------------
          Total Interest Income                       46,024       47,951      4.19        42,136      (8.45)

 Interest Expense:
     Interest on Deposits                             18,415       22,197     20.54        13,693     (25.64)
     Interest on Borrowed Funds                        3,591        4,508     25.54         3,177     (11.53)
-------------------------------------------------------------------------------------------------------------
          Total Interest Expense                      22,006       26,705     21.35        16,870     (23.34)
-------------------------------------------------------------------------------------------------------------
                           Net Interest Income      $ 24,018     $ 21,246     (11.54)    $ 25,266      5.20
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

Market Value of Portfolio Equity at
December 31, 1998                                   $ 88,235     $ 66,909     (24.17)    $110,814     25.59
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------




                                                                       Period Ending December 31, 1998
DECEMBER 31, 1997 DATA                                         Plus 200 Basis Points  Minus 200 Basis Points
(In Thousands)                                    Most Likely
                                                    Forecast                   %                       %
 Interest Income:                                     Amount      Amount     Change        Amount    Change
    Investments                                     $ 17,916     $ 21,124     17.91      $ 18,692      4.33
    Interest Bearing Due from Banks                      378          289    (23.54)          115    (69.58)
    Loans                                             25,630       28,397     10.80        23,703     (7.52)
    Federal Funds Sold                                    53           45    (15.09)           21    (60.38)
-------------------------------------------------------------------------------------------------------------
         Total Interest Income                        43,977       49,855     13.37        42,531     (3.29)

Interest Expense:
    Interest on Deposits                              17,596       23,078     31.15        13,822    (21.45)
    Interest on Borrowed Funds                         3,432        4,687     36.57         3,206     (6.59)
-------------------------------------------------------------------------------------------------------------
         Total Interest Expense                       21,028       27,765     32.04        17,028    (19.02)
-------------------------------------------------------------------------------------------------------------
                          Net Interest Income       $ 22,949     $ 22,090     (3.74)     $ 25,503     11.13
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

Market Value of Portfolio Equity
as of December 31, 1997                             $ 87,131     $ 65,505    (24.82)     $ 96,803     11.10
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


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



Investments in bank stocks are subject to the risk factors affecting the banking industry generally, including competition from non-bank entities, credit risk, interest rate risk and other factors that could result in a decline in market prices. Also, losses could occur in individual stocks held by the Corporation because of specific circumstances related to each bank. Further, because of the concentration of its holdings in Pennsylvania banks, these investments could decline in value if there were a downturn in the state's economy.

The Corporation's management monitors its risk associated with its equity securities holdings by reviewing its holdings on a detailed, individual security basis, at least monthly, considering all of the factors described above.

Equity securities held as of December 31, 1998, 1997, and 1996 are as follows:


                                                                                                  Hypothetical         Hypothetical
(In Thousands)                                                                                       10 %                 20 %
                                                                                                   Decline in           Decline in
       At December 31, 1998                                Cost              Fair Value           Market Value         Market Value
------------------------------------------------------------------------------------------------------------------------------------
Banks & Bank Holding Companies                            $16,791               $31,368             $(3,137)              $(6,274)
Federal Home Loan Bank and Other Restricted Stocks          4,574                 4,574                (457)                 (915)
------------------------------------------------------------------------------------------------------------------------------------
                                                          $21,365               $35,942             $(3,594)              $(7,189)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                  Hypothetical         Hypothetical
                                                                                                     10 %                 20 %
                                                                                                   Decline in           Decline in
       At December 31, 1997                                 Cost            Fair Value            Market Value         Market Value
------------------------------------------------------------------------------------------------------------------------------------
Banks & Bank Holding Companies                            $12,035               $27,909             $(2,791)              $(5,582)
Federal Home Loan Bank and Other Restricted Stocks          4,114                 4,114                (411)                 (823)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                     $16,149               $32,023             $(3,202)              $(6,405)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



                                                                                                  Hypothetical         Hypothetical
                                                                                                      10 %                 20 %
                                                                                                   Decline in           Decline in
        At December 31, 1996                                Cost            Fair Value            Market Value         Market Value
------------------------------------------------------------------------------------------------------------------------------------
Banks & Bank Holding Companies                            $12,122               $20,692             $(2,069)              $(4,138)
Federal Home Loan Bank and Other Restricted Stocks          3,950                 3,950                (395)                 (790)
------------------------------------------------------------------------------------------------------------------------------------
                                                          $16,072               $24,642             $(2,464)              $(4,928)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

CAPITAL ADEQUACY

Under regulations published by the Federal Deposit Insurance Corporation and other bank regulators, a bank's capital must be divided into two tiers. The first tier consists primarily of common stock, retained earnings, surplus and noncumulative perpetual preferred stock, if any. The second tier includes the allowance for possible loan losses (limited to 1.25 percent of risk-weighted assets), cumulative preferred stock and subordinated debt and 45 percent of unrealized gains on equity investments.

Risk-based capital guidelines published in 1990 require banks to maintain a risk-based capital ratio of 8 percent, 4 percent of which must be tier I; the remainder may be tier II. The total (tier I and tier II) risk-based capital ratios at December 31, 1998 and 1997 were 24.73 percent and 24.60 percent, respectively.

The primary source of capital growth for Citizens and Northern Corporation is earnings. The growth of capital, excluding unrealized gains on available-for-sale securities, attributable to earnings, (net of dividends), for the years ended December 31, 1998, 1997 and 1996 was 9.5 percent, 9.7 percent and 9.7 percent, respectively.

The total capital of the Corporation at December 31, 1998, excluding net unrealized gains on Available-for-Sale Securities, amounted to $78,645,000. This compares to total capital of $72,200,000 and $65,826,000 at December 31, 1997 and 1996, respectively.

Total capital of the Corporation at December 31, 1998, 1997, and 1996, respectively, including the adjustment for unrealized gains and losses on Available-for-Sale Securities, amounted to $90,567,000, $85,535,000 and $71,593,000. The adjustment is caused by the required implementation of Statement of Financial Accounting Standards (SFAS) No. 115. This pronouncement requires that investment securities held as available-for-sale be marked-to-market on the last day of each accounting quarter and the adjustment, net of taxes, be included in shareholders' equity.

The leverage ratio (capital divided by total liabilities), excluding the adjustment for unrealized gains and losses on available-for-sale securities, at December 31, 1998 and 1997 was 14.2 percent and 13.6 percent, respectively. The capital to deposits ratio at the same dates was 16.5 percent and 16.3 percent, respectively.

Capital expenditures for 1999 are expected to between $500,000 and $750,000. This will not have a detrimental effect on the capital ratios or the results of operations.

COMPREHENSIVE INCOME

Comprehensive Income is a measure of all changes in the equity of a corporation, excluding transactions with owners in their capacity as owners (such as proceeds from issuances of stock and dividends). The difference between Net Income and Comprehensive Income is termed "Other Comprehensive Income". For the Corporation, Other Comprehensive Income consists of unrealized gains and losses on available-for-sale securities, net of deferred income tax. Comprehensive Income should not be construed to be a measure of net income. The effect of Other Comprehensive Income would only be reflected in the income statement if the entire portfolio of available-for-sale securities were sold on the statement date. The amount of unrealized gains or losses reflected in Comprehensive Income may vary widely at statement dates depending on the markets as a whole and how the portfolio of available-for-sale securities is affected by interest rate movements. Other Comprehensive Income (Loss) for the periods ended December 31, 1998, 1997, and 1996 were respectively, ($1,413,000), $7,568,000 and
($1,185,000).

YEAR 2000 COMPLIANCE

The Year 2000, or Y2K problem as it is commonly referred to, is a computer problem that originated when computers first began to be utilized to store and process information. When computers were first used, computer memory and storage space was very expensive. To make efficient use of this memory and storage limitation, the year was stored as a two-digit number. For example, the year 1998 was stored as 98. Without corrective action being taken, when the date rolls forward to 2000, many computers would read the date as 00 or 1900. This would have a major impact on many calculations if appropriate action was not taken.

Citizens & Northern Corporation began working on the problem in 1996 with the formation of a "Year 2000 Committee".

This committee, consisting of various key people throughout the organization, meets periodically and reports to the Board of Directors on a quarterly basis. The Board of Directors has approved and implemented a formal Year 2000 Plan.

Overall, the Corporation has made substantial progress on Y2K issues. To date, the corporation's progress is as follows:

         -        Mainframe software upgrades have been completed.

         - All mission critical applications have been tested by the MIS department and will be thoroughly retested independently by our Audit and Compliance departments.

         - A contingency/business plan is being developed and is well underway.

         - Customer risk (both funds users and funds providers) is being assessed.

         -        Several steps have been taken to increase customer awareness.

TESTING:
A Year 2000 readiness-testing plan was developed to guide the testing process. This program covers various areas of the Bank, such as mainframe computers, personal computers, environmental systems, and various third parties.

Our current programming and systems analyst staff has written and developed the majority of mission-critical software for the mainframe system. This software processes most of the core banking systems. All critical in-house software has been modified to be ready for the Year 2000 and tested by the Management Information Systems (MIS) department. Those modified programs are being used for our current day-to-day processing. In addition to the testing performed by the MIS department, the plan calls for additional independent testing. The Audit and Compliance departments are performing the independent testing. By the end of March 1999 we expect that all of the mission-critical systems will have been independently tested.

MAINFRAME AND SOFTWARE TESTING:
Independent testing of software for Y2K compliance is being done utilizing our HP 937 back-up computer system. Through initial independent testing in July of 1998, it was discovered that new operating systems were required. Subsequently, both the mainframe and backup computer systems were upgraded with new operating systems certified to be compliant by the reliable vendor. All internally written software has been revised and tested by the MIS staff. Using application testing, the following systems have been independently tested, and any problems located and corrected: general ledger, income & expense, regular savings, individual retirement accounts, christmas clubs, fund clubs, safe deposit boxes, savings bond redemption processing, payroll, and certificates of deposit. The second and final round of independent testing of the demand deposit (checking) system, loan system and the stockholder record system will be completed by the end of March 1999.

After the completion of application testing, integration testing is planned to determine that all applications will interface properly. This integration testing is scheduled to be completed by the end of March 1999.

KEY EXTERNAL THIRD PARTY SUPPLIERS:

         - Trust - The department's primary, mission-critical software TrustRite, has been reviewed, modified and tested by the vendor. The department has partnered with a TrustRite users group, which has hired a third-party software specialist firm to perform independent testing of the system. That independent testing was completed in January 1999, and the report of the results is forthcoming as of this writing. Additionally, all other software and hardware in the department has been identified and reviewed for Y2K compliance.

         - Electronic Funds Transfer - Has been tested and is Y2K compliant. (ACH and Wire Transfer)

         - Check and Document Imaging - Software and hardware has been upgraded and is certified compliant by the vendor. Our independent testing will be completed by the second quarter.

         - Credit Card - Internal testing has been performed. Third party testing is scheduled for the near future.

         - ATM - All automated teller machines are compliant based on manufacturer's warranties. Third party testing is scheduled for the near future.

         -        Postage machines are compliant.

         - Various security systems, elevators, vaults, etc. were determined to be Y2K compliant or are not date sensitive.

VENDORS:
To date, a few vendors have not yet responded concerning their Y2K readiness. However, these vendors are not considered mission critical. All mission critical vendors have responded stating that they will be able to support Y2K.

CONTINGENCY PLAN/BUSINESS RESUMPTION:
A contingency plan for the Year 2000 is being developed. Key operational areas have been identified such as Trust, Credit Card/ATM, Accounting, Fedwire/ACH and the overall Management Information System and will be evaluated and plans developed to use in case of Y2K related issues. Plans are being developed for each of these areas using staff input to determine how processing could be performed without computerization. Items such as paper forms necessary to complete manual posting to the need for a back-up generator (which could be used in case of any loss of power, not just Y2K) are being analyzed and plans will be developed accordingly.

CUSTOMER RISK AND AWARENESS: To date, the following efforts have been made to inform our customers of the Y2K problem:

         -        Y2K letter sent to commercial loan customers.

         -        Y2K press release in all newspapers in market area.

         - Y2K Seminar was held in June 1998 for all commercial customers.

         - A second Y2K Seminar for all customers is scheduled for March 30th, 1999.

         -        Bankcard Services sent Y2K updates to all member banks.

         - Y2K informational brochures were distributed to all offices for customers inquiring into the Y2K problem.

         - Y2K informational flyers were distributed in the C&N 1999 calendars that are made available to customers, free of charge at all branches.

      The bank developed a Y2K questionnaire for selected loan customers. This questionnaire, based on Appendix A of the FFIEC Inter Agency Statement on Y2K concerning the impact of customers, is for all commercial loan customers with aggregate balances over $150,000. Deposit customers with aggregate balances over $100,000 have been selected for review. The results are being reviewed and appropriate action will be taken as deemed necessary. Loan officers are meeting independently with all loan customers with borrowing availability totaling $150,000 or more to review and assess the customer's Y2K readiness.

COSTS:
Citizens & Northern Corporation employs a staff of system analysts and programmers and it is difficult to estimate the total cost of compliance since the work has been done in-house and was begun in 1996. A reasonable estimate would put programming costs through December 31, 1998 in excess of $250,000. The current telephone banking system installed in 1997, which is not Y2K compliant, will be replaced with a Y2K compliant Internet and Telephone Banking System that incorporates telephone banking with its installation to be completed during the second quarter of 1999. The Internet and Telephone Banking System is expected to cost approximately $100,000. Item-processing software has been updated at a cost of $32,000. The cost of PC replacements is estimated to be between $50,000 and $75,000; software upgrades will probably be equal to that. The main frame computer network has been upgraded for Y2K and non-Y2K reasons at a cost of $200,000. The Corporation is also in the process of purchasing a natural gas or diesel generator for the operations center in Wellsboro. Estimates have ranged from $30,000 to $80,000. The primary purpose of the generator is to provide a back-up electricity source for our MIS department in the event of power interruptions caused by weather or other non-Y2K related unforeseen situations.

The Corporation wishes to caution shareholders and customers that although it believes all aspects of the year 2000 issue have been addressed (i.e., software, hardware, customers, vendors, and facilities) internal problems (Y2K or otherwise) may occur that could temporarily prevent the Corporation from carrying on business-as-usual. Nevertheless, it is the judgment of management and the Board of Directors that the Corporation has a highly qualified MIS staff, which has proven their ability to quickly correct problems with minimal disruption to business. If problems arise that are caused by external sources, such as power outages, or vendor failure of certified Y2K-compliant equipment or software, for which the Corporation must rely on the outside source, business could be disrupted. Therefore, the Corporation has made significant progress in developing contingency plans to allow the Corporation to function satisfactorily in the unlikely event that such a failure were to occur.

No one can predict with certainty what will occur when the century date changes, however your Corporation's Board of Directors and management team have expended all reasonable time and effort to solve the problem and will deal with unforeseen problems as they arise.

INFLATION

Inflation affects nearly every aspect of banking, primarily interest rates, which have been discussed in detail earlier under Interest Rate Risk. The effect of inflation impacts the purchase of goods, such as supplies, services and labor used to provide banking products to our customers. Growth in the U. S. economy is at a 3 to 3 1/2 percent level, which is considered to be noninflationary. The Federal Reserve Open Market Committee did lower rates twice during 1998 in an effort to ease the impact of the Asian crisis on the global economy. The yield curve at this time is very flat, with the difference in spread between 2-year and 10-year maturities at approximately 10 basis points.

The Asian crisis seems to have stabilized, although far from being over. However, it appears at this writing that problems with the Brazilian economy may have an effect on the economy of our country. Locally, several of the manufacturing facilities and some of the lumber producers sell to the Asian markets and with the recent weakening of the dollar their products may be more saleable. Your Corporation does not have any foreign loans and is not as affected as the money center banks when economies of foreign countries experience downturns, even though we still have customers who are dependent on foreign sales.


QUARTERLY SHARE DATA

The Corporation's stock is not traded on an established stock exchange. However, stock transactions are effected through various brokers who maintain a market in the Corporation's stock or trades are made on a person to person basis. The following table sets forth the approximate high and low sales prices of the common stock during 1998, 1997 and 1996 as furnished by brokers and other sources considered by the Corporation to be reliable.



                               1998                                    1997                         1996
                                           Dividend                                 Dividend                             Dividend
                                           Declared                                 Declared                             Declared
                                              Per                                     Per                                  Per
                   High         Low         Quarter        High         Low         Quarter         High         Low     Quarter
------------------------------------------------------------------------------------------------------------------------------------
First Quarter     $36.75      $33.65        $0.20         $26.50      $24.00         $0.18         $22.50      $20.50     $0.17
Second Quarter     37.95       36.50         0.20          29.25       27.25          0.18          22.75       21.00      0.17
Third Quarter      38.50       37.00         0.20          32.25       29.50          0.18          23.25       21.50      0.17
Fourth Quarter     36.80       35.35         0.22          33.50       30.75          0.20          25.50       22.50      0.18

                                             plus                                     Plus                                 plus
                                           1 % stock                                1 % stock                            1 % stock




COMMON STOCK AND PER SHARE DATA
-----------------------------------------------------------------------------------------------------------------------------------
                                                             1998          1997           1996          1995          1994

Net Income - Basic                                            $2.15         $1.96          $1.79         $1.54         $1.47
Net Income - Diluted                                          $2.14         $1.96          $1.79         $1.54         $1.47
Cash Dividends Declared                                       $0.81         $0.72          $0.67         $0.62         $0.59
Cash Dividends Declared on an Historical Basis                $0.82         $0.74          $0.69         $0.65         $0.62
Stock Dividend                                              1 %           1 %            1 %            1 %           1 %
Number of Shares Outstanding (excluding shares
  held in treasury)                                       5,063,043      5,012,332     4,962,456     4,913,322     5,102,028
Number of Shares Used for Computation - Basic             5,158,102     5,164,238      5,164,099     5,164,099     5,164,099
Number of Shares Issued                                   5,220,038     5,168,354      5,117,182     5,066,516     5,016,352
Number of Shares Authorized                              10,000,000    10,000,000     10,000,000    10,000,000    10,000,000
Stockholders' Equity Per Share  (a)                          $17.58        $16.73         $14.00        $13.10         $9.15
Stockholders' Equity Per Share (*) (a)                       $15.26        $14.12         $12.87        $11.74        $10.83
Number of stockholders at Year End                            2,300         2,182          2,119         2,027         1,901


(*) Does not include unrealized holding gains or losses on available-for-sale securities.
(a) For purposes of this computation, the number of shares outstanding, excluding shares held in treasury has been increased for the effects of the 1% stock dividend issued in January following each year-end.

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
                                 (800) 937-0769

INVESTOR INFORMATION                                            INDEPENDENT AUDITORS

ANNUAL MEETING OF                General shareholder inquiries  PARENTE, RANDOLPH, ORLANDO
SHAREHOLDERS                     Should be sent to:             CAREY & ASSOCIATES
                                                                400 Market Street
The Annual Meeting of            CITIZENS & NORTHERN            Williamsport, PA   17701
Shareholders will be held        CORPORATION
in Wellsboro, PA, at 2:00 p.m.,  90-92 Main Street, P.O. Box 58
Tuesday, April 20, 1999.         Wellsboro, PA   16901

                                 STOCK TRANSFER AGENT
                                 Citizens & Northern Bank
                                 90-92 Main Street, P.O. Box 58
                                 Wellsboro, PA   16901
                                 (800) 487-8784


FIVE YEAR SUMMARY OF OPERATIONS
             (In Thousands)



INCOME STATEMENT                                                  1998          1997           1996          1995          1994
Interest Income                                                  $48,428       $48,269        $47,922       $45,181       $42,309
Interest Expense                                                  22,693        23,312         23,451        24,477        20,805
----------------------------------------------------------------------------------------------------------------------------------
Interest Margin                                                   25,735        24,957         24,471        20,704        21,504
Provision for Possible Loan Losses                                   763           797            701           737           737
----------------------------------------------------------------------------------------------------------------------------------
Interest Margin After Provision for Possible Loans Losses         24,972        24,160         23,770        19,967        20,767
Other Income                                                       3,114         3,207          2,847         2,796         2,882
Securities Gains (Losses)                                          3,001         1,001            475         1,675          (219)
Other Expenses                                                    16,483        15,095         14,686        14,079        13,597
----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Provision                                14,604        13,273         12,406        10,359         9,833
Income Tax Provision                                               3,527         3,166          3,151         2,493         2,339
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                       $11,077       $10,107         $9,255        $7,866        $7,494
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET AT YEAR END
Total Securities  (1)                                           $331,883      $308,988       $310,077      $301,743      $261,820
Loans (Excluding Unearned Discount)                              291,003       285,426        278,597       264,182       258,472
Total Assets                                                     646,298       615,353        610,192       585,987       546,478
Total Deposits                                                   476,518       442,256        430,311       429,552       399,263
Stockholders' Equity Before Adjustment for Unrealized
  Gain or Loss on Available-for-Sale Securities                   78,645        72,200         65,826        60,025        55,385
Stockholders' Equity                                              90,567        85,535         71,593        66,977        46,796

 AVERAGE BALANCE SHEET
Total Securities (Amortized Cost)  (1)                          $300,693      $296,067       $306,680      $290,694      $292,080
Loans (Excluding Unearned Discount)                              285,276       282,580        271,618       259,143       243,147
Earning Assets                                                   585,969       578,647        578,298       549,837       535,227
Total Assets                                                     626,102       608,277        604,408       566,030       554,658
Total Assets Excluding Market Value Adjustment for
  Unrealized Gain or Loss on Available-for-Sale Securities       606,163       598,370        598,813       568,700       555,475
Total Deposits                                                   448,601       435,190        429,036       414,958       395,512
Stockholders' Equity Before Adjustment for Unrealized Gain
  or Loss on Available-for-Sale Securities                        74,810        69,440         62,797        55,961        52,629
Stockholders' Equity                                              87,997        76,005         66,490        53,727        52,090

FINANCIAL RATIOS
Return on Stockholders' Equity (3)                                14.81%        14.56%         14.74%        14.06%        14.24%
Return on Stockholders' Equity (2)                                12.59%        13.30%         13.92%        14.51%        14.40%
Return on Assets (2)                                               1.77%         1.66%          1.53%         1.39%         1.35%

Stockholders' Equity to Assets (3)                                12.34%        11.60%         10.49%         9.84%         9.49%
Stockholders' Equity to Assets (2)                                14.05%        12.50%         11.00%         9.58%         9.39%
Stockholders' Equity to Loans (2)                                 30.85%        26.90%         24.48%        20.91%        21.42%
Net Income to:
      Total Interest Income                                       22.87%        20.94%         19.31%        17.41%        17.70%
      Interest Margin                                             43.04%        40.50%         37.82%        37.99%        34.80%
      Cash Dividends as a % of Net Income                         37.81%        37.04%         37.36%        41.01%        40.30%



(1)  Includes Interest-Bearing Due from Banks and Federal Funds Sold
(2) Average Balance Sheet, Including Valuation Reserve
(3) Average Balance Sheet, Excluding Valuation Reserve

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents summarized quarterly financial data for 1998 and 1997 (In Thousands, Except Per Share Data).


                                                                     1998 Quarter Ended
                                                    Mar. 31,       June 30,      Sept. 30,      Dec. 31,
Interest Income                                      $11,873        $12,022       $12,395        $12,138
Interest Expense                                       5,724          5,701         5,769          5,499
---------------------------------------------------------------------------------------------------------
Interest Margin                                        6,149          6,321         6,626          6,639
Provision for Possible Loan Losses                       191            191           191            190
---------------------------------------------------------------------------------------------------------
Interest Margin After Provision for
  Possible Loan Losses                                 5,958          6,130         6,435          6,449
Other Income                                             766            788           783            777
Securities Gains                                         754          1,860           235            152
Other Expense                                          3,937          4,089         4,154          4,303
---------------------------------------------------------------------------------------------------------
Income Before Income Taxes                             3,541          4,689         3,299          3,075
Income Tax Provision                                     860          1,227           785            655
---------------------------------------------------------------------------------------------------------
Net Income                                            $2,681         $3,462        $2,514         $2,420
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Net Income Per Share - Basic                           $0.52          $0.67         $0.49          $0.47
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Net Income Per Share - Diluted                         $0.52          $0.67         $0.49          $0.47
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------



                                                                       1997 Quarter Ended
                                                     Mar. 31,      June 30,      Sept. 30,      Dec. 31,
Interest Income                                       $11,859       $11,945       $12,146        $12,319
Interest Expense                                        5,737         5,846         5,886          5,843
---------------------------------------------------------------------------------------------------------
Interest Margin                                         6,122         6,099         6,260          6,476
Provision for Possible Loan Losses                        181           181           181            254
---------------------------------------------------------------------------------------------------------
Interest Margin After Provision
   for Possible Loan Losses                             5,941         5,918         6,079          6,222
Other Income                                              739         1,038           744            686
Securities Gains                                          787            20            62            132
Other Expense                                           3,803         3,749         3,722          3,821
---------------------------------------------------------------------------------------------------------
Income Before Income Taxes                              3,664         3,227         3,163          3,219
Income Tax Provision                                      901           743           724            798
---------------------------------------------------------------------------------------------------------
Net Income                                             $2,763        $2,484        $2,439         $2,421
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Net Income Per Share - Basic                            $0.54         $0.48         $0.47          $0.47
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Net Income Per Share - Diluted                          $0.54         $0.48         $0.47          $0.47
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------




TRUST DEPARTMENT
(In Thousands)                                       1998              1997              1996             1995              1994

 Assets                                           $283,262           $230,149         $222,541          $181,351          $146,178
 Earnings                                           $1,288             $1,004             $852              $726              $582


 The composition of trust assets and liabilities as of December 31, 1998, 1997 and 1996 are shown in the following table:


(In Thousands)                                                               1998                  1997                  1996
 INVESTMENTS
 Bonds                                                                       $ 78,442              $70,413              $ 77,977
 Stock                                                                        100,479               77,356                79,815
 Savings and Money Market Funds                                                19,150               14,835                28,389
 Mutual Funds                                                                  80,361               65,331                34,173
 Mortgages                                                                      1,066                  425                   506
 Real Estate                                                                    3,061                1,156                   852
 Miscellaneous                                                                    703                  633                   829
---------------------------------------------------------------------------------------------------------------------------------
 Total                                                                       $283,262             $230,149              $222,541
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

 ACCOUNTS
 Estates                                                                      $ 2,370              $ 3,537                $  872
 Trusts                                                                        86,079               62,280                54,458
 Guardianships                                                                  1,972                1,893                 1,716
 Pension/Profit Sharing                                                       113,110               86,506                93,451
 Investment Management                                                         79,731               75,933                72,044
---------------------------------------------------------------------------------------------------------------------------------
 Total                                                                       $283,262             $230,149              $222,541
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------




STOCKHOLDER INQUIRIES

A copy of the Corporation's Annual Report for the year ended December 31, 1998, on Form 10-K as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation's Treasurer at the principal office at P O Box 58, Wellsboro, PA 16901. The information is also available at the website of The Securities and Exchange Commission at www.sec.gov.

This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

DESCRIPTION OF BUSINESS

Citizens & Northern Corporation ("Corporation") is a one-bank holding company whose principal subsidiary is Citizens & Northern Bank ("Bank").

The Bank is a Pennsylvania banking institution that was formed pursuant to the consolidation of Northern National Bank of Wellsboro and Citizens National Bank of Towanda on October 1, 1971. In May of 1972, the Bank merged with the First National Bank of Ralston and on October 1, 1977, merged with the Sullivan County National Bank. Then on January 1, 1984 the Bank merged with the Farmers National Bank of Athens. On May 1, 1990, The First National Bank of East Smithfield merged with the Bank. The Bank has held its current name since May 6, 1975, at which time the Bank changed its charter from a National bank to a Pennsylvania bank. The Bank's principal office is located in Wellsboro, Pennsylvania. On December 31, 1998 the Bank had total assets of $634,091,000, total deposits of $476,518,000 and total loans outstanding of $291,003,000.

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

The main office of the Bank is located at 90-92 Main Street, Wellsboro, Pennsylvania. The Bank has a total of sixteen (16) banking offices; all located in the Pennsylvania counties of Bradford, Lycoming, Sullivan and Tioga. The Bank owns all such properties. There are no encumbrances against any of the Bank's properties.

As of December 31, 1998, the Bank had a total of 209 full-time equivalent employees. The Bank provides a variety of employee benefits and considers its relationship with its employees to be good.

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

                         CITIZENS & NORTHERN CORPORATION
                                       AND
                            CITIZENS & NORTHERN BANK


BOARD OF DIRECTORS                                                                                    DIRECTORS EMERITI

J. Robert Bower                   Susan E. Hartley                 Robert J. Murphy                   R. James Dunham
Pharmacist                        Attorney at Law                  Retired, formerly Attorney         President,
                                                                    in law firm of Davis, Murphy,     R. J. Dunham, Inc.
R. Robert DeCamp                  Karl W. Kroeck                    Niemiec & Smith                    Department Store
President,                        Farmer
Patterson Lumber Co., Inc.                                         Edward H. Owlett, III              Laurence R. Kingsley
                                  Edward L. Learn                  Attorney in law firm of            Retired, formerly owner
Adelbert E. Eldridge              Owner, Learn Hardware &           Owlett, Lewis & Ginn, P.C.         of L. R. Kingsley Lumber
Retired Regional Director of       Building Supply
 Susquehanna Region of                                             F. David Pennypacker               John H. Macafee
 Pennsylvania Electric Co.        Craig G. Litchfield              CPA in firm of                     Retired, formerly operator of
                                  President and Chief Executive     Pennypacker & Gooch, P.C.          Mapoval Farms, Inc.
William K. Francis                 Officer
Chairman of the Board                                              Leonard Simpson                    Howard W. Skinner
                                  Lawrence F. Mase                 Attorney at Law                    Retired, formerly
R. Bruce Haner                    Retired, formerly                                                    Senior Vice President
Inventory Control Manager,         President of Mase's Inc.        Donald E. Treat
 Williams Auto Group,                                              Self-employed, former owner
 Former owner of Haner's                                            of Treat Hardware
 Auto Sales


                                 ADVISORY BOARDS


ATHENS & SAYRE            ELKLAND               MANSFIELD                TROY
Terry R. Depew            Scott A. Keck         Robin K. Carleton        Mark C. Griffis
Stephan W. Bowen          Eric L. Beard         Gary Ray Butters         Dennis F. Beardslee
Max P. Gannon             John C. Kenyon        David Kurzejewski        Roy W. Cummings, Jr.
R. Bruce Haner            Edward L. Learn       John F. Wise, Jr.        J. Robert Garrison
Susan E. Hartley                                                         Gregory W. Powers
George D. Howell          KNOXVILLE             RALSTON
Wayne E. Lowery           Mary Rose Sacks       Daniel P. Clark          WELLSBORO
John H. Macafee           Clyde E. Beard        George E. Bittner        Richard L. Wilkinson
Laurance A. Reagan, Jr.   Gerald L. Bliss       William W. Brooks, III   Donald R. Abplanalp
David Rosenbloom          Grant Gehman          Richard T. Demitras      J. Robert Bower
Howard W. Skinner         Karl W. Kroeck                                 R. Robert DeCamp
                                                TIOGA                    R. James Dunham
DUSHORE                   LAPORTE               Lois C. Wood             Jan E. Fisher
Wayne E. Gavitt           Randy R. Meckes       John E. Brackley         Edward H. Owlett, III
Ronald A. Gutosky         Kenneth F. Fry        Leisa L. LaVancher       F. David Pennypacker
Robert P. Henderson, Jr.  Marvin L. Higley      Donald E. Treat
Leo F. Lambert            Walter B. Neidig      Jean L. Ward             WYSOX
Dennis K. McCarty         Leonard Simpson                                Debra S. Kithcart
Kerry A. Meehan                                 TOWANDA & MONROETON      Lucille P. Donovan
                          LIBERTY               James E. Parks           Robert L. Fulmer
EAST SMITHFIELD           Ann L. Yuscavage      Jeffery E. Aeppli        Mark W. Smith
Peggy A. Brown            Lyle R. Brion         James A. Bowen           Walter E. Warburton, Jr.
Roy L. Beardslee          Gary Dinnison         Adelbert E. Eldridge
Laurence R. Kingsley      Lawrence F. Mase      Robert J. Murphy
Liston D. Pepper          Ray E. Wheeland       Jeffrey A. Smith
Bennett R. Young                                James E. Towner
                                                Deborah J. Weisbrod


                        CITIZENS & NORTHERN BANK OFFICERS



William K. Francis              James E. Parks              Rhonda J. Litchfield          Diane B. Elvidge
Chairman of the Board           Vice President              Trust Investment Officer      Assistant Cashier

Craig G. Litchfield             Deborah E. Scott            Jeffrey B. Osgood             Linda M. Etzel
President and                   Vice President and          Assistant Vice President      Assistant Cashier
Chief Executive Officer          Trust Officer               and Personnel Officer
                                                                                          Kathy L. Griffis
Robert W. Anderson              Richard L. Wilkinson        Mary Rose Sacks               Assistant Cashier
Executive Vice                  Vice President              Assistant Vice President
 President - MIS                                                                          Roberta C. Heck
                                Ann L. Yuscavage            Shawn M. Schreck              Assistant Cashier
Thomas L. Briggs                Vice President              Assistant Vice President
Executive Vice President                                     and Compliance Officer       William Holmes
 and Senior Trust Officer       Kathleen M. Osgood                                        Assistant Cashier
                                Corporate Secretary         David S. Schucker
Brian L. Canfield                                           Assistant Vice President      Joan F. Johnson
Executive Vice President        Jeffery E. Aeppli                                         Assistant Cashier
 and Branch System              Assistant Vice President    James H. Shelmire
 Administrator                                              Senior Systems Analyst        Michelle M. Karas
                                Klas G. Anderson                                          Marketing Coordinator
Matthew P. Prosseda             Assistant Vice President    Joseph A. Snell
Executive Vice President                                    Assistant Controller          Karen L. Keck
 and Commercial Loan            Robert E. Bolt                                            Bookkeeping Manager
 Coordinator                    Assistant Vice President    Jan L. Southworth
                                                            Assistant Vice President      Matthew Lundgren
James W. Seipler                Stephan W. Bowen                                          Assistant Trust Officer
Executive Vice President        Assistant Vice President    Nancy L. Tubbs
 and Treasurer                                              Assistant Vice President      Glenda R. Marzo
                                Peggy A. Brown                                            Assistant Auditor
Russell H. Bauman               Assistant Vice President    Lois C. Wood
Vice President and Auditor                                  Assistant Vice President      Sandra J. McNeal
                                Robin K. Carleton                                         Assistant Cashier
Terry R. Depew                  Assistant Vice President    Mary J. Wood
Vice President                                              Trust Officer                 Leonard Mitchell, III
                                Rick J. Cisco                                             Assistant Cashier
Keith E. Ferguson               Senior Systems Analyst      Sandra G. Andrews
Vice President                                              Assistant Cashier             Janet R. Ordway
                                Daniel P. Clark                                           Assistant Cashier
Wayne E. Gavitt                 Assistant Vice President    Bonnie L. Bennett
Vice President                                              Assistant Cashier             Sandra A. Parulas
                                Helen W. Ferris                                           Training Officer
Mark C. Griffis                 Assistant Vice President    Joan M. Blackwell
Vice President                                              Assistant Cashier             Eileen K. Ranck
                                Rita Y. Fisk                                              Bankcard Manager
Nicholas Helf, Jr.              Assistant Vice President    Lynette M. Burrous
Vice President and                                          Assistant Cashier             Virginia L. Reap
 Employee Benefit Officer       Joan L. Grenell                                           Assistant Cashier
                                Assistant Vice President    Carl M. Chambers
Scott A. Keck                                               Assistant Bankcard            Charmaine H. Stempel
Vice President                  Harold F. Hoose, III         Manager                      Assistant Cashier and
                                Assistant Vice President                                   Security Officer
Linda L. Kriner                                             Marcella Chaykosky
Vice President and              Elaine F. Johnston          Assistant Cashier             Barbara J. Walters
 Trust Officer                  Assistant Vice President                                  Assistant Cashier
                                                            Jerome Coleman
Randy R. Meckes                 Valerie W. Kinney           Assistant Cashier             Brenda B. Whiteley
Vice President                  Assistant Vice President                                  Assistant Cashier
                                                            Raechelle Curry
Kim L. Miller                   Debra S. Kithcart           Assistant Cashier
Vice President                  Assistant Vice President


CITIZENS & NORTHERN CORPORATION OFFICERS


William K. Francis            Craig G. Litchfield       James W. Seipler      Kathleen M. Osgood
Chairman of the Board         President and Chief       Treasurer             Corporate Secretary
                               Executive Officer



          CITIZENS & CORPORATION
ATHENS/DUSHORE/EAST SMITHFIELD/ELKLAND/KNOXVILLE
LAPORTE/LIBERTY/MANSFIELD/MONROETON/RALSTON/SAYRE/TIOGA
TOWANDA/TROY/WELLSBORO/WYSOX/MEMBER FDIC